AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2004
                                                     Registration No. 333-114813

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                AMENDMENT NO. 1
                                       TO
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                       AMERICAN CAMPUS COMMUNITIES, INC.

     (Exact Name of Registrant as Specified in Its Governing Instruments)

                       805 Las Cimas Parkway, Suite 400
                               Austin, TX 78746
                                (512) 732-1000
    (Address, Including Zip Code and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                            William C. Bayless, Jr.
                     Chief Executive Officer and President
                       805 Las Cimas Parkway, Suite 400
                               Austin, TX 78746
                                (512) 732-1000
(Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent for Service)
                                --------------
                                  Copies to:

            Yaacov M. Gross                   Edward F. Petrosky
     Willkie Farr & Gallagher LLP              J. Gerard Cummins
          787 Seventh Avenue            Sidley Austin Brown & Wood LLP
          New York, NY 10019                  787 Seventh Avenue
            (212) 728-8000                    New York, NY 10019
                                                (212) 839-5300
                                --------------
       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                --------------


                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                           PROPOSED MAXIMUM
                                              AGGREGATE             AMOUNT OF
 TITLE OF SECURITIES BEING REGISTERED    OFFERING PRICE(1)     REGISTRATION FEE
-------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE     $276,600,000            $ 35,046(2)
===============================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2) Of this amount $32,091 was previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
===============================================================================

                  SUBJECT TO COMPLETION, DATED JUNE 14, 2004


PROSPECTUS

                                     [LOGO]


                                [    ] SHARES
                       AMERICAN CAMPUS COMMUNITIES, INC.
                                 COMMON STOCK

     This is the initial public offering of shares of our common stock. Prior to this public offering, there has been no public market for the shares. We currently expect the initial public offering price of our common stock to be between $[ ] and $[ ] per share. We will receive all of the cash proceeds from the sale of these shares. We have applied to have our common stock approved for listing on the New York Stock Exchange under the symbol "ACC." We will elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.


     SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK, INCLUDING, AMONG OTHERS:

    o Our estimated initial annual distribution is expected to represent [ ]% of our estimated cash available for distribution to our common stockholders for the 12-month period ended March 31, 2005. Our ability to fund this distribution will depend, in part, upon the receipt of cash flow from three properties that are currently under construction and are scheduled to open in August 2004 and from development fee income, the timing and amount of which are inherently uncertain. To the extent we use our working capital or borrowings under our revolving credit facility to fund our distributions, our financial condition and our ability to access these funds for other purposes, such as the expansion of our business, could be adversely affected. Any such distributions from working capital or borrowings may represent a return of capital for federal income tax purposes.

    o Upon completion of this Offering and related transactions, our total consolidated indebtedness will be approximately $196.8 million, which includes the consolidated indebtedness of our on-campus participating properties of approximately $78.2 million. Our debt service obligations will expose us to the risk of default and reduce (or eliminate) cash resources that are available to operate our business or pay distributions, including those necessary to maintain our REIT qualification. There is no limit on the amount of indebtedness that we may incur.

    o Our results of operations are subject to annual releasing, seasonality and other risks that are unique to the student housing industry.

    o  Our existing investors will receive approximately $    million in cash
       ([ ]% of the proceeds of this Offering) for the redemption of their interests in our Predecessor Entities. This amount will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to above). Our existing investors will receive certain additional distributions from us. Our existing investors played a significant role in structuring our formation. Our existing investors will not own any continuing interest in us following this Offering.


    o We have not obtained recent appraisals of the properties in connection with this Offering. Accordingly, the price paid to our existing owners for their interests in our Predecessor Entities may exceed our properties' market value.

    o We have been recently organized and have no operating history. Our management has no experience in running a public company or in operating in accordance with the requirements for maintaining its qualification as a REIT.


    o Provisions of our organizational documents limit the ownership of our shares.


    o If we fail to qualify as a REIT for federal income tax purposes, our distributions will not be deductible by us, reducing our earnings available for distribution.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                        PER SHARE    TOTAL
                                                       -----------   -----
         Public offering price .....................    $            $
         Underwriting discount .....................    $            $
         Proceeds, before expenses, to us ..........    $            $

     To the extent the underwriters sell more than [     ] shares of our common
stock, they will have an overallotment option to purchase up to an additional
[    ] shares from us at the initial offering price less underwriters'
discount.

     The underwriters expect to deliver the shares on or about [      ], 2004.


CITIGROUP                                             DEUTSCHE BANK SECURITIES


               The date of this prospectus is [          ], 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             [Inside Front Cover]


[12 PICTURES OF STUDENTS]

[COMPANY LOGO]
THE STUDENT HOUSING COMPANY
WWW.STUDENTHOUSING.COM
----------------------

[PICTURE OF UNIVERSITY VILLAGE AT LAREDO]
UNIVERSITY VILLAGE(2)
LAREDO, TEXAS

[PICTURE OF THE VILLAGE AT SCIENCE DRIVE]
THE VILLAGE AT SCIENCE DRIVE(1)
ORLANDO, FLORIDA

[PICTURE OF BEAR CREEK APARTMENTS AT WILLIAMS VILLAGE]
BEAR CREEK AT WILLIAMS VILLAGE(1)
BOULDER, COLORADO

[PICTURE OF UNIVERSITY VILLAGE AT TOWSON]
UNIVERSITY VILLAGE(2)
TOWSON UNIVERSITY, TOWSON, MARYLAND

[PICTURE OF THE VILLAGE AT ALAFAYA CLUB]
THE VILLAGE AT ALAFAYA CLUB(1), ORLANDO, FLORIDA

[PICTURE OF CULLEN OAKS]
CULLEN OAKS, HOUSTON, TEXAS(1)

[PICTURE OF THE VILLAGE AT BLACKSBURG]
THE VILLAGE AT BLACKSBURG(1), BLACKSBURG, VIRGINIA

[PICTURE OF RIVER CLUB APARTMENTS]
RIVER CLUB APARTMENTS(1), ATHENS, GEORGIA

[PICTURE OF THE CALLAWAY HOUSE]
THE CALLAWAY HOUSE(1), TEXAS A&M, COLLEGE STATION, TEXAS

[PICTURE OF CARDINAL VILLAGE]
CARDINAL VILLAGE - LAMAR UNIVERSITY, BEAUMONT, TEXAS(2)

[PICTURE OF THE VILLAGE ON UNIVERSITY]
THE VILLAGE ON UNIVERSITY(1), TEMPE, ARIZONA

(1) OWNED BY AMERICAN CAMPUS COMMUNITIES

(2) MANAGED BY AMERICAN CAMPUS COMMUNITIES

[COMPANY LOGO]
THE STUDENT HOUSING COMPANY
WWW.STUDENTHOUSING.COM
----------------------

805 LAS CIMAS PARKWAY, SUITE 400
AUSTIN, TX 78746
512-732-1000

                               TABLE OF CONTENTS
                                                               PAGE
                                                            ---------
PROSPECTUS SUMMARY ......................................        1
     Our Company ........................................        1
     Our Business .......................................        2
     Competitive Strengths ..............................        3

     Summary Risk Factors ...............................        3
     Business and Growth Strategies .....................        6
     Our Properties .....................................        7
     Third Party Services ...............................        9
     Indebtedness .......................................       11
     Structure and Formation ............................       11
     Formation Transactions .............................       12
     Consequences of This Offering and the
        Formation Transactions ..........................       14
     Restrictions on Transfer ...........................       16
     Restrictions on Ownership of Our Capital
        Stock ...........................................       16
     Distribution Policy ................................       16
     Our Tax Status .....................................       17
     Summary Selected Financial Data ....................       18

     This Offering ......................................       22
RISK FACTORS ............................................       23
     Risks Related to Our Properties and Our
        Business ........................................       23
     Risks Related to the Real Estate Industry ..........       27
     Risks Related to Our Organization and
        Structure .......................................       31
     Risks Related to This Offering .....................       35

FORWARD LOOKING STATEMENTS ..............................       38
USE OF PROCEEDS .........................................       39
DISTRIBUTION POLICY .....................................       41
CAPITALIZATION ..........................................       47
DILUTION ................................................       48
SELECTED FINANCIAL DATA .................................       50
MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS ............................       54
     Overview ...........................................       54
     Factors Expected to Affect Our Operating
        Results .........................................       56
     Critical Accounting Policies .......................       60
     Recent Trends and Events ...........................       61
     Results of Operations ..............................       64
     Cash Flows .........................................       75
     Liquidity and Capital Resources ....................       76
     Off-Balance Sheet Arrangements .....................       80
     Funds From Operations ..............................       80
     Inflation ..........................................       81
     Quantitative and Qualitative Disclosures
        About Market Risk ...............................       81
     New Accounting Standards and Accounting
        Changes .........................................       82
INDUSTRY OUTLOOK ........................................       83
THE STUDENT HOUSING BUSINESS ............................       93
BUSINESS AND PROPERTIES .................................       95
     Overview ...........................................       95


                                                               PAGE
                                                            ---------

     Our Business .......................................       95
     History ............................................       97
     Our Properties .....................................       97
     Third Party Services ...............................      115
     Operations .........................................      120
     Leasing and Marketing ..............................      121
     Competition and Competitive Advantages .............      123
     Indebtedness .......................................      126
     Insurance ..........................................      127
     Regulation .........................................      128
     Employees ..........................................      129
     Offices ............................................      129
     Legal Proceedings ..................................      129
STRATEGY FOR GROWTH .....................................      130
     Acquisition and Development ........................      130
     Third Party Management and Development
        Services ........................................      130
     Proactive Management ...............................      131
MANAGEMENT ..............................................      132
     Directors, Executive Officers and Senior
        Management ......................................      132
     Board Committees ...................................      136
     Compensation of Directors ..........................      137
     Executive Officer Compensation .....................      137
     2004 Incentive Plan ................................      138
     American Campus Partners, LLC ......................      140
     Employment Agreements ..............................      140
     Non-Competition Agreements .........................      142
     Indemnification Agreements .........................      142
     Compensation Committee Interlocks and
        Insider Participation ...........................      144
CERTAIN RELATIONSHIPS AND RELATED
   TRANSACTIONS .........................................      145
     Formation Transactions .............................      145
     Description of Contribution Agreement ..............      145
     Titan Agreements ...................................      147
     Employment Agreements ..............................      147
POLICIES WITH RESPECT TO CERTAIN
   ACTIVITIES ...........................................      148
     Investment Policies ................................      148
     Dispositions .......................................      149
     Financing Policies .................................      149
     Conflict of Interest Policies ......................      150
     Interested Director and Officer Transactions              150
     Business Opportunities .............................      150
     Policies with Respect to Other Activities ..........      150
     Reporting Policies .................................      151
STRUCTURE AND FORMATION .................................      152
     Our Structure ......................................      152
     The Operating Partnership ..........................      152
     The Services Company ...............................      152
     Formation Transactions .............................      152
     Consequences of This Offering and the
        Formation Transactions ..........................      155
     Benefits to Related Parties ........................      155

                                                        PAGE
                                                       -----

Restrictions on Transfer .............................  157
Conflicts of Interest ................................  157
Restrictions on Ownership of Our Capital Stock .......  157
DESCRIPTION OF THE PARTNERSHIP
   AGREEMENT OF AMERICAN CAMPUS
   COMMUNITIES OPERATING
   PARTNERSHIP LP ....................................  158
     Management of Our Operating Partnership .........  158
     Transferability of Interests ....................  158
     Amendments of the Partnership Agreement .........  158
     Distributions to Unitholders ....................  159
     Redemption/ Exchange Rights .....................  159
     Issuance of Additional Units, Common Stock
        or Convertible Securities ....................  160
     Tax Matters .....................................  160
     Allocations of Net Income and Net Losses to
        Partners .....................................  160
     Operations ......................................  160
     Termination Transactions ........................  160
     Term ............................................  161
     Indemnification and Limitation of Liability .....  161
PRINCIPAL STOCKHOLDERS ...............................  162
DESCRIPTION OF SECURITIES ............................  163
     General .........................................  163
     Common Stock ....................................  163
     Preferred Stock .................................  164
     Restrictions on Transfer ........................  164
     Transfer Agent and Registrar ....................  167
CERTAIN PROVISIONS OF MARYLAND
   LAW AND OF OUR CHARTER AND
   BYLAWS ............................................  168
     Our Board of Directors, Vacancies on Our
        Board of Directors and Removal of
        Directors ....................................  168
     Amendment of Our Charter and Bylaws .............  168
     Transactions Outside the Ordinary Course of
        Business .....................................  168
     Dissolution .....................................  168
     Advance Notice of Director Nominations
        and New Business .............................  168


                                                        PAGE
                                                       -----

     Ownership Limit .................................  169
     Business Combinations ...........................  169
     Control Share Acquisitions ......................  170
     Anti-Takeover Effect of Certain Provisions
        of Maryland Law and of Our Charter and
        Bylaws .......................................  171
     Board Consideration of Relevant Factors and
        Constituencies ...............................  171
     Duties of Our Directors .........................  171
     Indemnification and Limitation of Directors'
        and Officers' Liability ......................  171
     Indemnification Agreements ......................  172
SHARES ELIGIBLE FOR FUTURE SALE ......................  173
     General .........................................  173
     Rule 144 ........................................  173
     Stock Options and 2004 Incentive Plan ...........  173
     Lock-up Agreements and Other Contractual
        Restrictions on Resale .......................  173
FEDERAL INCOME TAX CONSIDERATIONS                       175
     Taxation of Our Company .........................  175
     Requirements for Qualification ..................  177
     Organizational Requirements .....................  177
     Taxable REIT Subsidiaries .......................  178
     Taxation of Taxable U.S. Shareholders ...........  184
     Income Taxation of the Partnerships and Their
        Partners .....................................  190
ERISA CONSIDERATIONS .................................  192
     General .........................................  192
     Employee Benefit Plans, Tax-Qualified
        Retirement Plans and IRAs ....................  192
     Our Status Under ERISA ..........................  193
UNDERWRITING .........................................  195
LEGAL MATTERS ........................................  198
EXPERTS ..............................................  198
GLOSSARY .............................................  199
WHERE YOU CAN FIND MORE
   INFORMATION .......................................  201
INDEX TO FINANCIAL STATEMENTS ........................  F-1

                               ----------------

You should rely only on the information contained in this document. We have not authorized anyone to provide you with any additional or different information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               ----------------

                    DEALER PROSPECTUS DELIVERY REQUIREMENT

UNTIL                 , 2004 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              PROSPECTUS SUMMARY


You should read the following summary together with the more detailed information regarding us and our historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption "Risk Factors." References in this prospectus to "we," "our," "us," and "our Company" refer to American Campus Communities, Inc., a Maryland corporation, together with our consolidated subsidiaries. These consolidated subsidiaries include American Campus Communities Operating Partnership LP, a Maryland limited partnership of which we are the general partner and which we sometimes refer to in this prospectus as our "Operating Partnership," and American Campus Communities Services, Inc., a Delaware corporation and wholly owned subsidiary of our Operating Partnership, which we sometimes refer to in this prospectus as our "Services Company." Our "Predecessor Entities" shall mean one or all, as the context requires, of the limited liability companies, partnerships and joint ventures that owned our properties and provided our third party services prior to the formation transactions. "Reckson" shall mean Reckson Associates Realty Corp., a Maryland corporation, "RSVP" shall mean Reckson Strategic Venture Partners, LLC, a Delaware limited liability company, and "RAP" shall mean Reckson Asset Partners, LLC, a Delaware limited liability company owned by Reckson and RSVP. Prior to this Offering, RAP and RSVP collectively owned our Predecessor Entities. Unless otherwise indicated, the information contained in this prospectus is as of March 31, 2004 and assumes that the underwriters' over-allotment option has not been exercised, the transactions described under
the caption "Structure and Formation" beginning on page    have been
consummated, the common stock to be sold in this Offering has been sold at $20 per share, which is the mid-point of the range of prices indicated on the front cover of this prospectus, and the partnership units in our Operating Partnership, or "Units," to be issued in the formation transactions are valued at the same price as our shares of common stock. Certain capitalized terms used herein are defined below with the detailed definitions set forth in the
glossary beginning on page      .



OUR COMPANY


We are one of the largest private owners, managers and developers of high quality student housing properties in the United States in terms of beds owned and under management. We are a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, finance, development, construction management, leasing and management of student housing properties. We own 16 high quality student housing properties, which include 201 buildings containing approximately 3,900 apartment units and 11,800 beds, including three properties which are scheduled to be completed and opened in August 2004 and are currently in their initial lease-up stages. Our owned portfolio includes primarily off-campus properties that are in close proximity to public universities, contain modern housing units, offer resort-style amenities and are supported by a classic Resident Assistant system and other student-oriented programming.

We believe that significant investment opportunities exist in the private-sector ownership, development, acquisition and management of student housing properties because of a number of factors impacting the student housing market in the United States. According to a report that we have commissioned from Rosen Consulting Group, LLC, a real estate economic consulting firm, these factors include:


    o a surge in college enrollment in the United States, fueling a demand for student housing;


    o budget shortfalls at universities have reduced the availability of capital resources for new student housing;



    o the existing traditional dormitory-style facilities are becoming obsolete and are in the need of renovation or replacement;

    o the growing number of partnerships between universities and the private sector developers to provide on and off-campus student housing; and

    o a highly fragmented ownership of private sector student housing properties.


OUR BUSINESS

We own and operate 12 off-campus student housing properties within close proximity to nine primary colleges and universities in eight states. Additionally, we participate with two university systems in the ownership of four on-campus properties under long term participating ground/facility leases; we refer to these properties as our "on-campus participating properties." We manage all 16 of our owned properties.

We also provide development and construction management services for student housing properties owned by universities, charitable foundations and others. Our clients have included some of the nation's most prominent systems of higher education, including the State University of New York System, the University of California System, the Texas A&M University System, the Texas State University System, the University of Georgia System, the University of North Carolina System, the Purdue University System and the University of Colorado System. We have developed student housing properties for these clients and often have been retained to manage and lease these properties following their opening. Since 1996, we have developed and secured financing for 23 third party student housing properties. The aggregate development cost of these properties exceeds $525 million.

We also provide third party management and leasing services for 16 student housing properties that represent approximately 10,500 beds in approximately 3,900 units, 13 of which we developed. Our third party management and leasing services are typically provided pursuant to multi-year management contracts that have an initial term that ranges from two to five years. Together with our owned properties discussed above, we currently manage 32 student housing properties, representing approximately 22,300 beds.

We were formed to continue the student housing business of our Predecessor Entities that had been engaged in the student housing business since 1993. From 1993 to 1997, our Predecessor Entities operated primarily as a third party provider of student housing management and development services. In May 1997, an indirect subsidiary of Reckson acquired a majority interest in certain of our Predecessor Entities, which was subsequently contributed to RSVP. From 1996 through 2002, our Predecessor Entities accumulated 14 properties through acquisitions and development, principally through RAP, an entity jointly owned by Reckson and RSVP. This included the acquisition of nine student housing properties, during the 30 month period from May of 1999 to November of 2001, eight of which are part of our current portfolio.

In June 1998, Reckson spun off FrontLine Capital Group, RSVP's parent, to Reckson's shareholders. Following the spin-off, Reckson became a principal lender to FrontLine which used this financing, among other things, to fund RSVP's investment activities. In mid-2001, FrontLine began to experience financial difficulties and subsequently filed for protection under Chapter 11 of the Bankruptcy Code. Since that time the capital investment in our Predecessor Entities by RAP and RSVP has been significantly reduced and, as a result, the acquisition program of our Predecessor Entities has been curtailed. Among our goals in this Offering is to reinvigorate our program of growth by accessing new sources of investment capital.

Our principal executive offices are located at 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746. Our telephone number at that location is (512) 732-1000. Our website is located at www.studenthousing.com. The information on our website is not part of this prospectus.

COMPETITIVE STRENGTHS


We believe that we have the following competitive advantages:


    o We have expertise in the unique and specialized aspects of the student housing industry and focus on student housing as our core business.

    o We have assembled one of the industry's most experienced teams of student housing professionals.

    o Our portfolio consists of high quality student housing properties which contain modern unit plans and extensive student oriented amenities.


    o We have a fully integrated organization that is capable of conducting market analysis, administering the entitlement and municipal approval process, coordinating product design, securing financing, administering the development process and providing construction management, leasing and property management services.

    o We have a proven track record as a developer, acquirer, and manager of high quality student housing properties and have an extensive network of relationships with university systems and individual educational institutions, which provides us with acquisition and development opportunities.

    o We are industry innovators having created proprietary lease administration and marketing software for the student housing industry that enables us to quickly respond to market changes.


    o Upon completion of this Offering, we will be the only publicly traded REIT solely focused on student housing in the United States. We believe this will further enhance our reputation and prominence in the student housing industry and will provide us with access to capital markets. It will also enable us to use our shares or Units as currency with which to acquire properties.


SUMMARY RISK FACTORS

You should carefully consider the following important risks:

    o Our estimated initial annual distribution is expected to represent __% of our estimated cash available for distribution to our common stockholders for the 12-month period ending March 31, 2005. Our ability to fund this distribution will depend, in part, upon the receipt of cash flow from three properties that are currently under construction and are scheduled to open in August 2004 and from development fee income, the timing and amount of which are inherently uncertain. In the event these properties do not open on schedule, we may incur additional expense in providing alternative housing arrangements to students with signed leases and such students may attempt to terminate their leases. To the extent we use our working capital or borrowings under our revolving credit facility to fund our distributions, our financial condition and our ability to access these funds for other purposes, such as the expansion of our business, could be adversely affected.

    o Our results of operations are subject to an annual leasing cycle, short lease-up period, seasonal cash flows, changing university admission and housing policies and other risks inherent in the student housing industry. We generally lease our owned properties under 12-month leases, and in certain cases, under ten-month, nine-month or shorter-term semester leases. As a result, we may experience significantly reduced cash flows during the summer months at properties leased under leases having terms shorter than 12 months. Furthermore, all of our properties must be entirely re-leased each year, exposing us to increased leasing risk. Student housing properties are also typically leased during a limited leasing season that typically begins in January and ends in August of each year. We are therefore highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this season.

    o We face significant competition from university-owned on-campus student housing, from other off-campus student housing properties and from traditional multifamily housing located within close proximity to universities. On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us and other private sector operators. We also compete with national and regional owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators.

    o The initial public offering price of our common stock was determined in consultation with the underwriters and does not necessarily bear any relationship to our book value or market value of our assets. As a result, our value represented by the public offering price of our shares may exceed the market value of our assets. You will experience immediate dilution of $8.39 per share immediately after this Offering.

    o Upon completion of this Offering and related transactions, our total consolidated indebtedness will be approximately $196.8 million, which includes the consolidated indebtedness of our on-campus participating properties of approximately $78.2 million. Our debt service obligations will expose us to the risk of default and reduce (or eliminate) cash resources that are available to operate our business or pay distributions, including those necessary to maintain our REIT qualification. There is no limit on the amount of indebtedness that we may incur. For example, we expect to incur additional indebtedness through borrowings under a credit facility that will be in place at the closing of this Offering to fund future property acquisitions and for other working capital needs, including the initial payment of distributions to our shareholders. Our ability to borrow from time to time under this facility will be subject to certain conditions and the satisfaction of specified financial covenants. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences.

    o Our future growth will be dependent upon our ability to successfully develop, acquire and manage new properties. As we develop and acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and integration risks. Newly developed properties may not perform as expected and newly acquired properties may have characteristics or deficiencies unknown to us at the time of acquisition. There can be no assurance that future acquisition and development opportunities will be available to us on terms that meet our investment criteria or that we will be successful in capitalizing on such opportunities. Our ability to capitalize on such opportunities will be largely dependent upon external sources of capital that may not be available to us on favorable terms, or at all.

    o  RAP will receive approximately $   million in cash from this Offering for
       the redemption of its interests in our Predecessor Entities. This amount will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus). Our existing investors will receive certain additional distributions from us. RSVP will, through its ownership interest in RAP, including interests in RAP received in the formation transactions, be entitled to participate in the benefits of this Offering realized by RAP. RAP and RSVP were the principal prior owners of our Predecessor Entities and played a significant role in structuring our formation. In the course of structuring our formation, RAP and RSVP had the ability to influence the type and level of benefits that they and our executive officers would receive from us. They also had the ability to influence the other terms of the formation transactions, including, without limitation, the representations and warranties that they made to us in the formation transactions and the indemnities that they provided for breaches of such representations and warranties. Our existing investors will not own any continuing interest in us following this Offering.

    o We have not obtained recent appraisals of the properties in connection with this Offering. The price paid to our existing owners for their interests in our Predecessor Entities may exceed our properties' market value. The price paid for these interests will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus). Factors considered in determining the offering price included our Predecessor Entities' historical operations, management, estimated net income, estimated funds from operations, estimated cash available for distribution, growth prospects, and the current state of the commercial real estate industry and the economy as a whole.

    o We have been recently organized and have no operating history. In addition, all of our properties have been acquired or developed by the Predecessor Entities within the past eight years and have limited operating histories under current management. Our management has no experience in running a public company or in operating in accordance with the requirements for maintaining its qualification as a REIT.

    o Provisions of our Charter limit the ownership of our shares. Our Charter provides that, subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of certain constructive ownership provisions, more than 9.8% (by value, by number of shares or by voting power, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% by value of all our outstanding shares, including both common and preferred stock. We refer to this restriction as our "ownership limit." Our Charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT. Our ownership limit could delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

    o In order to maintain our qualification as a REIT, we are required under the Code to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we will be compelled to rely on third party sources to fund our capital needs. We may not be able to obtain this financing on favorable terms or at all. Any additional indebtedness that we incur will increase our leverage. If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders, including those necessary to maintain our qualification as a REIT.

    o To qualify as a REIT, we will have to comply with highly technical and complex provisions of the Code. Failure to qualify as a REIT would likely subject us to higher tax expenses and reduce or eliminate cash available for distribution to our shareholders.

BUSINESS AND GROWTH STRATEGIES

Our primary business objectives are to maximize distributable cash flow and enhance the value of our portfolio in order to maximize total returns to our shareholders. We believe we can achieve these objectives by continuing to implement our business strategies described below.


     ACQUISITION AND DEVELOPMENT

We seek to own high quality, well designed and well located student housing properties. We seek to acquire or develop properties in under-serviced markets that have stable or increasing student populations. We also target properties that provide an opportunity for substantial economic growth as a result of their quality, proximity to campuses, or through our superior operational capabilities. We believe that our reputation and close relationship with the local universities gives us an advantage in sourcing acquisitions and obtaining municipal approvals and community support for our development projects.


Acquisitions. During the 30 month period from May of 1999 to November of 2001, we acquired nine properties (eight of which we still own) containing approximately 1,800 units and 6,000 beds. We believe that our relationship with university systems and individual educational institutions, our knowledge of the student housing market and our prominence as the sole publicly-traded REIT focused exclusively on student housing in the United States will afford us a competitive advantage in acquiring additional student housing properties.
Concurrently with this Offering, we will enter into a $   million revolving
credit facility which will be available, among other things, to fund future property acquisitions.

Development. Since 1996, we have developed eight of our owned properties, including three that are scheduled to be completed and open in August 2004. In addition, through a joint venture with a current land owner, we have recently entered into an agreement to purchase a 19.5 acre property in close proximity to the State University of New York at Buffalo that we plan to develop into an owned, off-campus student housing complex consisting of approximately 800 beds. This property is targeted to open in the 2005-6 academic year.

Our experienced development staff will continue to identify and acquire land parcels, in close proximity to colleges and universities, that offer location advantages or that allow for the development of unique products that offer a competitive advantage. We will also continue to benefit from opportunities derived from our extensive network with colleges and universities, as well as through our American Campus - Titan relationship.



     THIRD PARTY DEVELOPMENT AND MANAGEMENT SERVICES

We believe that an opportunity exists for the continued growth of our third party development and management business, particularly for on-campus facilities owned by colleges, universities and charitable foundations. Since 1996, we have developed 23 student housing properties for third parties, including six that are scheduled to be completed and open in August 2004. We believe that there are growing pressures on many colleges and universities to "privatize" their student housing development and management operations. We believe our track record and existing client relationships with some of the nation's most prominent systems of higher education will enhance our ability to pursue opportunities in the student housing market.


     PROACTIVE MANAGEMENT

We will continue to maintain the high quality of our student housing product. We intend to continue to provide a modern, high quality student housing product that offers an active, responsible student lifestyle in an academically oriented community atmosphere. Our on-site management and maintenance staff provides well maintained facilities with comfortable living areas, state-of-the-art technological capabilities and resort style amenities that are designed to maximize a student's university experience. We also utilize a classic Resident Assistant system that implements an array of educational, recreational and social programs that are designed to promote an atmosphere conducive to community pride, loyalty, scholarship and education.

We aggressively seek to enhance cash flow from our properties. We intend to enhance cash flow by maximizing rental rates and occupancy, expanding the range of our income-generating tenant services, where applicable, and controlling expenses through the implementation of cost control management and systems.


OUR PROPERTIES


The following table presents certain summary information about our properties. Our properties generally are modern facilities, with 11 of our 16 properties having been built less than six years ago and 14 of our properties having been built less than 10 years ago. Amenities at most of our properties include a swimming pool, basketball courts and a large community center featuring a fitness center, computer center, recreation room with billiards and other games, tanning beds and study areas. Some properties also have a jacuzzi/hot tub, volleyball courts, tennis courts and washer/dryer in units. Callaway House also has a food service facility. Three of our off-campus properties are currently under construction and are scheduled to open in August 2004. Lease terms are generally 12 months at our off-campus properties and 9 months at our on-campus properties.


We own fee title to all of these properties except for:

    o Callaway House (property #6), in which we own an 80% partnership interest and are entitled to significant preferred distributions;

    o University Village at TU (property #12), which is subject to a 75-year ground lease from Temple University; and


    o Four properties (properties #13, 14, 15 and 16) that are on-campus participating properties held under participating ground/facility leases with two university systems.



                                                                     TWELVE
                                                                  MONTHS ENDED
                                                                    MARCH 31,
                                                                      2004
                                    YEAR    PRIMARY UNIVERSITY       REVENUE        OCCUPANCY      # OF    # OF    # OF
      NAME                         BUILT          SERVED         (IN THOUSANDS)      RATES(1)     BLDGS   UNITS    BEDS
      ----                         ----- --------------------- ----------------     ---------     -----   -----    ----
      OFF-CAMPUS PROPERTIES
 1.   Commons on Apache             1987  Arizona State
                                          University Main
                                          Campus                   $  1,488            95.9%(2)      6    111       444
 2.   The Village at Blacksburg    1990/  Virginia Polytechnic
                                      98  Institute and
                                          State University            3,957            75.7 (3)     26    288     1,056
 3.   The Village on University     1998  Arizona State
                                          University Main
                                          Campus                      4,173            75.7 (4)     20    288       918
 4.   River Club Apartments         1996  The University of
                                          Georgia - Athens            3,470            97.9         18    266       794
 5.   River Walk Townhomes          1998  The University of
                                          Georgia - Athens            1,410            94.7         20    100       340
 6.   The Callaway House (5)        1999  Texas A&M
                                          University                  4,682 (6)        73.4 (6)      1    173       538
 7.   The Village at Alafaya        1999  The University of
      Club                                Central Florida             4,955            98.9         20    228       840
 8.   The Village at Science        2000  The University of
      Drive                               Central Florida             4,434            98.1         17    192       732

                                                                              TWELVE
                                                                           MONTHS ENDED
                                                                             MARCH 31,
                                                                               2004
                                       YEAR        PRIMARY UNIVERSITY         REVENUE         OCCUPANCY     # OF    # OF    # OF
      NAME                            BUILT              SERVED           (IN THOUSANDS)       RATES(1)    BLDGS   UNITS    BEDS
      ----                            -----      --------------------     --------------      ---------    -----   -----    ----
 9.   University Village at           2002       The University of
      Boulder Creek (7)                          Colorado at Boulder            2,642             97.7        4       82     309
10.   University Village at           2004       California State
      Fresno (8)                                 University, Fresno              N/A              N/A (9)     9      105     406
11.   University Village at San       2004       California State
      Bernardino (8) (10)                        University, San Bernardino      N/A              N/A (11)    6      132     480
12    University Village at TU        2004       Temple University
      (8) (12)                                                                   N/A              N/A (13)    3      220     749
Subtotal of Off-Campus Properties:                                            -------            -----      ---    -----   -----
      ON-CAMPUS PARTICIPATING                                                 $31,211             88.2%     150    2,185   7,606
      PROPERTIES (14)
13.   University Village -           1996/    Prairie View A&M
      PVAMU (15)                     1997/    University
                                      1998                                    $ 7,345             95.6%      30      612   1,920
14.   University Village -            1997    Texas A&M
      TAMIU (15)                              International
                                              University                        1,068             96.0        4       84     252
15.   University College -
      PVAMU (15)                   2000/03    Prairie View A&M

16.   Cullen Oaks (15)                2001    University                        5,569             94.9       14      756   1,470
                                              The University of
                                              Houston                           2,923             97.9        3      231     525
                                                                              -------            -----      ---    -----  ------

Subtotal of On-Campus Participating
 Properties:                                                                  $16,905             95.7%      51    1,683   4,167
                                                                              -------            ------     ---    -----  ------
TOTALS:                                                                       $48,116 (16)        91.3%     201    3,868  11,773
                                                                              =======            ======     ===    =====  ======



-----------------

 (1) Occupancy rates are calculated as of March 31, 2004 based on the number of total occupied beds (including beds occupied by staff) divided by beds.

 (2) Commons on Apache will be 100% leased for the 2004-5 academic year by Arizona State University for a minimum one year rental of approximately $1,660,000.

 (3) As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 98.6% and executed leases for 98.1% of the 1,056 beds.

 (4) As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 75.6% and executed leases for 58.4% of the 918 beds.

 (5) Although we hold an 80% interest in the property, because of our preferred distribution rights, we currently receive substantially all of the property's net cash flow.

 (6) As rent at this property includes food services, revenue is not comparable to the other properties in this chart. As of June 4, 2004, we have received 570 applications with refundable deposits for the 2004-5 academic year for 538 beds and executed leases for 525 of the 538 beds. Based on demand, the property may be increased to double occupancy beds for a total capacity of 566 beds.

 (7) We are developing and will manage a competing 994 bed on-campus residence hall for the University of Colorado that opened 495 beds in the Fall 2003 semester. The second phase of 499 beds is scheduled to open in the Fall 2004 semester.

 (8) These properties are under construction and scheduled to open in August
     2004.

 (9) As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 57.8% and executed leases for 48.0% of the 406 beds.

(10) The California State University has an option to purchase this property for $28.3 million, which option expires 150 days after notice of completion of construction has been given to the University. We believe the university will seek approval to exercise this option.

(11) As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 87.4% and executed leases for 78.4% of the 480 beds.

(12) Subject to a 75 year ground lease from Temple University.

(13) Of our 749 beds, Temple University has agreed to master lease up to 400 beds that they intend to make available to their students as part of their annual "Housing Lottery." As of June 4, 2004, we have executed leases for 347 of the remaining 349 beds for the 2004-5 academic year.

(14) Although our on-campus participating properties account for 43.5% of our units and 35.4% of our beds, because of the structure of their ownership and financing they only provided approximately $471,000 in distributable cash flow for the twelve months ended March 31, 2004. The ground leases through which we own our on-campus participating properties provide that the university lessor may purchase our interest in and assume the management of the facility.

(15) Subject to a participating ground lease with its primary university system.

(16) Excludes revenue from Coyote Village, which was transferred to Weatherford College in 2004, and revenue from The Village at Riverside, which following the formation transactions will be owned by an entity affiliated with RAP and RSVP. These revenues are included in our historical revenues for the twelve months ended March 31, 2004.



THIRD PARTY SERVICES

     DEVELOPMENT SERVICES

The following table presents certain summary information regarding the development services that we are currently providing for third party owners. Our pre-development services typically include feasibility studies and design services and our development services typically include design oversight, development, construction management and financial structuring services.



PROPERTY                                 UNIVERSITY              LOCATION             DESCRIPTION OF SERVICES
--------                       ----------------------------- ---------------- ---------------------------------------
Under Construction

 1. IPFW Student Housing       Indiana University - Purdue   Fort Wayne, IN   Design and development services for
                               University, Fort Wayne                         568 bed apartment building
                                                                              community scheduled to open in
                                                                              August 2004.

 2. Cardinal Village           Lamar University              Beaumont, TX     Design, development and construction
    (Phase III)                                                               management services for a 499 bed
                                                                              apartment building community
                                                                              scheduled to open in August 2004.

 3. Sam Houston Village        Sam Houston State             Huntsville, TX   Design, development and construction
                               University                                     management services for a 543 bed
                                                                              apartment building community
                                                                              scheduled to open in August 2004.

 4. San Marcos Hall Phase II   Texas State University        San Marcos,      Design, development and construction
                                                             TX               management for a 471 bed residence
                                                                              hall scheduled to open in August
                                                                              2004.

 5. Vista Del Campo            The University of             Irvine, CA       Design, development and construction
    Apartments Phase I         California, Irvine                             management services for a 1,488 bed
                                                                              garden apartment community
                                                                              scheduled to open in September 2004.

 6. Bear Creek at Williams     The University of             Boulder, CO      Design, development and construction
    Village Phase I(b)         Colorado at Boulder                            management for a 499 bed mid-rise
                                                                              apartment community scheduled to
                                                                              open in August 2004.
Pre-Development

 7. Cleveland State            Cleveland State               Cleveland, OH    Award of design, redevelopment and
    University                 University                                     refurbishment of an existing high rise
                                                                              into 400 bed property.

 8. Purdue University -        Purdue University -           Hammond, IN      Feasibility and design oversight
    Calumet                    Calumet                                        services. We also will assume
                                                                              management for this property.

PROPERTY                                  UNIVERSITY               LOCATION            DESCRIPTION OF SERVICES
--------                        ----------------------------- ----------------- -------------------------------------
 9. Purdue University           Purdue University             West Lafayette,   Feasibility and design oversight
                                                              IN                services.

10. Saint Leo University        Saint Leo University          Tampa, FL         Award of the design, development
    Phase II                                                                    and construction management services
                                                                                of a 232 bed apartment community
                                                                                scheduled to open in August 2005.

11. Washington State            Washington State University   Pullman, WA       Feasibility and design oversight
    University                                                                  services for future projects, yet
                                                                                undetermined.

12.  West Virginia University   West Virginia University      Morgantown,       Feasibility and design oversight
                                                              WV                services for future projects yet
                                                                                undetermined.

13.  Vista Del Campo            The University of             Irvine, CA        Award of the design, development
    Apartments Phase II         California, Irvine                              and construction management services
                                                                                of a 1,500 bed Garden Apartment
                                                                                community scheduled to open in Fall
                                                                                of 2006.


     MANAGEMENT SERVICES

The following table presents certain summary information regarding the third party properties for which we currently provide management services. These services typically include full responsibility for all aspects of operations, including, marketing, leasing administration, facilities maintenance, business administration, accounts payable, accounts receivable, financial reporting, capital projects, and residence life student development. We provide these services pursuant to multi-year management agreements (generally ranging between two to five years). All of these properties are on-campus properties except for Campus Estates, Dobie Center, The Village at Riverside and University Village at Sheppard Pratt.


                                                                                                   # OF      # OF
PROPERTY                                                             UNIVERSITY                   UNITS      BEDS
---------------------------------------------------   ----------------------------------------   -------   --------
 1. Texan Hall (1)                                    Angelo State University                       262        512
 2. IPFW Student Housing (2)                          Indiana University - Purdue University,
                                                      Fort Wayne                                    220        568
 3. Cardinal Village (Phase I)                        Lamar University                              261        521
 4. Cardinal Village (Phase II)                       Lamar University                              261        521
 5. Cardinal Village (Phase III) (2)                  Lamar University                              251        499
 6. University Village - Savannah State               Savannah State University                     192        660
 7. Vista Del Campo Apartments Phase I (2)            The University of California, Irvine          488      1,488
 8. Bear Creek at Williams Village Phase I(a) (1)     The University of Colorado at Boulder         170        495
 9. Bear Creek at Williams Village Phase I(b) (2)     The University of Colorado at Boulder         172        499
10. Bayou Oaks Greek Housing (1)                      The University of Houston                     176        471
11. Campus Estates (3)                                The University of Texas - Austin              498      1,548
12. Dobie Center (4)                                  The University of Texas - Austin              383        975
13. The Village at Riverside (5)                      The University of Texas - Austin              156        408
14. University Village at Sheppard Pratt              Towson University                             187        615
15. Coyote Village (1) (6)                            Weatherford College                            76        280
16. RAMS Commons                                      Winston Salem State University                150        448
                                                                                                    ---      -----
  TOTALS:                                                                                         3,903     10,508



-----------------
(1) Property began operation in August 2003.

(2) Property was under construction as of March 31, 2004, and is scheduled to open in Fall 2004.

(3) Property management was awarded to us by the foreclosing lender in November 2003.

(4) An indirect subsidiary of RSVP owns a 23% interest in this property. RSVP has granted us a four-year option to acquire this interest.

(5) After the formation transactions, an affiliate of RAP and RSVP will own this property. They have granted us a four-year option to acquire the property.

(6) Property was transferred to Weatherford College in April 2004.


INDEBTEDNESS


     As of March 31, 2004, seven of our off-campus properties had approximately $112.9 million of fixed rate mortgage indebtedness outstanding, bearing interest at an annual weighted average rate of approximately 7.4%. None of such indebtedness matures prior to June 2009.

     In addition, three of our on-campus participating properties will be encumbered by approximately $61.0 million of fixed rate, taxable, insured bond financed indebtedness, bearing interest at an annual weighted average rate of approximately 7.5% and self-amortizing over the loan term. Our fourth on-campus participating property is encumbered by approximately $17.2 million of floating rate construction financing that matures in November 2008. We have purchased an interest rate swap that effectively fixes the interest rate of this construction financing at 5.5% through its maturity.

     Concurrently with this Offering, we will enter into a $   million
revolving credit facility with affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., two of our underwriters, as joint lead arrangers, which facility is expected to be available following this Offering to, among other things, fund future property acquisitions. Our ability to borrow from time to time under this facility is expected to be subject to certain conditions and the satisfaction of specified financial covenants. Our revolving credit facility is also expected to contain covenants that restrict our ability to pay dividends or other amounts to our stockholders unless certain financial tests are satisfied. Concurrently with this Offering, we will use approximately $5.7 million of this facility to acquire Titan's interests in the American Campus - Titan Properties.


STRUCTURE AND FORMATION

     OUR STRUCTURE

We will elect to be taxed as a REIT for federal income tax purposes commencing with our tax year ending December 31, 2004. We will own substantially all of our properties and conduct substantially all of our operations through American Campus Communities Operating Partnership LP, our Operating Partnership, and its wholly-owned subsidiary, American Campus Communities Services, Inc., our Services Company. Our Board of Directors will initially consist of eight directors, at least five of whom are expected to be classified under applicable New York Stock Exchange listing standards as "independent" directors.



     THE OPERATING PARTNERSHIP


Following the consummation of this Offering and the formation transactions, substantially all of our assets will be held by, and our operations conducted through, our Operating Partnership. We will own 98.7% of the Units in our Operating Partnership. Certain of our officers will own Profit Interest Units
(PIUs) in the Operating Partnership representing approximately a 1.3% limited partnership interest. We will be the sole general partner of our Operating Partnership; accordingly, our board of directors will effectively direct all of our Operating Partnership's affairs.



     THE SERVICES COMPANY


In order to qualify as a REIT, a specified percentage of our gross income must be derived from real property sources, which would generally exclude our income from providing development and management services to third parties as well as our income from certain services afforded student-tenants in our owned properties. In order to avoid realizing such income in a manner that would adversely affect our ability to qualify as a REIT, we will provide certain services through our Services Company, which will elect, together with us, to be treated as our "taxable REIT subsidiary" or "TRS." Our Services Company will be wholly-owned and controlled by our Operating Partnership. Our on-campus participating properties will be owned by our Services Company. The income earned by our Services Company (including income from our on-campus participating properties) will be subject to regular federal income tax and state and local income tax where applicable and will therefore be subject to an additional level of tax as compared to the income earned from our properties.



FORMATION TRANSACTIONS

Prior to or simultaneously with the completion of this Offering, we will engage in the formation transactions described below. These are designed to:

    o consolidate the ownership of our properties and the business of our Predecessor Entities into our Operating Partnership and Services Company;


    o  facilitate this Offering;


    o enable us to raise necessary capital to redeem the interests of RAP and RSVP in our Predecessor Entities and to acquire Titan's 32% interest (including its 28% promoted interest) in the American Campus - Titan Properties;


    o  repay certain existing property indebtedness; and

    o enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2004.


     Prior to the formation transactions, most of the interests in our off-campus properties were owned by RAP Student Housing Properties, LLC, which we refer to as "RAPSH", which was wholly-owned by Reckson Asset Partners, LLC, which we refer to as "RAP." Our on-campus participating properties were owned by American Campus Communities, LLC, which we refer to as "ACCL." Most of our third party development, management and leasing services were also provided through ACCL. Substantially all of the interests in ACCL, and an interest in a number of our off-campus properties, were owned by RSVP. Four of our off-campus properties, three of which are currently under construction, were owned by our American Campus - Titan joint venture with Titan Investments, an unaffiliated developer; we refer to our joint venture partner as "Titan" and to these properties as the "American Campus - Titan Properties." Our executive officers, certain of our senior officers and certain of our former employees are the sole members of American Campus Partners, LLC, or "ACP", a limited liability company that owns a 28% promoted interest in our Predecessor Entities.


Following are the principal steps in the formation transactions:


    o  We will issue        shares of our common stock in this Offering (or
              additional shares if the underwriters exercise their over-allotment option in full). We will contribute the net proceeds of this Offering to our Operating Partnership. ACCL will elect to become a corporation, will be renamed and will serve as our Services Company.

    o RSVP will contribute to RAP its interests in ACCL, its 95% interest (68% after Titan's promoted interest) in American Campus Titan II, LLC (the indirect owner of University Village at TU) and certain of our off-campus properties. RAP will then contribute these interests to RAPSH. Consequently, RAPSH will hold all of the interests of ACCL.

    o Our Operating Partnership will acquire Titan's 32% interest (including its 28% promoted interest) in the American Campus - Titan Properties in exchange for approximately $5.7 million in cash, so that the American Campus - Titan Properties will be wholly-owned by our Operating Partnership. Certain of the terms of our business relationship with Titan with regard to future property developments will also be restructured.

    o  Our Operating Partnership will contribute approximately $   million of
       the net Offering proceeds to RAPSH to redeem all of the interests owned by RAP in RAPSH. This amount will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus). Our existing investors will receive certain additional distributions from us. As a result, our Operating Partnership will own all of the membership interests in RAPSH.

    o RAPSH will distribute its interest in The Village at Riverside to a newly-formed entity affiliated with RAP and RSVP and controlled by RSVP. We will continue to manage this property. We will also be granted a four-year option from RAP and RSVP to acquire the property for a cash price equal to its most recent net operating income (before debt service) over the preceding four calendar quarters divided by an 8% "cap" rate, but in no case less than $12 million during the option's first 24 months and $13 million during the option's final 24 months.

    o We will be granted a four-year option from RSVP to acquire its 23% non-controlling interest in Dobie Center. The option price will be based on a $52.0 million valuation of the property less the then outstanding debt, which on June 1, 2004 was approximately $42.8 million, resulting in a $2.1 million option price for RSVP's 23% interest at that time. We currently manage this property.

    o  We will grant to certain of our senior officers profits interest Units
       (PIUs) in our Operating Partnership representing approximately a 1.3% limited partnership interest in our Operating Partnership.

    o  Up to $   million of the proceeds of this Offering will be used to
       complete the construction of our three properties (University Village at TU, University Village at Fresno and University Village at San Bernardino) scheduled to be completed and opened in August 2004, with any remaining proceeds after such completion (currently estimated to be approximately $2 million) being distributed to RAP and RSVP. Additionally, any insurance proceeds that we receive after the date of this Offering with respect to our claims related to the Fresno State fire may be used for unanticipated cost overruns at University Village at TU or, absent such overruns, will be distributed to RAP and RSVP.

    o  Our executive officers and certain of our senior officers will receive on
       account of their beneficial interest in ACP $   from the cash redemption
       amount to be paid to RAP. These officers have agreed to use their distribution from ACP, net of applicable taxes, to purchase common stock in this Offering.

CONSEQUENCES OF THIS OFFERING AND THE FORMATION TRANSACTIONS

The following diagram depicts our ownership structure and the ownership structure of our Operating Partnership and Services Company upon completion of this Offering and the formation transactions:










                               [GRAPHIC OMITTED]














-----------------
(1) Represents PIUs in the Operating Partnership

     BENEFITS TO RELATED PARTIES

Upon completion of this Offering or in connection with the formation transactions, the former owners of our properties will receive material benefits, including:


    o  RAP will receive a cash payment of approximately $   million ([ ]% of the
       proceeds of this Offering) for the redemption of its interests in RAPSH. This amount will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus).

    o RAPSH will distribute The Village at Riverside to an entity owned by RAP and RSVP (subject to a four-year purchase option that they have granted to us), and RAPSH will maintain its guaranty of certain contingent obligations of RAP and RSVP under the non-recourse indebtedness encumbering this property.

    o RAPSH will distribute to an affiliate of RAP and Titan certain assets that we consider to be unrelated to our core business, including:

    o fee title to a parcel of commercially-zoned land that is adjacent to the University Village at San Bernardino; and


    o interests in entities that previously developed a residential condominium project adjacent to University Village at Boulder Creek and that currently own one remaining condominium unit in that project.



    o RAP and RSVP will be entitled to any savings in the budgeted completion cost of our three off-campus construction properties, including any insurance proceeds that we receive with respect to the fire at University Village at Fresno that are not applied to the construction costs of University Village at TU.


    o Reckson and RSVP will, through their respective ownership interests in RAP, be entitled to participate in the benefits realized by RAP that are described above.


    o Titan will sell its interest in the American Campus - Titan Properties to our Operating Partnership and will receive approximately $5.7 million in cash. Titan will also share in any construction cost savings received by RAP and RSVP with respect to our three off-campus construction properties.


    o Our executive officers and certain members of senior management will receive material benefits, including:


    o A grant of profit interest units (PIUs) in our Operating Partnership representing approximately a 1.3% limited partnership interest in the Operating Partnership;

    o $ from the cash redemption amount to be paid to RAP, on account of their beneficial interests in ACP. The recipients have agreed to use these proceeds, net of applicable taxes, to purchase common stock in this Offering.


    o Participation in our program of outperformance awards under our 2004 Incentive Plan with respect to the value of 3% of our outstanding stock and Units;


    o Employment agreements providing for salary, bonus and other benefits, including, potentially, severance upon a termination of employment under certain circumstances, as described under "Management -- Employment Agreements"; and


    o Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as officers or directors.

    Our non-employee directors will receive material benefits, including:


    o A grant of restricted stock units with respect to shares of our common stock pursuant to our 2004 Incentive Plan.


    o Annual and per-meeting fees described under "Management -- Compensation of Directors."

    o Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as directors.


    o In addition to the underwriting discounts and advisory fees to be received by Deutsche Bank Securities Inc., its affiliate, BT Holdings
       (NY), Inc., is a creditor of, and holds a security interest in certain assets of, RSVP's parent company, FrontLine Capital Group. FrontLine filed for protection from creditors pursuant to Chapter 11 of the Bankruptcy Code in June 2001. BT Holdings (NY), Inc. would therefore potentially receive benefits from this Offering to the extent FrontLine received and paid to its unsecured creditors any portion of the net proceeds of this Offering or otherwise used such proceeds to repay any of its senior or secured indebtedness. To the extent proceeds are used to repay senior or secured indebtedness, proceeds from future asset sales by FrontLine may be available for distribution to BT Holdings (NY), Inc. and other unsecured creditors. Deutsche Bank Securities Inc. may therefore have an interest in the successful completion of this Offering beyond the underwriting discounts and advisory fees that it will receive.



RESTRICTIONS ON TRANSFER


Mr. William Bayless, our Chief Executive Officer and a director, Mr. Brian Nickel, our Chief Investment Officer and a director, Mr. Mark Hager, our Executive Vice President and Chief Financial Officer, and other members of senior management have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock owned by them at the completion of this Offering (including, without limitation, their PIUs) or thereafter acquired by them for a period of 14 months after the completion of this Offering.



RESTRICTIONS ON OWNERSHIP OF OUR CAPITAL STOCK

Our Charter generally prohibits any person or entity from actually or constructively owning more than 9.8% of the outstanding shares of our stock. Our Charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT.


DISTRIBUTION POLICY

We intend to pay regular quarterly distributions to holders of our common stock. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this Offering and ending September 30, 2004, based on $0.35 per share for a full quarter. On an annualized basis, this would be $1.40 per share, or an initial annual distribution rate of approximately 7.0% based on an assumed public offering price of $20 per share, which is the mid-point of the range of prices indicated on the cover page of this prospectus. This estimated initial annual distribution is expected to significantly exceed our per-share estimated cash available for distribution to our common stockholders for the 12-month period ended March 31, 2005. Our ability to fund this distribution will depend, in part, upon the receipt of cash flow from three properties that are currently under construction and are scheduled to open in August 2004 and from fee income from third party services, primarily from development services, the timing and amount of which are inherently uncertain. To the extent we use our working capital or borrowings under our new revolving credit facility to fund these distributions, our financial condition and our ability to access these funds for other purposes, such as the expansion of our business, could be adversely affected.


OUR TAX STATUS


We will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our Services Company will be subject to taxation at normal corporate rates and state and local income tax where applicable. Further, unlike dividends received from a corporation that is not a REIT, our distributions to individual shareholders generally will not be eligible for the new lower tax rate on dividends except in limited situations.

SUMMARY SELECTED FINANCIAL DATA


The following table sets forth our summary selected financial and operating data on an unaudited pro forma basis and on a historical basis for the Predecessor Entities. We have not presented historical information for American Campus Communities, Inc. because we have not had any corporate activity since our formation and because we believe that a discussion of the results of American Campus Communities, Inc. would not be meaningful. The Predecessor Entities combined historical financial information includes:


    o the development and management service operations and real estate operations of American Campus Communities, LLC;

    o the real estate operations of RAP Student Housing Properties, LLC (RAPSH) and its subsidiaries (including The Village at Riverside, which we will not own after the formation transactions and completion of this Offering and Coyote Village, which was transferred to Weatherford College in April
       2004); and


    o the joint venture properties and operations of American Campus - Titan, LLC and American Campus - Titan II, LLC.


You should read the following summary selected financial data in conjunction with the Predecessor Entities' combined historical financial statements and our pro forma consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.


The Predecessor Entities' historical combined balance sheet information as of December 31, 2003 and 2002, and combined statements of operations information for the years ended December 31, 2003, 2002 and 2001, have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus.

The Predecessor Entities' unaudited historical combined balance sheet information as of March 31, 2004 and combined statement of operations for the three months ended March 31, 2004 and 2003 are derived from our unaudited historical combined financial statements, which we believe include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2004 are not necessarily indicative of the results to be obtained for the full fiscal year.

Our unaudited summary selected pro forma consolidated statements of operations, for the three months ended March 31, 2004 and for the year ended December 31, 2003, assumes the completion of this Offering, the formation transactions and the repayment of certain indebtedness as contemplated under "Use of Proceeds" occurred as of the beginning of the period indicated, and the summary selected pro forma consolidated balance sheet is presented as if this Offering, the formation transactions, and the repayment of certain indebtedness had been consummated on March 31, 2004, and therefore reflects certain assumptions that are described in Notes to Pro Forma Condensed Consolidated Financial Statements beginning on page F-6. The pro forma information does not purport to represent what our financial condition or results of operations actually would have been had this Offering, the formation transactions and the repayment of certain indebtedness, in fact, occurred on such date or at the beginning of the period indicated, or to project our financial condition or results of operations at any future date or for any future period.

STATEMENT OF OPERATIONS DATA:
(In Thousands, except for share and per share data)



                                 THREE MONTHS ENDED MARCH 31,
                           -----------------------------------------
                                                   HISTORICAL
                               PRO FORMA    ------------------------
                                COMPANY
                                 2004            2004        2003
                           ---------------- ------------- ----------
                                             (UNAUDITED)
Revenues:
Rental revenue ...........   $    13,603      $ 14,102     $ 13,786
Third party services .....         2,082         2,070        1,834
Other income .............            (5)           --           27
                             --------------   --------     --------
  Total revenues .........        15,680        16,172       15,647

Operating expenses:
Facility operating
 expenses ................         5,381         5,680        5,678
Third party
 development and
 management
 services ................         1,265         1,265        1,252
General and
 administrative ..........           849           474          405
Depreciation .............         2,249         2,346        2,316
Ground lease expense                 175           175          129
                             -------------    --------     --------
  Total operating
    expenses .............         9,919         9,940        9,780
                             -------------    --------     --------
Operating income .........         5,761         6,232        5,867

Nonoperating
 expenses:
 Interest income .........            13            14           25
 Interest expense ........        (3,643)       (4,575)      (4,397)
 Amortization --
  deferred finance
  costs ..................          (163)         (163)        (136)
 Income tax ..............            (8)           --           --
                             --------------   --------     --------
  Total nonoperating
    expenses, net ........        (3,801)       (4,724)      (4,508)
Minority interest in
 losses (earnings) .......           (25)           21          (12)
                             -------------    --------     --------
Net income (loss) ........   $     1,935      $  1,529     $  1,347
                             =============    ========     ========
 Pro forma basic
  earnings per share
  (unaudited) (1) ........   $      0.16
 Pro forma diluted
  earnings per share
  (unaudited) (2) ........   $      0.16
 Pro forma weighted
  average common
  shares outstanding
  -- basic
  (unaudited) ............    12,025,700
 Pro forma weighted
  average common
  shares outstanding
  -- diluted
  (unaudited) ............    12,181,010


                                                       YEAR ENDED DECEMBER 31,
                           -------------------------------------------------------------------------------
                               PRO FORMA                   HISTORICAL-PREDECESSOR ENTITIES
                                COMPANY     --------------------------------------------------------------
                                 2003           2003         2002        2001         2000         1999
                           ---------------- ------------ ----------- ------------ ------------ -----------
                              (UNAUDITED)
Revenues:
Rental revenue ...........   $    48,516     $   50,765   $  48,984   $  39,907     $ 22,587    $  9,527
Third party services .....         9,184          9,128       6,019       3,910        2,558       1,560
Other income .............            12             28         355          88           --           2
                             ------------    ----------   ---------   ---------     --------    --------
  Total revenues .........        57,712         59,921      55,358      43,905       25,145      11,089

Operating expenses:
Facility operating
 expenses ................        23,277         24,503      24,220      18,727        9,712       4,319
Third party
 development and
 management
 services ................         5,389          5,389       4,441       3,373        1,955       1,593
General and
 administrative ..........         4,278          2,778       2,001       1,659        1,492         675
Depreciation .............         8,828          9,214       8,412       6,951        4,300       2,318
Ground lease expense                 584            584         664         631           11          50
                             ------------    ----------   ---------   ---------     --------    --------
  Total operating
    expenses .............        42,356         42,468      39,738      31,341       17,470       8,955
                             ------------    ----------   ---------   ---------     --------    --------
Operating income .........        15,356         17,453      15,620      12,564        7,675       2,134

Nonoperating
 expenses:
 Interest income .........            71             85         167         350          304          12
 Interest expense ........       (14,171)       (17,911)    (17,392)    (15,557)      (9,404)     (4,153)
 Amortization --
  deferred finance
  costs ..................          (584)          (587)       (564)       (406)        (467)        (50)
 Income tax ..............            (8)            --          --          --           --          --
                             --------------  ----------   ---------   ---------     --------    --------
  Total nonoperating
    expenses, net ........       (14,692)       (18,413)    (17,789)    (15,613)      (9,567)     (4,191)
Minority interest in
 losses (earnings) .......           (13)            16          30         110           20          --
                             -------------   ----------   ---------   ---------     --------    --------
Net income (loss) ........   $       651     $     (944)  $  (2,139)  $  (2,939)    $ (1,872)   $ (2,057)
                             =============   ==========   =========   =========     ========    ========
 Pro forma basic
  earnings per share
  (unaudited) (1) ........   $      0.05
 Pro forma diluted
  earnings per share
  (unaudited) (2) ........   $      0.05
 Pro forma weighted
  average common
  shares outstanding
  -- basic
  (unaudited) ............    12,025,700
 Pro forma weighted
  average common
  shares outstanding
  -- diluted
  (unaudited) ............    12,181,010


BALANCE SHEET DATA:
(In Thousands)



                                           AS OF MARCH 31, 2004                       AS OF DECEMBER 31,
                                          ----------------------- -----------------------------------------------------------
                                                                               HISTORICAL - PREDECESSOR ENTITIES
                                           PRO FORMA              -----------------------------------------------------------
                                            COMPANY   HISTORICAL      2003        2002        2001        2000        1999
                                          ---------- ------------ ----------- ----------- ----------- ----------- -----------
                                                (UNAUDITED)
Student housing properties, net .........  $301,790    $309,656    $292,620    $279,428    $265,989    $202,874    $119,036
Other assets, net .......................    70,386      37,327      37,946      28,230      29,648      14,275      13,099
                                           --------    --------    --------    --------    --------    --------    --------
Total assets ............................  $372,176    $346,983    $330,566    $307,658    $295,637    $217,149    $132,135
                                           ========    ========    ========    ========    ========    ========    ========
Construction debt and accounts
 payable ................................  $     --    $ 39,095    $ 23,645    $  1,167    $ 18,925    $ 21,922    $  1,123
Mortgage notes ..........................   135,761     187,584     188,067     189,884     156,584     117,715      58,538
Bonds ...................................    61,010      61,010      61,010      57,865      58,940      38,640      39,270
Other liabilities .......................    29,724      30,760      29,934      22,932      20,485      13,242      10,997
                                           --------    --------    --------    --------    --------    --------    --------
Total liabilities .......................   226,495     318,449     302,656     271,848     254,934     191,519     109,928
Minority interests ......................     1,919         223         252         284         131          23          --
Owners' equity ..........................   143,762      28,311      27,658      35,526      40,572      25,607      22,207
                                           --------    --------    --------    --------    --------    --------    --------
Total liabilities and owners'
 equity .................................  $372,176    $346,983    $330,566    $307,658    $295,637    $217,149    $132,135
                                           ========    ========    ========    ========    ========    ========    ========



OTHER DATA:
(In Thousands)



                                     THREE MONTHS ENDED
                                          MARCH 31,
                               ------------------------------                       AS OF DECEMBER 31,
                                               HISTORICAL    --------------------------------------------------------------------
                                PRO FORMA  ------------------  PRO FORMA           HISTORICAL - PREDECESSOR ENTITIES
                                 COMPANY                        COMPANY   -------------------------------------------------------
                                   2004       2004      2003     2003      2003     2002         2001         2000         1999
                               ----------- --------- --------  --------   ------  -------      --------     --------     --------
                                         (UNAUDITED)          (UNAUDITED)
FUNDS FROM OPERATIONS: (3)
Net income (loss) before
 minority interest ...........    $1,960    $1,508    $1,359    $  662    $ (960) $ (2,169)    $ (3,049)    $ (1,892)    $ (2,057)
Plus depreciation ............     2,180     2,277     2,251     8,551     8,937     8,233        6,807        4,188        2,258
                                  ------    ------    ------    ------    ------  --------     --------     --------     --------
Funds from operations (3) (4)     $4,140    $3,785    $3,610    $9,213    $7,977  $  6,064     $  3,758     $  2,296     $    201
                                  ======    ======    ======    ======    ======  ========     ========     ========     ========



                                          THREE MONTHS ENDED
                                              MARCH 31,                                      AS OF DECEMBER 31,
                                      ------------------------- ----------- ------------------------------------------------------
                                              HISTORICAL                       HISTORICAL - PREDECESSOR ENTITIES
                                      ------------------------- ----------- ------------------------------------------------------
                                           2004         2003       2003        2002           2001           2000        1999
                                      ------------- ----------- ----------- ------------ -------------- --------------------------
                                             (UNAUDITED)
CASH FLOW INFORMATION:
Net cash provided by operations .....   $   5,498     $  3,474  $    6,258  $    7,959     $    5,338     $    3,577  $    1,512
Net cash (used in) investing ........   $ (19,213)    $ (4,401) $  (33,737) $  (21,678)    $  (68,540)    $  (87,652) $  (44,087)
Net cash provided by financing ......   $  12,742     $  3,513  $   22,141  $   11,335     $   72,832     $   84,215  $   43,997




SELECTED PROPERTY INFORMATION (5):



                           AS OF MARCH 31,                             AS OF DECEMBER 31,
                      -------------------------   -------------------------------------------------------------
                          2004          2003          2003          2002          2001         2000       1999
                      -----------   -----------   -----------   -----------   -----------   ----------   ------
Units .............       3,643         3,459         3,567         3,459         3,377        2,781     1,461
Beds ..............      10,826        10,336        10,546        10,336        10,027        8,232     4,668
Occupancy .........        91.0%         92.4%         91.5%         91.0%         93.5%        93.3%     N/A


-----------------
(1) Pro forma basic earnings per share is computed assuming this Offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this Offering.

(2) Pro forma diluted earnings per share is computed assuming this Offering was consummated as of the first day of the period presented. Pro forma diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock to be outstanding and common equivalent shares outstanding after this Offering.

(3) As defined by the National Association of Real Estate Investment Trusts or NAREIT, funds from operations or FFO represents income (loss) before allocation to minority interest (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

    We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.


(4) We believe it is appropriate to make certain adjustments to FFO to appropriately reflect the effect of our on-campus participating properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) Includes the Village at Riverside and Coyotte Village, but does not include three properties currently under construction.

                                 THIS OFFERING

Common stock offered by us .........               shares

Common stock to be outstanding
  after this Offering ..............               shares(1)

Common stock and Operating
  Partnership Units to be
  outstanding after this Offering ..               shares/Units(1)(2)

Use of proceeds ....................     We intend to use the net proceeds of
                                         this Offering:

                                         o to redeem the interests held by our
                                           former owners in our Predecessor
                                           Entities in the formation
                                           transactions ($     million)(3)(4);

                                         o to repay certain existing
                                           indebtedness and construction
                                           accounts payable ($86.4 million as of
                                           March 31, 2004), including prepayment
                                           penalties and exit fees;

                                         o to fund the remaining costs
                                           associated with the completion and
                                           opening by August 2004 of three of
                                           our properties ($     million as of
                                           June, 2004); and

                                         o for general corporate purposes.

Proposed New York Stock
  Exchange symbol ..................    ACC


-----------------

(1) Excludes        shares issuable upon exercise of the underwriters'
    over-allotment option,             shares available for future issuance
    under our incentive award plan and             shares underlying
    restricted stock units granted under our incentive award plan to our directors and certain senior employees.

(2) Includes 155,310 PIUs granted by us concurrently with this Offering to certain key employees of our Company. Upon the occurrence of certain capital account equalization events, the PIUs will become ordinary Units exchangeable for shares of our Company on a one-for-one basis.

(3) This amount will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus). Our existing investors will receive certain additional distributions from us.

(4) Our executive officers and certain of our senior officers will receive on
    account of their beneficial interest in ACP $     from the cash redemption
    amount to be paid to RAP. These officers have agreed to use their distribution from ACP, net of applicable taxes, to purchase common stock in this Offering.

                                  RISK FACTORS


Investment in our common stock involves a high degree of risk. You should therefore carefully consider the material risks of an investment in our common stock, which are discussed in this section, as well as the other information contained in this prospectus before making your investment decision. The occurrence of any of the following risks could materially and adversely affect our financial condition, results of operations, cash flow, per share trading price and ability to satisfy our debt service obligations and pay dividends or distributions to you and could cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward looking statements. Please refer to the section entitled "Forward Looking Statements."



RISKS RELATED TO OUR PROPERTIES AND OUR BUSINESS

   OUR RESULTS OF OPERATIONS ARE SUBJECT TO AN ANNUAL LEASING CYCLE, SHORT LEASE-UP PERIOD, SEASONAL CASH FLOWS, CHANGING UNIVERSITY ADMISSION AND HOUSING POLICIES AND OTHER RISKS INHERENT IN THE STUDENT HOUSING INDUSTRY.


We generally lease our owned properties under 12-month leases, and in certain cases, under ten- month, nine-month or shorter-term semester leases. As a result, we may experience significantly reduced cash flows during the summer months at properties leased under leases having terms shorter than 12 months. Furthermore, all of our properties must be entirely re-leased each year, exposing us to increased leasing risk. In addition, we are subject to increased leasing risk on our properties under construction and future acquired properties based on our lack of experience leasing those properties and unfamiliarity with their leasing cycles. Student housing properties are also typically leased during a limited leasing season that typically begins in January and ends in August of each year. We are therefore highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this season.


A change in university admission policies could adversely affect us. For example, if a university reduces the number of student admissions or requires that a certain class of students (e.g. freshman) live in a university owned facility, the demand for beds at our properties may be reduced and our occupancy rates may decline. While we may engage in marketing efforts to compensate for such change in admission policy, we may not be able to effect such marketing efforts prior to the commencement of the annual lease-up period or our additional marketing efforts may not be successful.


We rely on our relationships with colleges and universities for referrals of prospective student-tenants or for mailing lists of prospective student-tenants and their parents. Many of these colleges and universities own and operate their own competing on-campus facilities (see below). The failure to maintain good relationships with these colleges and universities could therefore have a material adverse effect on us. If colleges and universities refuse to make their lists of prospective student- tenants and their parents available to us or increase the costs of these lists, the increased costs or failure to obtain such lists could also have a material adverse effect on us.


Federal and state laws require colleges to publish and distribute reports of on-campus crime statistics, which may result in negative publicity and media coverage associated with crimes occurring in the vicinity of, or on the premises of, our on-campus properties. Reports of crime or other negative publicity regarding the safety of the students residing on, or near, our properties may have an adverse effect on both our on-campus and off-campus business.

     WE FACE SIGNIFICANT COMPETITION FROM UNIVERSITY-OWNED ON-CAMPUS STUDENT HOUSING, FROM OTHER OFF-CAMPUS STUDENT HOUSING PROPERTIES AND FROM TRADITIONAL MULTIFAMILY HOUSING LOCATED WITHIN CLOSE PROXIMITY TO UNIVERSITIES.

On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us and other private sector operators. We also compete with national and regional owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators.

Currently, the industry is fragmented with no participant holding a significant market share. There are a number of student housing complexes that are located near or in the same general vicinity of many of our owned properties and that compete directly with us. Such competing student housing complexes may be newer than our properties, located closer to campus, charge less rent, possess more attractive amenities or offer more services or offer shorter term or more flexible leases.

Rental income at a particular property could also be affected by a number of other factors, including the construction of new on-campus and off-campus residences, increases or decreases in the general levels of rents for housing in competing communities, increases or decreases in the number of students enrolled at one or more of the colleges or universities in the market of a property and other general economic conditions.

We believe that a number of other large national companies with substantial financial and marketing resources may be potential entrants in the student housing business. The entry of one or more of these companies could increase competition for students and for the acquisition, development and management of other student housing properties.

    WE MAY BE UNABLE TO SUCCESSFULLY COMPLETE AND OPERATE OUR PROPERTIES OR OUR THIRD PARTY DEVELOPED PROPERTIES.

We intend to continue to develop and construct student housing in accordance with our growth strategies, including our three off-campus properties currently under construction. These activities may also include any of the following risks:

    o we may be unable to obtain construction financing on favorable terms or at all;

    o we may be unable to obtain permanent financing on favorable terms or at all if we finance development projects through construction loans;

    o we may not complete development projects on schedule, within budgeted amounts or in conformity with building plans and specifications, including our three construction properties under development;

    o we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations;

    o occupancy and rental rates at newly developed or renovated properties may fluctuate depending on a number of factors, including market and economic conditions, and may reduce (or eliminate) our return on investment;

    o we may become liable for injuries and accidents occurring during the construction process and for environmental liabilities including off-site disposal of construction materials;

    o we may decide to abandon our development efforts if we determine that continuing the project would not be in our best interests; and

    o we may encounter strikes, weather, government regulations and other conditions beyond our control.

As we develop additional properties, we will be subject to risks associated with managing new properties, including lease-up and integration risks. In addition, new development activities, regardless of whether or not they are ultimately successful, typically will require a substantial portion of the time and attention of our development and management personnel. Newly developed properties may not perform as expected.

We anticipate that we will, from time to time, elect not to proceed with ongoing development projects. If we elect not to proceed with a development project, the development costs associated therewith will ordinarily be charged against income for the then-current period. Any such charge could have a material adverse effect on our results of operations in the quarter in which the charge is taken.

We may in the future develop properties nationally, internationally or in other geographic regions than we currently operate. While we believe the development of properties will result in favorable returns on our investment, presently, we do not possess the same level of familiarity with development in these markets, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance. Future development opportunities may not be available to us on terms that meet our investment criteria or we may be unsuccessful in capitalizing on such opportunities. Our ability to capitalize on such opportunities will be largely dependent upon external sources of capital that may not be available to us on favorable terms, or at all.


We typically provide guarantees of timely completion of projects that we develop for third parties. In certain cases, our contingent liability under these guarantees may exceed our development fee from the project. Although we seek to mitigate this risk by, among other things, obtaining similar guarantees from the project contractor, we could sustain significant losses if development of a project were to be delayed or stopped and we were unable to cover our guarantee exposure with the guarantee received from the project contractor.


  WE MAY BE UNABLE TO SUCCESSFULLY ACQUIRE PROPERTIES ON FAVORABLE TERMS.


Our future growth will be dependent upon our ability to successfully acquire new properties on favorable terms. As we acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and integration risks. Newly acquired properties may not perform as expected and newly acquired properties may have characteristics or deficiencies unknown to us at the time of acquisition. Future acquisition opportunities may not be available to us on terms that meet our investment criteria or we may be unsuccessful in capitalizing on such opportunities. Our ability to capitalize on such opportunities will be largely dependent upon external sources of capital that may not be available to us on favorable terms, or at all.


Our ability to acquire properties on favorable terms and successfully operate them may be exposed to the following significant risks:

    o potential inability to acquire a desired property because of competition from other real estate investors;

    o competition from other potential acquirers may significantly increase the purchase price;

    o  we may be unable to finance an acquisition on favorable terms or at all;

    o we may have to incur significant capital expenditures to improve or renovate acquired properties;

    o we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;

    o market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

    o we may acquire properties subject to liabilities but without any recourse, or with only limited recourse, to the sellers, or with liabilities that are unknown to us, such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of our properties and claims for indemnification by members, directors, officers and others indemnified by the former owners of our properties.

Our failure to finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, could adversely affect us.

    OUR DEBT LEVEL REDUCES CASH AVAILABLE FOR DISTRIBUTION AND MAY EXPOSE US TO THE RISK OF DEFAULT UNDER OUR DEBT OBLIGATIONS.


Upon completion of this Offering and related transactions, our total consolidated indebtedness will be approximately $196.8 million, which includes the consolidated indebtedness of our on-campus participating properties of approximately $78.2 million. Our debt service obligations will expose us to the risk of default and reduce (or eliminate) cash resources that are available to operate our business or pay dividends or that are necessary to maintain our REIT qualification. There is no limit on the amount of indebtedness that we may incur. Concurrently with this Offering, we will enter into a revolving credit facility with affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., two of our underwriters, as joint lead arrangers, which facility will be available following this Offering to fund future property acquisitions, and for other working capital needs, including the payment of dividends or distributions to our shareholders. Our ability to borrow from time to time under this facility will be subject to certain conditions and the satisfaction of specified financial covenants. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:


    o we may be unable to borrow additional funds as needed or on favorable terms;

    o we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

    o we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;


    o we may default on our payment or other obligations as a result of insufficient cash flow or otherwise, which may result in a cross-default on our other obligations, and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and


    o foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

     WE MAY NOT BE ABLE TO RECOVER PRE-DEVELOPMENT COSTS FOR UNIVERSITY DEVELOPMENTS.

University systems and educational institutions typically award us development services contracts on the basis of a competitive award process, but such contracts are typically executed following the formal approval of the transaction by the institution's governing body. In the intervening period, we may incur significant pre-development and other costs in the expectation that the development services contract will be executed. If an institution's governing body did not ultimately approve our selection and the underlying terms of the pending development, we may not be able to recoup these costs from the institution and the resulting losses could be material.

    OUR AWARDED PROJECTS MAY NOT BE SUCCESSFULLY STRUCTURED OR FINANCED AND MAY DELAY OUR RECOGNITION OF REVENUES.

The recognition and timing of revenues from our awarded development services projects will, among other things, be contingent upon successfully structuring and closing project financing as well as the timing of construction. The development projects that we have been awarded have at times been delayed beyond the originally scheduled construction commencement date. If such delays were to occur with our current awarded projects, our recognition of expected revenues and receipt of expected fees from these projects would be delayed.

    THREE OF OUR PROPERTIES ARE UNDER CONSTRUCTION, AND WE MAY ENCOUNTER DELAYS IN COMPLETION OR EXPERIENCE COST OVERRUNS.


Three of our properties, which upon completion will comprise over 21.5% of the beds at our 12 off-campus properties, are under construction and are subject to the various risks relating to properties that are under construction referred to elsewhere in these risk factors, including the risks that we may encounter delays in completion and that these three projects may experience cost overruns.

These three properties may not be completed on time for the 2004-2005 academic year. In the event we do not complete the construction of our owned property at Temple University by the beginning of the 2004-2005 academic year, we are required to provide alternative housing to the students with whom we have signed leases. In addition, if we do not complete the construction of the San Bernardino and Fresno properties by the beginning of the 2004-2005 academic year we may likewise seek to provide alternative housing to the students with whom we have signed leases. We have not made any arrangements for such alternative housing for any of these three projects and we would likely incur significant expenses in the event we provide such housing. If construction is not completed prior to the beginning of the 2004-2005 academic year, students may attempt to break their leases and our occupancy at these properties for the 2004-2005 academic year may suffer.


   OUR GUARANTEES COULD RESULT IN LIABILITIES IN EXCESS OF OUR DEVELOPMENT FEES.


In third party developments, we typically provide guarantees of the obligations of the developer, including development budgets and timely project completion. These guarantees include, among other things, the cost of providing alternate housing for students in the event we do not timely complete a development project. These guarantees typically exclude delays resulting from force majeure and also, in third party transactions, are typically limited in amount to the amount of our development fees from the project. In certain cases, however, our contingent liability under these guarantees has exceeded our development fee from the project. Our obligation under these guarantees typically expires upon completion of certain of our obligations with respect to the project.


   UNIVERSITIES HAVE THE RIGHT TO TERMINATE OUR PARTICIPATING GROUND LEASES.


The ground leases through which we own our on-campus participating properties provide that the university lessor may purchase our interest in and assume the management of the facility; the purchase price is calculated at the discounted present cash value of our leasehold interest. The exercise of such buyouts would result in a significant reduction in our portfolio.

    CALIFORNIA STATE UNIVERSITY, SAN BERNARDINO MAY EXERCISE ITS OPTION TO BUY UNIVERSITY VILLAGE AT SAN BERNARDINO.

The California State University has an option for $28.3 million to purchase the University Village at San Bernardino from us, which is currently under construction, which option expires 150 days after notice of completion of construction has been given to the University. We expect to give this notice during the month of August 2004. We believe the University will seek approval to exercise this option. If California State University exercises its option, we will no longer own or manage this property and may be unable to reinvest the proceeds we receive at similar yields in a timely manner.



RISKS RELATED TO THE REAL ESTATE INDUSTRY

    OUR PERFORMANCE AND VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH REAL ESTATE ASSETS AND WITH THE REAL ESTATE INDUSTRY.


Our ability to make expected distributions to our stockholders depends on our ability to generate cash revenues in excess of expenses, scheduled debt service obligations and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:


    o  general economic conditions;

    o  rising level of interest rates;

    o local oversupply, increased competition or reduction in demand for student housing;

    o  inability to collect rent from tenants;

    o  vacancies or our inability to rent space on favorable terms;

    o inability to finance property development and acquisitions on favorable terms;

    o increased operating costs, including insurance premiums, utilities, and real estate taxes;

    o  costs of complying with changes in governmental regulations;


    o  the relative illiquidity of real estate investments;

    o  decreases in student enrollment at particular colleges and universities;

    o  changes in university policies related to admissions; and

    o  changing student demographics.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect us.

  POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

We carry comprehensive liability, fire, earthquake, terrorism, business interruption, vandalism and malicious mischief, extended coverage perils, all physical loss perils, commercial general liability, flood (when the property is located in whole or in material part in a designated flood plain area), workers' compensation and rental loss insurance covering all of the properties in our portfolio under various policies. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. There are, however, certain types of losses (such as property damage from generally unsecured losses such as riots, wars, employment discrimination losses, punitive damage awards or acts of God) that may be either uninsurable or not economically insurable. Some of our policies are insured subject to limitations involving large deductibles or co-payments and policy limits which may not be sufficient to cover losses. In addition, we may discontinue earthquake, terrorism or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.

If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. In the event of a significant loss at one or more of the option or excluded properties covered by our policies that cover the properties in our portfolio, the remaining insurance under our policy, if any, could be insufficient to adequately insure our existing properties. In such event, securing additional insurance, if possible, could be significantly more expensive than our current policy.

    FUTURE TERRORIST ATTACKS IN THE UNITED STATES COULD HARM THE DEMAND FOR AND THE VALUE OF OUR PROPERTIES.

Future terrorist attacks in the U.S., such as the attacks that occurred in New York and Virginia on September 11, 2001, and other acts of terrorism or war, or threats of the same, could harm the demand for and the value of our properties. Certain of our properties are near universities which contain well-known landmarks and may be perceived as more likely terrorist targets than similar, less recognizable properties. A decrease in demand in our markets would make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and the availability of insurance for such acts may be limited or may cost more. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property.

   UNIONIZATION OR WORK STOPPAGES COULD HAVE AN ADVERSE EFFECT ON US.


We are at times required to use unionized construction workers or to pay the prevailing wage in a jurisdiction to such workers. Due to the highly labor intensive and price competitive nature of the construction business, the cost of unionization and/or prevailing wage requirements for new developments could be substantial. Unionization and prevailing wage requirements could adversely affect a new development's profitability. Union activity or a union workforce could increase the risk of a strike, which would adversely affect our ability to meet our construction timetables.

  WE COULD INCUR SIGNIFICANT COSTS RELATED TO GOVERNMENT REGULATION AND PRIVATE LITIGATION OVER ENVIRONMENTAL MATTERS.

Under various environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), a current or previous owner or operator of real property may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property, and an entity that arranges for the disposal or treatment of a hazardous or toxic substance or petroleum at another property may be held jointly and severally liable for the cost to investigate and clean up such property or other affected property. Such parties are known as potentially responsible parties ("PRPs"). Such environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the costs of any required investigation or cleanup of these substances can be substantial. PRPs are liable to the government as well as to other PRPs who may have claims for contribution. The liability is generally not limited under such laws and could exceed the property's value and the aggregate assets of the liable party. The presence of contamination or the failure to remediate contamination at our properties may expose us to third party liability for personal injury or property damage, or adversely affect our ability to sell, lease or develop the real property or to borrow using the real property as collateral.

Environmental laws also impose ongoing compliance requirements on owners and operators of real property. Environmental laws potentially affecting us address a wide variety of matters, including, but not limited to, asbestos-containing building materials ("ACBM"), storage tanks, stormwater and wastewater discharges, lead-based paint, wetlands, and hazardous wastes. Failure to comply with these laws could result in fines and penalties or expose us to third party liability. Some of our properties may have conditions that are subject to these requirements and we could be liable for such fines or penalties or liable to third-parties, as described below in "Business and Properties -- Regulation -- Environmental Matters."

    EXISTING CONDITIONS AT SOME OF OUR PROPERTIES MAY EXPOSE US TO LIABILITY RELATED TO ENVIRONMENTAL MATTERS.

Some of the properties in our portfolio may contain asbestos-containing building materials, or ACBMs. Environmental laws require that ACBMs be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. Also, some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Third parties may be permitted by law to seek recovery from owners or operators for personal injury associated with exposure to contaminants, including, but not limited to, petroleum products, hazardous or toxic substances, and asbestos fibers. Also, some of the properties may contain regulated wetlands that can delay or impede development or require costs to be incurred to mitigate the impact of any disturbance. Absent appropriate permits, we can be held responsible for restoring wetlands and be required to pay fines and penalties.

Some of the properties in our portfolio may contain microbial matter such as mold, mildew and viruses. The presence of microbial matter could adversely affect our results of operations. In addition, if any property in our portfolio is not properly connected to a water or sewer system, or if the integrity of such systems are breached, microbial matter or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to material private damage claims and awards, which could be material. If we become subject to claims in this regard, it could materially and adversely affect us and our insurability for such matters in the future.

From time to time, the United States Environmental Protection Agency, or EPA, designates certain sites affected by hazardous substances as "Superfund" sites pursuant to CERCLA. Superfund sites can cover large areas, affecting many different parcels of land. Although CERCLA imposes joint and several liability for contamination on property owners and operators regardless of fault, the EPA may chose to pursue PRPs based on their actual contribution to the contamination. PRPs are liable for the costs of responding to the hazardous substances. Each of Commons on Apache, The Village at University and University Village at San Bernardino are located within federal Superfund sites. EPA designated these areas as Superfund sites because groundwater beneath these areas is contaminated. We have not been named as a PRP with respect to these sites.


Independent environmental consultants conducted Phase I environmental site assessments on all of the owned properties and on-campus participating properties in our existing portfolio. Phase I environmental site assessments are intended to evaluate information regarding the environmental condition of the surveyed property and surrounding properties based generally on visual observations, interviews and certain publicly available databases. These assessments do not typically take into account all environmental issues including, but not limited to, testing of soil or groundwater, comprehensive asbestos survey or an invasive inspection for the presence of mold contamination. In some cases where prior use was a concern, additional study was undertaken.


These assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns. Material environmental conditions, liabilities, or compliance concerns may have arisen after the assessments were conducted or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

The costs of future environmental compliance may affect our ability to pay distributions to you and such costs or other remedial measures may be material to us.


    WE ONLY CARRY ENVIRONMENTAL INSURANCE ON CERTAIN PROPERTIES AND MAY INCUR ENVIRONMENTAL LIABILITIES.


We do not carry environmental insurance on most of the properties in our portfolio. We only carry environmental insurance on our on-campus participating properties and University Village at TU. Environmental liability at a property not covered by insurance or not covered by sufficient insurance may have a material adverse effect on our financial condition, results of operations, cash flow, the trading price of our common stock or our ability to satisfy our debt service obligations and pay dividends or distributions to you.


     WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS.


Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. We have not conducted an audit or investigation of all of our properties to determine our compliance with present requirements. Noncompliance with the ADA or FHAA could result in the imposition of fines or an award or damages to private litigants and also could result in an order to correct any non-complying feature. We cannot predict the ultimate amount of the cost of compliance with the ADA, FHAA or other legislation. If we incur substantial costs to comply with the ADA, FHAA or any other legislation, we could be materially and adversely affected.


       WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH OTHER REGULATIONS.


The properties in our portfolio are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. Furthermore, existing requirements could change and require us to make significant unanticipated expenditures that would materially and adversely affect us.

     JOINT VENTURE INVESTMENTS COULD BE ADVERSELY AFFECTED BY OUR LACK OF SOLE DECISION-MAKING AUTHORITY, OUR RELIANCE ON CO-VENTURERS' FINANCIAL CONDITION AND DISPUTES BETWEEN OUR CO-VENTURERS AND US.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not have sole decision-making control regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers also may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our preferences, policies or objectives. Such investments also will have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturers would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort exclusively on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership, joint venture or other entity to additional risk. In addition, we may in certain circumstances be liable for the actions of our third party partners or co-venturers.


RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

      WE ARE RECENTLY ORGANIZED AND HAVE NO OPERATING HISTORY.


We have been recently organized and have no operating history. In addition, all of our properties have been acquired or developed by the Predecessor Entities within the past eight years and have limited operating histories under current management. Mr.William Bayless, our Chief Executive Officer since October 2003, was one of our co-founders and previously served as our Chief Operating Officer since 1995. In October 2003, Mr.Bayless replaced our former president and chief executive officer who had served in that capacity since 1997. Consequently, our historical operating results and the financial data set forth in this prospectus may not be useful in assessing our likely future performance. The operating performance of the properties may decline under our management. We may not be able to generate sufficient cash from operations to make anticipated distributions.


We will also be subject to the risks generally associated with the formation of any new business. Our management has no experience in running a public company or in operating in accordance with the requirements for maintaining our qualification as a REIT.

     TO MAINTAIN OUR REIT STATUS, WE MAY BE FORCED TO LIMIT THE ACTIVITIES OF OUR SERVICES COMPANY.


To maintain our status as a REIT, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries, such as our Services Company. Certain of our activities, such as our third party development, management and leasing services, must be conducted through our Service Company for us to maintain our REIT qualification. In addition, certain non-customary services must be provided by a taxable REIT subsidiary or an independent contractor. If the revenues from such activities create a risk that the value of our Services Company, based on revenues or otherwise, approaches the 20% threshold, we will be forced to curtail such activities or take other steps to remain under the 20% threshold. Since the 20% threshold is based on value, it is possible that the IRS could successfully contend that the value of our Services Company exceeds the 20% threshold even if our Services Company accounts for less than 20% of our consolidated revenues, income or cash flow. After the formation transactions, our on-campus participating properties will be held by our Services Company. Consequently, income earned from our on-campus participating properties will be taxable income of our Services Company.


A taxable REIT subsidiary is not permitted to directly or indirectly operate or manage a "hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis." We have been advised by counsel that the proposed method of operating our Services Company will not be considered to constitute such an activity. Future Treasury Regulations or other guidance interpreting the applicable provisions might adopt a different approach, or the IRS might disagree with the conclusion of our counsel. In such event we might be forced to change our method of operating our Services Company, which could adversely affect us, or the Services Company could fail to qualify as a taxable REIT subsidiary, which could cause us to fail to qualify as a REIT.


    FAILURE TO QUALIFY AS A REIT WOULD HAVE SIGNIFICANT ADVERSE CONSEQUENCES TO US AND THE VALUE OF OUR STOCK.


We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in the prospectus are not binding on the IRS or any court. If we lose our REIT status, we will face serious tax consequences that would substantially reduce or eliminate the funds available for distribution to you for each of the years involved because:


    o we would not be allowed a deduction for dividends to stockholders in computing our taxable income and such amounts would be subject to federal income tax at regular corporate rates;

    o we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

    o unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to pay dividends to stockholders, and all dividends to stockholders will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership or a limited liability company. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and "two gross income tests": (a) at least 75% of our gross income in any year must be derived from qualified sources, such as "rents from real property," mortgage interest, dividends from other REITs and gains from sale of such assets, and (b) at least 95% of our gross income must be derived from sources meeting the 75% income test above, and other passive investment sources, such as other interest and dividends and gains from sale of securities. Also, we must pay dividends to stockholders aggregating annually at least 90% of our REIT taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer or if our Services Company enters into agreements with us or our tenants on a basis that is determined to be other than an arm's length basis.

    TO MAINTAIN OUR REIT STATUS, WE MAY BE FORCED TO BORROW FUNDS ON A SHORT-TERM BASIS DURING UNFAVORABLE MARKET CONDITIONS.

In order to maintain our qualification as a REIT, we are required under the Code to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we will be compelled to rely on third party sources to fund our capital needs. We may not be able to obtain this financing on favorable terms or at all. Any additional indebtedness that we incur will increase our leverage. Our access to third party sources of capital depends, in part, on:

    o  general market conditions;

    o our current debt levels and the number of properties subject to encumbrances;

    o our current performance and the market's perception of our growth potential;

    o  our cash flow and cash dividends; and

    o  the market price per share of our common stock.


If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders, including those necessary to maintain our qualification as a REIT.


  OUR CHARTER CONTAINS RESTRICTIONS ON THE OWNERSHIP AND TRANSFER OF OUR STOCK.

Our Charter provides that, subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value, by number of shares or by voting power, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% by value of all our outstanding shares, including both common and preferred stock. We refer to this restriction as the "ownership limit." A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust is referred to as a "purported beneficial transferee" if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our stock, or is referred to as a "purported record transferee" if, had the violative transfer been effective, the person or entity would have been solely a record owner of our stock.


The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding stock and thereby subject the stock to the applicable ownership limit. Our Charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT. These ownership limits could delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.


    CERTAIN TAX AND ANTI-TAKEOVER PROVISIONS OF OUR CHARTER AND BYLAWS MAY INHIBIT A CHANGE OF OUR CONTROL.

Certain provisions contained in our Charter and bylaws and the Maryland General Corporation Law may discourage a third party from making a tender offer or acquisition proposal to us. If this were to happen, it could delay, deter or prevent a change in control or the removal of existing management. These provisions also may delay or prevent the stockholders from receiving a premium for their shares of common stock over then-prevailing market prices. These provisions include:

    o  the REIT ownership limit described above;

    o authorization of the issuance of our preferred shares with powers, preferences or rights to be determined by our Board of Directors;

    o the right of our Board of Directors, without a stockholder vote, to increase our authorized shares and classify or reclassify unissued shares;

    o advance-notice requirements for stockholder nomination of directors and for other proposals to be presented to stockholder meetings; and

    o the requirement that a two-thirds vote of the holders of common stock is needed to remove a member of our Board of Directors.


     THE MARYLAND BUSINESS STATUTES ALSO IMPOSE POTENTIAL RESTRICTIONS ON A CHANGE OF CONTROL OF OUR COMPANY.


Various Maryland laws may have the effect of discouraging offers to acquire us, even if the acquisition would be advantageous to stockholders. Our bylaws exempt us from some of those laws, such as the control share acquisition provisions, but our Board of Directors can change our bylaws at any time to make these provisions applicable to us.


     WE HAVE THE RIGHT TO CHANGE SOME OF OUR POLICIES THAT MAY BE IMPORTANT TO OUR STOCKHOLDERS WITHOUT STOCKHOLDER CONSENT.


Our major policies, including our policies with respect to investments, leverage, financing, growth, debt and capitalization are determined by our Board of Directors or those committees or officers to whom our Board of Directors has delegated that authority. Our Board of Directors also establishes the amount of any dividends or distributions that we pay to our stockholders. Our Board of Directors may amend or revise the listed policies, our dividend or distribution payment amounts and other policies from time to time without stockholder vote. Accordingly, the stockholders may not have control over changes in our policies.


   OUR RIGHTS AND THE RIGHTS OF OUR STOCKHOLDERS TO TAKE ACTION AGAINST OUR DIRECTORS AND OFFICERS ARE LIMITED.


Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believe to be in our best interests and with the care that an ordinary prudent person in a like position would use under similar circumstances. In addition, our Charter eliminates our directors' and officers' liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify directors and officers for liability resulting from actions taken by them in those capacitates to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.


    OUR SUCCESS DEPENDS ON KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED.

We are dependent upon the efforts of our key personnel, particularly Mr. William Bayless, our President and Chief Executive Officer, and Mr. Brian Nickel, our Executive Vice President and Chief Investment Officer. Mr. Bayless, who was one of our co-founders, has directed the company's key business segments since inception and possesses nearly 20 years of student housing development and management experience. Messrs. Bayless and Nickel each has a substantial industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, universities and industry personnel. Mr. Mark Hager, our Executive Vice President and Chief Financial Officer, possesses detailed knowledge of and experience with our financial and ancillary support operations that are critical to our operations and financial reporting obligations as a public company. Mr. Greg Dowell, our Chief of Operations, Mr. Ronnie Macejewski, our Senior Vice President -- Development and Construction, Mr. Jason Wills, our Senior Vice President -- Marketing and Business Development, and Mr. Brian Winger, our Senior Vice President -- Development, have strong industry reputations and specialized experience, which aid us in developing, acquiring and managing our properties. The loss of the services of any of such personnel could materially and adversely affect us.

    THE MAJORITY OF OUR MANAGEMENT HAVE NO EXPERIENCE OPERATING A REIT OR A PUBLIC COMPANY.


We have no operating history as a REIT or a public company. Our board of directors and executive officers will have overall responsibility for our management. While our executive and senior officers have extensive experience in real estate marketing, development, management and finance, they do not have prior experience in operating a business in accordance with the Code requirements for maintaining qualification as a REIT, operating a public company or complying with SEC regulations. Failure to maintain our REIT status would have an adverse effect on our cash available for distribution to our stockholders. Failure to properly comply with SEC regulations and requirements could impair our ability to operate as a public company.

     IN ADDITION TO THE UNDERWRITING DISCOUNTS AND ADVISORY FEES TO BE RECEIVED BY DEUTSCHE BANK SECURITIES INC., AN AFFILIATE OF DEUTSCHE BANK SECURITIES INC. MAY RECEIVE BENEFITS FROM THIS OFFERING.

In addition to the underwriting discounts and advisory fees to be received by Deutsche Bank Securities Inc., its affiliate, BT Holdings (NY), Inc., is a creditor of, and holds a security interest in certain assets of, RSVP's parent company, FrontLine Capital Group. FrontLine filed for protection from creditors pursuant to Chapter 11 of the Bankruptcy Code in June 2001. BT Holdings (NY), Inc. would therefore potentially receive benefits from this Offering to the extent Frontline received and paid to its unsecured creditors any portion of the net proceeds of this Offering or otherwise used such proceeds to repay any of its senior or secured indebtedness. To the extent proceeds are used to repay senior or secured indebtedness, proceeds from future asset sales by FrontLine may be available for distribution to BT Holdings (NY), Inc. and other unsecured creditors. Deutsche Bank Securities Inc. may therefore have an interest in the successful completion of this Offering beyond the underwriting discounts and advisory fees that it will receive.


RISKS RELATED TO THIS OFFERING

     WE MAY NOT BE ABLE TO MAINTAIN OUR INITIAL DISTRIBUTION RATE.


Our estimated initial annual distribution is expected to significantly exceed our estimated cash available for distribution to our common stockholders for the 12-month period ended March 31, 2005. Our ability to fund this distribution will depend, in part, upon the receipt of cash flow from three properties that are currently under construction and are scheduled to open in August 2004 and from development fee income, the timing and amount of which are inherently uncertain. In the event these properties do not open on schedule, we may incur additional costs to provide alternative housing arrangements for students with signed leases and such students may attempt to terminate their leases. To the extent we use our working capital or borrowings under our revolving credit facility to fund our distributions, our financial condition and our ability to access these funds for other purposes, such as the expansion of our business, could be adversely affected.

     OUR DISTRIBUTIONS WILL NOT BE ELIGIBLE FOR THE NEW LOWER TAX RATE ON DIVIDENDS EXCEPT IN LIMITED SITUATIONS.

Unlike dividends received from a corporation that is not a REIT, our distributions to individual shareholders generally will not be eligible for the new lower tax rate on dividends except in limited situations.

     WE HAVE NOT OBTAINED RECENT APPRAISALS OF THE PROPERTIES IN CONNECTION WITH THIS OFFERING.

We have not obtained recent appraisals of the properties in connection with this Offering. The price paid to our existing owners for their interests in our Predecessor Entities may exceed our properties' market value. The price paid for these interests will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the midpoint in the range referred to on the cover of this prospectus). Factors considered in determining the offering price included our Predecessor Entities' historical operations, management, estimated net income, estimated funds from operations, estimated cash available for distribution, growth prospects, and the current state of the commercial real estate industry and the economy as a whole.

     OUR VALUE, REPRESENTED BY THE PUBLIC OFFERING PRICE OF OUR SHARES, MAY EXCEED THE MARKET VALUE OF OUR PROPERTIES.



The initial public offering price of our common stock was determined in consultation with the underwriters and may not necessarily bear any relationship to our book value or the market value of our properties. As a result, our value, represented by the public offering price of our shares, may exceed the market value of our properties.

   DIFFERENCES BETWEEN THE NET TANGIBLE BOOK VALUE OF OUR ASSETS AND THE PUBLIC OFFERING PRICE OF OUR SHARES OF COMMON STOCK WILL RESULT IN AN IMMEDIATE AND MATERIAL DILUTION.

The initial public offering price of our common stock was determined in consultation with the underwriters and does not necessarily bear any relationship to our book value or the market value of our assets. As a result, our value, represented by the public offering price of our shares, may exceed the market value of our assets. As of March 31, 2004, the aggregate historical combined net tangible book value of the interests and assets to be transferred to our Operating Partnership was approximately $24.3 million, or $2.02 per share of our common stock on a fully-diluted basis. The pro forma net tangible book value per share of our common stock after the consummation of this Offering and the formation transactions will be less than the initial public offering price. You will therefore experience immediate dilution of $8.39 per share immediately after this Offering.


   OUR FORMER OWNERS WILL RECEIVE SUBSTANTIAL ECONOMIC BENEFITS FROM THIS OFFERING.


RAP will receive approximately $    million in cash from the net proceeds of
this Offering for the redemption of its interests in our Operating Partnership. This amount will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus). RAP will also receive other economic benefits as a result of the formation transactions and this Offering. RSVP will, through its significant ownership interest in RAP, including interests in RAP received in the formation transactions, be entitled to participate in a significant portion of these benefits realized by RAP. RAP and RSVP played a significant role in structuring our formation. In the course of structuring our formation, RAP and RSVP had the ability to influence the type and level of benefits that they and our executive officers would receive from us. They also had the ability to influence the other terms of the formation transactions, including, without limitation, the representations and warranties that they made to us in the formation transactions and the indemnities that they provided for breaches of such representations and warranties. Our existing investors will not own any continuing interest in us following this Offering.

In addition, RAP and RSVP will be entitled to any savings in the budgeted completion cost of our three off-campus construction properties, including any insurance proceeds that we receive with respect to the fire at University Village at Fresno that are not applied to the construction costs of University Village at TU.


We have not obtained recent appraisals of the properties in connection with this Offering. Accordingly, the price paid to RAP for its interests in our Predecessor Entities may exceed our properties' market value.

    MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR COMMON STOCK.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield in order to maintain their investment and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

    THE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of Units, or the perception that such sales might occur could adversely affect the market price of the shares of our common stock.

The exercise of the underwriters' over-allotment option, the exchange of Units for common stock, the exercise of any options or the vesting of any restricted stock granted to certain directors, executive officers and other employees under our incentive award plan, the issuance of our common stock or Units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of Units, options, shares of our common stock exercisable upon conversion of, or exchange or exercise for, other securities or reserved for issuance as restricted shares of our common stock or upon exchange of Units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

                          FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

    o  changing university admission and housing policies;

    o  adverse economic or real estate developments;

    o  general economic conditions;

    o  future terrorist attacks in the U.S. or hostilities involving the U.S.;

    o  defaults on or non-renewal of leases by student-tenants;

    o  increased interest rates and operating costs;

    o  debt levels and property encumbrances;

    o  our failure to obtain necessary third party financing;

    o decreased rental rates or increased vacancy rates resulting from competition or otherwise;

    o difficulties in identifying properties to acquire and completing acquisitions;

    o  our failure to successfully operate acquired properties and operations;

    o  our failure to successfully develop properties in a timely manner;

    o  our failure to maintain our status as a REIT;

    o environmental costs, uncertainties and risks, especially those related to natural disasters;

    o  financial market fluctuations; and

    o changes in real estate and zoning laws and increases in real property tax rates.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled "Risk Factors."

                                USE OF PROCEEDS

Assuming an offering price of $20 per share based upon the midpoint in the range of prices on the cover of this prospectus, we estimate we will receive gross proceeds from this Offering of $240.5 million and approximately $276.6 million if the underwriters' over-allotment is exercised in full. After deducting the underwriting discount, financial advisory fees and commissions, and estimated expenses of this Offering (excluding prepaid expenses), we expect net proceeds from this Offering of approximately $219.7 million and approximately $253.3 million if the underwriters' over-allotment is exercised in full.

We will contribute the net proceeds from this Offering to our Operating Partnership. In addition, prior to or simultaneously with the consummation of this Offering, we will make an initial draw under our credit facility.

If the underwriters' over-allotment option is exercised in full, we expect to use the additional net proceeds (which will be approximately $33.6 million) for working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Pending application of any portion of the net Offering proceeds, we will invest it in interest-bearing accounts and short-term, interest-bearing securities as is consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, other government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

The following table provides information related to the expected offering proceeds, revolving credit facility and uses of such proceeds. Amounts related to repayment of indebtedness and completion of construction properties were determined utilizing March 31, 2004 balances and will differ at the time of the consummation of the Offering due to principal amortization, borrowings under construction facilities and progress on our construction projects.

SOURCES   (IN THOUSANDS)                         USES   (IN THOUSANDS)
---------------------------------                -----------------------------------
Gross Offering Proceeds .........  $ 240,514     Offering Expenses:
Initial drawdown under                           Underwriting Discount .............   $  15,393
 Credit Facility ................      5,726     Structuring Fee ...................       1,443
                                                 Other Fees and Expenses ...........       4,000
                                                                                       ---------
                                                 Subtotal ..........................      20,836
                                                                                       ---------
                                                 Reduction of Indebtedness:
                                                  Repayment of Construction
                                                   Property Indebtedness ...........      30,358
                                                  Repayment of Construction
                                                   Accounts Payable ................       8,909
                                                  Repayment of Other Property
                                                   Indebtedness ....................      46,075
                                                  Payment of Accrued Interest
                                                   Payable .........................         552
                                                  Prepayment Penalties .............         533
                                                                                       ---------
                                                 Subtotal ..........................      86,427
                                                                                       ---------
                                                 Payments to RAP and Titan:
                                                  Redemption of RAP's interests in
                                                   RAPSH (1) .......................      97,501(2)
                                                  Purchase of Titan minority interest
                                                   in American Campus - Titan
                                                   Properties ......................       5,726
                                                                                       ---------
                                                 Subtotal ..........................     103,227
                                                                                       ---------
                                                 Capital to complete Construction
                                                  Properties .......................      35,000(3)
                                                 Financing Cost -- Senior Revolving
                                                  Line of Credit ...................         750
                                                 Working Capital (4) ...............          --
                                                                                       ---------
TOTAL SOURCES ...................  $ 246,240     TOTAL USES ........................   $ 246,240
                                   =========                                           =========



----------------
(1) This amount will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus).

(2) $      of this amount will be paid to our senior officers and former employees who own interests in ACP.

(3) Any savings in this item will be distributed to RAP and RSVP.

(4) Working capital needs will be met by utilizing existing working capital and funds available under the revolving credit facility.

                              DISTRIBUTION POLICY

We intend to pay regular quarterly distributions to holders of our common stock. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this Offering and ending September 30, 2004, based on $0.35 per share for a full quarter. On an annualized basis, this would be $1.40 per share, or an initial annual distribution rate of approximately 7.0% based on the initial public offering price of $20 per share, which is the mid-point of the range of prices indicated on the cover page of this prospectus. This estimated initial annual distribution is expected to significantly exceed our per-share estimated cash available for distribution to our common stockholders for the 12-month period ended March 31, 2005. Our ability to fund this distribution will depend, in part, upon the receipt of cash flow from properties that are first scheduled to open in August 2004, from continued successful leasing of our existing portfolio and from fee income from third party services, primarily development services, the timing and amount of which is inherently uncertain. To the extent these sources are insufficient, we intend to use our working capital or borrowings under our new revolving credit facility to fund these distributions.


Our estimate of cash available for distribution does not reflect:


    o cash flow from unleased beds at our construction properties that are scheduled to open in August 2004 for which we have received student applications accompanied by refundable deposits but not executed leases (see "Management's Discussion and Analysis -- Factors Expected to Affect our Operating Results -- Properties under Construction");


    o fee income from development services awards received from educational institutions but with respect to which no formal contract has yet been executed pending the receipt of project financing (see "Management's Discussion and Analysis -- Factors Expected to Affect our Operating Results -- Third Party Services", which includes a description of the award process);

    o cash to be used for capital expenditures, such as property acquisitions and development activities, other than a reserve for recurring capital expenditures at our owned properties;

    o cash estimated to be used for financing activities, other than scheduled amortization payments on mortgage indebtedness that will be outstanding upon consummation of this Offering.


Although we have included all material investing and financing activities that we have commitments to undertake as of May 31, 2004, during the twelve months ending March 31, 2005 we may undertake other investing and/or financing activities in the future. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining our initial annual rate of distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

We intend to maintain our initial distribution rate for the twelve-month period following completion of this Offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized and determined by our board of directors out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law or contained in our indebtedness or any future preferred stock. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters' over-allotment option is exercised; however, this could require us to pay distributions from net Offering proceeds.

We anticipate that, at least initially, our distributions will exceed our then current and then accumulated earnings and profits as determined for U.S. federal income tax purposes due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions will represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder under current federal income tax law to the extent those distributions do not exceed the stockholder's adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder's adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. We expect that
approximately   % of our estimated initial distribution will represent a return of capital for the tax period ended December 31, 2004. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see "Federal Income Tax Considerations."

We cannot assure you that our estimated distributions will be made at all, or at the rate estimated below, or if made, that such distributions will be sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties (including properties currently under construction) and third party services, our operating expenses, interest expense, the ability of our student-tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors."

If our properties do not generate sufficient cash flow with which to pay our estimated distributions, we will be required either to fund distributions from working capital or borrowings under our revolving credit facility or to reduce our distributions. Our revolving credit facility will contain covenants that restrict our ability to pay distributions or other amounts to our stockholders unless certain financial tests are satisfied and also will contain certain provisions restricting or limiting our ability to draw funds under the facility.

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income determined without regard to the dividends paid deduction and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including capital gains. For more information, please see "Federal Income Tax Considerations." We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to pay some distributions.

The following table describes our pro forma income for the year ended March 31, 2004, and the adjustments we have made thereto in order to estimate our initial cash available for distribution for the year ending March 31, 2005 (amounts in thousands except share data, per share data and percentages):



Pro Forma Net Income for the 12 Months Ended December 31, 2003                      $      664
Add:  Pro Forma Net Income before minority interests for the three months ended
      March 31, 2004                                                                     1,960
Less: Pro Forma Net Income before minority interests for the three months ended
      March 31, 2003                                                                    (1,769)
                                                                                    ----------
Pro Forma Net Income for the 12 Months Ended March 31, 2004                                855
Add:  Depreciation and Amortization for the 12 Months Ended March 31, 2004               9,651
Less: Net decrease in development revenue from existing contracts                       (5,363) (1)
Add:  Increases in contractual development service revenues from new contracts             487  (2)

Add:  Net increase in management services revenue from existing contracts                    1,122  (3)
Add:  Increases in management services revenue from new contracts                              554  (4)
Add:  Non-recurring compensation expense, net of contractual amounts payable
      during 12 months ending March 31, 2005                                                   579  (5)
Add:  Increase in net income before depreciation from initial operations of three
      developed properties scheduled to open in Fall 2004                                    3,592  (6)
Less: Decrease in net income before depreciation from a full year's operation of a
      participating property phase that opened in September 2003                               (83) (7)
Less: Decrease in net income before depreciation for the participating property
      Coyote Village                                                                           (84) (8)
                                                                                             -----
ESTIMATED CASH FLOWS FROM OPERATING ACTIVITIES FOR THE TWELVE MONTHS ENDING
 MARCH 31, 2005                                                                             11,310

ESTIMATED CASH FLOWS USED IN INVESTING ACTIVITIES:
Less: Annual Provision for recurring capital expenditures -- Student Housing
      Properties                                                                            (1,008) (9)
Less: Annual Provision for recurring capital expenditures -- Participating
      Properties                                                                              (450)(10)
                                                                                            ------
TOTAL ESTIMATED CASH FLOW USED IN INVESTING ACTIVITIES                                      (1,458)

ESTIMATED CASH FLOWS USED IN FINANCING ACTIVITIES:
Less: Scheduled loan principal repayments -- Student Housing Properties                     (1,576)(11)
Less: Scheduled loan principal repayments -- Participating Properties                       (1,603)(12)
                                                                                            ------
TOTAL ESTIMATED CASH FLOWS USED IN FINANCING ACTIVITIES:                                    (3,179)
                                                                                            ------
TOTAL ESTIMATED ANNUAL CASH AVAILABLE FOR DISTRIBUTION TWELVE MONTHS ENDING
 MARCH 31, 2005                                                                         $    6,673 (13)
                                                                                        =============
Our Share of Cash Available for Distribution                                                 6,587 (14)
Minority interest's share of cash available for distribution                                    86 (15)

TOTAL ESTIMATED INITIAL ANNUAL DISTRIBUTION TO SHAREHOLDERS                             $   16,835 (16)
  Estimated annual distribution per share                                               $     1.40 (17)
  Payout ratio based on estimated cash available for distribution                              256%(18)


----------------

 (1) Adjustment reflects the net decline in contractual development services revenues to be earned and recognized in the twelve months ending March 31, 2005 compared to that which was earned and recognized in the twelve months ended March 31, 2004.

  The following table schedules the change in development services revenues for the twelve months ending March 31, 2005 compared to the twelve months ended March 31, 2004, for contracts in place during the twelve months ended
  March 31, 2004.



                                                                     (IN THOUSANDS)
                                                                  -------------------
                                                                   EXISTING CONTRACTS
                                                                  -------------------
   Vista Del Campo - University of California, Irvine .........        $ (2,789)
   Williams Village - University of Colorado ..................          (1,188)
   Coyote Village - Weatherford College .......................             430
   Bayou Oaks - University of Houston .........................            (949)
   Texan Hall - Angelo State University .......................            (646)
   St. Leo University .........................................            (275)
   Texas State University Phase 2 .............................             (76)
   Sam Houston Hall - Sam Houston State .......................              72
   Lamar University Phase 4 ...................................             333
   Purdue University - Calumet ................................             (75)
   Indiana University - Purdue University, Fort Wayne .........            (200)
                                                                       --------
   Total ......................................................        $ (5,363)
                                                                       ========



 (2) Increase in contractual development service revenues for the twelve months ending March 31, 2005 due to projects commencing during that period. The Company does not anticipate any additional overhead or other expenses as a result of these new contracts.






                                                               (IN THOUSANDS)
                                                               ---------------
                                                                NEW CONTRACTS
                                                               ---------------

   Purdue University .......................................         $350
   Washington State University .............................          137
                                                                     ----
   Total ...................................................         $487
                                                                     ====




 (3) Adjustment reflects the net increase in contractual management fee revenues for the twelve months ending March 31, 2005 compared to the same period ended March 31, 2004 from contracts in place during the twelve months ended March 31, 2004, resulting from full year's fees for contracts commencing in fall 2003, and increases due to increased rental rates and occupancies.

     The following table schedules the change in management services revenues for the 12-month period ending March 31, 2005, compared to the period ended March 31, 2004 for contracts in place during the twelve months ended March 31, 2004.



                                                               (IN THOUSANDS)
                                                            -------------------
                                                             EXISTING CONTRACTS
                                                            -------------------
   Cardinal Village I - Lamar University ..................       $  635
   University Village - Savannah State ....................           22
   Towson University ......................................            2
   Winston-Salem University Rams Commons ..................            3
   Bear Creek Apartments - University of Colorado .........          141
   Bayou Oaks - University of Houston .....................           50
   Texan Hall - Angelo State University ...................           48
   Purdue University - Calumet ............................          (25)
   Campus Estates - Austin, Texas .........................          246
                                                                  ------
   Total ..................................................       $1,122
                                                                  ======

 (4) Adjustment represents increases in management services revenues from contracts commencing during twelve months ending March 31, 2005. The Company does not anticipate any additional overhead or other expenses as a result of these new contracts.



                                                                   (IN THOUSANDS)
                                                                  ---------------
                                                                   NEW CONTRACTS
                                                                  ---------------
   Coyote Village - Weatherford College .......................         $ 59
   Vista Del Campo - University of California, Irvine .........          310
   Indiana University - Purdue University, Fort Wayne .........          110
   Viking Hall - Cleveland State University ...................           75
                                                                        ----
   Total ......................................................         $554
                                                                        ====




 (5) Non-recurring compensation expense related to the former severed chief executive officer representing $1.0 million charged to expense in 2003, offset by the amounts to be paid during the twelve months ending March 31, 2005.

 (6) Represents expected net income before depreciation from leasing activities related to three projects for the eight-month period from expected opening in August 2004 thru March 2005, as follows:




                                                                       AVERAGE         AVERAGE MONTHLY
                                                                       MONTHLY      HISTORICAL PORTFOLIO     NET INCOME BEFORE
                                                                         PER          OPERATING EXPENSE        DEPRECIATION
                                             TOTAL       SIGNED      BED RENTAL              PER               CONTRIBUTION
                                              BEDS     LEASES(A)       RATE(A)        OCCUPIED BED (B)              (C)
                                            -------   -----------   ------------   ----------------------   ------------------
   University Village at Fresno .........    406         188        $501            $ 248                       $  380,512
   University Village at San
     Bernardino(d) ......................    480         352        $664            $ 248                       $1,191,424
   University Village at TU(e) ..........    749         732        $612            $ 267 (f)                   $2,020,320
                                                                                                                ----------
   Total ................................                                                                       $3,592,256

  ----------------

    (a)  Reflects beds leased as evidenced by signed leases as of May 28, 2004.
         As of May 28, 2004, we have also received an additional 94 applications with refundable deposits for these properties (30 for University
         Village at Fresno, 62 for University Village at San Bernardino and two at University Village at TU).

    (b) Represents the highest monthly average operating cost per occupied bed at our off-campus properties for the three year period ended December
         31, 2003.

    (c)  Calculated as Average Monthly Per Bed Rental Rate less Average Monthly
         Historic Portfolio Operating Expense Per Occupied Bed multiplied by 8 months (August 2004 thru March 2005) multiplied by the number of signed leases.

    (d) The California State University has an option to purchase the University Village at San Bernardino for $28.3 million. We believe the university will seek approval to exercise this option.

    (e) Under the terms of the Bed Leasing Agreement with Temple University, the University has committed to procure tenants for 400 beds at the average rental rate of all leased beds. To the extent the University does not procure such tenants by the day on which rent is first due, the University must pay the applicable rent. See "Business and Properties -- Our Properties -- University Village at TU, Philadelphia,
         Pennsylvania."

    (f) In addition to the operating cost described in (b) above, $19 is included to reflect the amount of participating rent owed under the terms of the ground lease with the University, expressed on a per bed basis.



See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Expected to Affect Our Operating Results -- Properties under Construction" contained elsewhere in this prospectus for further discussion.

    (7) A 210 bed phase was opened at a participating property in September 2003. Accordingly the twelve months ended March 31, 2004 included seven months operations of this phase. Adjustment reflects the impact on net income before depreciation for its operations during the five months from April 2004 through August 2004. These are the months during which only summer school is in session.

    (8) As contemplated in the structuring of our ground lease with Weatherford College for the construction of Coyote Village, the facility lease was transferred to the college in April of 2004. This adjustment reflects the reduction in net income from this participating property for the period September 2003 (opening) through March 31, 2004.

    (9) Represents recurring capital expenditures for off-campus owned student housing properties based on historic average recurring capital expenditures calculated as follows:







                                                                    2003             2002            2001
                                                               --------------   --------------   ------------
   Recurring Capital Expenditures ..........................    $ 1,154,384      $ 1,092,397      $ 688,910
   Beds (At December 31) ...................................          6,070            6,070          5,338
   Average Recurring Capital Expenditures Per Bed ..........    $       190      $       180      $     129



   Average recurring capital expenditures for the three years ended December
    31, 2003 approximated $166 per bed and excludes the three properties under construction and University Village at Boulder Creek, a new property that has not yet required recurring capital expenditures.

(10) Represents recurring capital expenditures for on-campus participating properties based on historic average recurring capital expenditures calculated as follows:



                                                                   2003           2002           2001
                                                               ------------   ------------   ------------
   Recurring Capital Expenditures ..........................    $ 418,326      $ 593,263      $ 290,639
   Beds (at December 31) ...................................        4,167          3,957          3,957
   Average Recurring Capital Expenditures Per Bed ..........    $     100      $     150      $      73




     Average recurring capital expenditures for the three years ended December 31, 2003 approximated $108.

(11) Represents required mortgage loan payments for owned off-campus student housing properties after the repayment of certain loans with proceeds from this Offering.

(12) Represents required payments under bond and loan agreements for our on-campus participating properties, which are generally non-recourse and/or subject to a break-even guarantee from the related university system.

(13) Reflects estimated cash flows less cash flow used in financing and investing activities.

(14) Reflects our 98.7% share of estimated cash flows.

(15) Represents the 1.3% minority interest held by Profit Interest Unit holders' share of cash flows.

(16) Estimated initial distribution calculated by multiplying the assumed issued shares of 12,025,700 by the assumed offering price of $20 by the assumed distribution rate of 7.0%.

(17) Per share distribution calculated by multiplying the assumed per share offering price of $20 by the assumed distribution rate of 7.0%.

(18) Payout ratio calculated by dividing the estimated initial annual distribution to shareholders by the estimated annual cash available for distribution.

                                CAPITALIZATION

The following table sets forth the historical combined capitalization of the Predecessor Entities as of March 31, 2004 and our pro forma consolidated capitalization as of March 31, 2004, adjusted to give effect to the formation transactions, this Offering, the use of the net proceeds from this Offering, borrowings under our revolving credit facility and cash released in connection with this Offering as set forth in "Use of Proceeds." You should read this table in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and our consolidated financial statements and the notes to our financial statements appearing elsewhere in this prospectus.



                                                                           (IN THOUSANDS)
                                                           ----------------------------------------------
                                                                                    PRO FORMA AS
                                                                                    ADJUSTED FOR
                                                                                      IMPACT OF
                                                                                      FORMATION
                                                              HISTORICAL            BORROWING AND
                                                              COMBINED AT             OFFERING
                                                            MARCH 31, 2004          TRANSACTIONS
                                                           ----------------   ------------------------
Mortgages and Other Secured Loans(1) ...................       $287,285           $    205,149 (1)
Minority Interests(1) ..................................            223                  1,919 (2)
Owners' Equity .........................................         28,311                     --
Preferred Stock, $0.01 par value, 200,000,000 shares
 authorized, none issued or outstanding ................             --                     --
Common Stock, $0.01 par value, 800,000,000 shares
 authorized, 12,025,700 shares issued and outstanding on
 a pro forma basis .....................................             --                    120
Additional Paid in Capital and stockholders'/owner's
 equity ................................................             --                143,642
                                                               --------           ------------
Total Stockholders' Equity .............................         28,311                143,762
                                                               --------           ------------
Total Capitalization ...................................       $315,819           $    350,830
                                                               ========           ============


----------------

(1) Includes $8.3 million of construction debt related to the Weatherford College facility lease which was assigned to the Lessor in April 2004.

(2) The historical minority interest of approximately $223,000 held by Titan was acquired. The pro forma minority interest reflects the issuance of PIUs representing a 1.3% minority interest.

                                   DILUTION

Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of net tangible book value of their common stock from the initial public offering price. At March 31, 2004, we had a tangible net book value of approximately $24.3 million or $2.02 per share of our common stock assuming our predecessor owners interests were exchanged for shares of our common stock on a one-for-one basis. After giving effect to the sale of shares of our common stock offered hereby, the deduction of underwriting discounts and commissions and other estimated offering and formation transaction expenses, the receipt by us of the net proceeds of this Offering and the use of these funds by our Operating Partnership as described in our pro forma financial statements included elsewhere in this prospectus, the pro forma net tangible book value at March 31, 2004 attributable to the common stockholders would have been $139.7 million or $11.61 per share of common stock. This amount represents an immediate dilution in pro forma net tangible book value of $8.39 per share from the public offering price of $20 per share of our common stock, which is the mid-point of the range of prices indicated on the front cover of this prospectus, to new public investors. The following table illustrates this per share dilution (1):




Assumed Initial Offering Price Per Share ......................................                               $  20.00
Net tangible book value per share before the formation transactions, acquisition of minority interests in the American Campus - Titan properties, distribution of properties and cash to predecessor owners, and this offering
(2) ...........................................................................                  $  2.02
Net tangible book value per share after the effect of the formation transactions, acquisition of minority interests in the American Campus - Titan properties, repayment of certain obligations, and distribution of properties to
predecessors owners, but before this offering (3) .............................     $ (0.34)
Increase in pro forma net tangible book value per share attributable to this
offering (4) ..................................................................       18.27
Decrease in pro forma net tangible book value per share attributable to the
distribution of cash to predecessor owners (5) ................................       (8.17)
Decrease in pro forma net tangible book value per share attributable to the grant of a 1.3% minority interest in our Operating Partnership to certain
members of senior management in the form of Profit Interest Units (6) .........       (0.17)
Net increase in pro forma net tangible book value per share attributable to the formation transactions, distribution, acquisitions, repayment of debt, and
this offering .................................................................                     9.59
Pro Forma net tangible book value per share ...................................                                  11.61
                                                                                                              --------
Dilution in pro forma net tangible book value per share to new investors ......                               $   8.39
                                                                                                              ========



----------------
(1) The number of shares and units reflected in the calculations above assumes that the initial public offering price of our common stock is at the mid-point of the range of prices set forth on the cover page of this prospectus. If we were to price below the range, we would either borrow additional funds under our revolving credit facility or increase the amount of shares in this Offering and decrease the amount of cash to be given to contributors in exchange for the assets contributed by them in the formation transactions. We may choose to not consummate this Offering at prices below the bottom of the range. We do not currently anticipate changing the number of shares if we price above the range of prices set forth on the cover page of this prospectus.


(2) Net tangible book value per share is calculated as follows:






        Net book value at March 31, 2004 ........................  $ 28,311,000
        Less deferred finance costs (Intangible Asset) ..........    (4,026,000)
                                                                   ------------
        Net tangible book value .................................  $ 24,285,000
        Number of shares to be issued in the Offering ...........    12,025,700
        Net tangible book value per share .......................  $       2.02


(3) The net tangible book value per share prior to the effect of the offering, distribution of cash to predecessor owners, and grant of a minority interest to certain members of our senior management was impacted by the following transaction:



TRANSACTION                                                                         IN THOUSAND    PER SHARE
---------------------------------------------------------------------------------- ------------- ------------
        Transfer of certain properties to predecessors owners ....................   $  (2,194)   $   (0.18)
        Acquisition of minority interest held by Titan ...........................         223         0.01
        Write off of unamortized deferred finance costs and expense prepayment
         penalty in conjunction with the repayment of certain debt ...............      (2,085)       (0.17)
                                                                                     ---------    ---------
        Total decrease in tangible book value ....................................   $  (4,056)   $   (0.34)



(4) Increase in net tangible book value per share attributable to this offering is computed as follows:



        Assumed shares .........................................      12,025,700
        Assumed offering price .................................  $        20.00
        Assumed Gross Proceeds .................................  $  240,514,000
        Less "Offering Costs" ..................................  $  (20,835,980)
        Assumed net offering proceeds ..........................  $  219,678,020
        Increase in net tangible book value per share ..........  $        18.27



(5) Expected distribution to predecessor owners approximately $98,251,000 or $8.17 per share.

(6) Grant of profit interests in our Operating Partnership to certain members of our senior management creating a 1.3% minority ownership in our Operating Partnership.

                            SELECTED FINANCIAL DATA

The following table sets forth our summary selected financial and operating data on an unaudited pro forma basis and on a historical basis for the Predecessor Entities. We have not presented historical information for American Campus Communities, Inc. because we have not had any corporate activity since our formation and because we believe that a discussion of the results of American Campus Communities, Inc. would not be meaningful. The Predecessor Entities combined historical financial information includes:

    o the development and management service operations and real estate operations of American Campus Communities, LLC;

    o the real estate operations of RAP Student Housing Properties, LLC (RAPSH) and its subsidiaries (including The Village at Riverside, which we will not own after the formation transactions and completion of this Offering and Coyote Village, which was transferred to Weatherford College in April
       2004); and

    o the joint venture properties and operations of American Campus - Titan, LLC and American Campus - Titan II, LLC.

You should read the following summary selected financial data in conjunction with the Predecessor Entities' combined historical financial statements and our pro forma consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

The Predecessor Entities' historical combined balance sheet information as of December 31, 2003 and 2002, and combined statements of operations information for the years ended December 31, 2003, 2002 and 2001, have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus.

The Predecessor Entities' unaudited historical combined balance sheet information as of March 31, 2004 and combined statement of operations for the three months ended March 31, 2004 and 2003 are derived from our unaudited historical combined financial statements which we believe include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2004 are not necessarily indicative of the results to be obtained for the full fiscal year.

Our unaudited summary selected pro forma consolidated statements of operations, for the three months ended March 31, 2004 and for the year ended December 31, 2003, assumes the completion of this Offering, the formation transactions and the repayment of certain indebtedness as contemplated under "Use of Proceeds" occurred as of the beginning of the periods indicated, and the summary selected pro forma consolidated balance sheet is presented as if this Offering, the formation transactions, and the repayment of certain indebtedness had been consummated on March 31, 2004, and therefore reflects certain assumptions that are described in Notes to Pro Forma Condensed Consolidated Financial Statements beginning on page F-6. The pro forma information does not purport to represent what our financial condition or results of operations actually would have been had this Offering, the formation transactions and the repayment of certain indebtedness, in fact, occurred on such date or at the beginning of the periods indicated, or to project our financial condition or results of operations at any future date or for any future period.

STATEMENT OF OPERATIONS DATA:



                                   (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE DATA)
                                                                            YEAR ENDED
                                       THREE MONTHS ENDED MARCH 31,        DECEMBER 31,
                                  -------------------------------------- ----------------
                                      PRO FORMA                              PRO FORMA
                                        2004          2004       2003          2003
                                  ---------------- ---------- ---------- ----------------
                                               (UNAUDITED)                  (UNAUDITED)
Revenues:
Rental revenue ..................   $    13,603     $ 14,102   $ 13,786    $    48,516
Third party services ............         2,082        2,070      1,834          9,184
Other income ....................            (5)          --         27             12
                                    -----------     --------   --------    -----------
 Total revenues .................        15,680       16,172     15,647         57,712
Operating expenses:
Facility operating expenses .....         5,381        5,680      5,678         23,277
Third party development and
 management services ............         1,265        1,265      1,252          5,389
General and administrative ......           849          474        405          4,278
Depreciation ....................         2,249        2,346      2,316          8,828
Ground lease expense ............           175          175        129            584
                                    -----------     --------   --------    -----------
  Total operating expenses                9,919        9,940      9,780         42,356
                                    -----------     --------   --------    -----------
Operating income ................         5,761        6,232      5,867         15,356
Nonoperating income and
 expenses:
 Interest income ................            13           14         25             71
 Interest expense ...............        (3,643)      (4,575)    (4,397)       (14,171)
 Amortization - deferred
  finance costs .................          (163)        (163)      (136)          (584)
 Income tax .....................            (8)          --         --             (8)
                                    -----------     --------   --------    -----------
  Total nonoperating
   expenses, net ................        (3,801)      (4,724)    (4,508)       (14,692)
Minority interest in (income)
 losses .........................           (25)          21        (12)           (13)
                                    -----------     --------   --------    -----------
Net income (loss) ...............   $     1,935     $  1,529   $  1,347    $       651
                                    ===========     ========   ========    ===========
Pro Forma basic earnings per
 share (unaudited) (1) ..........   $      0.16                            $      0.05
Pro Forma diluted earnings
 per share (unaudited) (2) ......   $      0.16                            $      0.05
Pro Forma weighted average
 common shares outstanding
 - basic (unaudited) ............    12,025,700                             12,025,700
Pro Forma weighted average
 common shares outstanding
 - diluted (unaudited) ..........    12,181,010                             12,181,010

                                      (IN THOUSANDS, EXCEPT FOR SHARES AND PER SHARE DATA)
                                                    YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------------------
                                               HISTORICAL -- PREDECESSOR ENTITIES
                                  ------------------------------------------------------------
                                      2003        2002        2001        2000        1999
                                  ----------- ----------- ----------- ----------- ------------
Revenues:
Rental revenue ..................  $  50,765   $  48,984   $  39,907   $ 22,587     $  9,527
Third party services ............      9,128       6,019       3,910      2,558        1,560
Other income ....................         28         355          88         --            2
                                   ---------   ---------   ---------   --------     --------
 Total revenues .................     59,921      55,358      43,905     25,145       11,089
Operating expenses:
Facility operating expenses .....     24,503      24,220      18,727      9,712        4,319
Third party development and
 management services ............      5,389       4,441       3,373      1,955        1,593
General and administrative ......      2,778       2,001       1,659      1,492          675
Depreciation ....................      9,214       8,412       6,951      4,300        2,318
Ground lease expense ............        584         664         631         11           50
                                   ---------   ---------   ---------   --------     --------
  Total operating expenses            42,468      39,738      31,341     17,470        8,955
                                   ---------   ---------   ---------   --------     --------
Operating income ................     17,453      15,620      12,564      7,675        2,134
Nonoperating income and
 expenses:
 Interest income ................         85         167         350        304           12
 Interest expense ...............    (17,911)    (17,392)    (15,557)    (9,404)      (4,153)
 Amortization - deferred
  finance costs .................       (587)       (564)       (406)      (467)         (50)
 Income tax .....................         --          --          --         --           --
                                   ---------   ---------   ---------   --------     --------
  Total nonoperating
   expenses, net ................    (18,413)    (17,789)    (15,613)    (9,567)      (4,191)
Minority interest in (income)
 losses .........................         16          30         110         20           --
                                   ---------   ---------   ---------   --------     --------
Net income (loss) ...............  $    (944)  $  (2,139)  $  (2,939)  $ (1,872)    $ (2,057)
                                   =========   =========   =========   ========     ========
Pro Forma basic earnings per
 share (unaudited) (1) ..........
Pro Forma diluted earnings
 per share (unaudited) (2) ......
Pro Forma weighted average
 common shares outstanding
 - basic (unaudited) ............
Pro Forma weighted average
 common shares outstanding
 - diluted (unaudited) ..........

BALANCE SHEET DATA (AT PERIOD END):



                                                                    (IN THOUSANDS)
                                 AS OF MARCH 31, 2004                         AS OF DECEMBER 31,
                                ----------------------- ---------------------------------------------------------------
                                                                       HISTORICAL - PREDECESSOR ENTITIES
                                 PRO FORMA              ---------------------------------------------------------------
                                  COMPANY   HISTORICAL      2003        2002         2001         2000         1999
                                ---------- ------------ ----------- ------------ ------------ ------------ ------------
                                      (UNAUDITED)
Student housing properties, net  $301,790    $309,656    $292,620    $ 279,428    $ 265,989    $ 202,874    $ 119,036
Other assets, net .............    70,386      37,327      37,946       28,230       29,648       14,275       13,099
                                 --------    --------    --------    ---------    ---------    ---------    ---------
Total assets ..................  $372,176    $346,983    $330,566    $ 307,658    $ 295,637    $ 217,149    $ 132,135
                                 ========    ========    ========    =========    =========    =========    =========
Construction debt and accounts
 payable ......................  $     --    $ 39,095    $ 23,645    $   1,167    $  18,925    $  21,922    $   1,123
Mortgage notes ................   135,761     187,584     188,067      189,884      156,584      117,715       58,538
Bonds .........................    61,010      61,010      61,010       57,865       58,940       38,640       39,270
Other liabilities .............    29,724      30,760      29,934       22,932       20,485       13,242       10,997
                                 --------    --------    --------    ---------    ---------    ---------    ---------
Total liabilities .............   226,495     318,449     302,656      271,848      254,934      191,519      109,928
Minority interests ............     1,919         223         252          284          131           23           --
Owners' equity ................   143,762      28,311      27,658       35,526       40,572       25,607       22,207
                                 --------    --------    --------    ---------    ---------    ---------    ---------
Total liabilities and owners'
 equity .......................  $372,176    $346,983    $330,566    $ 307,658    $ 295,637    $ 217,149    $ 132,135
                                 ========    ========    ========    =========    =========    =========    =========



OTHER DATA:



                                                  (IN THOUSANDS)
                                                                    YEAR ENDED
                                                                     DECEMBER
                                     THREE MONTHS ENDED MARCH 31,      31,
                                    ------------------------------- ----------
                                     PRO FORMA      HISTORICAL       PRO FORMA
                                      COMPANY   -------------------   COMPANY
                                        2004       2004      2003      2003
                                    ----------- --------- --------- ----------
                                         (UNAUDITED)
FUNDS FROM OPERATIONS: (3)
Net income (loss) before
 minority interest ................    $1,960    $1,508    $1,359     $  662
Plus depreciation .................     2,180     2,277     2,251      8,551
                                       ------    ------    ------     ------
Funds from operations (3) (4) .....    $4,140    $3,785    $3,610     $9,213
                                       ======    ======    ======     ======

                                                            (IN THOUSANDS)
                                                       YEAR ENDED DECEMBER 31,
                                    --------------------------------------------------------------
                                                  HISTORICAL - PREDECESSOR ENTITIES
                                    --------------------------------------------------------------
                                       2003        2002         2001         2000         1999
                                    ---------- ------------ ------------ ------------ ------------
FUNDS FROM OPERATIONS: (3)
Net income (loss) before
 minority interest ................   $ (960)    $ (2,169)    $ (3,049)    $ (1,892)    $ (2,057)
Plus depreciation .................    8,937        8,233        6,807        4,188        2,258
                                      ------     --------     --------     --------     --------
Funds from operations (3) (4) .....   $7,977     $  6,064     $  3,758     $  2,296     $    201
                                      ======     ========     ========     ========     ========



                                            THREE MONTHS ENDED
                                                MARCH 31,
                                        --------------------------
                                                HISTORICAL
                                        --------------------------
                                             2004         2003
                                        ------------- ------------
                                               (UNAUDITED)
CASH FLOW INFORMATION:
Net cash provided by operations .......   $   5,498     $  3,474
Net cash (used in) investing ..........   $ (19,213)    $ (4,401)
Net cash provided by financing ........   $  12,742     $  3,513

                                                                 AS OF DECEMBER 31,
                                        ---------------------------------------------------------------------
                                                          HISTORICAL - PREDECESSOR ENTITIES
                                        ---------------------------------------------------------------------
                                             2003          2002          2001          2000          1999
                                        ------------- ------------- ------------- ------------- -------------
CASH FLOW INFORMATION:
Net cash provided by operations .......   $   6,258     $   7,959     $   5,338     $   3,577     $   1,512
Net cash (used in) investing ..........   $ (33,737)    $ (21,678)    $ (68,540)    $ (87,652)    $ (44,087)
Net cash provided by financing ........   $  22,141     $  11,335     $  72,832     $  84,215     $  43,997



SELECTED PROPERTY INFORMATION (5):



                           AS OF MARCH 31,                             AS OF DECEMBER 31,
                      -------------------------   -------------------------------------------------------------
                          2004          2003          2003          2002          2001         2000       1999
                      -----------   -----------   -----------   -----------   -----------   ----------   ------
Units .............       3,643         3,459         3,567         3,459         3,377        2,781     1,461
Beds ..............      10,826        10,336        10,546        10,336        10,027        8,232     4,668
Occupancy .........        91.0%         92.4%         91.5%         91.0%         93.5%        93.3%     N/A


----------------

(1) Pro Forma basic earnings per share is computed assuming this Offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this Offering.

(2) Pro Forma diluted earnings per share is computed assuming this Offering was consummated as of the first day of the period presented. Pro Forma diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock to be outstanding and common equivalent shares outstanding after this Offering.

(3) As defined by NAREIT, funds from operations or FFO represents income (loss) before allocation to minority interest (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

  We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

(4) We believe it is appropriate to make certain adjustments to FFO to appropriately reflect the effect of our on-campus participating properties. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

(5) Includes the Village at Riverside and Coyote Village, but does not include three properties currently under construction.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, related notes and other financial information appearing elsewhere in this prospectus. Where appropriate, the following discussion includes an analysis of the effects of the formation transactions and this Offering. These effects are reflected in the pro forma combined financial statements located elsewhere in this prospectus. This discussion also analyzes the effects of certain matters that may occur following the completion of this Offering.


OVERVIEW


We are a fully integrated, self-administered, and self-managed equity REIT engaged in the development, acquisition, ownership, and operation of high quality student housing properties. We also provide student housing development and management services to universities, charitable foundations and others. We are one of the largest private owners, developers and managers of high-quality student housing properties in the United States in terms of total beds owned, developed and under management.


We were formed in connection with this Offering to continue the student housing business of our Predecessor Entities that commenced in 1993. As part of the transactions relating to our formation, RAPSH will redeem all of the interests
of RAP in RAPSH for $    million in cash and thereby assume ownership of
substantially all of the properties and operations of our Predecessor Entities.

One property previously owned by these Predecessor Entities (The Village at Riverside) will be distributed to an entity owned by RAP and RSVP and will therefore not become a part of our portfolio. We will be granted a four-year option to purchase this property and will continue to manage it following this Offering. We did not acquire this property as part of our formation transactions because the considerable oversupply of multi-family properties in its submarket have negatively impacted its operating results and prospects, and we therefore believe that our ownership of this property at this time would be inconsistent with our growth strategy.

We will also acquire the minority interests held by Titan in the American Campus - Titan Properties for approximately $5.7 million in cash to be drawn from our revolving credit facility, and we will restructure the terms of our joint venture with Titan with respect to our future joint development activities. We do not intend to acquire any other third party property interests prior to or in conjunction with this Offering.

We will use approximately $86.4 million of the proceeds of this Offering to repay $76.5 million in property-related indebtedness and related expenses which, as of March 31, 2004, had a weighted average interest rate of approximately 6.5%.

We will elect to be taxed as a REIT for federal income tax purposes commencing with our tax year ending December 31, 2004.

We will account for the formation transactions as a reorganization of entities under common control in a manner similar to a pooling of interests. We will account for our cash purchase of additional interests in the American Campus - Titan Properties using the purchase method of accounting.

Our historical financial data represents the combined historical financial data for our Predecessor Entities and therefore includes The Village at Riverside and reflects Titan's minority ownership interest in the American Campus - Titan Properties as well as our pre-Offering levels of indebtedness. The information contained in this Management's Discussion and Analysis section reflects our historical information, as adjusted for the formation transactions and this Offering.

     IMPACT OF CONSTRUCTION PROPERTIES


Our revenues are derived primarily from the ownership and operation of our off-campus student housing properties. These revenues have grown from approximately $26.2 million in 2001 to $32.3 million in 2002 and $33.8 million in 2003. We currently have three off-campus properties under construction that are scheduled to open in Fall of 2004 and therefore have not been reflected in our historical or pro-forma operating results. When completed, these construction properties will increase the number of our units by 26.4% from 1,728 to 2,185 and increase the number of our beds by 27.4% from 5,971 to 7,606. We therefore expect that these construction properties will have a material effect on our future results of operations. See "-- Factors Expected to Affect our Operating Results" below, which provides information that is intended to assist prospective investors in considering the possible effect that the completion and leasing of these properties may have on our results of operations in 2004 and thereafter.

     STRUCTURE OF ON-CAMPUS PARTICIPATING PROPERTIES


We operate four on-campus student housing properties under participating ground leases with the related university systems. These properties comprise 35.4% of our owned beds. The following table reflects the contribution to our consolidated income and expense of our owned on-campus student housing properties in each of 2003, 2002 and 2001 and for the three months ended March 31, 2004. These results include the contribution of certain on-campus properties that were developed by us and by pre-arrangement transferred to the university after the necessary financing had been secured:



                                              THREE MONTHS
                                                  ENDED
                                                MARCH 31,                      IN THOUSANDS
                                          ---------------------   ---------------------------------------
                                                                          YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------------
                                             2004        2003       2003(2)       2002(3)       2001(4)
                                          ---------   ---------   -----------   -----------   -----------
Revenues ..............................    $5,614      $5,522      $ 17,032      $ 16,737      $ 13,669
Direct Operating Expenses (1) .........     1,785       1,734         7,517         7,273         5,560
Depreciation ..........................       854         798         3,270         3,158         2,683
Amortization ..........................        66          38           181           154           133
Ground Lease Expense ..................       175          15           584           664           632
                                           ------      ------      --------      --------      --------
NET OPERATING INCOME ..................     2,734       2,937         5,480         5,488         4,661
Interest Expense ......................     1,449       1,367         5,293         5,291         4,853
                                           ------      ------      --------      --------      --------
NET INCOME (LOSS) .....................    $1,285      $1,570      $    187      $    197      $   (192)
                                           ======      ======      ========      ========      ========

----------------

(1) Excludes property management fees of approximately $800,000 in each of 2001, 2002 and 2003 and $272,000 in the three months ended March 31, 2004 that were paid to us. This expense and the corresponding fee revenue recognized by us have been eliminated in consolidation. Also excludes allocation of expense related to corporate management and oversight.

(2) Includes results of Coyote Village that opened in August 2003 and was transferred to Weatherford College on April 1, 2004.

(3) Includes results of Cardinal Village II that opened in August 2002 and was transferred to Lamar University in December of that year.

(4) Includes results of Cardinal Village I that opened in August 2001 and was transferred to Lamar University in December of that year.

Under our participating ground leases, we receive an annual distribution representing 50% of these properties' net cash available for distribution after payment of operating expenses (which includes our management fees), debt service (which includes repayment of principal) and capital expenditures. In 2003, 2002 and 2001, our share of these net cash distributions was approximately $0.6 million, $0.7 million and $0.6 million, respectively. We also manage these properties under multi-year management agreements and received management fees of approximately $0.8 million in each of those years, and $0.3 million in the three months ended March 31, 2004.

We do not have access to the cash flows and working capital of these participating properties except for the annual net cash distribution as described above. Additionally, a substantial portion of these properties' cash flow is dedicated to capital reserves required under the applicable property indebtedness and to the amortization of such indebtedness. These amounts do not increase our economic interest in these properties since our interest, including our right to share in the net cash available for distribution from the properties, terminates upon the amortization of their indebtedness.

Our economic interest in these properties is therefore limited to our interest in the net cash flow and management fees from these properties. Accordingly, when considering these properties' contribution to our operations, we believe that prospective investors should focus upon our share of these properties' net cash available for distribution and the management fees that we receive from these properties rather than upon their contribution to our gross revenues and expenses for financial reporting purposes.

Three of our on-campus participating properties are encumbered by $61.0 million of taxable insured bond financing that are without recourse to us. The fourth property (Cullen Oaks) is currently encumbered by $17.2 million of construction indebtedness. The university is obligated to us to lease beds at this property for an amount sufficient to pay all property expenditures, including debt service. In turn, we have guaranteed payment of this property's indebtedness. This construction financing matures in 2008, and we anticipate that we will refinance it on or before its maturity with non-recourse bond or other long-term financing, although there can be no assurance that we will be able to do so on favorable terms or at all.

FACTORS EXPECTED TO AFFECT OUR OPERATING RESULTS

     UNIQUE LEASING CHARACTERISTICS

Student housing properties are typically leased by the bed on an individual lease liability basis, unlike multi-family housing where leasing is by the unit. Individual lease liability limits each resident's liability for his or her own rent without liability for a roommate's rent. A parent or guardian is required to execute each lease as a guarantor unless the resident provides adequate proof of income. The number of lease contracts that we administer are therefore equivalent to the number of beds occupied not the number of units.

Due to our predominantly private bedroom accommodations, the high level of student oriented amenities offered at our properties and the individual lease liability for our residents and their parents, we believe that we typically command higher per-unit and per-square foot rental rates than most multi-family properties in the same markets. We are also typically able to command higher rental rates than on-campus student housing, which tend to offer properties with fewer amenities as a lower cost alternative.

Unlike traditional multi-family housing, most of our leases commence and terminate on the same dates. In the case of our typical 12-month leases, these dates coincide with the commencement of the universities' fall academic term and typically terminate at the completion of the last subsequent summer school session. As such, we must re-lease each property in its entirety each year, resulting in significant turnover in our tenant population from year to year. In 2003, approximately 71.3% of our beds were leased to students who were first-time residents at our properties. As a result, we are highly dependent upon the effectiveness of our marketing and leasing efforts during the annual leasing season that typically begins in January and ends in August of each year. Our properties' occupancy rates are therefore typically stable during the August to July academic year but are susceptible to fluctuation at the commencement of each new academic year, which may be greater than the fluctuation in occupancy rates upon expiration of traditional multi-family leases. See "-- Recent Trends and Events -- Leasing Activity" below for a comparison of our leasing activity to date for the 2004-5 academic year and our leasing activity for the 2003-4 academic year.

We maintain students with outstanding balances in our receivable subsidiary system for a number of years to ensure we are able to collect should the student attempt to return to school or request a transcript to attend a different school, as it is not uncommon for students to leave school but return for a later semester or academic year, or attempt to be admitted to another institution in a later semester or academic year. While this methodology results in seemingly high gross receivable balance and allowance for doubtful account balance, because we review and adjust our allowance for doubtful accounts on a monthly basis and recognize the appropriate charge to expense for amounts determined to be doubtful as to collectibility, our methodology of maintaining accounts for a longer period of time does not impact the appropriate expense recognition in our operations. Over time, the increase in the allowance will level off as accounts will be charged off.

     PROPERTIES UNDER CONSTRUCTION

Three of our properties are currently under construction: University Village at Fresno (Fresno, CA), University Village at San Bernardino (San Bernardino, CA), and University Village at TU (Philadelphia, PA). Our results of operations and ability to make our contemplated distribution payments to shareholders will, to a significant extent, be dependent upon the results of operations from these properties. These results cannot be predicted with certainty. The amount of revenues to be realized from these properties in 2004 will be contingent upon a number of factors, including the completion of their construction on budget and in time for commencement of the 2004-2005 academic year in Fall 2004 and their successful lease-up at the anticipated monthly rental per bed. See "Risk Factors -- Three of our properties are under construction and we may encounter delays in completion or experience cost overruns." The information provided in this section is intended to assist prospective investors in considering the possible effect that the completion and leasing of these properties may have on our results of operations in 2004 and thereafter.

The following table sets forth certain information about our construction properties as of May 28, 2004, which information should be considered when considering the rental revenues that may be generated at these properties for the 2004-5 academic year that commences in Fall 2004:



                                                                  AVERAGE
                                                                  MONTHLY       LEASED          BEDS UNDER        ON-CAMPUS
PROPERTY                                               BEDS      RENT (1)      BEDS (2)      APPLICATION (3)     CAPACITY (4)
--------------------------------------------------   --------   ----------   ------------   -----------------   -------------
University Village at Fresno (5) .................      406       $  501          188              30                4.9 %
University Village at San Bernardino (6) .........      780          664          352              62                6.2 %
University Village at TU .........................      749          701          732(7)            7               13.7%
                                                        ---       ------        -----              --
TOTAL ............................................    1,935       $1,866        1,272              99
                                                      =====       ======        =====              ==


----------------

(1) Weighted average monthly rent for Leased Beds for 2004-5 academic year, commencing Fall 2004. See the individual description for each of these properties under "Business and Properties."

(2) Beds leased for 2004-5 academic year.

(3) Beds (other than Leased Beds) for which we have received applications with refundable deposits for the 2004-5 academic year.

(4) Percentage of total 2003 enrollment at the particular university that can be housed on-campus. See "Industry Outlook -- Limited Housing Supply" for a discussion of each property's competition from on-campus and off-campus properties.

(5) We are party to a 2-year agreement with the University pursuant to which we will be the exclusive approved off-campus student housing property recommended by the University to prospective students and parents.

(6) We are party to an affiliation agreement with the University pursuant to which it will actively assist in our direct marketing efforts for this property.

(7) Of our 749 beds, Temple University has agreed to master lease up to 400 beds that they intend to make available to their students as part of their annual "Housing Lottery." Students who are eligible to lease these Lottery Beds will execute a lease directly with us. To the extent that all 400 Lottery Beds are not leased by eligible students prior to the commencement of the 2004 -- 2005 lease period, Temple University will lease and pay rent on the remaining unleased beds. The total includes these 400 lottery beds.

Occupancy at these properties during the 2004-5 academic year, beyond the number of leased beds indicated above, cannot be predicted with certainty at this time. However, we believe that the information regarding on-campus capacity is important when considering the extent of competition that these construction properties will initially face from on-campus student housing. For a further discussion of the competitive market for each of these properties, see the specific property description under "Business and Properties."

Based on our historical experience at our other off-campus properties, we believe that student applications accompanied by refundable deposits have been an effective indicator of ultimate leasing at these properties. During the 2003-4 academic year leasing period for our owned off-campus properties, we received 5,788 applications, 5,400 of which were converted to leases, representing a conversion rate of 93.3%. See also "Recent Trends and Events -- Leasing Activity" below for a comparison of our leasing activity to date for the 2004-5 academic year and our leasing activity for the 2003-4 academic year.

The following table provides certain information with respect to our historical operating costs at the off-campus properties that we have owned and operated since 2001, which should be taken into account when considering the operating costs that we may incur at our construction properties. The historical operating costs at these off-campus properties may not be indicative of the operating costs that we will experience at our properties currently under construction:



                                                                  2003                2002              2001(6)
                                                           -----------------   -----------------   -----------------
Student Housing Operating Expense ......................     $  16,472,000       $  15,971,000       $  12,258,000
Total Beds .............................................             6,379               6,070               6,070
Occupancy Rate (1) .....................................              88.6%               87.3%               92.1%
Occupied Beds (2) ......................................             5,650               5,299               4,915
Student Housing Operating Expense per Bed (3) ..........     $       2,582       $       2,631       $       2,296
Student Housing Operating Expense per
 Occupied Bed (4) ......................................     $       2,915       $       3,014       $       2,494
Student Housing Net Operating Income (5) ...............     $  17,291,000       $  16,344,000       $  13,977,000


----------------
(1) Calculated as of December 31 of the respective year.

(2) The product of the Number of Beds and the Occupancy Rate.

(3) Student Housing Operating Expense divided by Number of Beds.

(4) Student Housing Operating Expense divided by the Number of Occupied Beds.

(5) The difference between Student Housing Rental and Ancillary Revenue less Student Housing Operating Expenses.

(6) Includes a partial year for the Callaway House (acquired March 2001) and University at Science Drive (acquired November 2001).

The California State University has an option to purchase the University Village at San Bernardino for $28.3 million, which option expires 150 days after we have given notice of completion of construction to the University. We believe the university will seek approval to exercise this option. We expect to give this notice during the month of August 2004.

     THIRD PARTY SERVICES

Development Services. Our revenues from third party development services have grown from approximately $2.9 million in 2001 to $5.1 million in 2002 and $7.9 million in 2003. The amount and timing of future revenues from development services will typically be contingent upon our ability to successfully compete in public universities' competitive procurement processes, our ability to successfully structure and finance these projects, and our ability to complete construction within the agreed construction timelines and budgets. To date, all of our third party development projects have completed construction in time for their targeted Fall occupancy. However, delays in the completion of the construction of our third party development projects would delay our receipt of anticipated revenues and subject us to significant liabilities under our completion guarantees as well as other unbudgeted costs.

As of March 31, 2004, development fees totaling approximately $3.0 million remained to be earned by us with respect to third party properties that began construction in 2003 and are scheduled to open in Fall 2004. The following table provides certain information with respect to third party properties under construction as of March 31, 2004:

                              CONTRACTED PROJECTS

                                                                           IN THOUSANDS
                                                      ------------------------------------------------------
                                                            TOTAL          FEES PREVIOUSLY     BALANCE TO BE
                                                       CONTRACTUAL FEE        EARNED AND        EARNED AND
PROPERTY                                                    AMOUNT            RECOGNIZED        RECOGNIZED
---------------------------------------------------   -----------------   -----------------   --------------
Bear Creek at Williams Village Phase I(b) .........        $  2,420          $   2,663(1)         $    22
Cardinal Village (Phase III) ......................             862                253                609
IPFW Student Housing ..............................             250                225                 25
Purdue University - Calumet .......................             250                150                100
Purdue University .................................             350                 --                350
Coyote Village ....................................             430                 --                430
Sam Houston Village ...............................             768                254                514
San Marcos Hall Phase II ..........................           1,128                601                527
Vista Del Campo Apartments Phase I ................           3,974              3,521                453
                                                           --------          ---------            -------
TOTAL .............................................        $ 10,432          $   7,667            $ 3,030
                                                           ========          =========            =======



----------------
(1) Reflects recognition of $265,000 of incentive fee based on construction savings.


We generally receive a significant percentage of our fees for development services upon closing of the project financing, a portion of the fee over the construction period, and the balance upon substantial completion of construction. Because revenue from these services is recognized for financial reporting purposes utilizing the percentage of completion method, differences occur between amounts received and revenues recognized. Differences also occur between amounts recognized for tax purposes and those recognized for financial reporting purposes. Since, as a REIT, we will be required to distribute 90% of our taxable income, our distribution requirement with respect to our income from third party services may exceed that reflected as net income for financial reporting purposes from such activities.

The following table provides certain information as of March 31, 2004 with respect to our awarded development services projects:

                               AWARDED PROJECTS



                                                    PROPOSED
                                                 FEE AMOUNT (2)        ANTICIPATED
AWARDED PROJECT (1)                              (IN THOUSANDS)     COMMENCEMENT DATE
---------------------------------------------   ----------------   ------------------
Cleveland State University ..................        $ 1,511       January 2005
Saint Leo University Phase II ...............            375       September 2004
Vista Del Campo Apartments Phase II .........          3,503       December 2004
West Virginia University ....................            750       Spring 2005
                                                     -------
Total .......................................        $ 6,139
                                                     =======


----------------
(1) Projects for which we have received notice from the university that it will negotiate exclusively with us.

(2)  Fee amount included in our proposal to the university.

When responding to formal competitive requests for proposal (RFPs) from educational institutions that relate to specific student housing projects, we submit a "Proposal" to the institution which reflects our response to the principal requirements of the proposed transaction. Our Proposal typically addresses matters such as preliminary construction plans, construction budget (including our proposed fee), operating cash flows, and project schedule. Following a formal selection process by the educational institution, a developer's proposal is selected, and the developer is notified of the institution's intent to begin exclusive negotiations related to the project. We refer to this stated intention to exclusively negotiate as an "Award," and we refer to the services performed with respect to the project from the grant of the Award until the formal execution of development services agreement as "Pre-development" services. During the Pre-development services period, the development budget, construction plans and cost, financing structure, development schedule, operating cash flows, and terms of the development contract are finalized. Generally all contracts, including the general contractor's agreement, construction professional agreements and our development services agreement, are executed concurrently with the closing of financing for the project.

The recognition and timing of revenues from our awarded development services projects will, among other things, be contingent upon successfully structuring and closing project financing as well as the timing of construction. Historically, the development projects that we have been awarded have been successfully structured and financed, however they have at times been delayed beyond the originally scheduled construction commencement date. If such delays were to occur with our current awarded projects, our recognition of expected revenues and receipt of expected fees from these projects would be delayed. There can be no assurance that our current awards will be successfully structured and financed in a timely manner or that projects will be completed as and when expected.

Management Services. Our revenues from third party property management services were approximately $1.0 million in each of 2001 and 2002 and approximately $1.2 million in 2003 and $0.4 million for the three months ended March 31, 2004. Due to the continued growth in our development services revenues, these management services have, in recent years, represented a declining percentage of our revenues from third party services (13.0%, 15.7% and 26.4% of such revenues in 2003, 2002 and 2001, and 17.9% for the three months ended March 31, 2004, respectively). Our revenues from management services are typically derived from multi-year management agreements. Approximately $0.4 million of additional management fees is due in 2004 under management agreements that commenced in 2003.

CRITICAL ACCOUNTING POLICIES

Our historic combined financial statements include the accounts of all majority-owned investments and the consolidated subsidiaries of the Predecessor Entities. The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions in certain circumstances that affect amounts reported in our combined financial statements and related notes. In preparing these financial statements, management has utilized all available information, including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the combined financial statements, giving due consideration to materiality. It is possible that the ultimate outcome anticipated by management in formulating its estimates may not be realized. Application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

     REVENUE AND COST RECOGNITION OF THIRD PARTY DEVELOPMENT AND MANAGEMENT SERVICES

Costs associated with the pursuit of third party development and management service contracts are expensed as incurred until such time as we have been notified of a contract award or otherwise believe that it is probable a contract will be awarded. At such time, the reimbursable portion of such costs are recorded as receivables with the remaining portion deferred and expensed in relation to the revenues earned on such contracts. Development revenues are recognized and related costs (including the costs of our development personnel involved in the project) deferred and expensed using the percentage of completion method as determined by construction costs incurred relative to the total estimated construction costs. Fees received in excess of those recognized are reflected as deferred development and construction revenue. Revenues recognized in excess of amounts received are included in other current assets. Incentive fees are recognized when the project is complete and the incentive amount has been confirmed by an independent third party.

Third party management fees are generally received and recognized on a monthly basis and are computed as a percentage of property receipts, revenues or a fixed monthly amount, in accordance with the applicable management contract. Incentive management fees are recognized when the contractual criteria have been met.

     STUDENT HOUSING RENTAL REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

Student housing rental revenue is recognized on a straight-line basis over the term of the contract. Ancillary and other property related income is recognized in the period earned.

In estimating the collectibility of our accounts receivables, we analyze specific resident receivables, historical bad debts, and current economic trends. These estimates have a direct impact on our net income, as an increase in allowance for doubtful accounts reduces our net income.

     LONG LIVED ASSETS - IMPAIRMENT

On a periodic basis, management is required to assess whether there are any indicators that the value of the real estate properties may be impaired. A property's value is considered impaired if management's estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property is less than the carrying value of the property. These estimates of cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property, thereby reducing our net income.

     LONG LIVED ASSETS - HELD FOR SALE

Long-lived assets to be sold are classified as held for sale in the period in which all of the following criteria are met:

    o Our management (having the authority to approve the action) commits to a plan to sell the asset.

    o The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets.

    o An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated.

    o The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year.

    o The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value.

    o Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

     DISCONTINUED OPERATIONS

When material, the results of operations of a property that either has been disposed of or is classified as held for sale is reported in discontinued operations if both of the following conditions are met: (a) the operations and cash flow of the component have been (or will be) eliminated from the ongoing operations of the Company as a result of the disposal transaction and (b) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.

RECENT TRENDS AND EVENTS

     INDUSTRY OUTLOOK

We believe that our operations have benefited because of a number of factors impacting the student housing market in the United States. According to a report that we have commissioned from Rosen Consulting Group, LLC, a real estate economic consulting firm, these factors include:

    o a surge in college enrollment in the United States, fueling a demand for student housing;


    o budget shortfalls at universities have reduced the availability of capital resources for new housing to accommodate the projected surge in enrollment;

    o the existing traditional dormitory-style facilities are becoming obsolete and are in the need of renovation or replacement;

    o universities are turning to the private sector developers to bridge the gap between the demand for on and off-campus student housing and their ability to provide it from their own capital resources; and

    o a highly fragmented ownership of student housing properties in which the total size of the private sector pales in comparison to the size of the national demand in the market with no private student housing owner-operator managing more than 25,000 beds.

We believe that these factors will continue to have a significant impact on the United States student housing market for the foreseeable future. As a result of these factors, institutions of higher learning have increasingly turned to the private sector to provide modern student housing through off-campus development or through public-private partnerships, such as our on-campus participating properties. Additionally, privately developed modern student housing projects have become a popular alternative to traditional dorms and apartments.

     FORMATION TRANSACTIONS

This Offering and our formation transactions will affect our business and results of operations in a number of ways:

    o We will cease to be affiliated with RAP and RSVP and will therefore be required to seek to fund our operations and growth strategy by accessing new sources of investment capital.

    o As a publicly traded REIT, we will, following this Offering, potentially have greater access to the public capital markets and other sources of investment capital. Our status as a publicly traded REIT will also enable us to use our shares or the units of our Operating Partnership as currency with which to acquire properties. Moreover, we believe that our prominence as the sole publicly traded REIT focused exclusively on student housing in the United States will afford us a competitive advantage in acquiring additional student housing properties.

    o Our total consolidated indebtedness will be reduced from $280.9 million (year end 2003 historical) to $196.8 million (March 31, 2004 pro forma), resulting in a reduction of our pro forma interest expense by $3.7 million and $0.9 million for 2003 and the three months ended March 31, 2004, respectively.

    o We will have available to us a $ million revolving credit facility with which to fund future property acquisitions and our working capital needs.


    o In order to qualify as a REIT, a specified percentage of our gross income must be derived from real property sources, which would generally exclude our income from providing development and management services to third parties as well as our income from certain services afforded residents in our owned properties. See "Federal Income Tax Considerations -- Taxation of Our Company." In order to avoid realizing such income in a manner that would adversely affect our ability to qualify as a REIT, we will provide certain services through our Services Company, which will elect, together with us, to be treated as our "taxable REIT subsidiary" or "TRS." See "Federal Income Tax Considerations -- Taxation of Our Company." Our Services Company will also own our on-campus participating properties. The income earned by our Services Company will, unlike its predecessor entity, be subject to regular federal income tax and state and local income tax where applicable and will therefore be subject to an additional level of tax as compared to the income earned from our properties. This will reduce our results of operations, funds from operations and the cash otherwise available for distribution to our stockholders.

     LEASING ACTIVITY

Generally, prospective residents complete and sign a cancelable lease application accompanied by a refundable security deposit and a non-refundable application of administration fee. Upon processing their application, the prospective resident executes and delivers the lease agreement and, if required, an accompanying parental guarantee. See "Business and Properties -- Leasing and Marketing -- Student Leases."

The following tables reflect a monthly comparison of the leasing activity of the 2003-4 academic year and our leasing activity for the 2004-5 academic year through May 28, 2004 with respect to our same store off-campus owned properties that were open in both periods. The first table indicates the percentage of our beds available for lease in the upcoming student year that either were subject to an application or were leased as of the end of the indicated month (except for the month of May 2004, which is as of May 28, 2004). The second table indicates the percentage of our beds available for lease in the upcoming student year that were leased as of the end of the indicated month (except for May 2004, which is as of May 28, 2004):


                               [GRAPHIC OMITTED]



                               [GRAPHIC OMITTED]

RESULTS OF OPERATIONS

Comparison of Three Months ended March 31, 2004 to Three Months ended March 31, 2003

The following table presents our results of operations for the three months ended March 31, 2004 and 2003, including the amount and percentage change in these results between the two periods:



                                                                             (IN THOUSANDS)
                                                         -------------------------------------------------------
                                                            2004         2003       CHANGE ($)      CHANGE (%)
                                                         ----------   ----------   ------------   --------------
Revenues:
Student housing rental and ancillary revenue .........    $  8,494     $  8,889      $  (395)        (4.4)%
On-campus participating properties rental revenue            5,608        4,897          711         14.5 %
Third party development services .....................       1,698        1,505          193         12.8 %
Third party property management services .............         372          329           43         13.1 %
Other income .........................................          --           27          (27)      (100.0)%
                                                          --------     --------      -------
Total revenues .......................................      16,172       15,647          525          3.4 %
Operating Expenses:
Student housing ......................................       3,746        3,961         (215)        (5.4)%
On-campus participating properties ...................       1,934        1,717          217         12.6 %
Third party development and property
 management services .................................       1,265        1,252           13          1.0 %
General and administrative ...........................         474          405           69         17.0 %
Depreciation .........................................       2,346        2,316           30          1.3 %
Ground lease (on-campus participating properties)              175          129           46         35.7 %
                                                          --------     --------      -------
Total operating expenses .............................       9,940        9,780          160          1.6 %
                                                                       --------      -------
Operating income .....................................       6,232        5,867          365          6.2 %
Nonoperating income and (expenses):
Interest income ......................................          14           25          (11)       (44.0)%
Interest expense .....................................      (4,575)      (4,397)        (178)         4.0 %
Amortization -- deferred finance cost ................        (163)        (136)         (27)        19.8 %
                                                          --------     --------      -------      -------
Total nonoperating expenses, net .....................      (4,724)      (4,508)        (216)         4.8 %
Minority interest in earnings (losses) ...............          21          (12)          33        275.0 %
                                                          --------     --------      -------      -------
Net income (loss) ....................................    $  1,529     $  1,347      $   182         13.5 %
                                                          ========     ========      =======      =======



     STUDENT HOUSING PROPERTIES OPERATIONS (OFF-CAMPUS)

We had 10 properties containing 6,379 beds during the three months ended March 31, 2004 and 2003, which includes the Village at Riverside with 408 beds that we will not own subsequent to the Offering. Revenues from our off-campus student housing properties of $8.5 million decreased by $0.4 million or 4.4% as compared to $8.9 million for the three months ended March 31, 2003. This decrease resulted primarily from a decline in same property occupancy rates from 91.0% for the three months ended March 31, 2004 compared to 92.4% for the three months ended March 31, 2003. This decline is the continued effect of the overall softening in the multifamily submarket impacting two of our properties, Blacksburg and Callaway, during the 2003/2004 leasing cycle. Net operating income before depreciation and ground lease expense approximated $4.7 million for the three months ended March 31, 2004, a decrease of $0.2 million or 4.1% from $4.9 million for the three months ended March 31, 2003. Our continued efforts to efficiently operate our properties resulted in our net operating margin ratio (net operating income before and depreciation and ground lease expense divided by total revenues) increasing from 55.4% for the three months ended March 31, 2003 to 55.7% for the three months ended March 31, 2004.

Operating expenses of $3.8 million for the three months ended March 31, 2004 decreased $0.2 million or 5.1% from $4.0 million for the three months ended March 31, 2003. This decrease was comprised primarily of reductions in marketing expense of approximately $0.1 million, reductions in property insurance premiums at our Florida properties of $0.1 million resulting from an early replacement of our property policy, and a reduction in internet service expense of approximately $0.1 million resulting from an early termination of an existing service contract which was replaced with a less expensive provider.

   STUDENT HOUSING PROPERTIES SUBJECT TO LEASES (ON-CAMPUS PARTICIPATING PROPERTIES) OPERATIONS

Revenues from our on-campus participating properties represented 34.6% of our total revenues for the three months ended March 31, 2004 compared to 31.2% for the three months ended March 31, 2003. Revenues were $5.6 million for the three months ended March 31, 2004, an increase of $0.7 million or 14.5% from $4.9 million for the three months ended March 31, 2003 due primarily to operations of a new phase and a new property constructed in 2003. Our continuing efforts to efficiently operate our properties resulted in our net operating margin ratio (net operating income before depreciation and ground lease expenses divided by total revenues) increasing from 64.4% for the three months ended March 31, 2003 to 65.4% for the three months ended March 31, 2004, producing net operating income of $3.7 million for the three months ended March 31, 2004, an increase of $0.5 million, or 15.3%, as compared to the three months ended March 31, 2003.

New Property Operations. We completed and opened a 210 bed phase of University College - Prairie View A&M University and a 280 bed property on the campus of Weatherford College in August of 2003 (Coyote Village). For the three months ended March 31, 2004 these properties represented approximately $0.6 million of revenue and $0.2 million of operating expenses. As contemplated in the deal structure with Weatherford College, the Coyote Village ground lease was transferred to the Lessor in April of 2004.

Same Property Operations (Excluding New Property Activity). We had four properties and 3,957 beds in our on-campus participating properties portfolio during each of the three month periods ended March 31, 2003 and 2004. While average occupancy declined from 97.2% for the quarter ended March 31, 2003 to 95.6% for the quarter ended March 31, 2004, revenues at these properties increased from $4.9 million for the quarter ended March 31, 2003 to $5.0 million for the quarter ended March 31, 2004, an increase of $0.1 million or 2.0% due to rental rate increases.

Operating expenses for our existing properties remained relatively constant for the three months ended March 31, 2003 and March 31, 2004 at approximately $1.7 million.

     THIRD PARTY SERVICES

Third party service revenues increased from $1.8 million for the three months ended March 31, 2003 to $2.1 million for the three months ended March 31, 2004, an increase of $0.3 million or 12.9%. Third party service revenues represented 12.8% of total revenues for the three months ended March 31, 2004, compared to 11.7% for the three months ended March 31, 2003.

Development Services. Third party development services revenues of $1.7 million for the three months ended March 31, 2004 represented an increase of $0.2 million or 12.8% from $1.5 million for the three months ended March 31, 2003. This increase resulted primarily from an increase in the number of development projects in progress during the three months ended March 31, 2004 to twelve projects compared to nine projects during the three months ended March 31, 2003, a 33% increase.

Management Services. Third party property management revenues of $0.4 million for the three months ended March 31, 2004 represented an increase of $0.1 million or 13.1% from $0.3 million for the three months ended March 31, 2003. The increase consisted of five contracts that commenced in Fall 2003.

Operating expenses for third party services remained relatively constant for the three months ended March 31, 2003 and March 31, 2004 at approximately $1.3 million. As the size of projects has continued to increase and we continued to deliver these services in an efficient manner, our net operating margin (third party service revenues less third party operating expenses, divided by third party service revenues) increased from 31.7% for the three months ended March 31, 2003 to 36.9% for the three months ended March 31, 2004.

     GENERAL AND ADMINISTRATIVE

General and administrative costs of $0.4 million remained relatively constant for the three months ended March 31, 2004 and March 31, 2003.

     INTEREST EXPENSE

Interest expense of $4.6 million for the three months ended March 31, 2004 represented an increase of $0.2 million or 4.0% from $4.4 million for the three months ended March 31, 2003. The increase in interest expense is a result of interest on the Coyote Village project and the additional phase at University College - Prairie View.

     DEPRECIATION AND AMORTIZATION

Depreciation of $2.3 million remained relatively constant for the three months ended March 31, 2004 and March 31, 2003. As the Coyote Village project was contemplated to be transferred to Weatherford College from inception, no depreciation was recorded on the asset. Amortization of deferred financing costs of $0.1 million remained the same for the three months ended March 31, 2004 and March 31, 2003.

     COMPARISON OF YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

The following table presents our results of operations for the years ended December 31, 2003 and 2002, including the amount and percentage change in these results between the two periods:



                                                                               IN THOUSANDS
                                                         --------------------------------------------------------
                                                             2003          2002       CHANGE ($)      CHANGE (%)
                                                         -----------   -----------   ------------   -------------
REVENUES:
Student housing rental and ancillary revenue .........    $  33,763     $  32,314     $ 1,449             4.5 %
On-campus participating properties rental
 revenue .............................................       17,002        16,670         332             2.0 %
Third party development services .....................        7,939         5,074       2,865            56.5 %
Third party property management services .............        1,189           945         244            25.8 %
Other income .........................................           28           355        (327)          (92.1)%
                                                          ---------     ---------     -------
Total revenues .......................................       59,921        55,358       4,563             8.2 %
OPERATING EXPENSES:
Student housing ......................................       16,472        15,970         502             3.1 %
On-campus participating properties ...................        8,031         8,250        (219)           (2.7)%
Third party development and property
 management services .................................        5,389         4,441         948            21.3 %
General and administrative ...........................        2,778         2,001         777            38.8 %
Depreciation .........................................        9,214         8,412         802             9.6 %
Ground lease (on-campus participating
 properties) .........................................          584           664         (80)          (12.0)%
                                                          ---------     ---------    --------
Total operating expenses .............................       42,468        39,738       2,730             6.9 %
                                                          ---------     ---------    --------
Operating income .....................................       17,453        15,620       1,833            11.7 %
NONOPERATING INCOME AND EXPENSES:
Interest income ......................................           85           167         (82)           49.1 %
Interest expense .....................................      (17,911)      (17,392)       (519)            3.0 %
Amortization-deferred finance costs ..................         (587)         (564)        (23)            4.0 %
                                                          ---------     ---------    --------
Total nonoperating expenses, net .....................      (18,413)      (17,789)       (624)            3.5 %
Minority interest in losses ..........................           16            30         (14)          (46.7)%
                                                          ---------     ---------    --------
Net loss .............................................    $    (944)    $  (2,139)    $ 1,195            55.9 %
                                                         ==========     =========    ========

     Student Housing Properties Operations (Off-Campus)

Revenues from our off-campus student housing properties increased in 2003 by $1.4 million or 4.5% as compared to 2002. This growth resulted primarily from a full year of operations at a property we developed and opened in 2002, as described below. Our continued efforts to efficiently operate our properties resulted in our net operating margin ratio (net operating income before depreciation and ground lease expense divided by total revenues) increasing from 50.6% for 2002 to 51.2% for 2003. Net operating income approximated $17.3 million in 2003, an increase of $1.0 million or 5.8% from $16.3 million in 2002.

New Property Operations. In August of 2002 we completed construction of a 309 bed property (University Village at Boulder Creek) and opened the property at 100% occupancy for the 2002/2003 academic year. This property contributed revenues of $2.7 million and operating expenses of $0.8 million in 2003, its first full calendar year of operations, an increase of approximately $1.7 million and $0.5 million, respectively, from its partial first year of operation in 2002.

Same Property Operations (Excluding New Property Activity). Excluding the new University Village at Boulder Creek, we had nine properties and 6,070 beds in our owned off campus portfolio in 2003 and 2002 which produced revenues of $31.1 million and $31.3 million in those years, respectively. Our weighted average occupancy of 86.1% for 2003 decreased from 86.3% in 2002. We believe that the decrease in both revenue and occupancy from December 31, 2002 to December 31, 2003 was primarily due to a softening overall multi-family submarket impacting three properties, including the Village at Riverside.

Operating expenses of $15.7 million for 2003 increased $0.5 million or 3.3% from $15.2 million in 2002. In response to the market pressures described above, we significantly increased our marketing efforts in certain markets resulting in marketing expense of $0.8 million in 2003, an increase of $0.2 million or 33.3% from $0.6 million in 2002. Additional increases included merit increases and increased health insurance costs of approximately $0.1 million or 3.9% and an increase in property taxes of $0.2 million or 6.6%. These increases were offset, in part, by a decline in provision for doubtful accounts of $0.2 million or 42.3% resulting from refining our approach to collection of student accounts receivable.

     Student Housing Properties Subject to Leases (On-Campus Participating Properties) Operations

Revenues from our on-campus participating properties represented 28.3% of our total revenues for 2003 compared to 30.0% for 2002. Revenues were $17.0 million in 2003, an increase of $0.3 million or 2.0% from $16.7 million in 2002 due primarily to operations of a new phase and a new property constructed in 2003. Our continuing efforts to efficiently operate our properties resulted in our net operating margin ratio (net operating income before depreciation and ground lease expense divided by total revenues) increasing from 50.5% for 2002 to 52.8% for 2003, producing net operating income of $9.0 million in 2003, an increase of $0.6 million, or 6.5%, as compared to 2002.

New Property Operations. We completed and opened a 521 bed property (Cardinal Village II) in August of 2002 on the campus of Lamar University and, as contemplated in the deal structure with the University, subsequently transferred our interest in the ground lease to the ground lessor in December of that year. In 2002 this property represented revenue of $0.6 million and operating expenses of $0.1 million. We completed and opened a 210 bed phase of University College - Prairie View A&M University and a 280 bed property on the campus of Weatherford College in August of 2003 (Coyote Village). In 2003 these properties represented $0.8 million of revenue and $0.3 million of operating expenses. As contemplated in the deal structure with the College, the Weatherford ground lease was transferred to the Lessor in April of 2004.

Same Property Operations (Excluding New Property Activity). We had four properties and 3,957 beds in our on-campus participating properties portfolio in 2003 and 2002. Revenues at these properties remained relatively constant from 2003 to 2002 at approximately $16.1 million. Weighted average occupancy was 95.5% for 2003 compared to 95.2% in 2002.

Operating expenses for our existing properties were approximately $7.7 million and $8.1 million in 2003 and 2002, respectively, a decrease of $0.4 million or 4.9%. This decline was the result of a reduction in insurance premiums and reductions in expenses related to Corporate Management and oversight.

     Third-Party Services

Third party service revenues increased from $6.0 million in 2002 to $9.1 million in 2003, an increase of $3.1 million or 51.7%. Third party service revenues represented 15.2% of total revenues for 2003, compared to 10.8% for 2002.

Development Services. Third-party development services revenues of $7.9 million in 2003 represented an increase of $2.8 million or 54.9% from $5.1 million in 2002. This increase resulted primarily from an increase in the number of development projects in progress (twelve in 2003 compared to nine in 2002, a 33% increase). Incentive fees based on cost savings were $0.2 million for 2002 and 2003.

Management Services. Third-party property management revenues of $1.2 million in 2003 represented an increase of $0.2 million or 25.8% from $1.0 million in 2002. The increase consisted of $0.2 million from a full year of fees from contracts beginning in 2002 and an increase of $0.2 million from five contracts that commenced in Fall 2003, offset, in part, by the final amortization in 2002 of a deferred cancellation fee in the amount of $0.2 million.

This increase in the volume of our third party service business required us to correspondingly increase the resources and related costs dedicated to the pursuit and delivery of third party services. Consequently, our compensation and benefits, insurance and pursuit costs, increased by $1.0 million or 22.7% from $4.4 million in 2002 to $5.4 million in 2003. In part, these increased expenses reflect our increased staffing needs in this area. As the size of projects continued to increase and we continued to deliver these services with increased efficiency, our net operating margin (third-party service revenues less third-party operating expenses, divided by third party service revenues) increased from 26.2% in 2002 to 41.0% in 2003.

     Interest and Other Income

In 2003, interest and other income of $0.1 million decreased by $0.4 million or 78.4% from $0.5 million in 2002. In conjunction with the construction of our Boulder Creek project, we constructed 43 permanently affordable condominiums for sale and received a $0.3 million grant from the local governmental authorities. We deferred this grant and included it in the calculation of the gain from the sale of the units which were approximately $0.3 million and $0.02 million in 2002 and 2003, respectively.

     General and Administrative

General and administrative costs of $2.8 million in 2003 represented an increase of $0.8 million or 38.8% from $2.0 million in 2002. The increase was caused primarily by a severance accrual for our former chief executive officer.

     Interest Expense

Interest expense of $17.9 million in 2003 represented an increase of $0.5 million or 3.0% from $17.4 million in 2002. The increase consisted primarily of a full year's interest expense in 2003 relating to a developed property that opened in Fall of 2002 and a partial year's interest expense on two developed on-campus participating properties that opened in Fall 2003, partially offset by a decrease in interest expense resulting from principal amortization.


     Depreciation and Amortization

Depreciation of $9.2 million for 2003 represented an increase of $0.8 million or 9.6% due to a full year's depreciation of one property placed in service during 2002 and depreciation of an on-campus participating property placed in service in 2003. Amortization of deferred financing costs of $0.6 million for 2003 represented a decrease of $0.3 million or 33.1% from $0.9 million in 2002 as a result of our expensing $0.3 million of unamortized deferred financing costs from a construction loan refinancing in 2002.

     COMPARISON OF YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

The following table presents our results of operations for the year ended December 31, 2002 and 2001, including the amount and percentage change in these results between the two periods:


                                                                                IN THOUSANDS
                                                              ------------------------------------------------
                                                                  2002        2001     CHANGE ($)   CHANGE (%)
                                                              ----------- ----------- ------------ -----------
REVENUES:
Student housing rental and ancillary revenue ................  $  32,314   $  26,235  $ 6,079        23.2 %
On-campus participating properties rental and ancillary
 revenues ...................................................     16,670      13,672   2,998         21.9 %
Third party development services ............................      5,074       2,878   2,196         76.3 %
Third party property management services ....................        945       1,032     (87)        (8.4)%
Other income ................................................        355          88     267        303.4 %
                                                               ---------   ---------  -------
Total revenues ..............................................     55,358      43,905  11,453         26.1 %
OPERATING EXPENSES:
Student housing .............................................     15,970      12,258   3,712         30.3 %
On-campus participating properties ..........................      8,250       6,469   1,781         27.5 %
Third party development and property management services           4,441       3,373   1,068         31.7 %
General and administrative ..................................      2,001       1,659     342         20.6 %
Depreciation ................................................      8,412       6,951   1,461         21.0 %
Ground lease (on-campus participating properties) ...........        664         632      32          5.1 %
                                                               ---------   ---------  -------
Total operating expenses ....................................     39,738      31,342   8,396         26.8 %
                                                               ---------   ---------  -------
Operating income ............................................     15,620      12,563   3,057         24.3 %
NONOPERATING INCOME AND EXPENSES:
Interest income .............................................        167         350    (183)       (52.3)%
Interest expense ............................................    (17,392)    (15,556) (1,836)        11.8 %
Amortization-deferred finance costs .........................       (564)       (406)   (158)        38.9 %
                                                               ---------   ---------  -------
Total nonoperating expenses .................................    (17,789)    (15,612) (2,177)        13.9 %
Minority interest in losses .................................         30         110     (80)       (72.7)%
                                                               ---------   ---------  -------
Net loss ....................................................  $  (2,139)  $  (2,939) $  800        (27.2)%
                                                               =========   =========  =======      ========

     Student Housing Properties Operations (Off-Campus)

Revenues from our off-campus student housing properties increased in 2002 by $6.1 million or 23.2% as compared to 2001. This growth came primarily from a full calendar year of operations at two properties that we acquired in 2001 and a property that we developed and opened in 2002, as described below. While our net operating income increased to $16.3 million in 2002 from $14.0 million in 2001, an increase of $2.3 million or 16.9%, our net operating margin ratio (net operating income before depreciation and ground lease expense divided by total revenues) declined from 53.3% for 2001 to 50.6% for 2002 due largely to increases in insurance premiums and recognition of expenses related to the collection of doubtful accounts.

New Property Operations. In March 2001 we acquired The Callaway House, a 538 bed property and in November we acquired the Village at Science Drive, a 732 bed property. These properties contributed revenues of $9.3 million and operating expenses of $5.3 million for the full calendar year of operation in 2002, an increase of approximately $5.2 million and $2.3 million, respectively, from their partial first year of operations in 2001, the year of their acquisition. Additionally, in August of 2002 we completed construction of a 309 bed property (University Village at Boulder Creek) and opened the property at 100% occupancy for the 2002/2003 academic lease term. This new property contributed revenues of $1.0 million and operating expenses of $0.3 million from its partial first year of operations in 2002.

Same Property Operations (Excluding New Property Activity). We had seven properties containing 4,800 beds in our owned off-campus portfolio in 2002 and 2001 which produced revenues of approximately $22.0 million in each of those years. Our weighted average occupancy of 86.7% for 2002 decreased from 88.7% in 2001.

At these existing properties, operating expenses of $10.4 million in 2002 increased by $1.2 million, or 13.0%, as compared to 9.2 million in 2001. The increase resulted primarily from increases of approximately $0.2 million in compensation and benefits, $0.3 million in property and liability insurance caused by premium increases, $0.2 million in additional provisions for allowance for doubtful accounts related to our implementation of a standardized collections process in early 2002, and increases in allocated expenses related to corporate management and oversight. These increases were partially offset by reductions in other expenses, which include $0.2 million or 12.6% reduction in maintenance and unit "make-ready" costs due to our implementation of an enhanced process.

     Student Housing Properties Subject to Leases (On-Campus Participating Properties) Operations

Revenues from our on-campus participating properties represented 30.0% of our total revenues for 2002 compared to 30.9% for 2001. Revenues were $16.7 million in 2002, an increase of $3.0 million or 21.9% from $13.7 million in 2001 due primarily to a full calendar year of operations at a new property constructed in 2001. While our net operating income increased to $8.4 million in 2002 from $7.2 million in 2001, an increase of $1.2 million or 16.9%, our net operating margin ratio (net operating income before depreciation and ground lease expense divided by total revenues) declined from 52.7% for 2001 to 50.5% for 2001 resulting from increases in certain operating expenses as more fully described below.

New Property Operations. We completed and opened on the campus of Lamar University a 521 bed property in August of 2001 and a similar property in August of 2002. As contemplated in the deal structure with the University, we transferred our interest in the ground leases to the ground lessor in those same years. In 2002 and 2001, these properties represented revenues of $0.9 million and $0.6 million, respectively, and operating expenses of $0.3 million and $0.1 million, respectively. Additionally we constructed and opened a 525 bed property for the University of Houston in August of 2001. In 2002, this property represented revenues of $2.9 million and operating expenses of $1.4 million, compared to revenues of $1.2 million and direct operating expenses of $0.5 million in 2001.

Same Property Operations (Excluding New Property Activity). We had three properties containing 3,432 beds in our on-campus participating properties portfolio in 2002 and 2001. Revenues from these properties approximated $13.2 million and $11.6 million for 2002 and 2001, respectively an increase of $1.6 million or 13.8%. Weighted average occupancy was 94.9% for 2002 compared to 93.4% for 2001.

Operating expenses for existing properties totaled $6.5 million in 2002 an increase of $0.7 million or 12.0% from $5.8 million in 2001. The increase was largely attributable to payroll and related benefits increases of $0.1 million, maintenance expense increases of $0.2 million, utilities increases $0.2 million, and property and liability insurance expense increases of $0.1 million due to higher premiums.

     Third Party Services

Third party service revenues increased from $3.9 million in 2001 to $6.0 million in 2002, an increase of $2.1 million or 53.9%. Third party service revenues represented 10.8% of total revenues for 2002, compared to 8.8% for 2001.

Third party development services revenues of $5.1 million in 2002 increased $2.2 million or 76.3% from $2.9 million in 2001. While there were nine projects underway for both 2002 and 2001, the total contract fees for projects under construction in 2002 approximated $8.3 million compared to $7.1 million for projects under construction in 2001. Incentive fees based on construction savings increased from $0.1 million in 2001 to $0.2 million in 2002.

Third party property management revenues of $0.9 million in 2002 decreased by $0.1 million or 8.5% from $1 million in 2001. During 2002, we acquired the ownership interest of a former minority owner, resulting in the elimination in consolidation of the minority owner's relative share of third party management fee revenue, resulting in the slight decrease in revenues. Four new contracts increased revenues by $0.3 million in 2002. This increase was offset by a non recurring consultation fee earned in 2001 of approximately $0.3 million.

This increase in the volume of third party service business required a corresponding increase in resources related to the pursuit and delivery of third party services. Consequently, these expenses, primarily related to compensation and benefits for increased levels of staffing, insurance and pursuit costs, increased by $1.0 million or 31.7% from $3.4 million in 2001 to $4.4 million in 2002. As the size of projects continued to increase and we continued to deliver these services with increased efficiency, our net operating margin increased from 13.7% in 2001 to 26.2% in 2002.

     Interest and Other Income

Interest and other income of $0.5 million in 2002 increased by $0.1 million or 19.2% from $0.4 million in 2001. The increase consisted of $0.3 million from gains on sales of condominium units related to the Boulder Creek project in 2002 compared to a $0.1 million gain resulting from the sale of a property lease in 2001, offset in part by higher interest income in 2001 due to higher cash balances.

     General and Administrative Expense

General and administrative expense of $2.0 million in 2002 increased by $0.3 million or 20.6% from $1.7 million in 2001. The increase consisted primarily of expenses related to personnel costs and increased office expense required by the continued growth of our Company, and increases in insurance expense related to increased coverages and higher premiums.

     Interest Expense

Interest expense of $17.4 million for 2002 increased by $1.8 million or 11.8% from $15.6 million in 2001. The increase in interest expense consisted of an increase of $1.2 million from a full year's interest expense from two properties acquired in 2001 and $0.5 million from one constructed property subject to lease that opened in 2001, and $0.3 million from a developed property opened in 2002 offset by $0.2 million from reductions caused by principal amortization.

     Depreciation and Amortization

Depreciation of $8.4 million in 2002 increased by $1.5 million or 21.0% from $7.0 million in 2001 consisting of a full calendar year's depreciation on three properties acquired or developed in 2001 and a partial year's depreciation on one property developed in 2002. Amortization of deferred financing costs of $0.6 million in 2002 increased $0.2 million or 38.9% from $0.2 million in 2001 due to the expensing in 2002 of unamortized deferred financing costs of $0.3 million in conjunction with the refinancing of a construction loan.

PRO FORMA OPERATING RESULTS

COMPARISON OF PRO FORMA THREE MONTHS ENDED MARCH 31, 2004 TO HISTORICAL THREE MONTHS ENDED MARCH 31, 2004

The following table presents our historic and pro forma results of operations for the three months ended March 31, 2004, including the amount and percentage change in the results between the two periods.

Our pro forma condensed consolidated statement of operations for the three months ended March 31, 2004 is presented as if this Offering and the formation transactions, as well as the repayment of indebtedness with the proceeds of this Offering, the distribution of The Village at Riverside to an entity jointly owned by RAP and RSVP, and the acquisition of Titan's minority interests in the ACT Properties, all had occurred on January 1, 2004.

                                                                                 IN THOUSANDS
                                                         ------------------------------------------------------------
                                                                          HISTORICAL -
                                                            COMPANY       PREDECESSOR
                                                           PRO FORMA       COMPANIES      CHANGE ($)      CHANGE (%)
                                                         -------------   -------------   ------------   -------------
Revenues:
Student housing rental and ancillary revenue .........     $ 7,995         $  8,494        $ (499)            (5.9)%
On-campus participating properties rental revenue            5,608            5,608            --               --
Third party development services .....................       1,698            1,698            --               --
Third party property management services .............         384              372            12              3.5 %
Other income .........................................          (5)              --            (5)              --
                                                           ----------      --------        ------
Total revenues .......................................      15,680           16,172          (492)            (3.0)%
Operating Expenses:
Student housing ......................................       3,439            3,746          (307)            (8.2)%
On-campus participating properties ...................       1,942            1,934             8              0.4 %
Third party development and property
 management services .................................       1,265            1,265            --               --
General and administrative ...........................         849              474           375             79.1 %
Depreciation .........................................       2,249            2,346           (97)            (4.1)%
Ground lease (on-campus participating properties)              175              175            --
                                                           ---------       --------        ------
Total operating expenses .............................       9,919            9,940           (21)            (0.2)%
                                                           ---------       --------        ------
Operating income .....................................       5,761            6,232          (471)            (7.6)%
Nonoperating income and (expenses):
Interest income ......................................          13               14            (1)            (7.1)%
Interest expense .....................................      (3,643)          (4,575)          932             20.4 %
Amortization - deferred finance costs ................        (163)            (163)           --               --
                                                           ---------       --------        ------
Total nonoperating expenses, net .....................      (3,793)          (4,724)          931             19.7 %
Provision for income tax .............................           8               --            (8)              --
Minority interest in (earnings) losses ...............         (25)              21           (46)          (219.0)%
                                                           ---------       --------        ------
Net income (loss) ....................................     $ 1,935         $  1,529        $  406             26.6 %
                                                           =========       ========        ======


     Student Housing Properties Operations

The distribution of The Village at Riverside resulted in a pro forma reduction of student housing revenues of approximately $0.5 million and direct operating expenses of $0.3 million.

     General and Administrative

Pro forma general and administrative expense increased by approximately $0.4 million to reflect adjustments to staffing and compensation to support the needs of a public company and increases in premiums related to directors' and officers' liability insurance.

     Interest Expense

Pro forma interest expense reflects reductions totaling approximately $0.9 million comprised of $.8 million related to the repayment of five loans totaling approximately $69.8 million and $0.2 million related to the distribution of The Village at Riverside, partially offset by $0.1 million of additional interest expense resulting from the financing of $5.7 million related to the acquisition of the minority interest in the American Campus - Titan Properties.

     Depreciation

The reduction of $0.1 million reflects the distribution of The Village at Riverside, offset by an increase of $0.05 million from the acquisition in Titan's minority interests.

     Minority Interest in Losses

The change in minority interest in earnings resulted from the acquisition of Titan's minority ownership interests in the American Campus - Titan Properties, which eliminated approximately $0.02 million in minority interest in earnings, and the reflection of the approximately 1.3% minority interest held by the PIU holders.

   COMPARISON OF PRO FORMA YEAR ENDED DECEMBER 31, 2003 TO HISTORIC YEAR ENDED DECEMBER 31, 2003

Our pro forma condensed consolidated statement of operations for the year ended December 31, 2003 is presented as if this Offering and the formation transactions, as well as the repayment of indebtedness with the proceeds of this Offering, the distribution of The Village at Riverside to an entity owned by RAP and RSVP, and the acquisition of Titan's minority interests in the American Campus - Titan Properties, all had occurred on January 1, 2003.

                                                                                IN THOUSANDS
                                                         ----------------------------------------------------------
                                                           COMPANY
                                                          PRO FORMA            HISTORICAL - PREDECESSOR ENTITIES
                                                             2003          2003         CHANGE ($)       CHANGE (%)
                                                         -----------   -----------   ----------------   -----------
REVENUES:
Student housing rental and ancillary revenue .........    $  31,514     $  33,763    $     (2,249)         (6.7)%
On-campus participating properties rental ............       17,002        17,002              --            --
Third party development services .....................        7,939         7,939              --            --
Third party property management services .............        1,245         1,189              56           4.7 %
Other income .........................................           12            28             (16)        (57.1)%
                                                          ---------     ---------    ------------
Total revenues .......................................       57,712        59,921          (2,209)         (3.7)%
OPERATING EXPENSES:
Student housing ......................................       15,246        16,472          (1,226)         (7.4)%
On-campus participating properties ...................        8,031         8,031              --            --
Third party development and property
 management services .................................        5,389         5,389              --            --
General and administrative ...........................        4,278         2,778           1,500          54.0 %
Depreciation .........................................        8,828         9,214            (386)         (4.2)%
Ground lease (on-campus participating
 properties) .........................................          584           584              --            --
                                                          ---------     ---------    ------------
Total operating expenses .............................       42,356        42,468            (112)         (0.3)%
                                                          ---------     ---------    ------------       -------
Operating income .....................................       15,356        17,453          (2,097)        (12.0)%
NONOPERATING INCOME AND EXPENSES:
Interest income ......................................           71            85             (14)        (16.5)%
Interest expense .....................................      (14,171)      (17,911)          3,740         (20.9)%
Amortization - deferred financing costs ..............         (584)         (587)              3          (0.5)%
                                                          ---------     ---------    ------------       -------
Total nonoperating expenses, net .....................      (14,684)      (18,413)          3,729         (20.3)%
Provision for income tax .............................            8            --              (8)          NA
Minority interest in (income) losses .................          (13)           16             (29)        181.3 %
                                                          ---------     ---------    --------------
Net income (loss) ....................................    $     651     $    (944)      $   1,595         169.0 %
                                                          =========     =========    ==============

     Student Housing Properties Operations

The distribution of The Village at Riverside resulted in a pro forma reduction of student housing revenues of approximately $2.5 million and direct operating expenses of $1.2 million.

     Interest Expense

Pro forma interest expense reflects reductions totaling approximately $4.0 million comprised of $3.1 million related to the repayment of five loans totaling approximately $69.8 million and $0.9 million related to the distribution of The Village at Riverside, partially offset by $0.2 million of additional interest expense resulting from the financing of $5.7 million related to the acquisition of the minority interests in the American Campus - Titan Properties.

     Depreciation

The reduction of $0.3 million reflects the distribution of The Village at Riverside, offset by an increase of $0.2 million resulting from the acquisition of Titan's minority interests.

     Minority Interests

The minority interest in losses of $0.02 million was eliminated due to the acquisition of Titan's minority ownership interests in the American Campus - Titan Properties and a new minority interest in income of $0.01 million was reflected which represents the approximately 1.3% minority interest held by the PIU holders.

CASH FLOWS

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2004 AND MARCH 31, 2003

     Operating Activities

For the three months ended March 31, 2004, net cash provided by operating activities before changes in working capital accounts provided $4.0 million, compared to $3.8 million for the three months ended March 31, 2003, an increase of $0.2 million resulting from the corresponding increase in the net income for the three months ended March 31, 2004. Changes in working capital accounts provided $1.5 million for the three months ended March 31, 2004 while $0.3 million was used by changes in working capital accounts for the three months ended March 31, 2003. This change was primarily the result of an increase in student accounts receivable of $2.4 million for the three months ended March 31, 2004 compared to a decrease of $0.5 million in the three months ended March 31, 2003, caused by the timing of a receipt of financial aid payments in the three months ended March 31, 2004 for our participating properties. Other current assets decreased $2.3 million for the three months ended March 31, 2004 compared to $-0- for the three months ended March 31, 2003, as a result of receipt of insurance proceeds related to the Fresno fire during the three months ended March 31, 2004. Accounts payable and accrued expenses increased $2.4 million for the three months ended March 31, 2004 compared to a decrease of $2.0 million for the three months ended March 31, 2003. The increase in the three months ended March 31, 2004 relates primarily to accrued expenses associated with the Fresno fire reconstruction.

     Investing Activities

Investing activities used $19.2 million and $4.4 million for the three months ended March 31, 2004 and 2003, respectively. Investments in these periods related to the Village at Fresno, Village at San Bernardino, and Village at TU off campus construction projects.

     Financing Activities

Cash provided by financing activities totaled $12.7 million and $3.5 million for the three months ended March 31, 2004 and 2003, respectively. Financing of the construction of the Fresno, San Bernardino, and TU projects accounted for $15.6 million and $4.6 million in the three months ended March 31, 2004 and the three months ended March 31, 2003, respectively. Costs related to this Offering totaled $1.7 million for the three months ended March 31, 2004. Distributions, net of contributions, totaled $0.5 million and $0.2 million for the three months ended March 31, 2004 and 2003, respectively.


     COMPARISON OF YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

     Operating Activities

Net cash provided by operating activities before changes in working capital accounts totaled $8.9 million and $6.8 million for 2003 and 2002, respectively, an increase of $2.1 million or 30.8%. The increase was due primarily to an increase in rental revenues representing the impact of the addition of properties and increased development services revenues. Changes in working capital accounts reduced cash from operating activities by $2.6 million in 2003, while changes in capital accounts increased cash by $1.1 million in 2002.


     Investing Activities

Net cash used in investing activities totaled $33.7 million and $21.7 million for 2003 and 2002, respectively, an increase of $12.0 million or 55.3%. The increase related to the construction of two on-campus participating properties that opened in 2003 and three off-campus owned properties under construction during 2003 that are scheduled to open in August 2004.

     Financing Activities

Net cash provided by financing activities totaled $22.1 million and $11.3 million for 2003 and 2002, respectively, an increase of $10.8 million or 95.6%. This increase was due primarily to borrowings and contributions to fund construction of two on-campus participating properties and three off-campus owned properties under construction during 2003, offset by an increase in distributions to RAP and RSVP of $2.1 million.


     COMPARISON OF YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

     Operating Activities

Net cash provided by operating activities before changes in working capital accounts totaled $6.8 million and $4.4 million for 2002 and 2001, respectively, an increase of $2.4 million or 54.5%. The increase was due primarily to acquisitions of two owned off-campus properties in 2001, that resulted in a partial year of operation in 2001 and a full year of operation in 2002, results from on-campus participating properties that were developed in 2001 and 2002, and increases in development services revenues. Changes in working capital accounts increased cash from operating activities by $1.1 million in 2002.

     Investing Activities

Net cash used in investing activities totaled $21.7 million and $68.5 million in 2002 and 2001, respectively, a decrease of $46.8 million or 68.3%. Investing activities in 2001 related to the completed construction of one on-campus participating property and the commencement of construction of one owned off-campus property as well as the acquisition of two off-campus properties. Investing activities in 2002 consisted of continued construction of one off-campus owned property and the Commencement of construction of one on-campus property and one off-campus owned property.

     Financing Activities

Net cash provided by financing activities totaled $11.3 million and $72.8 million in 2002 and 2001, respectively, a decrease of $61.5 million or 84.5%. Financing activities in 2002 included borrowings and contributions to fund construction of two off-campus owned properties, borrowings to fund construction of one on-campus participating property which was sold to the ground lessor and the related debt repaid in 2002. Financing activities in 2001 included borrowings and contributions to commence construction of one off-campus owned property and the acquisition of two off-campus owned properties and borrowings to fund construction of one on-campus participating property. Additionally, in 2001 $15.4 million was contributed by owners, the majority of which was subsequently distributed back to owners, $8.0 million in 2001 and $4.4 million in 2002.


LIQUIDITY AND CAPITAL RESOURCES

We believe that this Offering and the formation transactions will improve our financial performance by enabling us to reduce the overall indebtedness encumbering our properties and positioning us to access the public capital markets to fund our growth. Upon completion of this Offering, the formation transactions and the repayment of certain of our property-related indebtedness, we will have outstanding long-term indebtedness of approximately $112.9 million that is associated with our off-campus owned properties. We will also have outstanding approximately $61.0 million of long-term bond financing and $17.2 million of mortgage loans associated with our on-campus participating properties, and we will use approximately $5.7 million of this facility to acquire Titan's interests in the American Campus - Titan Properties. Our total indebtedness will be approximately $196.8 million.

Concurrently with this Offering, we intend to enter into a $       million
revolving credit facility with affiliates of Citigroup Global Markets, Inc. and Deutsche Bank Securities Inc., two of our underwriters, as joint lead arrangers. This revolving credit facility will be available to fund our acquisition and general corporate working capital needs.

Our short term liquidity needs include funds for distribution payments to our stockholders, including those required to maintain our REIT status and satisfy our current distribution policy, funds for capital expenditures and, potentially, funds for new developments and acquisitions. We expect to meet our short-term liquidity requirements generally through net cash provided by operations and, if necessary, by borrowings under our credit facility.

Our ability to meet our long-term liquidity requirements for the funding of property development, property acquisitions and other non-recurring capital improvements will depend upon our ability to generate sufficient net cash from operations, incur long-term secured and unsecured indebtedness, including borrowings under our credit facility, and issue equity and debt securities, including units of our Operating Partnership, as to which no assurances can be given. We may seek to replace borrowings under our credit facility with long-term mortgage financing.

We anticipate that, following this Offering, our existing working capital, cash from operations and the cash available from borrowings under our secured line of credit will be adequate to meet our liquidity requirements for at least the next twelve months.

     PROPERTIES UNDER CONSTRUCTION

The outstanding balance of the construction notes and liabilities payable with respect to our three off-campus owned properties currently under construction will be repaid with the net proceeds of this Offering. The remainder of the construction costs will thereafter generally also be funded with the net proceeds of this Offering. At March 31, 2004, the outstanding amounts related to these construction properties, and the remaining budgeted construction costs, were as follows:



                                                            IN THOUSANDS
                                              -----------------------------------------
                                                             CONSTRUCTION
                                                  NOTE         PAYABLES        ACCRUED
                                                PAYABLE           DUE         INTEREST
                                              ----------- ------------------ ----------
University Village at Fresno ................  $  8,280       $   1,302           24
University Village at San Bernardino ........     9,267           2,213           24
University Village at TU - Mezzanine ........     6,550              --          244
University Village at TU - Construction .....     6,261           5,394           --
Total/Weighted Average Rate .................  $ 30,358       $   8,909 (1)      292



                                                               IN THOUSANDS
                                              -----------------------------------------------
                                                 REMAINING    TOTAL TO BE
                                               CONSTRUCTION    PAID FROM       INTEREST
                                                 BUDGET(2)     PROCEEDS          RATE
                                              -------------- ------------ ------------------
University Village at Fresno ................  $    4,926     $  14,532        3.43%
University Village at San Bernardino ........       8,295        19,799        3.40%
University Village at TU - Mezzanine ........          --         6,794       18.00% (3)
University Village at TU - Construction .....      21,779        33,434        3.34%
Total/Weighted Average Rate .................  $   35,000     $  74,559        6.54%


----------------

(1) Excludes budgeted construction period interest for the remaining construction period.


(2) Will be paid with the net proceeds of this Offering as amounts come due.


(3) Mezzanine debt - requires an 18% total return.


     RECURRING CAPITAL EXPENDITURES

Our properties require periodic investments of capital for general capital expenditures and improvements. Our historical recurring capital expenditures at our owned off-campus properties are set forth below:


                                               AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                               ------------------------------------------
                                                    2003           2002          2001
                                               -------------- -------------- ------------
       Total units ...........................        1,802          1,802        1,610
       Total beds ............................        6,070          6,070        5,338
       Total recurring capital expenditures ..  $ 1,154,000    $ 1,092,000    $ 689,000
       Average per unit ......................  $       641    $       606    $     428
       Average per bed .......................  $       190    $       180    $     128



Capital expenditures associated with newly acquired or developed properties are typically capitalized as part of their acquisition price or development budget, so that such properties typically begin to require recurring capital expenditures only following their first year of ownership.

Additionally, we are required by certain of our lenders to contribute amounts to reserves for capital repairs and improvements at their mortgaged properties. These annual contributions may exceed the amount of capital expenditures actually incurred in such year at such properties.

     PRE-DEVELOPMENT EXPENDITURES

Our third party development activities have historically required us to fund pre-development expenditures such as architectural fees, permits and deposits. Because the closing of a development project's financing is often subject to third party delay, we cannot always predict accurately the liquidity needs of these activities. We frequently incur these predevelopment expenditures before a financing commitment has been obtained and, accordingly, bear the risk of the loss of these predevelopment expenditures if a financing cannot ultimately be arranged on acceptable terms. Historically, the development projects that we have been awarded have been successfully structured and financed; however, their development has at times been delayed beyond the period initially scheduled, causing revenue to be recognized in later periods.

     COMMITMENTS

Upon completion of this Offering, we will have outstanding significant long-term obligations under the participating ground leases with respect to our on-campus participating properties. These ground leases typically provide for payment of a nominal fixed rent (e.g., $100 per annum over the lease term) but require, in addition, payment to the university-ground lessor of 50% of the properties' net cash available for distribution, calculated and distributed on an annual basis after payment of operating expenses, debt service (which includes significant amounts towards repayment of principal) and capital expenditures. In the years 2003, 2002 and 2001, this amount totaled approximately $0.6 million, $0.7 million and $0.6 million, respectively. We are not contractually required to fund the liquidity needs (if any) of these properties and do not have access to their cash flow (except as indicated above) for any purpose other than operations at these properties.

We hold a leasehold interest in University Village at TU pursuant to a 75-year ground lease with Temple University that requires us to pay annual minimum rent of $0.1 million, plus (i) an annual "preferred return" (defined as the amount by which net revenues exceed $150,000, not to exceed $50,000), and (ii) 1% of the amount by which net revenues exceed the sum of the preferred return plus $150,000. In addition, we must pay the University (a) 1% of the amount, if any, of the refinancing net proceeds and (b) 1% of the amount, if any, of the net proceeds from any sale of our leasehold interest, excluding sales to an affiliate or the University. This property is expected to open in the Fall of 2004.

We are required to pay $0.5 million in minimum lease payments over the next 5 years under two capital lease obligations relating to technology, furniture, fixtures and equipment.

Under certain third party development agreements, we provide guarantees of alternate housing for students in the event a project is not completed on time for reasons other than force majeure. These guarantees are limited to our related development fees (approximately $4.5 million at December 31, 2003) and would be partially offset by claims that we would have under such circumstances against our general contractor as well as certain savings on budgeted operating expenses that would not be incurred until the property opened. We also provide customary project cost guarantees that do not apply in the event of force majeure. These guarantees are also limited to the amount of the related development fees. Our general contractors are typically liable to us, subject to force majeure and approved change orders, to cover any cost overruns at our projects. These general contractor obligations are typically secured with payment and performance bonds. Our guarantees expire upon our satisfaction of certain "walk through" and other conditions with respect to the development projects, typically not later than one year after completion. In one instance, we have also guaranteed losses of up to $3.0 million in excess of our development fee that result from our failure to maintain, or cause our professionals to maintain, required insurance for a period of five years beyond completion of the project (August 2009).

In connection with our formation transactions, we will assume pre-existing guarantees by our Operating Partnership of certain contingent obligations of RAP and RSVP under the non-recourse indebtedness encumbering The Village at Riverside. This indebtedness is scheduled to mature in January 2011 and, as of December 31, 2003, had an outstanding balance of $11.5 million.

The following table summarizes (in thousands) as of December 31, 2003 in the periods in which they are due our contractual obligations after giving effect to the application of the net proceeds from this Offering and the formation transactions:



                                                                           IN THOUSANDS
                                           ----------------------------------------------------------------------------
                                                                     LESS
                                                                    THAN 1         1-3           3-5         MORE THAN
CONTRACTUAL OBLIGATIONS                            TOTAL             YEAR         YEARS         YEARS         5 YEARS
----------------------------------------   --------------------   ----------   -----------   -----------   ------------
Long-Term Debt Obligations(2) ..........       $   199,530 (1)     $ 2,860      $ 14,250      $ 23,034      $ 159,386
Capital Lease Obligations ..............               491             161           252            78             --
Operating Lease Obligations(3) .........            10,480             568         1,065           936          7,911
Purchase Obligations ...................                --              --            --            --             --
Other Long-Term Liabilities ............                --              --            --            --             --
                                               -----------         -------      --------      --------      ---------
TOTAL ..................................       $   210,501         $ 3,589      $ 15,567      $ 24,048      $ 167,297
                                               ===========         =======      ========      ========      =========


----------------

(1) Includes $8 million of indebtedness of Coyote Village that was transferred to Weatherford College in April 2004 and the related indebtedness was repaid by the College.

(2) Includes required monthly principal amortization and amounts due at maturity.

(3) Includes only the required annual payment of $100,000 to Temple University under terms of ground lease. Contingent payments to the university-ground lessors with respect to our on-campus participating properties and under the Temple University ground lease are not included because the amounts and timing of these payments cannot be determined with certainty. Our contingent obligation under our Operating Partnership's guaranty of certain obligations under the indebtedness securing The Village at Riverside has similarly not been reflected.

     LONG-TERM INDEBTEDNESS TO BE OUTSTANDING AFTER THIS OFFERING

Upon completion of this Offering and the formation transactions, we will have outstanding long-term indebtedness totaling approximately $191.1 million (excluding approximately $8.0 million related to Coyote Village described above), but excludes approximately $61.0 million of long-term bond financing and $17.2 million in mortgage financing associated with our on-campus participating properties but excluding short-term borrowings of $5.7 million under our revolving credit facility related to the acquisition of the American Campus - Titan Properties. The following table summarizes our repayment obligations for each of the five years following December 31, 2003 under the consolidated long-term indebtedness that will be outstanding upon consummation of this Offering and the formation transactions.



                                          AMOUNTS
                                       (IN THOUSANDS)
                       ----------------------------------------------
                        OFF-CAMPUS        ON-CAMPUS
                           OWNED        PARTICIPATING
                        PROPERTIES       PROPERTIES          TOTAL
                       ------------   ----------------   ------------
2004 ...............    $   1,190        $     1,597      $   2,787
2005 ...............        1,303              1,699          3,002
2006 ...............        1,404              1,814          3,218
2007 ...............        1,513              1,929          3,442
2008 ...............        1,609              2,059          3,668
Thereafter .........      106,135             77,278 (1)    183,413
                        ---------        -----------      ---------
 Total .............    $ 113,154        $    86,376      $ 199,530
                        ---------        -----------      ---------


----------

(1) Includes maturity of the $17.3 million Cullen Oaks construction loan, which we intend to refinance at or prior to maturity, and the Coyote Village construction loan, which was repaid in April 2004 by Weatherford College upon our transfer of the ground lease to them.

The weighted average annual interest rate on our total long-term indebtedness is approximately 7.2%, representing a weighted average annual interest rate of 7.4% on our off-campus property indebtedness and 6.5% on the indebtedness encumbering our on-campus participating properties. Following this Offering, all of our outstanding indebtedness will be fixed rate except for the Cullen Oaks construction loan, which has an outstanding balance of $17.3 million and bears interest at the lender's prime rate or LIBOR plus 1.9%, at our election. We have in place an interest rate swap agreement which effectively fixes the interest rate on the outstanding balance of the Cullen Oaks indebtedness at 5.5% through maturity in 2008. After completion of this Offering and the formation transactions, and the contemplated $5.7 million borrowings under our credit facility to finance the purchase of Titan's minority interest in the American Campus - Titan Properties, and based upon the Offering price of our shares, our
ratio of debt to total market capitalization will be approximately     %
(     % if the underwriters' over-allotment option is exercised in full), but
only     % (     % if the underwriters' over-allotment option is exercised in full) if we exclude from this calculation the $78.2 million of indebtedness on our on-campus participating properties. For further information concerning our long-term indebtedness, see "Business and Properties -- Indebtedness."

OFF-BALANCE SHEET ARRANGEMENTS
We do not have any off-balance sheet arrangements.

FUNDS FROM OPERATIONS

As defined by NAREIT, FFO represents income (loss) before allocation to minority interest (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The following table presents a reconciliation of our funds from operations to our net loss for the years ended December 31, 2003, 2002 and 2001 and to our net income for the three months ended March 31, 2003 and 2004:



                                                                                  IN THOUSANDS
                                                       -------------------------------------------------------------------
                                                           THREE MONTHS
                                                          ENDED MARCH 31,               YEARS ENDED DECEMBER 31,
                                                       ---------------------   -------------------------------------------
                                                          2004        2003         2003           2002            2001
                                                       ---------   ---------   -----------   -------------   -------------
Net Income (Loss) ..................................    $1,529      $1,347       $  (944)      $  (2,139)      $  (2,939)
Plus: Minority Interest In Income (Losses) .........       (21)         12           (16)            (30)           (110)
                                                        ------      ------       -------       ---------       ---------
Loss Before Minority Interest ......................     1,508       1,359          (960)         (2,169)         (3,049)
Plus: Depreciation .................................     2,277       2,251         8,937           8,233           6,807
                                                        ------      ------       -------       ---------       ---------
Funds From Operations ..............................    $3,785      $3,610       $ 7,977       $   6,064       $   3,758
                                                        ======      ======       =======       =========       =========


While our on-campus participating properties contributed $17 million to our 2003 revenues, under our participating ground leases, we and the participating university systems each receive 50% of the properties' net cash available for distribution after payment of operating expenses, debt service (which includes significant amounts towards repayment of principal) and capital expenditures. A substantial portion of these properties' cash flow is dedicated to capital reserves required under the applicable property indebtedness and to the amortization of such indebtedness. These amounts do not increase our economic interest in these properties since our interest, including our right to share in the net cash available for distribution from the properties, terminates upon the amortization of their indebtedness. Our economic interest in these properties is therefore limited to our interest in the net cash flow and management fees from these properties. In the years ended December 31, 2003, December 31, 2002, December 31, 2001, our share of this amount was approximately $0.6 million, $0.7 million and $0.6 million, respectively. We also manage these properties and received management fees of approximately $0.8 million in each of those years. We are not contractually required to fund the liquidity needs (if any) of these properties and do not have access to their cash flow (except as indicated above) for any purpose other than these properties' operations. Accordingly, when considering our funds from operations, we believe that is appropriate to make the following adjustments to reflect our share of these properties' net cash available for distribution and the management fees that we receive rather than including in our calculation of FFO these properties' full contribution to our gross revenues and expenses.



                                                                                      IN THOUSANDS
                                                          --------------------------------------------------------------------
                                                                THREE MONTHS
                                                               ENDED MARCH 31,                YEARS ENDED DECEMBER 31,
                                                          -------------------------   ----------------------------------------
                                                              2004          2003         2003          2002           2001
                                                          -----------   -----------   ----------   ------------   ------------
Net Income (Loss) .....................................    $  1,529      $  1,347      $   (944)   $(2,139)       $(2,939)
Plus: Minority Interest In Income (Losses) ............         (21)           12           (16)       (30)          (110)
                                                           --------      --------      --------    -------        -------
Loss Before Minority Interest .........................       1,508         1,359          (960)    (2,169)        (3,049)
Plus: Depreciation ....................................       2,277         2,251         8,937      8,233          6,807
                                                           --------      --------      --------    -------        -------
Funds From Operations .................................       3,785         3,610         7,977      6,064          3,758
Elimination of operations of on-campus participating
 properties:
 Plus: Net (Income) Loss from on-campus
   participating properties ...........................      (1,285)       (1,570)         (187)   (197 )             192
 Less: Depreciation from on-campus participating
   properties .........................................        (854)         (798)       (3,270)    (3,158)       (2,683 )
                                                           --------      --------      --------    -------        ----------
Funds From Operations Excluding Participating
 Properties ...........................................       1,646         1,242         4,520      2,709          1,267
Adjustments to reflect economic impact of on-campus
 participating properties:
 Our Share of Net Cash Flow (*) .......................         175            15           584        664            632
 Management Fees ......................................         172           171           809        796            806
                                                           --------      --------      --------    -------        -------
Cash From Participating Properties ....................         347           186         1,393      1,460          1,438
                                                           --------      --------      --------    -------        -------
Funds from Operations - Adjusted for Impact of
 Cash from On-Campus Participating Properties .........    $  1,993      $  1,428      $  5,913    $ 4,169        $ 2,705
                                                           ========      ========      ========    =======        =======



----------------
(*) 50% of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Schedule reflects actual cash received in years
    2003, 2002 and 2001, and the amounts accrued for the 50% lessor distribution in the three months ended March 31, 2004 and 2003.


INFLATION

Our leases do not typically provide for rent escalations. However, they typically do not have terms that extend beyond 12 months. Accordingly, although on a short term basis we would be required to bear the impact of rising costs resulting from inflation, we have the opportunity to raise rental rates at least annually to offset such rising costs. However, a weak economic environment or declining student enrollment at our principal universities may limit our ability to raise rental rates.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The fair value of our fixed rate debt is impacted by changes in interest rates, as an example, a 1% increase in interest rates would cause a $12.1 million decline in the fair value of our fixed rate debt. Conversely, a 1% decrease in interest rates would cause a $14.2 million increase in the fair value of our fixed rate debt. Due to the structure of our floating rate debt and interest rate protection instruments the impact of a 1% increase or decrease in interest rates on our cash flows would not be significant. Following this Offering, all of our outstanding indebtedness will be fixed rate except for the Cullen Oaks construction loan, which has an outstanding balance of $17.2 million and bears interest at the lender's prime rate or LIBOR plus 1.9%, at our election. We have in place an interest rate swap agreement which effectively fixes the interest rate on the outstanding balance of the Cullen Oaks indebtedness at 5.5% through maturity in 2008. We anticipate incurring additional variable rate
indebtedness in the future, including draws under our $      million revolving
credit facility. We may in the future use derivative financial instruments to manage, or hedge, interest rate risks related to such variable rate borrowings. We do not, and do not expect to, use derivatives for trading or speculative purposes, and we expect to enter into contracts only with major financial institutions.


NEW ACCOUNTING STANDARDS AND ACCOUNTING CHANGES


In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others," an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34. This interpretation outlines disclosure requirements in a guarantor's financial statements relating to any obligations under guarantees for which it may have potential risk or liability, as well as clarifies a guarantor's requirement to recognize a liability for the fair value, at the inception of the guarantee, of an obligation under that guarantee. The initial recognition and measurement provisions of this interpretation are effective for guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. As of December 31, 2003, the effect of adoption of FIN 45 on our financial statements was immaterial.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for exit or disposal activities initiated after December 31, 2002. This statement did not have a significant impact on our financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" (FIN 46). This interpretation requires an existing unconsolidated variable interest entity to be consolidated by its primary beneficiary if the entity does not effectively disperse risk among all parties involved or if other parties do not have significant capital to finance activities without subordinated financial support from the primary beneficiary. The primary beneficiary is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both as a result of holding variable interests, which are the ownership, contractual, or other interests in an entity. FASB Interpretation No. 46 was revised in December 2003 (FIN 46(R)) and effectively replaces FIN
46. While retaining a majority of the provisions and concepts of FIN 46, FIN 46(R) provides additional scope exceptions and clarifies the description of variable interests. Public companies are required to apply FIN 46(R) no later than the end of the first reporting period that ends after March 15, 2004. However, prior to the required application of FIN 46(R), public companies are required to apply either FIN 46 or FIN 46(R) to any interests in special purpose entities (SPEs) as of the first interim or annual period ending after December 15, 2003 and the decision to apply FIN 46 or FIN 46(R) may be made on an SPE by SPE basis. This interpretation had no impact on our financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The provisions of SFAS No. 149 are effective for contracts entered in after June 30, 2003. Our adoption of SFAS No. 149 did not have a material effect on our results of operations or our financial statements.

                               INDUSTRY OUTLOOK

Following are excerpts from a market study that we commissioned from the Rosen Consulting Group, LLC, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part. Founded in 1990, Rosen Consulting Group is a California-based real estate and regional economics research and consulting firm. The firm provides expert viewpoints and forecasts on the economy, the capital markets, and the real estate markets for banks, insurance companies and real estate investors. The firm also publishes the quarterly Rosen Report, which provides comprehensive proprietary forecasts and interpretive analysis of key national and regional economic, demographic and real estate market conditions. Certain statistical information included in this report has been licensed by us from Peterson's, a part of the Thomson Corporation, based in Lawrenceville, New Jersey. Peterson's publishes and distributes information for consumers about colleges and universities, career schools, graduate programs, distance learning, executive training, private secondary schools, summer opportunities, study abroad, financial aid, test preparation, and career exploration. See "Where You Can Find More Information."

PRIVATIZED STUDENT HOUSING OUTLOOK: HIGHLIGHTS

WE BELIEVE THERE WILL BE A SURGE IN COLLEGE ENROLLMENT IN THE UNITED STATES, FUELING DEMAND FOR STUDENT HOUSING. MARKETS IN WHICH THE COMPANY IS CURRENTLY OPERATING WILL EXPERIENCE AMONG THE LARGEST INCREASES IN ENROLLMENT, LARGELY AS A RESULT OF FAVORABLE DEMOGRAPHIC TRENDS.

The major catalyst for enrollment increases and subsequently student housing demand in the coming decade, will be the growth in the college aged population represented by the "Echo Boom" and the increase in the percentage of graduating high school students attending college.

The "Echo Boom" generation are the children of the Baby Boomers who represent a demographic group as large as the Baby Boom generation that was born between 1946 and 1964. While the Baby Boom generation is nearing retirement, much of the Echo Boom generation, which was born between 1977 and 1997, is entering or has yet to enter adulthood. In 2003, four million Americans turned 18; by 2010, that number will peak at 4.4 million and remain above four million annually through 2020.


[GRAPHIC OMITTED]



Additionally, the percentage of high school graduates attending college has been increasing. According to the 2002 report of the Census Bureau, the share of high school graduates choosing to attend college increased from 45% in 1997 to 65% in 2002. As such, the pool of future college students has been expanding and is poised to increase to record numbers in the coming decade.

During 2003, an estimated 16.4 million students were enrolled in colleges and universities, representing an increase of 14.6% from ten years earlier and adding 2.1 million more students to the college rolls. The Department of Education projects that nationally, enrollments will climb to 18.2 million students by 2013 for an increase of 1.8 million from 2003.


[GRAPHIC OMITTED]


The impact of demographic changes on college enrollment levels will not be felt equally across all states. During the past decade, the fastest growth of post-secondary enrollment has primarily been concentrated in the Mountain States and the Sunbelt (Southeast and Southwest). The Sunbelt, the Pacific and the Northeast are projected to be the fastest growing regions in college enrollment between 2000 and 2010, fueled by above average growth projections in the young adult population in these regions.


[GRAPHIC OMITTED]

Among individual states, California, Texas, New York and Florida are projected to have the four largest populations of 18 to 24 year olds during the next decade, according to the U.S. Census Bureau. The fact that these states are major immigration gateways will also bolster future demographic and accompanying college enrollment growth. These four states are forecasted to experience the greatest absolute upsurge in college enrollment. Rounding out the top ten states with the highest absolute enrollment growth projections are Massachusetts, North Carolina, Virginia, Arizona, Illinois, and Georgia. Most of the student housing properties currently owned by the Company are located in these "top ten" states. Pennsylvania and Colorado, the only states that are not in the top ten in which the Company currently owns student housing properties, are still expected to have a high rate of natural increase in the 18 to 24 age group and are ranked in the top twenty in projected college enrollment.


[GRAPHIC OMITTED]

The following tables provide information with respect to the states projected to experience the most significant changes in population growth and growth in higher education enrollment between 2000-2010. The states in which American Campus Communities currently owns student housing properties are indicated in bold face type:


                         POPULATION GROWTH PROJECTIONS
                                  (AGE 18-24)




                                CHANGE        % CHANGE
 RANK          STATE         (2000-2010)     (2000-2010)
------   ----------------   -------------   ------------
   1     CALIFORNIA           1,196,012         38.2%
   2     TEXAS                  395,320         18.6%
   3     New York               302,794         18.6%
   4     FLORIDA                274,826         21.9%
   5     Massachusetts          142,520         26.0%
   6     GEORGIA                134,177         16.9%
   7     North Carolina         131,863         18.2%
   8     VIRGINIA               122,361         18.5%
   9     New Jersey             105,659         15.1%
  10     Illinois                97,118          8.3%
  11     ARIZONA                 96,911         20.8%
  12     Maryland                94,938         20.3%
  13     PENNSYLVANIA            85,846          8.1%
  14     Washington              73,766         13.2%
  15     Tennessee               55,653         10.2%
  16     Connecticut             53,506         19.4%
  17     South Carolina          49,999         13.6%
  18     COLORADO                49,826         12.0%
  19     Michigan                38,027          4.1%
  20     Alabama                 35,155          8.1%
         NATIONAL AVG.           70,067         14.8%


Source: US Census Bureau

                          ENROLLMENT GROWTH PROJECTIONS



                                      CHANGE        % CHANGE
 RANK             STATE            (2001-2010)     (2001-2010)
------   ----------------------   -------------   ------------
   1     CALIFORNIA                  783,020           34.0%
   2     New York                    174,633           16.6%
   3     TEXAS                       161,494           15.3%
   4     FLORIDA                     131,348           18.2%
   5     Massachusetts                93,166           21.6%
   6     North Carolina               62,817           15.3%
   7     VIRGINIA                     61,833           16.0%
   8     ARIZONA                      57,206           16.2%
   9     Illinois                     50,144            6.7%
  10     GEORGIA                      48,951           13.9%
  11     Maryland                     47,497           17.1%
  12     New Jersey                   46,459           13.8%
  13     PENNSYLVANIA                 39,318            6.4%
  14     Washington                   34,192           10.5%
  15     Connecticut                  27,816           17.1%
  16     District of Columbia         27,301           35.9%
  17     South Carolina               22,713           12.2%
  18     COLORADO                     22,707            8.4%
  19     Tennessee                    21,319            8.0%
  20     Michigan                     17,749            3.1%
         NATIONAL AVG.                40,334           13.3%




Note: Bolding indicates campuses whose students are served by properties currently owned or managed by American Campus Communities.


Source: U.S. Census Bureau

The states in which American Campus Communities currently owns properties are projected to experience an average 14.7% growth in the population aged 18-24 (an average of 217,634 persons) and 13.4% growth in enrollment (an average of 112,809 persons) between 2001 and 2010.

Several emerging trends will also influence enrollment and demand for student housing in the longer term. Among other things, an increasing number of college students will, in the future, be full-time students. Students attending college full-time are more likely to relocate locally, further increasing the demand for student housing. On the other hand, potential changes in immigration laws related to national security may adversely impact the growth in foreign student enrollment, indirectly impacting student housing.

ON THE SUPPLY SIDE, UNIVERSITIES ARE FACING BUDGET SHORTFALLS THAT WE BELIEVE ARE EXPECTED TO AFFECT THEIR ABILITY TO BUILD NEW HOUSING TO ACCOMMODATE THE PROJECTED SURGE IN ENROLLMENT.


According to data provided by Peterson's, when analyzing the on-campus housing capacity of each state's largest public 4-year institutions, only 12 of the 50 had the capacity to accommodate more than 30% of their total enrollment in 2003 (see the following chart). The average on-campus capacity for these 50 institutions was only 23%. Therefore, nearly 80% of the students attending these institutions had to rely upon alternatives to university-provided housing. With enrollment set to rise, the number of students who must rely upon off-campus housing alternatives will increase unless the subject universities develop additional housing capacity.

                     UNIVERSITY ON-CAMPUS HOUSING CAPACITY



AMERICAN CAMPUS                                   TOTAL          TOTAL
COMMUNITIES' PRIMARY                           ENROLLMENT   ENROLLMENT FALL
UNIVERSITIES SERVED:                STATE        FALL 03           02
------------------------------ -------------- ------------ -----------------
Cal State University,
 Fresno ...................... California        21,209          20,007
Cal State University, San
 Bernardino .................. California        16,341          15,985
Texas A&M International
 University .................. Texas              3,753           3,373
The University of Central
 Florida ..................... Florida           38,598          35,927
The University of Houston      Texas             34,443          33,007
Arizona State University
 Main Campus ................. Arizona           47,359          45,693
Temple University ............ Pennsylvania      32,351          29,872
The University of Georgia
 - Athens .................... Georgia           32,941          32,317
The University of
 Colorado at Boulder ......... Colorado          30,983          26,609
Texas A&M University ......... Texas             45,083          44,618
Virginia Polytechnic
 Institute and State
 University .................. Virginia          27,662          26,490
Prairie View A&M
 University .................. Texas              7,255           6,747

AMERICAN CAMPUS                  UNDERGRAD    UNDERGRAD                        BEDS:
COMMUNITIES' PRIMARY            ENROLLMENT   ENROLLMENT       ON-CAMPUS       % TOTAL
UNIVERSITIES SERVED:              FALL 03      FALL 02          BEDS         ENROLLMENT
------------------------------ ------------ ------------ ------------------ -----------
Cal State University,
 Fresno ......................    17,309       16,086           1,035            4.9%
Cal State University, San
 Bernardino ..................    11,256       11,019           1,012            6.2%
Texas A&M International
 University ..................     2,933        2,609             250 (1)        6.7%
The University of Central
 Florida .....................    32,044       30,036           3,750            9.7%
The University of Houston         26,283       25,230           4,124*(1)       12.0%
Arizona State University
 Main Campus .................    36,802       35,191           5,600           11.8%
Temple University ............    21,429       19,606           4,429           13.7%
The University of Georgia
 - Athens ....................    24,983       24,395           5,817           17.7%
The University of
 Colorado at Boulder .........    25,158       23,998           7,100           22.9%
Texas A&M University .........    36,775       36,603          10,413           23.1%
Virginia Polytechnic
 Institute and State
 University ..................    21,468       21,869           8,900           32.2%
Prairie View A&M
 University ..................     5,754        5,387           3,390* (1)      46.7%



Source: Peterson's (Rosen is the source of the data contained in the On-Campus
        Beds column with a "*")

----------------
(1) Includes on-campus properties owned in partnership with American Campus Communities.


                     UNIVERSITY ON-CAMPUS HOUSING CAPACITY

                                                                          TOTAL      UNDERGRAD      ON-       BEDS: %
LARGEST FOUR-YEAR UNIVERSITY IN EACH                                   ENROLLMENT   ENROLLMENT     CAMPUS      TOTAL
OF THE 50 STATES:                                          STATE         FALL 03      FALL 03       BEDS     ENROLLMENT
----------------------------------------------------- --------------- ------------ ------------ ----------- -----------
Boise State University .............................. Idaho              17,637       15,826          850        4.8%
University of Alaska Anchorage ...................... Alaska             15,843       15,091          954*       6.0%
University of Nevada, Las Vegas ..................... Nevada             24,679       19,761        1,500        6.1%
Portland State University ........................... Oregon             21,841       15,808        1,560        7.1%
University of New Mexico ............................ New Mexico         24,593       17,166        2,362*       9.6%
ARIZONA STATE UNIVERSITY ............................ ARIZONA            47,359       36,802        5,600*      11.8%
The University of Texas at Austin ................... Texas              52,261       39,661        6,613       12.7%
University of Washington ............................ Washington         39,246       28,362        5,000       12.7%
University of Minnesota, Twin Cities Campus ......... Minnesota          48,677       32,457        6,271*      12.9%
University of Southern Maine ........................ Maine              11,382        9,017        1,569       13.8%
Auburn University ................................... Alabama            23,276       19,603        3,339*      14.3%
University of Maryland, College Park ................ Maryland           57,169       57,169        8,714*      15.2%
West Virginia University ............................ West Virginia      23,492       16,692        3,600       15.3%
University of Florida ............................... Florida            47,373       34,031        7,551       15.9%
University of Hawaii at Manoa ....................... Hawaii             18,696       12,820        2,986       16.0%
UNIVERSITY OF GEORGIA ............................... GEORGIA            32,941       24,983        5,817       17.7%
University of Oklahoma .............................. Oklahoma           23,799       19,570        4,282       18.0%
The Ohio State University ........................... Ohio               49,676       36,855        9,175*      18.5%
The University of Iowa .............................. Iowa               29,697       20,487        5,600       18.9%
University of California, Los Angeles ............... California         37,599       24,899        7,159       19.0%
University of Kansas ................................ Kansas             28,196       20,605        5,452*      19.3%
University of Kentucky .............................. Kentucky           25,741       17,878        5,109*      19.8%
Brigham Young University ............................ Utah               32,408       29,379        6,488*      20.0%
University of Arkansas .............................. Arkansas           15,995       12,889        3,245       20.3%
University of Wyoming ............................... Wyoming            12,745        9,250        2,795       21.9%

                                                                                   TOTAL      UNDERGRAD      ON-       BEDS: %
LARGEST FOUR-YEAR UNIVERSITY IN EACH                                            ENROLLMENT   ENROLLMENT     CAMPUS      TOTAL
OF THE 50 STATES:                                                   STATE         FALL 03      FALL 03       BEDS     ENROLLMENT
------------------------------------------------------------- ---------------- ------------ ------------ ----------- -----------
North Carolina State University ............................. North Carolina      29,940       22,780        6,700      22.4%
UNIVERSITY OF COLORADO AT BOULDER ........................... Colorado            30,983       25,158        7,100      22.9%
Louisiana State University and Agricultural and
 Mechanical College ......................................... Louisiana           32,228       26,660        7,599      23.6%
Mississippi State University ................................ Mississippi         16,610       13,373        4,000      24.1%
University of Nebraska-Lincoln .............................. Nebraska            22,988       18,118        5,568      24.2%
University of Rhode Island .................................. Rhode Island        15,929       15,929        3,900*     24.5%
University of Wisconsin-Madison ............................. Wisconsin           41,515       29,708       10,565*     25.4%
University of North Dakota .................................. North Dakota        12,423       10,277        3,192      25.7%
The University of Tennessee ................................. Tennessee           27,971       19,956        7,337      26.2%
University of Illinois at Urbana-Champaign .................. Illinois            39,999       28,947       10,855      27.1%
University of South Carolina ................................ South Carolina      25,140       16,567        6,825      27.1%
The Pennsylvania State University University Park
 Campus ..................................................... Pennsylvania        41,445       34,829       11,757      28.4%
New York University ......................................... New York            38,096       19,490       10,961      28.8%
VIRGINIA POLYTECHNIC INSTITUTE AND STATE UNIVERSITY ......... VIRGINIA            27,662       21,468        8,900      32.2%
Indiana University Bloomington .............................. Indiana             38,903       30,752       12,869*     33.1%
South Dakota State University ............................... South Dakota         9,952        8,445        3,400      34.2%
University of Delaware ...................................... Delaware            20,676       17,486        7,072      34.2%
The University of Montana-Missoula .......................... Montana             13,026       11,152        4,500      34.5%
Boston University ........................................... Massachusetts       28,982       17,860       10,775      37.2%
Michigan State University ................................... Michigan            44,937       35,197       17,000      37.8%
Rutgers, The State University of New Jersey, New
 Brunswick .................................................. New Jersey          35,886       28,070       13,851*     38.6%
University of New Hampshire ................................. New Hampshire       14,248       11,496        5,500      38.6%
University of Vermont ....................................... Vermont             10,314        8,792        3,977      38.6%
University of Missouri-Columbia ............................. Missouri            26,124       19,698       10,160      38.9%
University of Connecticut ................................... Connecticut         21,427       14,716       11,321*     52.8%


Note: Bolding indicates campuses whose students are served by properties currently owned or managed by American Campus Communities.


Source: Peterson's (Rosen is the source of the data contained in the On-Campus Beds column with a "*")

----------------
(1) Includes on-campus properties owned in partnership with American Campus Communities.

However, budget deficits for many states are the worst they have been at any time in the last 50 years, limiting states' ability to increase funding for education. This is the first time in U.S. history that states have had to face enrollment increases at a time of economic decline. State appropriations for higher education have decreased for a second consecutive year. Except for Florida, each of the states in which the Company currently owns student housing properties has experienced a decline in state appropriations for higher education during the past two years. The ability of each state to boost postsecondary education spending, while simultaneously handling the strain on health care budgets from a rapidly aging population and restoring funding cuts to primary and secondary education, remains to be seen. Traditionally, both health care and primary education have taken precedence over higher education for political reasons and there is unlikely to be enough money to fund all programs completely.

As a result, public university finances are worsening and threatening their capacity to fund significant capital projects such as student housing. A recent survey by the Common Fund for Nonprofit Organizations found that approximately 1,260 colleges and universities in the United States plan to make across-the-board cuts in all academic programs. The same number plans to trim building and maintenance expenditures, which includes new construction projects. Maintenance spending has absorbed the majority of facilities-related budget cuts, though many new construction projects are also being postponed.

The impact of these spending cuts on new student housing construction has been muted so far. According to estimates by the U.S. Census Bureau, university spending on student dormitories actually increased nearly 20% in 2003. However, as this figure measures the value of construction put-in-place, it includes the value of projects that were initiated several years ago under a more favorable funding environment as well as spending on renovating and replacing existing facilities that are aging (see below). Moreover, student housing expenditures will have to grow significantly in future years to meet the forecasted surge in postsecondary enrollment over the next ten years. A 2003 survey of 118 four-year institutions by College & Planning Management found that an estimated 29,000 new beds will be built over the next five years. Projecting nationally from that sample size, it is estimated that approximately 291,000 new beds will be constructed through 2008. In contrast, college enrollment is expected to increase by 1,031,000 new students over the same period, creating a shortfall of more than 700,000 beds. As a result, growth in state allocations for higher education will need to outpace the increases of the previous decade just to maintain the current public services already in place. It is also questionable whether public universities will be able to allocate increasing percentages of a shrinking state education budget to student housing rather than to other educational facilities and operations.

PUTTING FURTHER PRESSURE ON UNIVERSITIES' ABILITY TO PROVIDE LIVING ACCOMMODATIONS, THE EXISTING TRADITIONAL DORMITORY-STYLE FACILITIES ARE BECOMING OBSOLETE AND ARE IN NEED OF RENOVATION OR REPLACEMENT.

As Baby Boomers entered college in the 1960s, universities quickly built student housing complexes to accommodate the large influx of incoming students. This stock of student housing is aging and is increasingly in need of major renovations or replacement. Based on a survey conducted by Rosen, the average age of student housing facilities at 20 of the largest institutions in country is over 36 years old, with a low of over 10 years old (University of Central Florida and Florida International University) and high of over 54 years old (University of Michigan) (see chart below). Therefore in addition to the need for additional housing to accommodate an expanding student population, universities must also deal with the problems of maintaining, refurbishing and marketing their aging existing inventory. Many schools have undertaken large-scale renovations and others are under pressure to follow suit to stay competitive. In addition to significant cosmetic upgrades, outdated heating and plumbing systems as well as roofs and windows are being replaced in many on-campus housing facilities. In some cases institutions are finding that the costs of renovations are often prohibitive and are opting to take existing facilities out of service.

This previous building expansion in response to the Baby Boom has also left many colleges and universities with high-density living accommodations that are outmoded for today's Echo Boom students. What used to be considered rare luxuries, such as kitchens, private bedrooms and bathrooms, Internet connectivity and cable television systems, are now more common and increasingly becoming a factor in a student's housing and university selection. A survey of 20 of the largest universities in the country revealed that private bedrooms accounted for only 23% of total on-campus capacity. Furthermore, only 33% of students living in on-campus facilities had a bathroom shared with four people or less, and only 17% had a kitchen in their accommodation (see chart below). Student housing that includes such amenities is also more expensive to build. According to a survey by the American School and University's magazine, the cost per square foot to construct a new residence hall has nearly doubled over the past ten years, from $82 in 1993 to $150 in 2002.

                                                                                                   % ON-CAMPUS
                                                              AVERAGE                % ON-CAMPUS    BEDS WITH
                                                  TOTAL     YEAR BUILT:    AVERAGE   BEDS WITH A     A SEMI-    % ON-CAMPUS
                                               ENROLLMENT    ON-CAMPUS    BUILDING     PRIVATE       PRIVATE    BEDS WITH A
UNIVERSITY                                      FALL 2003     HOUSING        AGE       BEDROOM      BATHROOM*     KITCHEN
--------------------------------------------- ------------ ------------- ---------- ------------- ------------ ------------
University of Texas .........................    52,261         1966         37.6       16%           29%          22%
Ohio State University .......................    49,676         1961         42.9       17%           32%           9%
University of Minnesota .....................    48,677         1961         42.6       30%           20%          15%
University of Florida .......................    47,373         1962         41.6       24%           37%          23%
Arizona State ...............................    47,359         1965         38.6        4%           18%          12%
University of Wisconsin .....................    41,515         1953         51.5       45%           40%          40%
University of Washington ....................    39,246         1962         41.6       17%           10%          10%
University of Michigan ......................    38,972         1949         54.7       36%           10%           0%
University of South Florida .................    38,854         1986         17.8       39%           42%          37%
University of Central Florida ...............    38,598         1994         10.3       42%          100%          40%
Purdue University ...........................    38,546         1960         44.4       19%           30%          23%
University of California, Los Angeles .......    37,599         1977         27.2        0%           48%          10%
University of Arizona .......................    36,847         1966         38.4        2%           19%           0%
Florida State University ....................    36,210         1988         16.4        5%           14%           5%
California State University, Long Beach .....    34,566         1975         28.8        2%            0%           0%
University of Houston .......................    34,443         1969         34.5       34%           60%          20%
San Diego State University ..................    34,304         1978         26.2       15%           28%          10%
Florida International University ............    33,451         1994         10.3       81%           81%          81%
University of California, Berkeley ..........    33,145         1961         42.9        6%           25%           5%
University of Georgia .......................    32,941         1969         34.9       16%           25%          16%
                               AVERAGE**                        1967         36.5       23%           33%          17%

----------------
Source: Rosen

 * includes bathrooms located in suites with up to four students per bathroom

** average is weighted by number of beds


UNIVERSITIES ARE TURNING TO PRIVATE SECTOR DEVELOPERS TO BRIDGE THE GAP BETWEEN DEMAND FOR ON AND OFF-CAMPUS STUDENT HOUSING AND THEIR ABILITY TO PROVIDE IT FROM THEIR OWN CAPITAL RESOURCES.

To bridge the gap between demand for student housing and the increasing difficulty in providing it, public universities have increasingly looked to the private sector to either develop off-campus housing or to form partnerships to build and renovate on campus housing. This has allowed the public universities to reduce their capital outlays and administrative costs dedicated to housing as well as preserve limited debt capacity for other uses. Private developers are seeing opportunities to fulfill unmet demand in this niche market and are building fully private off-campus apartment complexes catering specifically to students. A small number of mid-size developers specializing in student housing have been successfully building and managing student apartments off-campus for more than a decade, while larger traditional multi-family developers have recently begun to show interest in the market.

According to a survey conducted in 2003, between 1995 and 2004, $4.5 billion worth of private student housing projects were scheduled to be delivered to the market, for a total of 281 projects. Approximately 70% of these projects were on-campus dormitories, with the remaining 30% being off-campus developments. In total, the survey includes 141,500 beds that have been developed by the private sector.

Several state systems are participating in this trend towards student housing privatization, including Texas, Arizona, Florida, Nebraska, North Carolina, Oklahoma, and Tennessee. As college enrollment increases and students demand more and more out of their residences, the trend toward private sector development of student housing is expected to continue and spread to more cities with large student populations.

THERE IS A HIGHLY FRAGMENTED OWNERSHIP OF STUDENT HOUSING PROPERTIES IN WHICH THE TOTAL SIZE OF THE PRIVATE SECTOR PALES IN COMPARISON TO THE SIZE OF THE NATIONAL DEMAND IN THE MARKET. NONE OF THE TOP PRIVATE STUDENT HOUSING OWNER-OPERATORS MANAGES MORE THAN 25,000 BEDS.

The student housing market is highly fragmented and so far consolidation in the industry has been limited. According to data provided by Peterson's, there are more than 16 million students enrolled at post secondary institutions as of 2003. By comparison, each of the top 8 firms in the student housing market manages only 10,000 to 25,000 beds in both on-campus and off-campus properties. The total of all beds owned and/or managed by these firms represents less than 2% of the total demand for student housing. There are less than 10 firms, including American Campus Communities, that own a multi-regional network of properties and are able to offer an integrated range of specialized student housing services, including design, construction and financing.

None of the specialized student housing firms dominate a particular region. Instead, they each seek to maintain a presence in multiple markets with large student populations. Most are therefore active in the same markets, particularly Texas, California, Florida, Georgia, North Carolina, Arizona and Pennsylvania, due primarily to the presence of large state university systems that allow developers to take advantage of economies of scale. In contrast, the Pacific Northwest and Northeast are two regions in which small, local owner-operators have significant market share.

Although a number of major multi-family developers are known to be considering entering the student housing market, none has yet done so in a meaningful way, perhaps due to the specialized nature of the segment which sets it apart from traditional multi-family housing operations.

                         THE STUDENT HOUSING BUSINESS

The student housing business is a specialized real estate segment with certain unique operational, marketing and leasing characteristics. It services three distinct customer groups: students, parents and the educational institution that the students attend.

Students. The expectations and demands of college students regarding the amenities and other attributes of student housing have increased over time. Traditional multiple occupancy dormitory rooms with group baths are often viewed today by many students as unacceptable. Instead, many students seek accommodations with private bedrooms and private or semi-private bathrooms, independent cooking facilities and technological capabilities. In addition, our properties' amenities offer students opportunities for recreational and social interaction with peers. Traditionally, many on-campus facilities have not met these consumer needs.

Parents. While parents are typically receptive to accommodating their child's desire for modern housing, privacy and appropriate amenities, their primary concern is to ensure that their child is housed in an academically-oriented environment that is conducive to achieving academic success. Management supervision and a safe environment are of primary value to parents. On-campus student housing has therefore been the preferred choice of many parents, particularly for incoming freshmen. Our specialized student housing management and classic Resident Assistant program provide parents with a comfort level that they typically do not have with privately owned off-campus student communities.

Universities and Colleges. Most universities are able to house only a small percentage of their overall enrollment, and are, therefore, highly dependant upon the off-campus market to provide housing for their students. High quality, well run off-campus student housing can be a critical component to an institution's ability to attract and retain students. Accordingly, we view the university or college as a partner rather than as a competitor. Developing and maintaining a good relationship with an educational institution can result in a privately-owned off-campus facility becoming, in effect, an informal extension of the institution's housing program, with the institution providing highly valued references and recommendations to students and parents.

Our success has in large part resulted from our proven ability to balance our products and services to meet these varying needs and concerns of students, parents and educational institutions. We provide high quality student accommodations that feature private or semi-private bedrooms and baths, extensive recreational and social amenities and the opportunity for the active lifestyle most students are seeking. At the same time, we seek to establish an academic environment that gives parents peace of mind. In addition, we believe educational institutions view us as a premier student housing manager who successfully implements an effective residence life and student development program at each of its communities in a manner consistent with each institution's own standards and student development objectives. Indeed, a growing number of top educational institutions are calling upon us to provide development, management and leasing services to their own on-campus facilities.

TYPES OF STUDENT HOUSING

There are two major types of student housing properties: on-campus and off-campus. The most significant differences between them are governance, ownership and location. On-campus student housing is provided under the guidance and regulations of an educational institution, is typically owned by the institution and is located near or adjacent to the classroom buildings and other campus facilities. Off-campus housing is located in proximity to the school campus, generally within walking or bicycling distance and is typically owned by private owner-operators. Off-campus housing facilities tend to offer more relaxed rules and regulations and therefore are more appealing to upper-classmen. For example, off-campus facilities do not have stringent guidelines governing student behavior such as quiet hours or gender visitation limitations.

On Campus Student Housing. Traditionally, on-campus housing was owned and operated by colleges and universities. As described earlier in "Industry Outlook -- Privatized Student Housing Outlook: Highlights," there has been a growing trend to "privatize" on-campus housing. We believe this trend will create significant business opportunities for us. We believe that we are recognized as a premier developer and manager of student housing, and have therefore been able to forge strong and, in some cases, unique relationships with leading educational institutions. As part of our development services, we have been able to assist colleges and universities through a variety of creative structures in accessing alternative capital to fund their housing development needs. We believe we have gained a reputation with colleges and universities for completing our projects on-time and within budget. Since our founding in 1993, we have completed 100% of our on-campus development projects prior to the start of the targeted school year. We are also generally retained to manage the on-campus facilities we develop. We only manage on-campus facilities where where we believe our management services will provide us with opportunities for an expanding relationship with the educational institution.

Our relationships with colleges and universities are fostered through close and continuous working relationships with the appropriate institutional authorities. Each year we have management committee meetings with college and university officials to create budgets, analyze improvement needs and set rental rates. Managing on-campus housing also requires a knowledge and understanding of college and university rules and regulations. Each of our staff members at each facility enforces these rules and regulations to ensure that a comfortable and safe atmosphere is maintained.

Off-Campus Student Housing. We believe that it is of great benefit for an off-campus student housing facility to be in close proximity to the campus and to have sufficient access to the educational institution, such that student residents and parents are able to view it as an attractive alternative to an on-campus facility. Because many educational institutions give on-campus housing priority to incoming freshmen, the student-tenant mix at off-campus facilities tends to be comprised mostly of upper-classmen. Accordingly, at our off-campus facilities, we seek to offer an environment that is more conducive to older students, including rules and regulations that tend to be more relaxed than those at on-campus facilities, but are consistent with maintaining an educational and safe environment for our student-tenants.

We believe that the support of colleges and universities can be beneficial to the success of our off-campus properties. We actively seek to have these institutions recommend our off-campus facilities to their students or to provide us with mailing lists so that we may directly market to students and parents. In some cases, the institutions actually promote our off-campus facilities in their recruiting and admissions literature. In cases where the educational institutions do not offer recommendations for off-campus housing or mailing lists, most nonetheless provide lists of suitable properties to their students, and we continually work to ensure that our properties are on these lists in each of the markets that we serve. Of our 12 off-campus properties, nine are listed either in university publications provided to prospective students and their parents or on the university website.

                            BUSINESS AND PROPERTIES

OVERVIEW

We are one of the largest private owners, managers and developers of high quality student housing properties in the United States in terms of beds owned and under management. We are a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, finance, development, construction management, leasing and management of student housing properties. We own 16 high quality student housing properties, which include 201 buildings containing approximately 3,900 apartment units and 11,800 beds, including three properties which are scheduled to be completed and opened in August 2004 and are currently in their initial lease-up stages. Our owned portfolio includes primarily off-campus properties that:

     o    are in close proximity to public universities;

     o contain modern housing units featuring private bedroom accommodations, private or semi-private bathrooms, in-unit washers and dryers, and full kitchens with modern appliances;

     o contain resort-style amenities featuring swimming pools, sand volleyball, basketball, and/or tennis courts, and clubhouses which typically include fitness centers, tanning beds, computer labs, recreation/game rooms, and study rooms; and

     o are supported by a classic Resident Assistant system and other student-oriented programming and services that create a collegiate environment.

We believe that significant investment opportunities exist in the private-sector ownership, development, acquisition and management of student housing properties because of a number of factors impacting the student housing market in the United States. According to a report that we have commissioned from Rosen Consulting Group, LLC, a real estate economic consulting firm, these factors include:

     o a surge in college enrollment in the United States, fueling a demand for student housing;

     o budget shortfalls at universities have reduced the availability of capital resources for new student housing to accommodate the projected surge in enrollment;

     o the existing traditional dormitory-style facilities are becoming obsolete and are in the need of renovation or replacement;

     o the growing number of partnerships between universities and the private sector developers to provide on and off-campus student housing; and

     o a highly fragmented ownership of student housing properties in which the total size of the private sectors pales in comparison to the size of the national demand in the market with no private student housing owner-operator managing more than 25,000 beds.

OUR BUSINESS

We own and operate 12 off-campus student housing properties within close proximity to nine primary colleges and universities in eight states, including three properties under construction. Additionally, we participate with two university systems in the ownership of four on-campus properties under long term participating ground/facility leases; we refer to these properties as our "on-campus participating properties." We are required to pay to the participating universities 50% of the net cash flow from these on-campus participating properties. We manage all 16 of our owned properties.

We also provide development and construction management services for student housing properties owned by universities, charitable foundations and others. Our clients have included some of the nation's most prominent systems of higher education, including the State University of New York System, the University of California System, the Texas A&M University System, the Texas State University System, the University of Georgia System, the University of North Carolina System, the Purdue University System and the University of Colorado System. We have developed student housing properties for these clients and often have been retained to manage and lease these properties following their opening. Since 1996, we have developed and secured financing for 23 third party student housing properties. The aggregate development cost of these properties exceeds $525 million.

We also provide third party management and leasing services for 16 student housing properties that represent approximately 10,500 beds in approximately 3,900 units. We developed 13 of these properties, including four of which are currently under construction and in initial lease-up. Our third party management and leasing services are typically provided pursuant to multi-year management contracts that have an initial term that ranges from two to five years. Together with our owned properties discussed above, we currently manage 32 student housing properties, representing approximately 22,300 beds.

Following is an overview of our Predecessor Entities' historic business:


                                     NUMBER OF   NUMBER
                                      PROJECTS   OF BEDS
                                    ----------- --------
  PROPERTIES OWNED ................     16       11,773
  OFF-CAMPUS ......................     12        7,606
  Acquired ........................      8        5,662
  Developed .......................      1          309
  Under Construction ..............      3        1,635
  ON-CAMPUS PARTICIPATING .........      4        4,167
  Developed .......................      4        4,167


                                  NUMBER OF   NUMBER
                                   PROJECTS   OF BEDS
                                 ----------- --------
  PROPERTIES DEVELOPED .........      31      18,483
  OWNED ........................       8       6,111
  Completed ....................       5       4,476
  Under Construction ...........       3       1,635
  THIRD PARTY ..................      23      12,372
  Completed ....................      17       8,304
  Under Construction ...........       6       4,068



                                NUMBER OF   NUMBER
                                 PROJECTS   OF BEDS
                               ----------- --------
  PROPERTIES MANAGED .........      32      22,281
  OFF-CAMPUS .................      16      11,152
  Owned ......................      12       7,606
  Third Party ................       4       3,546
  ON-CAMPUS ..................      16      11,129
  Participating ..............       4       4,167
  Third Party ................      12       6,962


We will elect to be taxed as a REIT for federal income tax purposes commencing with our tax year ending December 31, 2004. In order to qualify as a REIT, our third party services will generally be provided through our Services Company, which is a wholly-owned subsidiary of our Operating Partnership. Our Services Company will be a "taxable REIT subsidiary" under the Internal Revenue Code of 1986, as amended, and, therefore, the income earned by our Services Company will be subject to federal income tax at regular corporate rates and state and local income tax where applicable. See "Federal Income Tax Considerations -- Taxation of our Company."

Upon completion of the Offering, we will own 98.7% of the Units in our Operating Partnership and we will serve as its sole general partner. Certain of our officers will own Units in the Operating Partnership representing a 1.3% profit interest.

Our Board of Directors will initially consist of eight directors, at least five of whom are expected to be classified under applicable New York Stock Exchange listing standards as "independent" directors.

Our principal executive offices are located at 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746. Our telephone number at that location is (512) 732-1000. Our website is located at www.studenthousing.com. The information on our website is not part of this prospectus.

HISTORY

We were formed to continue the student housing business of our Predecessor Entities that had been engaged in the student housing business since 1993. During our Predecessor Entities' first four years of operation, their core business focused on providing development and management services to private owners and public institutions of higher education. From 1993 to 1997 our Predecessor Entities operated primarily as a third party provider of student housing management and development services.

In May 1997, an indirect subsidiary of Reckson acquired a majority interest in certain of our Predecessor Entities, which was subsequently contributed to RSVP. In June 1998, FrontLine, RSVP's indirect parent, was spun off to the shareholders of Reckson. Following the spin-off, Reckson became a principal lender to FrontLine which used this financing, among other things, to fund RSVP's investment activities.

From 1996 through 2002, our Predecessor Entities accumulated 14 properties through acquisitions and development, principally through RAP, an entity jointly owned by Reckson and RSVP. This included the acquisition of nine student housing properties, during the 30 month period from May of 1999 to November of 2001, eight of which are part of our current portfolio. Our business was principally performed through American Campus Communities, L.L.C., a Delaware limited liability company, a subsidiary of RSVP, and through RAP Student Housing Properties, L.L.C., a Delaware limited liability company and a subsidiary of RAP. RAP and RSVP provided the equity capital necessary for us to re-focus our Predecessor Entities' core business primarily on the ownership, acquisition, development and management of owned student housing assets. Our Predecessor Entities continued to provide third party development, management and leasing services to facilitate their new primary objective of asset ownership.

In mid-2001, FrontLine began to experience financial difficulties and subsequently filed for protection under chapter 11 of the Bankruptcy Code. Since that time the capital investment in our Predecessor Entities by RAP and RSVP has been significantly reduced and, as a result, the acquisition program of our Predecessor Entities was curtailed. Among our goals in this Offering is to reinvigorate our program of growth by accessing new sources of investment capital.

OUR PROPERTIES

We seek to own high quality, well designed and well located student housing properties, through acquisitions or development in under-serviced markets that have stable or increasing student populations and/or in which our reputation and close relationship with the local universities can help us overcome high barriers to entry or provide a competitive marketing advantage. We also target properties that provide the opportunity for substantial economic growth as a result of product superiority, location advantage, or our superior operational capabilities.

The following table presents certain summary information about our properties. Our properties are generally modern facilities, with 11 of our 16 properties having been built less than six years ago and 14 of our properties having been built less than 10 years ago. Amenities at most of our properties include a swimming pool, basketball courts and a large community center featuring a fitness center, computer center, recreation room with billiards and other games, tanning beds and study areas. Some properties also have a jacuzzi/hot tub, volleyball courts, tennis courts and washer/dryer in units. Callaway House also has a food service facility. Three of our off-campus properties are currently under construction and are scheduled to open in August 2004.

We own fee title to all of these properties except for:

     o Callaway House (property #6), in which we own an 80% partnership interest and are entitled to significant preferred distributions;

     o University Village at TU (property #12), which is subject to a 75-year ground lease from Temple University; and

     o Four properties (properties #13, 14, 15 and 16) that are on-campus participating properties held under participating ground/facility leases with two university systems. See "Business and Properties -- Our Properties -- On-Campus Participating Properties."



                                                    DATE           PRIMARY
                                          YEAR   ACQUIRED/       UNIVERSITY        TERM OF
NAME                                     BUILT   DEVELOPED         SERVED           LEASE
--------------------------------------- ------- ----------- -------------------- ----------
OFF-CAMPUS
 PROPERTIES
 1. Commons on Apache                    1987   May-99      Arizona State        12 month
                                                            University Main
                                                            Campus
 2. The Village at                      1990/   Dec-00      Virginia             12 month
    Blacksburg                             98               Polytechnic
                                                            Institute and State
                                                            University
 3. The Village on                       1998   Dec-99      Arizona State        10 or 12
    University                                              University Main         month
                                                            Campus
 4. River Club Apartments                1996   Aug-99      The University of    12 month
                                                            Georgia - Athens
 5. River Walk                           1998   Aug-99      The University of    12 month
    Townhomes                                               Georgia - Athens
 6. The Callaway                         1999   Mar-01      Texas A&M             9 month
    House (5)                                               University
 7. The Village at Alafaya               1999   Jul-00      The University of    12 month
    Club                                                    Central Florida
 8. The Village at Science               2000   Nov-01      The University of    12 month
    Drive                                                   Central Florida
 9. University Village at                2002   Aug-02      The University of    12 month
    Boulder Creek (7)                                       Colorado at
                                                            Boulder
10. University Village at                2004   Aug-04(8)   California State     12 month
    Fresno (8)                                              University, Fresno
11. University Village at San            2004   Aug-04(8)   California State      9 month
    Bernardino (8) (10)                                     University, San
                                                            Bernardino
12. University Village at TU (8)(12)     2004   Aug-04(8)   Temple University    12 month
Subtotal of Off-Campus
 Properties:
ON-CAMPUS PARTICIPATING
 PROPERTIES (14)
13. University Village -                1996/   Aug-96-     Prairie View A&M      9 month
    PVAMU (15)                          97/98   Aug-98      University
14. University Village -                 1997   Aug-97      Texas A&M             9 month
    TAMIU (15)                                              International
                                                            University
15. University College -                2000/   Aug-00,     Prairie View A&M      9 month
    PVAMU (15)                             03   Aug-03      University
16. Cullen Oaks (15)                     2001   Aug-01      The University of     9 month
                                                            Houston
Subtotal of On-Campus
Participating Properties:
                                                            TOTALS:



                                           TWELVE MONTHS
                                               ENDED             AVG.
                                          MARCH 31, 2004       MONTHLY
                                              REVENUE          REVENUE/       OCCUPANCY      # OF    # OF    # OF
NAME                                      (IN THOUSANDS)        BED(1)        RATES (1)     BLDGS   UNITS    BEDS
--------------------------------------- ------------------ --------------- --------------- ------- ------- --------
OFF-CAMPUS
 PROPERTIES
 1. Commons on Apache                       $   1,488          $  344         95.9%(2)          6      111      444
 2. The Village at                              3,957             352         75.7 (3)         26      288    1,056
    Blacksburg
 3. The Village on                              4,173             476         75.7 (4)         20      288      918
    University
 4. River Club Apartments                       3,470             355         97.9             18      266      794
 5. River Walk                                  1,410             347         94.7             20      100      340
    Townhomes
 6. The Callaway                                4,682(6)          N/A(6)      73.4 (6)          1      173      538
    House (5)
 7. The Village at Alafaya                      4,955             482         98.9             20      228      840
    Club
 8. The Village at Science                      4,434             484         98.1             17      192      732
    Drive
 9. University Village at                       2,642             647         97.7              4       82      309
    Boulder Creek (7)
10. University Village at                         N/A             N/A          N/A (9)          9      105      406
    Fresno (8)
11. University Village at San                     N/A             N/A          N/A (11)         6      132      480
    Bernardino (8) (10)
12. University Village at TU (8)(12)              N/A             N/A          N/A (13)         3      220      749
                                            -----------       -------        -------          ---     ---    -----

Subtotal of Off-Campus                      $  31,211          $  427(17)     88.2%           150    2,185    7,606
 Properties:
ON-CAMPUS PARTICIPATING
 PROPERTIES (14)
13. University Village -                    $   7,345          $  392        95.6%            30      612    1,920
  PVAMU (15)
14. University Village -                        1,068             399         96.0             4       84      252
  TAMIU (15)
15. University College -                        5,569             392         94.9            14      756    1,470
  PVAMU (15)
16. Cullen Oaks (15)                            2,923             509         97.9             3      231      525
                                            -----------                                      ---    -----    -----
Subtotal of On-Campus
 Participating Properties:                  $  16,905          $  407        95.7%            51    1,683    4,167
                                            -----------       ----------     -------         ---    -----    -----
                                            $  48,116(16)      $  418(17)    91.3%           201    3,868   11,773
                                            ============      ==========     =======         ===    =====   ======



----------------

(1) Represents average monthly revenue per occupied bed calculated based upon our net student rent (twelve months ended March 31, 2004 revenues less non-rent income) divided by the average occupied beds (total number of beds multiplied by the occupancy rate), then divided by average lease term. Occupancy rates are calculated as of March 31, 2004 based on the number of total occupied beds (including beds occupied by staff) divided by beds.

 (2) Commons on Apache will be 100% leased for the 2004-05 academic year by Arizona State University for a minimum one year rental of approximately $1,660,000.

 (3) As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 98.6% and executed leases for 98.1% of the 1,056 beds.

 (4) As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 75.6% and executed leases for 58.4% of the 918 beds.

 (5) Although we hold an 80% interest in the property, because of our preferred distribution rights, we currently receive substantially all of the property's net cash flow. See "Business and Properties -- Our Properties -- The Callaway House Partnership" for a description of the terms of our interest in the partnership that owns this property.

 (6) As rent at this property includes food services, revenue is not comparable to the other properties in this chart. For a description of asking monthly rent per bed type at this property, see "Business and Properties -- Our Properties -- The Callaway House, College Station, Texas." As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 538 beds and executed leases for 525 of the 538 beds. Based on demand, the property may be increased to double occupancy beds for a total capacity of 566 beds.

 (7) We are developing and will manage a competing 994 bed on-campus residence hall for the University of Colorado that opened 495 beds in the Fall 2003 semester. The second phase of 499 beds is scheduled to open in the Fall 2004 semester.

 (8) These properties are under construction and scheduled to open in August
     2004.

 (9) As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 57.8% and executed leases for 48.0% of the 406 beds.

(10) The California State University has an option to purchase this property for $28.3 million, which option expires 150 days after notice of completion of construction has been given to the University. We believe the university will seek approval to exercise this option.

(11) As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 87.4% and executed leases for 78.4% of the 480 beds.

(12) Subject to a 75 year ground lease from Temple University. See "Business and Properties -- Our Properties -- American Campus - Titan Properties -- University Village at TU."

(13) Of our 749 beds, Temple University has agreed to master lease up to 400 beds that they intend to make available to their students as part of their annual "Housing Lottery." Students who are eligible to lease these Lottery Beds will execute a lease directly with us. To the extent that all 400 Lottery Beds are not leased by eligible students prior to the commencement of the 2004-2005 lease period, Temple University will lease and pay rent on the remaining unleased beds. As of June 4, 2004, we have executed leases for 347 of the remaining 349 beds for the 2004-5 academic year. See "Business and Properties -- Our Properties -- University Village at TU."

(14) Although our on-campus participating properties account for 43.5% of our units and 35.4% of our beds, because of the structure of their ownership and financing they only provided approximately $471,000 in distributable cash flow for the twelve months ended March 31, 2004. The ground leases through which we own our on-campus participating properties provide that the university lessor may purchase our interest in and assume the management of the facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- On Campus Participating Properties."

(15) Subject to a participating ground lease with its primary university system. See "Business and Properties -- Our Properties -- On-Campus Participating Properties."

(16) Total revenue for the 12 months ended March 31, 2004 excludes revenue of $1,185,076 from Coyote Village, which was transferred to Weatherford College in 2004 and revenue of $2,173,361 from The Village at Riverside, which following the formation transactions will be owned by an entity affiliated with RAP and RSVP. These revenues are included in our historical revenues for the 12 months ended March 31, 2004.

(17) Does not include revenues from The Callaway House because of its food service component.

The following describes certain of our material properties:

THE VILLAGE AT BLACKSBURG, BLACKSBURG, VA. The Village at Blacksburg is located in Blacksburg, VA approximately one mile north from the main campus of Virginia Polytechnic Institute and State University, which had a Fall 2003 student enrollment of approximately 27,700.

The University's on-campus student housing properties can accommodate approximately 8,900 students, and these facilities were 99% occupied in Fall 2003. These on-campus facilities are residence hall style buildings with freshmen accounting for 60% of on-campus occupancy. The University has a residence requirement for freshmen without a permanent address in Montgomery County. The University had planned to erect new housing in 2005 which would include an additional 250 beds in a residence hall facility, but has postponed this plan due to budgetary constraints. The University is building 150 beds for graduate students in a residence hall scheduled to open in Fall 2004.

The off-campus market consists mostly of conventional multi-family housing that is targeted to students. We believe there are 14 competing student housing properties that consist of 9,750 beds (including the Village at Blacksburg). We believe the average occupancy among this group is approximately 86%. We are aware of two prospective developments in the market that would total approximately 300 units.

The property was built in two phases: Phase I was built in 1990 by a private developer and Phase II was built in 1998 by a competing owner-operator of student housing. Our Predecessor Entities acquired the property in December 2000. The property is located on a 13.6-acre site and consists of 26 two and three-story, garden-style residential buildings (plus two clubhouses) consisting of wood-frame construction with a brick and siding exterior. There is a total of approximately 337,000 rentable square feet ("rsf') with 288 apartment units and 1,056 beds, offered in a Two Bedroom/One Bathroom, Two Bedroom/One Bathroom Deluxe, or a Four Bedroom/Two Bathroom unit configuration. Units feature semi-private baths, full kitchen with all appliances (including a microwave and a dishwasher), full-size washer/dryer and high-speed network, cable and telephone hook-ups in each bedroom. All units are fully furnished. Community amenities include computer center with connection to the Internet, fitness center, game room, tanning bed, two swimming pools, jacuzzi, sand volleyball court, tennis court and basketball court. The property has 1,106 parking spaces (1.0 spaces per bed) and is located on the University's shuttle bus route.

Rental rates include water/sewer, trash and basic cable television, with Internet access as an optional service. The unit mix is as follows:

PHASE I


                                                                                        MONTHLY ASKING
                                                                                         RENT/BED FOR
UNIT TYPE                          NO. UNITS   BEDS/UNIT   BEDS   UNIT SF   TOTAL RSF       2003-4
--------------------------------- ----------- ----------- ------ --------- ----------- ---------------
Four Bedroom/Two Bath ...........     132         4        528     1,215     160,380   $ 360-370
Two Bedroom/One Bath ............      36         2         72       745      26,820   $ 390-410
Two Bedroom/One Bath Deluxe .....      12         2         24       776       9,312   $ 415-435
                                      ---                  ---               -------
 PHASE I TOTAL ..................     180                  624               196,512
                                      ===                  ===               =======



PHASE II

                                                                                        MONTHLY ASKING
                                                                                         RENT/BED FOR
UNIT TYPE                        NO. UNITS   BEDS/UNIT    BEDS    UNIT SF   TOTAL RSF       2003-4
------------------------------- ----------- ----------- -------- --------- ----------- ---------------
Four Bedroom/Two Bath .........    108          4          432    1,300     140,400    $ 375-385
                                   ---                     ---              -------
 PHASE II TOTAL ...............    108                     432              140,400
                                   ===                     ===              =======
 PROPERTY TOTAL ...............    288                   1,056              336,912
                                   ===                   =====              =======


The property is rented primarily on full-year leases running from mid-August to mid-August. Rent is collected in 12 equal consecutive installments paid July through June. The occupancy rate was 75.7% as of March 31, 2004 compared to 95.4% as of March 31, 2003, 99.6% as of March 31, 2002, and 100.5% as
of March 31, 2001 (the property was acquired in December 2000). As of June 4, 2004, we have received applications with refundable deposits for the upcoming 2004-2005 academic year for 98.6% of the 1,056 beds and executed leases for 98.1% of the 1,056 beds.

The total revenue of the property for the 12 months ended March 31, 2004 was approximately $4.0 million compared to $4.4 million for the 12 months ended March 31, 2003. We believe that the decrease in both revenue and occupancy from March 31, 2003 to March 31, 2004 was due to a softening overall multi-family market in Blacksburg coupled with aggressive rate increases for 2003 that were not well received in the market. We have revised the rental rates to conform with current market conditions for the 2004-2005 academic year. The property is now offering a limited amount of unfurnished units and removing included services (local telephone, Internet) from base rental rates in order to market a lower cost alternative to students. Approximately 81% of the units are estimated to be leased as fully furnished in Fall 2004. With the property being fully leased for the upcoming 2004-2005 academic year, contracted revenue is projected to increase by more than $699,000 over the 2003-2004 academic year.

Following the Offering, this property will be encumbered by non-recourse mortgage indebtedness in the original principal amount of approximately $22,160,000. This indebtedness bears interest at a fixed annual rate of 7.5% and requires monthly debt service payments sufficient to amortize the debt over a 30-year period. The indebtedness matures in January 2011, at which time it is scheduled to have an outstanding principal balance of approximately $19,600,000.

We have budgeted approximately $399,500 for capital expenditures at this property in 2004. This amount is in excess of our standard per bed capital expense due to the scheduled first time replacement of floor covering, appliances, furniture and roofs of Phase I as well normal recurring items for both phases. Real estate taxes at this property totaled approximately $241,000 for the months ended March 31, 2004. For federal tax purposes, this property has a basis of $22.1 million and is depreciated using the straight-line method and rate over a depreciable life of 27.5 years.

THE VILLAGE ON UNIVERSITY, TEMPE, ARIZONA. The Village on University is located in Tempe, Arizona approximately one mile east from the main campus of Arizona State University, which had a Fall 2003 student enrollment of approximately 47,400.

The University's on-campus facilities can accommodate approximately 5,600 students, and these facilities are currently 100% occupied with a significant wait list. The majority of these on-campus facilities are residence hall style buildings with freshmen accounting for 74% of on-campus occupancy; the University has stated a goal of increasing freshman occupancy to 85% for Fall 2004. The University does not currently have an on-campus housing requirement and does not guarantee housing for its students. The University has plans to develop additional housing projects in the next two years: a 2000-bed freshman housing facility is scheduled to open in 2005 on the south campus and 264-bed fraternity housing facility, also on the south campus, is currently under construction and scheduled to open this August.

The off-campus market consists mostly of conventional multi-family properties that either have been converted to a student housing format or, because of softness in the Phoenix and Tempe multi-family market, are directly targeting students. We believe the directly competing student housing properties consist of 15 complexes with over 7,100 beds (including both of our owned properties, Commons on Apache and The Village on University). We believe the average occupancy for this group of properties is approximately 90%.

Originally built in 1998 by a private developer, The Village on University was acquired by our Predecessor Entities in December 1999. The property occupies a 19.2-acre site and consists of 19 three-story, garden-style residential buildings and a community center/leasing office consisting of wood-frame construction with stucco exterior. The property totals approximately 299,000 rsf with 288 apartment units and 918 beds, offered in a One Bedroom/One Bathroom, Two Bedroom/Two Bathroom, Two Bedroom/Two Bathroom Deluxe, Three Bedroom/Two Bathroom, Four Bedroom/Two Bathroom, or a Four Bedroom/Four Bathroom unit configurations. Units feature private or semi-private baths, full kitchen appliances (including a microwave and dishwasher), full-size washer/dryer and high-speed network, cable and telephone hook-ups in each bedroom. Community amenities include business center with computers connected to the Internet, fitness center, swimming pool, jacuzzi, tanning bed, carports, sports court, game room and sand volleyball court. The property has 956 parking spaces (1.0 spaces per bed) and is located on the University's shuttle bus route.

Rental rates include water/sewer, trash, basic cable television and local telephone. The unit mix is as follows:


                                                                                                               MONTHLY
                                                                                                             ASKING RENT/
UNIT TYPE                                  NO. UNITS     BEDS/UNIT     BEDS     UNIT SF     TOTAL RSF       BED FOR 2003-4
---------------------------------------   -----------   -----------   ------   ---------   -----------   -------------------
Four Bedroom/Four Bath ................        48           4          192       1,320        63,360        $    470-490
Four Bedroom/Two Bath .................        96           4          384       1,065       102,240        $    445-455
Three Bedroom/Two Bath ................        72           3          216       1,165        83,880        $    465-475(1)
                                                                                                            $    500-510(2)
Two Bedroom/Two Bath ..................        36           2           72         759        27,324        $        570
Two Bedroom/Two Bath (Deluxe) .........        18           2           36         774        13,932        $        585
One Bedroom/One Bath ..................        18           1           18         477         8,586        $    780-785
                                               --                      ---                   -------
TOTAL .................................       288                      918                   299,322
                                              ===                      ===                   =======

----------------
(1)  Reflects a two bedroom configuration that offers a shared bath.

(2)  Reflects a one bedroom configuration that offers a private bath.


The property is rented primarily on full-year leases running August to August. Rent is collected in 12 equal consecutive installments paid August through July. The occupancy rate as of March 31, 2004 was 75.7% compared to 84.9% as of March 31, 2003, 94.2% as of March 31, 2002, 80.9% as of March 31, 2001, and
99.6% as of March 31, 2000. As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 75.6% of the 918 beds and executed leases for 58.4% of the 918 beds.

The total revenue of the property for the 12 months ended March 31, 2004 was approximately $4.2 million as compared to approximately $4.8 million for the 12 months ended March 31, 2003. The decrease in revenue and occupancy was the result of competitive pressures from newly constructed conventional multi-family complexes near the property coupled with a softness in the overall Phoenix/Tempe multi-family market. We have instituted changes to this property's operations, including property- and regional-level managerial changes and re-pricing for a certain number of the units. Moreover, we have leased all of the units at Commons on Apache, our other property in this market, to Arizona State University for a minimum one-year period for a minimum annual rental of approximately $1,660,000 ($14,955 per unit), increasing by 3% a year for each subsequent year. We believe that the University intends to include this facility as part of its on-campus housing lottery. We anticipate being able to absorb a significant number of students being relocated from Commons on Apache to The Village on University property, thereby further enhancing its occupancy rate.

Following the Offering, this property will be unencumbered by indebtedness. We have budgeted capital expenditures of approximately $250,800 in 2004 for this property, mostly for recurring capital expense items such as carpet and furniture replacement. Real estate taxes at this property totaled approximately $207,000 for the 12 months ended March 31, 2004. For federal tax purposes, this property has a basis of $31.2 million and is depreciated using the straight-line method and rate over a depreciable life of 27.5 years.


RIVER CLUB APARTMENTS, ATHENS, GEORGIA. River Club is located in Athens, Georgia approximately four miles west of the main campus of the University of Georgia, Athens, which had a Fall 2003 student enrollment of approximately 32,900. The property also services students from Gainesville College, a local two-year college with two campuses that is part of the University System of Georgia and had a Fall 2003 enrollment of approximately 5,400 students.

The University of Georgia is currently able to accommodate approximately 5,800 students, or approximately 18% of total enrollment. For Fall 2003, on-campus housing was currently 100% occupied with a wait list. The University currently has an additional 1,200-bed residence with dining facility under construction for a Fall 2004 opening. All current on-campus beds are in residence hall style buildings with double or triple occupancy bedrooms; however the new on-campus development will be all private bedrooms in two- or four-bedroom suites. The University will begin instituting a freshman housing requirement on-campus for Fall 2004.

The off-campus market consists of mostly student housing properties as well as conventional multi-family facilities that directly targets students located within five miles of the University. All of these facilities offer by-the-bed leases and fully furnished units. We believe that there are eight student complexes in the off-campus market that comprise 4,700 beds (including both of our owned properties, River Club Apartments and River Walk Townhomes) and are approximately 91% leased. There are approximately 400 additional off-campus beds under construction in three complexes scheduled to open in Fall 2004.


Originally built in 1996 by a private developer, our Predecessor Entities acquired the property in August 1999 together with the smaller River Walk Townhomes. The property occupies a 92.5-acre site and consists of 17 three-story, garden-style residential buildings and a community center/leasing office of wood-frame construction with Hardiplank(Reg. TM) exterior. There is a total of approximately 315,000 rsf with 266 apartment units and 794 beds, offered in a Two Bedroom/Two Bathroom, Three Bedroom/Three Bathroom, or a Four Bedroom/Four Bathroom unit configuration. Units feature full kitchen appliances (including microwave), full-size washer/dryer, and high-speed network, cable and telephone hook-ups in each bedroom. Approximately 75% of the units are estimated to be leased as fully furnished in Fall 2004. Community amenities include business center with computers connected to the Internet, fitness center, swimming pool, billiards room, sand volleyball court, tennis court and basketball court. Parking at the property is provided for 794 spaces (1.0 spaces per bed). A shuttle bus to the University campus also serves the property throughout the day.

Rental rates include water/sewer, trash and basic cable television. The unit mix is as follows:


                                                                                               MONTHLY
                                                                                           ASKING RENT/BED
UNIT TYPE                            NO. UNITS    BEDS/UNIT   BEDS   UNIT SF   TOTAL RSF     FOR 2003-4
----------------------------------  -----------  ----------- ------ --------- ----------- ----------------
Four Bedroom/Four Bath ...........      104          4        416     1,398     145,392      $ 345-355
Three Bedroom/Three Bath .........       54          3        162     1,167      63,018      $ 370-380
Two Bedroom/Two Bath .............      108          2        216       987     106,596      $ 410-420
                                        ---                   ---               -------
TOTAL ............................      266                   794               315,006
                                        ===                   ===               =======



The property is rented primarily on full-year leases running from August to August. Rent is collected in 12 equal consecutive installments paid August through July. The occupancy rate was 97.9% as of March 31, 2004 compared to 96.0% as of March 31, 2003, 89.0% as of March 31, 2002, 91.4% as of March 31,
2001, and 90.3% as of March 31, 2000. As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 72.0% of the 794 beds and executed leases for 69.5% of the 794 beds. The total revenue of the property for the 12 months ended March 31, 2004 was approximately $3.5 million as compared to $3.2 million for the 12 months ended March 31, 2003.

Following the Offering, this property will be encumbered by non-recourse mortgage indebtedness in the original principal amount of approximately $19,200,000. This indebtedness bears interest at a fixed annual rate of 8.18% and requires monthly debt service payments sufficient to amortize the debt over a 30-year period. The indebtedness matures in August 2010, at which time it is scheduled to have an outstanding principal balance of approximately $17,260,000.

We have budgeted approximately $140,000 for capital expenditures at this property in 2004, mostly for recurring capital items such as carpet and furniture replacement. Real estate taxes at this property totaled approximately $288,000 for the twelve months ended March 31, 2004. For federal tax purposes, this property has a basis of $19.5 million and is depreciated using the straight-line method and rate over a depreciable life of 27.5 years.


THE CALLAWAY HOUSE, COLLEGE STATION, TEXAS. The Callaway House is located in College Station, Texas adjacent to the main campus of Texas A&M University, which had a Fall 2003 student enrollment of approximately 45,100. The property also services Blinn College, a regional two-year college with three campuses that had Fall 2003 enrollment of approximately 13,000. The University can accommodate approximately 10,400 students in its on-campus housing facilities, including 2,600 beds for members of its Corps of Cadets. On-campus housing is currently 95% occupied. Over two thirds of the on-campus facilities are residence hall type buildings with shared or community-style bathrooms. The University does not currently have a housing requirement and does not guarantee housing for its students. Caine Hall, a 210 bed residence hall, will be closed for renovations during the 2004/2005 academic year. We are not aware of any immediate plans by the University to develop any additional on-campus housing.

The off-campus market consists of both garden apartment style student housing and residence hall type buildings with food service that caters to students (such as The Callaway House). We believe that the direct competitive properties in the market consist of four complexes and approximately 2,900 beds (including The Callaway House). Average occupancy at these facilities is approximately 49%. An existing garden apartment style student housing project is constructing a second phase of 336 beds that is scheduled to open in Fall 2004, and we are aware that a potential condominium development may begin construction for a Fall 2004 opening. We have been advised that the prior owner of the Callaway House is seeking to construct a student housing property on an adjacent parcel. There is a restrictive covenant that runs to us in such parcel that restricts the parcel's development as a full service student accommodation comparable to the Callaway House. The prior owner has advised us that he intends to seek declaratory relief from the courts to interpret the restrictive covenant in a manner that would allow him to develop his planned project. We intend to defend our rights under this restrictive covenant and the competitive position of our property.

Originally built in 1999 in a co-development with our Predecessor Entities and a private developer, the property was acquired by our Predecessor Entities in March 2001 through an acquisition of 80% of a limited partnership. We are the sole general partner and are entitled to receive a preferred 18% return compounded monthly on our unreturned invested capital in the partnership and 80% of all distributions thereafter. As of December 31, 2003, our unreturned invested capital and accrued but unpaid preferred distributions totaled $5.6 million. We believe that our partnership interest and management fees will entitle us to receive substantially all of this property's cash flow for the foreseeable future.

The property occupies a 3.5 acre site and consists of a single five-story mid-rise residential building constructed of concrete curtain walls with steel support. The property totals approximately 145,000 rsf with 173 units. The property was designed to accommodate 438 beds; however, during peak periods, several unit types can be equipped to accommodate bunk beds and thereby increase the total number of beds to a maximum of 566. The property is currently configured to accommodate 538 beds. Unit configurations include Efficiency, One Bed/One Bath, Two Bed/One Bath (single or double occupancy), Three Bed/Two Bath and Four Bed/Two Bath units in a residence hall-style layout. All units feature private or semi-private baths, full-size refrigerator, microwave and housekeeping. All units are fully furnished. Community amenities include 24-hour customer service desk, fitness center, laundry facilities, game room, mini-theatre, swimming pool with sun deck and secluded study rooms. The property also features an on-site dining hall that is open seven days a week while the University is in session. The property also includes a 5.5-story, 474-space, parking garage located next to the property and an additional 120 spaces in an adjacent surface parking lot.

Rental rates include water/sewer, trash and cable television, and have 61 different payment plans, depending upon floor plan, lease term and food plan. The unit mix is as follows:


                                                                                          MONTHLY ASKING
                                                                                           RENT/BED FOR
UNIT TYPE                            NO. UNITS   BEDS/UNIT   BEDS   UNIT SF   TOTAL RSF      2003-4*
----------------------------------- ----------- ----------- ------ --------- ----------- ---------------
Four Bedroom/Two Bath .............      56         4        224     1,205      67,480    $         939
Three Bedroom/Two Bath ............       4         3         12       940       3,760    $ 1,028-1,215
Two Bedroom/One Bath (Double) .....      50         4        200       724      36,200    $         745
Two Bedroom/One Bath (Single) .....      39         2         78       724      28,236    $       1,110
Efficiency ........................       4         1          4       313       1,252    $       1,267
One Bedroom/One Bath ..............      20         1         20       407       8,140    $       1,462
                                         --                  ---                ------
TOTAL .............................     173                  538               145,068
                                        ===                  ===               =======

----------------
*  Includes 10 meals per week

The property is rented primarily on a nine-month lease paid in ten installments paid June through March. The occupancy rate was 73.4% as of March 31, 2004 compared to 93.3% as of March 31, 2003, 92.0% as of March 31, 2002, and 97.8% as of March 31, 2001 (The property was acquired in March 2001). As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 570 of the 538 design beds and executed leases for 525 of the 538 design beds. The total revenue of the property for the 12 months ended March 31, 2004 was approximately $4.7 million compared to approximately $5.5 million for the 12 months ended March 31, 2003. The decrease in revenue and decline in occupancy reflects a softening in the residence hall market due to the entry of competitive properties. In order to address the increased competition, we have reduced rental rates at this property.

Following the Offering, this property will be encumbered by non-recourse mortgage indebtedness in the original principal amount of approximately $20,475,000. This indebtedness is held by an institutional lender, bears interest at a fixed annual rate of 7.10% and requires monthly debt service payments sufficient to amortize the debt over a 30-year period. The indebtedness matures in April 2011, at which time it is scheduled to have an outstanding principal balance of approximately $17,930,000.

The property has experienced some movement in its foundation that has led to cosmetic imperfections on interior walls. A July 2003 property condition report did not find evidence of any apparent major structural damage or mechanical distress at the complex and concluded that it would not be necessary to spend $1.5 million to fully halt future shifting at the foundation. However, we have budgeted $60,000 annually for ongoing wall repairs. In addition to wall repair, we have budgeted approximately $121,500 in capital expenditures for 2004, mostly for recurring expenses such as carpet and furniture replacement.

Real estate taxes at this property totaled approximately $450,000 for the 12 months ended March 31, 2004. For federal tax purposes, this property has a basis of $19.2 million and is depreciated using the straight-line method and rate over a depreciable life of 27.5 years.

THE VILLAGE AT ALAFAYA CLUB, ORLANDO, FLORIDA. The Village at Alafaya Club is located in Orlando, Florida approximately one mile southwest of the main campus of The University of Central Florida, which had a Fall 2003 student enrollment of approximately 38,600. The property also services students from Valencia Community College, a local two-year college with six campuses in Orange and Osceola County and a Fall 2003 enrollment of approximately 53,000 students, with approximately 16,000 of those being full-time.

The University of Central Florida can accommodate in its on-campus facilities approximately 3,750 students, and these are currently over 100% occupied with a waiting list. Approximately 2,370 beds are in a residence hall style building containing approximately 1,380 beds in an apartment-style configuration. Approximately 62% of the on-campus housing is comprised of double occupancy bedrooms, and approximately 80% of the on-campus housing is occupied by freshmen students. The University does not currently have an on-campus housing requirement and limits available renewals to 20% of existing residents to maximize freshman occupancy on-campus. The University has explored building an additional 800 double occupancy beds on-campus, but no construction has begun at this time. The University also has off-campus affiliated housing bringing the total on-campus or university affiliated beds to 7,947 beds.

The off-campus market consists of established student housing properties located within two miles of the University that offer furnished units, comparable amenities and by-the-bed leases. We believe that the direct competitive properties in the market are comprised of 12 competitive student housing complexes consisting of approximately 10,200 beds (including both of our owned properties, The Village at Alafaya Club and The Village at Science Drive) and approximately 95% are leased for the current period. We are aware of one potential project of 700 beds located over 1.5 miles south of the University that has been in the planning stage for over two years; however, construction has yet to begin.

Originally built in 1999 by a private developer, our Predecessor Entities acquired the property in July 2000. The property occupies a 20.0-acre site and consists of 19 three-story, garden-style residential buildings and a community center/leasing office of wood-frame construction with stucco exterior. The property totals approximately 327,000 rsf with 228 units and 840 beds, offered in either a Three

Bedroom/Three Bathroom or Four Bedroom/Four Bathroom unit configuration. Units feature walk-in closets, private baths, full kitchen appliances (including a microwave and dishwasher), full-size washer/dryer and high-speed network, cable and telephone hook-ups in each bedroom. All units are fully furnished. Community amenities include business center with computers connected to the Internet, fitness center, swimming pool, valet trash pick-up, sand volleyball court and basketball court. The property has 851 parking spaces (1.0 spaces per bed). A shuttle bus to the University campus also serves the property every 15 minutes.

Rental rates include water/sewer, trash, basic cable television, local telephone and $30 per person electric allowance. The unit mix is as follows:

                                                                                         MONTHLY ASKING
                                                                                          RENT/BED FOR
UNIT TYPE                           NO. UNITS   BEDS/UNIT   BEDS   UNIT SF   TOTAL RSF       2003-4
---------------------------------- ----------- ----------- ------ --------- ----------- ---------------
Four Bedroom/Four Bath ...........     156         4        624    1,520      237,120      $ 465-479
Three Bedroom/Three Bath .........      72         3        216    1,250       90,000      $ 485-499
                                       ---                  ---               -------
TOTAL ............................     228                  840               327,120
                                       ===                  ===               =======


The property is rented primarily on full-year leases running from August to August. Rent is collected in 12 equal consecutive installments paid August through July. The occupancy rate was 98.9% as of March 31, 2004 compared to 92.6% as of March 31, 2003, 95.6% as of March 31, 2002, and 93.3% as of March
31, 2001 (the property was acquired in July 2000). As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 73.1% of the 840 beds and executed leases for 70.2% of the 840 beds. The total revenue of the property for the 12 months ended March 31, 2004 was approximately $5.0 million compared to approximately $4.5 million for the 12 months ended March 31, 2003.


Following the Offering, this property will be encumbered by non-recourse mortgage indebtedness in the original principal amount of approximately $21,200,000. This indebtedness bears interest at a fixed annual rate of 8.16% and requires monthly debt service payments sufficient to amortize the debt over a 30-year period. The indebtedness matures in August 2010, at which time it is scheduled to have an outstanding principal balance of approximately $19,050,000.

We have budgeted approximately $183,800 in capital expenditures for 2004, mostly for recurring expenses such as carpet and furniture replacement. Real estate taxes at this property totaled approximately $373,000 for the 12 months ended March 31, 2004. For federal tax purposes, this property has a basis of $21.7 million and is depreciated using the straight-line method and rate over a depreciable life of 27.5 years.


THE VILLAGE AT SCIENCE DRIVE, ORLANDO, FLORIDA. The Village at Science Drive is located in Orlando, Florida approximately one mile southeast of the main campus of The University of Central Florida and, like The Village at Alafaya Club, also services students from Valencia Community College.

The off-campus market consists of established student housing properties located within two miles of the University that offer furnished units, comparable amenities and by-the-bed leases. We believe that the direct competitive properties in the market consist of 12 complexes and approximately 10,200 beds (including both of our owned properties, The Village at Alafaya Club and The Village at Science Drive) and approximately 95% are leased for the current period. We are aware of one potential project of 700 beds located over
1.5 miles south of the University that has been in the planning stage for over two years; however, construction has yet to begin.

Originally built in 2000 by a private developer, the property was acquired by our Predecessor Entities in November 2001. The property occupies a 14.8-acre site and consists of 16 three-story, garden-style residential buildings and a community center/leasing office of wood-frame construction with Hardiplank(Reg.
TM) and stucco exterior. The property totals approximately 288,000 rsf with 192 apartment units and 732 beds, offered in either a Three Bedroom/Three Bathroom or Four Bedroom/Four Bathroom unit configuration. Units feature walk-in closets, private baths, full kitchen appliances (including a microwave and dishwasher), full-size washer/dryer and high-speed network, telephone and cable hook-ups in each bedroom. All units are fully furnished. Community amenities include business center with computers connected to the Internet, fitness center, swimming pool, gated entry, sand volleyball court and basketball court. The property has 732 parking spaces (1.0 spaces per bed). The property is located on the University's shuttle bus route.

Rental rates include water/sewer, trash, basic cable television, Internet access and electric. The unit mix is as follows:

                                                                                           MONTHLY
                                                                                            ASKING
                                                                                         RENT/BED FOR
UNIT TYPE                           NO. UNITS   BEDS/UNIT   BEDS   UNIT SF   TOTAL RSF      2003-4
---------------------------------- ----------- ----------- ------ --------- ----------- -------------
Four Bedroom/Four Bath ...........     156         4        624    1,557      242,892     $ 480-495
Three Bedroom/Three Bath .........      36         3        108    1,261       45,396     $ 500-515
                                       ---                  ---               -------
TOTAL ............................     192                  732               288,288
                                       ===                  ===               =======


The property is rented primarily on full-year leases running from August to August. Rent is collected in 12 equal consecutive installments paid August through July. The occupancy rate was 98.1% as of March 31, 2004 compared to 91.0% as of March 31, 2003 and 95.2% as of March 31, 2002 (the property was acquired in November 2001). As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 99.4% of the 732 beds and executed leases for 98.8% of the 732 beds. The total revenue of the property for the 12 months ended March 31, 2004 was approximately $4.4 million compared to approximately $3.8 million for the 12 months ended March 31, 2003.

Following the Offering, this property will be unencumbered by mortgage indebtedness. We have budgeted approximately $100,900 in capital expenditures for 2004. Real estate taxes at this property totaled approximately $334,000. For federal tax purposes, this property has a basis of $18.8 million and is depreciated using the straight-line method and rate over a depreciable life of
27.5 years.

UNIVERSITY VILLAGE, FRESNO, CALIFORNIA. University Village is located in Fresno, California adjacent to the campus of California State University, Fresno. The University had a Fall 2003 student enrollment of approximately 21,200.

The University can accommodate approximately 1,000 students in its on-campus facilities, and these facilities are currently 100% occupied. All of the on-campus housing is residence halls. The University does not currently have a housing requirement and does not guarantee housing for any of its students. We actively participate in University sponsored events and marketing opportunities. We are currently partnering with the University for its orientation program as the preferred off-campus housing choice to the approximately 7,500 freshmen and transfer students and parents that attend the orientation sessions throughout the summer. The University has not communicated any further plans to build additional on-campus housing facilities.

The off-campus market consists mostly of older, conventional multi-family units that either have been converted to a student housing format or are directly targeted to students. We believe there are six competing complexes that contain over 1,200 units (containing an unknown number of beds), including University Village. We believe the average occupancy in the market is 97%. We are not aware of any plans to develop any additional multi-family housing in the vicinity of the University.

The property is being built on a four-acre site and will consist of nine connected three-story, garden-style residential buildings and community center consisting of wood-frame construction with stucco exterior. The property will total approximately 121,000 rsf with 105 apartment units and 406 beds, offered in Two Bedroom/Two Bathroom and Four Bedroom/Four Bathroom unit configurations. Units are expected to range in size from 737 rsf to 1,184 rsf and all will feature private bedrooms and baths, washer and dryer, full kitchen appliances (including a microwave and dishwasher) and high-speed network, cable and telephone hook-ups in each bedroom. All units are expected to be fully furnished. Community amenities will include business center with computers connected to the Internet, fitness center, tanning bed, swimming pool, sand volleyball court and basketball court. The property will be rented primarily on a 12-month basis.

In August 2002 our Predecessor Entities commenced construction on the property with a construction budget of approximately $16.1 million. In May 2003 the project was destroyed by a fire set by vandals who were subsequently apprehended. Reconstruction recommenced in August 2003 and the project is scheduled to open in August 2004. The project was insured to a limit of $10 million (with certain sublimits) with an additional excess policy of $2 million. Through May 2004, we have received advance payments from the insurer in the amount of $7.75 million, including $4 million received following December 31, 2003. We have submitted a formal claim to the insurer for approximately $10 million. There can be no assurance as to the amount and timing of any final settlement. Our December 31, 2003 financial statements reflected a $3.7 million receivable due to us with respect to this claim, which was received in the first four months of 2004.

Rental rates are expected to include water/sewer, gas, trash, cable and Internet access. Parking is available at an additional monthly charge per person of $20 for uncovered and $30 for covered parking. The unit mix is as follows:

                                                                                        MONTHLY
                                                                                        ASKING
UNIT TYPE                         NO. UNITS   BEDS/UNIT   BEDS   UNIT SF   TOTAL RSF   RENT/BED*
-------------------------------- ----------- ----------- ------ --------- ----------- ----------
Four Bedroom/Four Bath .........      98         4        392     1,184     116,032   $ 499
Two Bedroom/Two Bath ...........       7         2         14       737       5,159   $ 575
                                      --                  ---               -------
TOTAL ..........................     105                  406               121,191
                                     ===                  ===               =======

----------------

*  Asking prices for 2004-5 academic year.

As of June 4, 2004, applications with deposits for the 2004-5 academic year were received for approximately 86.8% of the 406 beds in the property and executed leases for 48.0% of the 406 beds. Through March 31, 2004, we had incurred approximately $13.5 million in developing this property, and our budget for the project is approximately $16.2 million, although there can be no assurance that the actual cost will not exceed our budgeted amount.

Following this Offering, the property will be unencumbered by mortgage indebtedness. We have budgeted approximately $3,000 in capital expenditures for 2004. Real estate taxes at this property totaled approximately $25,000 for the 12 months ending March 31, 2004.

See "Risk Factors -- Risks Related to Our Properties and Our Business -- Three of our properties are under construction and we may encounter delays in completion or experience cost overruns."

UNIVERSITY VILLAGE AT SAN BERNARDINO, SAN BERNARDINO, CALIFORNIA. University Village at San Bernardino is located in San Bernardino, California adjacent to the campus of California State University, San Bernardino. The University had a Fall 2003 student enrollment of approximately 16,300.

The University can accommodate approximately 1,000 students in its on-campus facilities, and these facilities are currently 90% occupied due to some attrition from the commencement of the academic year. Approximately 55% of the on-campus housing are residence halls, with the remainder being apartment style buildings with kitchenettes. The University does not currently have a housing requirement and does not guarantee housing for any of its students. We have an affiliation agreement with the University requiring the University to actively promote the property as part of its housing offering and provide marketing assistance.

The off-campus market consists mostly of older, conventional multi-family units that either have been converted to a student housing format or are directly targeted to students. We believe that the off-campus competitive student housing market consists of seven complexes that contain over 1,500 units (an unknown number of beds), including University Village, of which approximately 97% are leased for the current period.

The property is being built on a nine-acre site and will consist of 5 three-story, garden-style residential buildings and community center consisting of wood-frame construction with stucco exterior. The property will total approximately 134,000 rsf with 132 apartment units and 480 bedrooms, offered in a Two Bedroom/One Bathroom, Four Bedroom/Two Bathroom, or a Four Bedroom/Four Bathroom unit configuration. Units are expected to range in size from 672 rsf to 1,190 rsf and all will feature private or semi-private baths, full kitchen appliances (including a microwave and dishwasher) and high-speed network, cable and telephone hook-ups in each bedroom. All units are expected to be fully furnished. Community amenities will include laundry center, business center with computers connected to the Internet, fitness center, swimming pool, sand volleyball court and basketball court. The property will be rented primarily on a 9-month lease and corresponding 3 month summer session lease.

Rental rates are expected to include water/sewer, gas, trash, electric, cable and Internet access. The unit mix is as follows:

                                                                                                    MONTHLY
                                                                                                    ASKING
UNIT TYPE                           NO. UNITS     BEDS/UNIT     BEDS     UNIT SF     TOTAL RSF     RENT/BED*
--------------------------------   -----------   -----------   ------   ---------   -----------   ----------
Four Bedroom/Four Bath .........        24           4           96       1,190        28,560     $ 680
Four Bedroom/Two Bath ..........        84           4          336       1,064        89,352     $ 650
Two Bedroom/One Bath ...........        24           2           48         672        16,128     $ 725
                                        --                      ---                    ------
TOTAL ..........................       132                      480                   134,040
                                       ===                      ===                   =======

----------------

*  Asking prices for 2004-5 academic year.

The California State University has an option to purchase this property for $28.3 million, which option expires 150 days after notice of completion of construction has been given to the University. We expect to give this notice during the month of August 2004. We believe the University will seek approval to exercise this option.

As of June 4, 2004, applications with deposits for the 2004-5 academic year were received for approximately 87.4% of the 480 beds in the property and executed leases for 78.4% of the 480 beds. Through March 31, 2004, we had incurred approximately $15.4 million in developing this property, and our budget for the project is approximately $23.6 million, although there can be an assurance that the actual cost will not exceed budgeted amount.

Following this Offering, the property will be unencumbered by mortgage indebtedness. We have budgeted approximately $3,000 in capital expenditures for 2004. Real estate taxes at this property totaled approximately $29,700 for the months ended March 31, 2004.

See "Risk Factors -- Risks Related to Our Properties and Our Business -- Three of our properties are under construction and we may encounter delays in completion or experience cost overruns."

UNIVERSITY VILLAGE AT TU, PHILADELPHIA, PENNSYLVANIA. University Village at TU is located in Philadelphia, Pennsylvania less than one-quarter mile east of the Temple University campus. The University had a Fall 2003 student enrollment of approximately 32,400.

The University's current on-campus housing can accommodate approximately 4,400 students, and these facilities are 100% occupied with a significant wait list. The University also leases approximately 1,200 "sponsored beds" in various off-campus apartment complexes. The majority of on-campus housing is either residence hall style or residence suites. The University does not currently have a residence requirement.

There currently are over 800 beds of dedicated student housing in the area, which includes the Kardon Building, a converted loft building located one block east of the campus, and Oxford House, a new student housing development one block west of the campus that is scheduled to open by Fall 2004. In addition to dedicated and sponsored student housing, there is a significant amount of conventional multi-family housing throughout the city (estimated to be over 140,000 units). There is also a significant concentration of multi-family housing in Center City, the Philadelphia downtown area, that is located approximately three miles south of the University's main campus.

The property is being built on a 2.3-acre site and will consist of three buildings that will be three, four and six stories. Construction will be of steel and concrete with a brick, stucco and metal exterior. The property will total approximately 182,000 rsf with 220 apartment units and 749 beds, offered in a

Two Bedroom/One Bathroom, Three Bedroom/Three Bathroom, Four Bedroom/Two Bathroom (double occupancy), or a Four Bedroom/Four Bathroom unit configuration. Units are expected to range in size from approximately 448 rsf to approximately 1,125 rsf, and all will feature private or semi-private baths, full kitchen appliances (including microwave), nine-foot ceilings and high-speed network, cable and telephone hook-ups in each bedroom. All units are expected to be fully furnished. Community amenities will include laundry center, business center with computers connected to the Internet, fitness center, social lounge with big-screen televisions and a game room.

Residents will be required to sign-up for a communications package that includes cable television and Internet access. The property will be rented primarily on full-year leases running mid-August to mid-August. Rent will be collected in 12 equal installments from July through June. The unit mix will be as follows:

                                                                                                                 MONTHLY
                                                                                                                 ASKING
UNIT TYPE                                       NO. UNITS     BEDS/UNIT     BEDS     UNIT SF     TOTAL RSF      RENT/BED*
--------------------------------------------   -----------   -----------   ------   ---------   -----------   ------------
Four Bedroom/Four Bath .....................       105            4         420       1,125       118,125      $ 655-665
Two Bedroom/Two Bath (Double Occ.) .........        49            4         196         682        33,418      $     500
Three Bedroom/Three Bath ...................         1            3           3         905           905      $ 670-680
Two Bedroom/One Bath .......................        65            2         130         448        29,120      $     625
                                                   ---                      ---                   -------
TOTAL ......................................       220                      749                   181,568
                                                   ===                      ===                   =======

----------------

*  Asking prices for 2004-5 academic year

Of our 749 beds, Temple University has agreed to master lease up to 400 beds that they intend to make available to their students as part of their annual "Housing Lottery." Students who are eligible to lease these Lottery Beds will execute a lease directly with us. To the extent that all 400 Lottery Beds are not leased by eligible students prior for the commencement of the 2004-2005 lease period, Temple University will lease and pay rent on the remaining unleased beds.

As of June 4, 2004, we have executed leases for 347 of the 349 remaining beds. Through March 31, 2004, we had incurred approximately $19.1 million in developing this property, and our budget for the project is approximately $41.5 million, although there can be no assurance that the actual cost will not exceed the budgeted amount.

We hold a leasehold interest in the property pursuant to a 75-year ground lease (with four six-year options, which may be unilaterally denied by the University) with Temple University that requires us to pay annual minimum rent of $0.1 million, plus (i) an annual "Preferred Return" (defined as the amount by which Net Revenues exceed $150,000, not to exceed $50,000), and (ii) 1% of the amount by which Net Revenues exceed the sum of the Preferred Return plus $150,000. In addition, we must pay the University (a) 1% of the amount, if any, of the refinancing net proceeds and (b) 1% of the amount, if any, of the Sale Net Proceeds from any sale of our leasehold interest, excluding sales to an affiliate or the University. After substantial completion of the property, we may not transfer the lease without the University's consent, which consent may not be unreasonably withheld. Any proposed transfer of our rights to the property must first be offered to the University. The University has the option at any time, commencing on the 40th anniversary of the rent commencement date (such option vesting date estimated to be no later than September 1, 2044), to purchase our interest in the lease. The purchase price for our leasehold interest is the fair market value of the lease as determined by an appraisal process set forth in the lease. The closing of such transaction will occur within 60 days following the determination of the purchase price. The University also has a right of first offer with respect to any third party receiving or purchasing our leasehold interest.

Following this Offering, the property (and our leasehold interest) will be unencumbered by mortgage indebtedness. We have budgeted approximately $3,000 in capital expenditures for 2004. Real estate taxes at this property totaled approximately $2,107 for the 12 months ended March 31, 2004.

See "Risk Factors -- Risks Related to Our Properties and Our Business -- Three of our properties are under construction and we may encounter delays in completion or experience cost overruns."

     ON-CAMPUS PARTICIPATING PROPERTIES

We currently participate in the ownership of four on-campus properties with two university systems. Under the terms of these arrangements, an affiliate of our Company leases the land under the property (or the facility itself) from the local educational institution and funds the development and construction costs generally with long-term financing that is secured by our leasehold interest. The debt service and maturity of the financing is structured to closely coincide with the terms of the ground lease. Legal title to the land and improvements is owned by the local educational institution. We manage the facility and, after payment of our management fees, the property's net cash flow is shared with the educational institution. The institution typically retains the option to purchase our interest in and assume the management of the facility; the purchase price is calculated at the discounted present value of the present cash value of our leasehold interest.

While the terms of each specific ground lease agreement tend to vary in certain respects, the following terms are generally common to all:

     o TERM: 30-40 years, subject to early termination upon repayment of the mortgage financing, which generally has a 25-year amortization.

     o GROUND LEASE RENT: Typically a nominal amount (e.g., $100 per annum over the lease term) plus 50% of net cash flow.

     o FINANCING: The mortgage financings for University Village -- PVAMU, University College -- PVAMU and University Village -- TAMIU are non-recourse and limited to our leasehold interest in the facility. Loans are structured either as conventional leasehold or taxable bond financing. We are permitted to grant additional mortgage liens on our leasehold interest without the educational institution's consent provided that the funds are used for the facility's operation and maintenance, to pay funds owed to the institution or to repay existing mortgage debt. The loan for Cullen Oaks is a construction loan with customary recourse provisions. See "-- Indebtedness" below.

     o CONTINGENT MASTER LEASE OBLIGATION: If, at the beginning of a semester, the student rentals are projected to be insufficient to cover project expenditures (other than management fees) as estimated in the property's annual budget (the so-called "Financial Break-Even Point"), the educational institution (or university system) is obligated to lease beds for an amount sufficient to cause the project to achieve the Financial Break-Even Point. Until such supporting lease payments by the institution are repaid, our management fee is deferred and the institution is entitled to receive 100% of the property's net cash flow. Once these supporting lease payments have been repaid, net cash flow is used first to pay our deferred management fees. This "contingent master lease obligation" expires once the project debt receives an investment grade bond rating, which to date has been achieved at University Village -- PVAMU and University College -- PVAMU.

     o POLICY COMMITTEE: We and the educational institution each appoint representatives to a Policy Committee which approves policies and operating procedures regarding residents, budgeting and successors to our manager entity at the project.

     o PROPERTY MANAGER: Generally, the initial manager has been one of our subsidiaries. The management agreements typically have an initial 5-year term, and thereafter are automatically renewed on a month-to-month basis with mutual termination rights upon 30 days' notice. Our duties as manager are similar to those as a manager of our owned properties. The management agreements terminate upon termination of our ground lease.

     o TRANSFERABILITY: The educational institution's consent, which may not be unreasonably withheld, is required prior to our assignment of any interest in our ground lease; provided, however, that consent is not required for any assignment to one of our affiliates. Other than with respect to student rentals, the institution's consent is required prior to our subletting of the site.

     o DEFAULT/REMEDIES: We have 60 days to cure any monetary default and 180 days to cure any non-monetary default, following our receipt of written notice of such default.

     o    PURCHASE OPTION & RIGHT OF FIRST REFUSAL:

     o The educational institution typically has an option to purchase our leasehold interest for the lesser of:

          o    (i)  the fair market value, or

          o (ii) the present cash value of our leasehold interest discounted to present value at a 9.5% per annum discount rate, plus the cost of repayment or defeasance of all debt secured by our leasehold interest.

     o The institution typically has a right of first refusal to purchase our leasehold interest in the event we propose to sell it to any third party.

     o UNIVERSITY PROMOTIONS: The educational institution has an obligation to promote the project, include information relative to the project in brochures and mailings and to permit us to advertise the project.

     o STUDENT OCCUPANCY RENTS: Without the educational institution's consent, we may not increase rental rates by a percentage greater than the percentage increase in our property operating expenses plus the amount of any increases in debt service.

     o INDEBTEDNESS: Our on-campus participating properties are secured by approximately $78.2 million of indebtedness, including the construction loan on Cullen Oaks.

Although our on-campus participating properties account for 43.5% of our units and 35.4% of our beds, because of the structure of their ownership and financing they only provided approximately $471,000 in distributable cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Unique Structure of On-Campus Participating Properties."

UNIVERSITY VILLAGE (PVAMU), PRAIRIE VIEW, TEXAS. University Village was developed by our Predecessor Entities in three phases between 1996 and 1998 in conjunction with the Texas A&M System on behalf of Prairie View A&M University on sites totaling 31.2-acres on the campus of the University. The property is located in the heart of the campus adjacent to the University's core academic buildings. The Prairie View A&M University campus is located in Prairie View, Texas and had a Fall 2003 enrollment of approximately 7,300. University Village and University College represent all of Prairie View A & M University's on-campus housing. There is no substantial or comparable off-campus product in the market that caters to students of the University.

The property occupies a 31-acre site on the University campus and consists of 30 three-story, garden-style residential buildings of wood-frame construction with brick and Hardiplank(Reg. TM) exterior. The property totals approximately 505,000 rsf with 612 apartment units and 1,920 beds, offered in a Two Bedroom/Two Bathroom or a Four Bedroom/Two Bathroom unit configuration. Units feature private and semi-private baths, microwave, refrigerator and high-speed network hook-ups in each bedroom. All units are fully furnished. Community amenities include three community centers featuring computer lab, fitness centers, a self-serve hair salon, television/social lounges, sub-divisible multipurpose room, sand volleyball court, basketball sport court and picnic/barbecue gathering areas. The property has 1,924 parking spaces (1.0 space per bed).


Rental rates include water/sewer, trash and a $25 monthly electric allowance. The unit mix is as follows:

PHASES I & II


                                                                                                   MONTHLY ASKING
                                                                                                    RENT/BED FOR
UNIT TYPE                          NO. UNITS     BEDS/UNIT      BEDS     UNIT SF     TOTAL RSF         2003-4
-------------------------------   -----------   -----------   -------   ---------   -----------   ---------------
Four Bedroom/Two Bath .........       294           4          1,176      900         264,600           $ 402
Two Bedroom/Two Bath ..........        72           2            144      630          45,360           $ 453
                                      ---                      -----                  -------
TOTAL PHASES I & II ...........       366                      1,320                  309,960
                                      ===                      =====                  =======

PHASE III

                                                                                        MONTHLY ASKING
                                                                                         RENT/BED FOR
UNIT TYPE                        NO. UNITS   BEDS/UNIT    BEDS    UNIT SF   TOTAL RSF       2003-4
------------------------------- ----------- ----------- -------- --------- ----------- ---------------
Four Bedroom/Two Bath .........      54         4          216     1,030      55,620   $ 464
Two Bedroom/Two Bath ..........     192         2          384       727     139,584   $ 523
                                    ---                    ---               -------
TOTAL PHASE III ...............     246                    600               195,204
                                    ---                    ---               -------
PROPERTY TOTAL ................     612                  1,920               505,164
                                    ===                  =====               =======

The property is rented primarily on an academic year basis, with rent paid in eight consecutive monthly installments. The occupancy rate was 95.6% as of March 31, 2004 compared to 97.2% as of March 31, 2003, 93.9% as of March 31, 2002, 91.3% as of March 31, 2001, and 94.9% as of March 31, 2000. As of June 4,
2004, we have received applications with refundable deposits for the 2004-5 academic year for 82.6% of the 1,470 beds and executed leases for 48.6% of the 1,470 beds. The property had total revenue for the 12 months ending March 31, 2004 of approximately $7.3 million compared to $7.3 million for the year ended March 31, 2003. Per our ground lease agreement, we receive 50% of net distributable cash in addition to management fee income. Our total revenue from this property was approximately $383,000 for the 12 months ended March 31, 2004 compared to $347,000 for the 12 months ended March 31, 2003. Our ground lease expires on August 31, 2038; however, the facility lease agreement states that in no event will the lease extend beyond the full and final repayment of all indebtedness incurred. Pursuant to the facility lease agreement, the scheduled final maturity of the debt will not be later than September 1, 2023 (current debt expires September 1, 2023).

Following the Offering, this property will be encumbered by non-recourse mortgage indebtedness in the original principal amount of approximately $34,060,000 securing a taxable bond financing that also was used to finance University Village -- TAMIU. Following are the next five scheduled debt service payments under this financing, which payments will fully amortize this loan by its scheduled maturity in 2023:


YEAR                                   INTEREST       PRINCIPAL         TOTAL
----------------------------------- -------------- --------------- --------------
       2004 .......................  $  2,412,249   $    733,000    $  3,145,249
       2005 .......................  $  2,360,866   $    781,000    $  3,141,866
       2006 .......................  $  2,303,227   $    841,000    $  3,144,227
       2007 .......................  $  2,241,162   $    902,000    $  3,143,162
       2008 .......................  $  2,174,594   $    967,000    $  3,141,594
       Aggregate through Maturity .  $ 19,782,723   $ 27,360,000    $ 47,142,723



We have budgeted approximately $296,500 in capital expenditures for 2004, mostly for recurring expenses such as carpet and furniture replacement. Due to its financing structure, this property is exempt from real estate taxes and did not pay any taxes for the 12 months ending March 31, 2004. For federal tax purposes, this property has a basis of $31.5M and is depreciated using the straight-line method and rate over a depreciable life of 27.5 years.

UNIVERSITY COLLEGE (PVAMU), PRAIRIE VIEW, TEXAS. University College was developed by our Predecessor Entities in two phases between 2000 and 2003 in conjunction with the Texas A&M system and on behalf of Prairie View A&M University. The property is dedicated housing for freshman students at the University. The property is located in the heart of the campus adjacent to the University's core academic buildings.

The property occupies a 10.5-acre site on the campus of the University and consists of 14 three-story, garden-style residential buildings of wood-frame construction with brick and Hardiplank(Reg. TM) exterior with interior corridors. The property totals approximately 202,000 rsf with 756 apartment units and 1,470 beds offered in a Two Bedroom/One Bathroom unit configuration with One Bedroom/One Bathroom and Efficiency Staff Units. Units feature private bedrooms, semi-private baths, micro-fridge and high-speed network hook-ups in each bedroom. All units are fully furnished. Community amenities include a computer center, fitness center, movie theater, academic counseling center and housekeeping service. Parking at the property is provided for 150 spaces (0.1 spaces per bed) as freshman are required to park on the north and west side lots of campus.

Rental rates include water/sewer, trash, cable television, local telephone and electric. The unit mix is as follows:


                                                                                        MONTHLY ASKING
                                                                                         RENT/BED FOR
UNIT TYPE                         NO. UNITS   BEDS/UNIT    BEDS   UNIT SF   TOTAL RSF       2003-4
-------------------------------- ----------- ----------- ------- --------- ----------- ---------------
Two Bed/One Bath Suite (Double)      714         2        1,428    253       180,642        $ 442
One Bed/One Bath Suite (Single)       18         1           18    567        10,206        Staff Bed
Efficiency .....................      24         1           24    471        11,304        Staff Bed
                                     ---                  -----              -------
TOTAL ..........................     756                  1,470              202,152
                                     ===                  =====              =======


The property is rented primarily over the academic year with eight consecutive monthly payments. The occupancy rate was 94.9% as of March 31, 2004 compared to 98.7% as of March 31, 2003, 99.3% as of March 31, 2002, 97.4% as of March 31,
2001 (the first phase of the property was developed in August 2000). As of June 4, 2004, we have received applications with refundable deposits for the 2004-5 academic year for 57.0% of the 1,920 beds and executed leases for 18.3% of the 1,920 beds. The property had total revenue for the 12 months ended March 31, 2004 of approximately $5.6 million compared to $4.9 million for the 12 months ended March 31, 2003. Per the ground lease agreement, we receive 50% of net distributable cash along with management fee income. The total revenue (including management fees) received by us from this property for the 12 months ended March 31, 2004 was approximately $573,000 compared to $536,000 for the 12 months ended March 31, 2003. Our ground lease expires on August 31, 2039; however, the facility lease agreement states that in no event will the lease extend beyond the full and final repayment of all indebtedness incurred. Pursuant to the facility lease agreement, the scheduled final maturity of the debt will be no later than August 31, 2028 (current debt expires in August 2025 and August 2028).

Following the Offering, this property will be encumbered by two non-recourse mortgage loans in the aggregate original principal amount of approximately $25,320,000 securing two series of taxable bond financings. Following are the next five scheduled debt service payments under this financing, which payments will amortize these loans through their scheduled maturities in 2028.


YEAR                                   INTEREST       PRINCIPAL         TOTAL
----------------------------------- -------------- --------------- --------------
       2004 .......................  $  1,726,024   $    510,000    $  2,236,024
       2005 .......................  $  1,699,278   $    540,000    $  2,239,278
       2006 .......................  $  1,666,449   $    570,000    $  2,236,449
       2007 .......................  $  1,631,655   $    605,000    $  2,236,655
       2008 .......................  $  1,594,703   $    540,000    $  2,134,703
       Aggregate through Maturity .  $ 17,297,678   $ 21,730,000    $ 39,027,678




We have budgeted approximately $189,500 in capital expenditures for 2004, mostly for recurring expenses such as carpet and furniture replacement. Due to its financing structure, this property is exempt from real estate taxes and did not pay any taxes for the 12 months ended March 31, 2004. For federal tax purposes, this property has a basis of $22.8M and is depreciated using the straight-line method and rate over a depreciable life of 27.5 years.

     AMERICAN CAMPUS - TITAN DEVELOPMENT RELATIONSHIP

Since April 2000 one of our Predecessor Entities was a party to a joint venture with Titan Investments, a third party developer, for the development of off-campus student housing properties. One such property, University Village at Boulder Creek, has been open and operating since fall 2002. Three other properties, University Village at San Bernardino, University Village at Fresno and University Village at TU, are currently in construction and are scheduled to open in Fall 2004. In conjunction with this Offering and as part of the formation transactions, we will acquire Titan's minority interest in these properties for an aggregate purchase price of approximately $5.7 million.

After this Offering, we will continue to pursue selected developments with Titan. Titan will be required to offer us a right of first refusal on all of Titan's student housing investment opportunities.

In the event that we elect to undertake the development opportunity, we will fund all of Titan's predevelopment costs, escrow amounts and land acquisition costs. If we elect not to undertake the development opportunity, Titan will have the right to pursue such opportunity at its discretion, subject to certain non-compete provisions. We will, at all times, have the right to pursue student housing activities and the acquisition, development and ownership of student housing properties outside of the framework of our development arrangement with Titan.

Upon the closing of any future project that we elect to undertake, Titan will earn a development fee and will own a 30% carried interest in the project after we have received a cumulative preferred return on total project costs (including costs funded with indebtedness). The preferred return will initially be 7.5% and will be adjusted for each project to reflect our then-current cost of equity and debt capital. We will provide construction management services for each such property and will receive a construction management fee equal to 2.5% of total development costs.

Following completion of the project's first full calendar year of operations, Titan will have the right to have its property interest valued and put to us for cash or Units, at our election. If Titan elects to put its interest in a property to us, we will have the right at that time to purchase Titan's interest in any other projects that, based upon their valuation at that time, fail to exceed our preferred return. Upon completion of a project's fifth full year of operations, we will have the right to call Titan's property interest at its market value at that time, for cash or Units, at our election.

THIRD PARTY SERVICES

During the last decade, colleges and universities have turned to the private sector for assistance in developing and managing their on-campus student housing. We believe that we are considered one of the leaders in the privatization of student housing. Our clients have included some of the nation's most prominent systems of higher education including the State University of New York System, the University of California System, the Texas A&M University System, the Texas State University System, the University of Georgia System, the University of North Carolina System, the Purdue University System and the University of Colorado System.

Our reputation and track record have enabled us to selectively pursue those third party services that enhance our Company's reputation and franchise value as well as those that may enhance our primary goal of developing and acquiring assets. Our development services provide us with ancillary benefits with respect to product development, development and construction management infrastructure and purchasing power. Our management and leasing services provide us with inroads into additional markets as well as providing an expanded geographical and human resource infrastructure for the management of our owned assets.

     DEVELOPMENT SERVICES

We typically provide our third party development services to colleges and universities seeking to modernize their on-campus student housing properties. They look to us to bring our student housing experience and expertise to ensure they develop marketable, functional, and financially sustainable facilities. Educational institutions usually seek to build housing that will enhance their recruitment and retention of students while facilitating their academic objectives. Most of these development service contracts are awarded via a competitive request for proposal or RFP process that qualifies developers based on their overall capability to provide specialized student housing design, development, construction management and financial structuring services.

We believe that we are recognized today as one of the nation's premier student housing development companies, having developed 31 student housing properties, including six that are currently under construction, for 20 client institutions. The aggregate development costs for these projects exceeds $525 million.

Our development services typically include our pre-development services, construction management and financial structuring services. Our pre-development services typically include feasibility studies for third party owners and design services. Feasibility studies include (i) initial feasibility analysis,
(ii)
approval and review of conceptual design and (iii) assistance with creation of master planning scenario. Some of the documents produced in this process include the site plan, conceptual design, preliminary budget and cash flow statements and preliminary marketing assessment. Our design services include
(i) coordination with the architect, (ii) review of construction plans and
(iii) assistance with project due diligence and project budget.

Construction management is supervision of the construction, equipping and furnishing process on behalf of the project owner, including site visits, hiring of a general contractor and engineers, and coordination of project completion in accordance with plans and specifications and with adequate insurance. In certain cases (Weatherford College and two phases of housing at Lamar University), we performed these services by entering into a ground lease with the university and constructing the facility which was then acquired by the university.

Our development services activities benefit our primary goal of owning and operating student housing properties in a number of ways. By providing these services to others, we are able to expand and refine our unit plan and community design, the operational efficiency of our material specifications and our ability to determine market acceptance of unit and community amenities. Our development and construction management personnel enable us to establish relationships with general contractors, architects and project professionals throughout the nation. Through these services, we gain experience and expertise in residential and commercial construction methodologies and in development and construction projects under various labor conditions, including right-to-work labor markets, markets subject to prevailing wage requirements and fully unionized environments.

In third party developments, we typically provide guarantees of the obligations of the developer, including development budgets and timely project completion. We seek to mitigate our risk under these completion guarantees by, among other things, obtaining similar guarantees from the project contractors. We have never had any of our guarantees called by any university.

The following table presents certain summary information regarding the development services that we are currently providing for third party owners. Our pre-development services typically include feasibility studies and design services and our development services typically include design oversight, development, construction management and financial structuring services.


PROPERTY                           UNIVERSITY               LOCATION         DESCRIPTION OF SERVICES
---------------------------------- ------------------------ ---------------- ---------------------------------------
Under Construction
 1. IPFW Student Housing           Indiana University-      Fort Wayne, IN   Design and development services for
                                    Purdue University                        568 bed apartment building community
                                    Fort Wayne                               scheduled to open in August 2004. We
                                                                             are also managing this community and
                                                                             are currently setting up the initial
                                                                             operations and lease-up.

 2. Cardinal Village (Phase III)   Lamar University         Beaumont, TX     Design, development and construction
                                                                             management services for a 499 bed
                                                                             apartment building community
                                                                             scheduled to open in August 2004. We
                                                                             are also managing this community and
                                                                             are currently setting up the initial
                                                                             operations and lease-up.

 3. Sam Houston Village            Sam Houston State        Huntsville, TX   Design, development and construction
                                    University                               management services for a 543 bed
                                                                             apartment building community
                                                                             scheduled to open in August 2004.

 4. San Marcos Hall Phase II       Texas State University   San Marcos, TX   Design, development and construction
                                                                             management for a 471 bed residence
                                                                             hall scheduled to open in August 2004.

PROPERTY                             UNIVERSITY
------------------------------------ -----------------------------
 5. Vista Del Campo Apartments       The University of
     Phase I                           California, Irvine

 6. Bear Creek at Williams Village   The University of
     Phase I(b)                        Colorado at Boulder

Pre-Development

 7. Fenn Tower                       Cleveland State University

 8. Purdue University-Calumet        Purdue University-Calumet

 9. Purdue University                Purdue University

10. Saint Leo University             Saint Leo University
     Phase II

11. Washington State University      Washington State University

12. West Virginia University         West Virginia University

13. Vista Del Campo Apartments       The University of
     Phase II                          California, Irvine


PROPERTY                             LOCATION             DESCRIPTION OF SERVICES
------------------------------------ -------------------- --------------------------------------------
 5. Vista Del Campo Apartments       Irvine, CA           Design, development and construction
     Phase I                                               management services for a 1,488 bed
                                                          garden apartment community scheduled
                                                          to open in September 2004. We are also
                                                          managing this community and are
                                                          currently setting up the initial operations
                                                          and lease-up.

 6. Bear Creek at Williams Village   Boulder, CO          Design, development and construction
     Phase I(b)                                           management for a 499 bed mid-rise
                                                          apartment community scheduled to open
                                                          in August 2004. We are also managing
                                                          this community and are currently setting
                                                          up the initial operations and lease-up.

Pre-Development

 7. Fenn Tower                       Cleveland, OH        We have been awarded the design,
                                                          redevelopment and refurbishment of an
                                                          existing high rise. Upon completion, it
                                                          will contain approximately 400 beds. We
                                                          have also received a management and
                                                          development award letter for all
                                                          on-campus housing facilities with a term
                                                          of 10 years.

 8. Purdue University-Calumet        Hammond, IN          Feasibility and design oversight services.
                                                          We also will assume management for this
                                                          property.

 9. Purdue University                West Lafayette, IN   Feasibility and design oversight services.

10. Saint Leo University             Tampa, FL            We have been awarded the design,
     Phase II                                             development and construction
                                                          management services of a 232 bed
                                                          apartment community scheduled to open
                                                          in August 2005.

11. Washington State University      Pullman, WA          Feasibility and design oversight services
                                                          for future projects, yet undetermined.

12. West Virginia University         Morgantown,          Feasibility and design oversight services
                                      WV                  for future projects yet undetermined

13. Vista Del Campo Apartments       Irvine, CA           We have been awarded the design,
   Phase II                                               development and construction
                                                          management services of a 1,500 bed
                                                          Garden Apartment community scheduled
                                                          to open in Fall of 2006. We will assume
                                                          management of this property.

     THE PUBLIC UNIVERSITY DEVELOPER SELECTION PROCESS

It is typical for public institutions to utilize a competitive public process when selecting a student housing development partner. This process typically qualifies the prospective developers based on ability to arrange financing and to provide pre-development, development and construction management capabilities as opposed to a lowest bid system. This process typically involves two stages:

     DEVELOPER SELECTION STAGE

When a public institution decides it needs additional student housing, public institutions typically seek their governing board's approval prior to issuing a request for proposals, which we refer to as an RFP. After receiving the RFP, each developer prepares a response package with its proposals for the project. Response packages are typically reviewed by a selection committee that includes representatives from the administration, the business and finance office, residence life and student development, the facilities department and often the student body. The committee then makes a recommendation of a "preferred developer" to the institution's governing board, which may ratify the selection. Typically, the selected developer is notified by an award letter from the institution.

     PRE-DEVELOPMENT AND FINANCING STAGE

After receiving the award letter, the developer is typically required to incur the costs for the pre-development activities prior to the successful structuring and obtaining the financing commitments. These pre-development activities include site evaluation, preparation of construction documents and legal and financial structuring. These transactions costs are typically reimbursed upon closing of the transaction. Generally, the transaction closing is dependant on the final approval of the governing board and successful closing of the project financing.

If an institution's governing board awards us the transaction, but does not ultimately issue a final approval, we may not be able to recoup our pre-development costs from the institution and the resulting losses could be material. To date, we have never failed to receive final approval of an institution's governing board following our receipt of an award from the institution.

     MANAGEMENT SERVICES

Educational institutions seek to use the on-campus lifestyle experience to create a sense of community and academic orientation that will facilitate a student's personal development and achievement of academic objectives. Because they view their student housing as an integral part of this educational mission, colleges and universities typically do not outsource the management of their student housing properties as they do book stores, dining services and other facilities management and maintenance.

We currently provide third party management and leasing services for 16 student housing properties owned by educational institutions, charitable foundations and others, representing approximately 10,508 beds in approximately 3,903 units. Thirteen of these student housing properties were developed by us. Together with our owned properties, we currently manage 32 student housing properties, representing approximately 22,281 beds in approximately 7,771 units, making us one of the largest private managers of student housing properties in the United States in terms of beds managed. Our management and leasing services are typically provided pursuant to multi-year management contracts that have an initial term between two and five years.

The following table presents certain summary information regarding the third party properties for which we currently provide management services. These services typically include full responsibility for all aspects of operations, including, marketing, leasing administration, facilities maintenance, business administration, accounts payable, accounts receivable, financial reporting, capital projects, and residence life student development. We provide these services pursuant to multi-year management agreements (generally ranging between two to five years). All of these properties are on-campus properties except for Campus Estates, Dobie Center, The Village at Riverside and University Village at Sheppard Pratt.


PROPERTY                                                                   UNIVERSITY
----------------------------------------------------------- ----------------------------------------
 1. Texan Hall (2) ........................................ Angelo State University
 2. IPFW Student Housing (3) .............................. Indiana University - Purdue University
                                                            Fort Wayne
 3. Cardinal Village (Phase I) ............................ Lamar University
 4. Cardinal Village (Phase II) ........................... Lamar University
 5. Cardinal Village (Phase III) (3) ...................... Lamar University
 6. University Village - Savannah State ................... Savannah State University
 7. Vista Del Campo Apartments Phase I (3) ................ The University of California, Irvine
 8. Bear Creek at Williams Village Phase I(a) (2) ......... The University of Colorado at Boulder
 9. Bear Creek at Williams Village Phase I(b) (3) ......... The University of Colorado at Boulder
10. Bayou Oaks Greek Housing (2) .......................... The University of Houston
11. Campus Estates (4) .................................... The University of Texas - Austin
12. Dobie Center (6) ...................................... The University of Texas - Austin
13. The Village at Riverside (7) .......................... The University of Texas - Austin
14. University Village at Sheppard Pratt .................. Towson University
15. Coyote Village (2) (8) ................................ Weatherford College
16. RAMS Commons .......................................... Winston Salem State University
   TOTALS: ................................................

                                                               CONTRACT
                                                                 END      # OF      # OF
PROPERTY                                                       DATE(1)    UNITS     BEDS
----------------------------------------------------------- ------------- ------- --------
 1. Texan Hall (2) ........................................ Aug 2006         262      512
 2. IPFW Student Housing (3) .............................. Jul 2005         220      568
 3. Cardinal Village (Phase I) ............................ Aug 2008         261      521
 4. Cardinal Village (Phase II) ........................... Aug 2008         261      521
 5. Cardinal Village (Phase III) (3) ...................... Aug 2008         251      499
 6. University Village - Savannah State ................... Aug 2007         192      660
 7. Vista Del Campo Apartments Phase I (3) ................ Aug 2009         488    1,488
 8. Bear Creek at Williams Village Phase I(a) (2) ......... Jul 2008         170      495
 9. Bear Creek at Williams Village Phase I(b) (3) ......... Jul 2008         172      499
10. Bayou Oaks Greek Housing (2) .......................... Jul 2008         176      471
11. Campus Estates (4) .................................... Nov 2004(5)      498    1,548
12. Dobie Center (6) ...................................... May 2008         383      975
13. The Village at Riverside (7) .......................... Dec 2005         156      408
14. University Village at Sheppard Pratt .................. Aug 2004(5)      187      615
15. Coyote Village (2) (8) ................................ Jul 2004(5)       76      280
16. RAMS Commons .......................................... Aug 2007         150      448
                                                                             ---    -----
   TOTALS: ................................................                3,903   10,508

----------------


(1) Management agreements generally convert to 30-day notice upon expiration of the initial term.
(2)  Property began operation in August 2003.
(3) Property was under construction as of March 31, 2004, and is scheduled to open in Fall 2004.
(4) Property management was awarded to us by the foreclosing lender in November 2003.
(5)  We are currently in discussions with the owner for renewal.
(6) An indirect subsidiary of RSVP owns a 23% interest in this property. RSVP has granted us a four-year option to acquire this interest. See "Certain Relationships and Related Transactions -- Description of Contribution Agreement."
(7) After the Formation Transactions, an affiliate of RAP and RSVP will own this property. They have granted us a four-year option to acquire the property. See "Certain Relationships and Related Transactions -- Description of Contribution Agreement."
(8)  Property has been acquired from us by The Weatherford College in April
     2004.

OPERATIONS

     OBJECTIVES

Our management philosophy is based upon meeting the following objectives:

     o Satisfying the specialized needs of residents by providing the highest levels of customer service;

     o Developing and maintaining an academically oriented environment via a premier residence life/student development program;

     o    Maintaining each project's physical plant in top condition;

     o Maximizing revenue through the development and implementation of a strategic annual marketing plan and leasing administration program; and

     o    Maximizing cash flow through the prudent control of expenses.

     ON-SITE OPERATIONS

Each of our properties is staffed to implement all aspects of the property's operations, including marketing, leasing administration, business administration, financial reporting, on-going maintenance, capital projects and and residence life and student development. In addition, we provide full corporate support in each of these functional areas.

GENERAL MANAGERS AND ASSISTANT GENERAL MANAGERS. The General Manager is responsible for all facets of a property's operation, including the development and implementation of the annual budget, collection of rents, administration of accounts payable, implementation of the annual marketing plan, administration of LAMS and all lease administration functions and coordination of facilities maintenance, asset preservation and capital improvement projects. The General Manager also supervises the residence life program through the Assistant General Manager and conducts all hiring, termination, and staff development of on-site personnel. The Assistant General Manager, typically an on-site position, assists the General Manager with the operations of the property. The Assistant General Manager is also responsible for supervising the residence life program and the on-site staff.

RESIDENT ASSISTANTS (COMMUNITY ASSISTANTS). Each property typically has 50-75 students per Resident Assistant. Our Resident Assistants are typically students selected for their interpersonal skills, leadership capabilities and willingness to meet the challenges and expectations of the position. It is a position that fits well with many students' academic goals while affording them opportunities for personal growth and leadership development. Each Resident Assistant performs his or her position in exchange for room and, in some cases, board. Resident Assistants are trained to provide support and assistance to students on a variety of issues. The Resident Assistant acts as a community facilitator by developing an atmosphere that promotes a sense of belonging, support, and affiliation. In addition, the Resident Assistant participates actively in developing and implementing the property's programs and events. These activities include social, recreational and educational activities and are coordinated with the staff to reach community goals. At all times, a Resident Assistant is expected to be a role model and maintain the highest standards of personal conduct. Through observation, availability and interaction with the community, the Resident Assistant helps to identify potential problems and make appropriate referrals so students may overcome obstacles to their academic achievement. Our Resident Assistants collect and submit pertinent data to us for our tracking, marking and evaluation processes. Through their efforts to provide timely, accurate and thorough information in the appropriate format, Resident Assistants contribute to the smooth and effective operations of the property. We believe that this position is critical to the success of our properties; maintaining a high level of performance is therefore essential. At some of our larger properties, our Resident Assistants are managed by one senior Resident Assistant, whom we refer to as a Resident Director.

LEASING AND MARKETING

Unlike multi-family housing, where entire apartment units are leased and vacated on a monthly basis, student housing properties are typically leased by the bed and leases are based on the academic year. Most leases typically commence and end on a single date, usually in August. Students typically move in and move out within a three day moving period. Our leasing effort is therefore focused almost entirely in the period between February through August.

Each year we implement an aggressive marketing and leasing plan to re-lease each property. We divide each school's student population into various sub-groups, including, for example, current living arrangements, class, and gender. Each property typically has six to ten target groups and we develop a customized marketing message to position our property to meet that specific target market's needs. We then identify specific marketing media to deliver our marketing message. These media include print advertising in newspapers, magazines and trade publications; direct mailers; radio advertising; promotional events and supporting public relation campaigns. Of our 12 owned properties, eight of them are listed in university publications or on university websites.

We typically compete in the rental of off-campus student housing on the basis of:

     o the quality of our facilities, including their proximity to the university campus as well as our properties' physical location, the size and layout of units, and the types of resident amenities offered;

     o rental terms, including price, which varies based on the student market in which the property is located, and per-bed rental (individual lease liability), which allows individual student-tenants to avoid responsibility for the rental of an entire apartment unit;

     o community environment, including community facilities and amenities and programming, which is overseen by our staff of Resident Assistants; and

     o our relationships with universities, which results in our facilities being recommended or at least listed by the primary universities near our facilities.

     COOPERATION IN LEASING WITH EDUCATIONAL INSTITUTIONS

We believe that both direct and indirect support of our communities by colleges and universities is beneficial to the successful leasing of our off-campus properties. We therefore actively seek to have these institutions to either formally recommend our off-campus facilities to their students or to provide us with access to their students to implement our direct marketing efforts. In some cases, the institutions actually promote our off-campus facilities in their recruiting and admissions literature. In other cases where the educational institutions do not offer direct recommendations for off-campus housing, most nonetheless provide mailing lists to us to access student or the universities directly distribute to students a listing of suitable properties to their students, and we continually work to ensure that our properties are on these lists in each of the markets that we serve.

     LAMS - LEASE ADMINISTRATION AND MARKETING SYSTEM

We believe we have developed the industry's only specialized, fully integrated leasing administration and marketing software program, LAMS. Through LAMS, each of our properties' ongoing marketing and leasing efforts can be supervised at the corporate office on a real time basis. Among other things, LAMS provides:

     o a fully integrated prospect tracking and follow-up system. Prospect information from all types of inquiries -- walk-in, telephone, web site/email, or fax -- is recorded and entered into the LAMS database, and an aggressive, fully-automated follow-up and tracking program is then implemented, with LAMS generating all follow-up marketing pieces, labels and electronic communications.

     o a built-in marketing effectiveness program to measure the success of our marketing efforts on a real time basis. LAMS generates a weekly traffic analysis that shows the quantity of each type of inquiry received for that period as well as the marketing medium that generated each piece of traffic. This enables us to track the effectiveness of each marketing program being utilized. In addition, LAMS generates a period-to-period comparative traffic and leasing analysis that allows us to compare the pace of the current year's traffic and leasing activity to that of previous years.

     o a real-time monitor of lease closings and leasing terms. LAMS automatically generates closing reports allowing us to measure the staff's closing ratios. The closing ratios are calculated by LAMS on an individual basis so that we may better evaluate performance and optimize our staffing. LAMS generates application and leasing status reports that detail the current period and year-to-date status of applications and leasing broken down by type of accommodation. This enables us to quickly identify potential problems related to pricing and/or desirability of our various types of accommodations.

     o an automated lease generation system. Each property's lease term and rental rate information is set up in LAMS by authorized corporate staff. This enables the corporate office to maintain tight controls on pricing changes and special promotions. LAMS generates each resident lease, eliminating the potential for manual errors of our on-site staff. In addition, as we are leasing for the next academic year, LAMS maintains the upcoming academic year's rent roll, assisting with future quarters' cash planning.


     STUDENT LEASES

Our off-campus and on-campus property leases typically contain the following provisions:

     o The lease term for off-campus properties generally is twelve months and our lease term for on-campus properties generally is nine months. We do some limited leasing on a per-semester basis.

     o Rent is generally payable monthly. At The Callaway House and our on-campus participating properties, students typically pay a semester's rent in advance. At some of our on-campus participating properties the universities transfer financial aid on behalf of students receiving financial assistance at our on-campus properties.

     o Rent typically includes charges for all amenities provided at the property (for example, basic cable, fitness center, pool) and usually parking, which, where available, is optional and may have a separate charge. Some properties, depending on local market practices, will also charge a separate monthly technology or administrative fee. At The Callaway House, a choice of meal plans is included in the rent.

     o Parents or legal guardians are required to guarantee, among other things, the amounts payable under the leases, unless the student provides evidence of satisfactory personal income.

     o Each student tenant pays a security deposit, which averages approximately $200 depending on local market practices. This deposit is applied against any damage caused by the student to the unit (including furnishings and household items within the unit). Students (and guarantors) also assume personal responsibility for any damage caused to a unit or the property's common areas.

     o Apartments in most off-campus properties contain their own washer/dryer. On-campus properties typically contain communal laundry rooms with machines operated by a regional third party vendor.

     o    Subletting units is prohibited without our prior written consent.

     o Defaults by the tenant under a lease include failure to pay rent when due, breach of any other covenant contained in the lease or abandonment of the unit.

     o In on-campus properties only, students may request an early termination of their leases, which we must reasonably grant, if they withdraw from the university, are denied admission or are placed on academic suspension or dismissal by the university.

     PROGRAMMING

At all of our properties, we provide an array of educational, recreational and social programs to build a sense of community and foster an active student lifestyle. Examples of programs include:

     o    extensive community participation in university intramural sports;

     o    on site basketball, volleyball, ping pong and billiard tournaments;

     o    social events including pool parties and movie nights;

     o    term paper writing workshops;

     o    community participation in major university events such as homecoming;

     o    CPR training;

     o    study skills and test preparation;

     o    resume writing and job interview rehearsals; and

     o    nutrition and health programs.

Programming greatly facilitates an environment conducive to achieving academic objectives. We believe this environment creates market value for which parents are willing to pay a premium price.

COMPETITION AND COMPETITIVE ADVANTAGES

     COMPETITION FROM UNIVERSITIES AND COLLEGES

We are subject to competition for student-tenants from on-campus housing operated by educational institutions, charitable foundations and others. On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus, captive student body, perception of a more secure environment and the fuller integration of on-campus facilities into the academic community. Colleges and universities can generally borrow funds at lower interest rates than us (and other private sector operators), thereby decreasing their costs of operating new on-campus student housing. Residence halls owned and operated by the primary colleges and universities in the markets of our owned properties typically charge lower rental rates but offer fewer amenities than those charged by our properties.

On the other hand, most universities are able to house only a small percentage of their overall enrollment, and are therefore highly dependant upon the off-campus market to provide housing for their students. High quality, well run off-campus student housing can be a critical component to an institution's ability to attract and retain students. Accordingly, a university or college, rather than being a competitor, may actually become a potential customer of off-campus student housing. Developing and maintaining a good relationship with an educational institution can result in a privately-owned off-campus facility becoming, in effect, an extension of the institution's housing program, with the institution providing highly valued references and recommendations to students and parents.

The following tables sets forth certain historical enrollment information regarding the primary universities served for our properties. The information is excerpted from a market study prepared by Rosen. For more information, see "Industry Outlook":


                                                                       TOTAL
                                                                     ENROLLMENT
                                                             --------------------------
                                                               FALL     FALL
PROPERTY                   UNIVERSITY SERVED:                  2003     2002    CHANGE
----------------------- -----------------------              -------- -------- --------
Owned Off-Campus
 Properties
Commons on              Arizona State           Arizona       47,359    45,693   1,666
 Apache ............... University Main
                        Campus
The Village on          Arizona State           Arizona       47,359    45,693   1,666
 University ........... University Main
                        Campus
University Village      Cal State University,   California    21,209    20,007   1,202
 at Fresno ............ Fresno
University Village at   Cal State University,   California    16,341    15,985     356
 San Bernardino ....... San Bernardino
University Village      Temple University       Pennsyl-      32,351    29,872   2,479
 at TU ................                         vania
The Callaway House..... Texas A&M               Texas         45,083    44,618     465
                        University
University Village at   The University of       Colorado      30,983    29,609   1,374
 Boulder Creek ........ Colorado at Boulder
River Club              The University of       Georgia       32,941    32,317     624
 Apartments ........... Georgia - Athens
River Walk              The University of       Georgia       32,941    32,317     624
 Townhomes ............ Georgia - Athens
The Village at          The University of       Florida       38,598    35,927   2,671
 Alafaya .............. Central Florida
The Village at          The University of       Florida       38,598    35,927   2,671
 Science Drive ........ Central Florida
The Village at          Virginia Polytechnic    Virginia      27,662    26,490   1,172
 Blacksburg ........... Institute and State
                        University
On-Campus
 Participating
 Properties(2)
Cullen Oaks ........... The University of       Texas         34,443    33,007   1,436
                        Houston
University Village,     Prairie View A&M        Texas          7,255     6,747     508
 PVAMU ................ University
University College,     Prairie View A&M        Texas          7,255     6,747     508
 PVAMU ................ University
University Village,     Texas A&M               Texas          3,753     3,373     380
 TAMIU ................ International
                        University

                              UNDERGRADUATE
                                ENROLLMENT
                        --------------------------
                                                          ON-           % OF FALL
                          FALL     FALL                 CAMPUS          2003 TOTAL
PROPERTY                  2003     2002    CHANGE      CAPACITY         ENROLLMENT
----------------------- -------- -------- -------- ---------------- -----------------
Owned Off-Campus
 Properties
Commons on               36,802   35,191   1,611         5,600 (1)        11.8%
 Apache ...............
The Village on           36,802   35,191   1,611         5,600 (1)        11.8%
 University ...........
University Village       17,309   16,086   1,223         1,035             4.9%
 at Fresno ............
University Village at    11,256   11,019     237         1,012             6.2%
 San Bernardino .......
University Village       21,429   19,606   1,823         4,429            13.7%
 at TU ................
The Callaway House.....  36,775   36,603     172        10,413            23.1%
University Village at    25,158   23,998   1,160         7,100            22.9%
 Boulder Creek ........
River Club               24,983   24,395     588         5,817            17.7%
 Apartments ...........
River Walk               24,983   24,395     588         5,817            17.7%
 Townhomes ............
The Village at           32,044   30,036   2,008         7,947 (1)        20.6%
 Alafaya ..............
The Village at           32,044   30,036   2,008         7,947 (1)        20.6%
 Science Drive ........
The Village at           21,468   21,869    (401)        8,900            32.2%
 Blacksburg ...........
On-Campus
 Participating
 Properties(2)
Cullen Oaks ...........  26,283   25,230   1,053         2,937 (1)         8.5%
University Village,       5,754    5,387     367             0 (1)         0.0% (3)
 PVAMU ................
University College,       5,754    5,387     367             0 (1)         0.0% (3)
 PVAMU ................
University Village,       2,933    2,609     324             0             0.0% (3)
 TAMIU ................


----------------

(1)  Data collected by Rosen. All other data licensed from Peterson's.

(2) On-campus beds shown at these properties do not include the Company's participating properties.

(3) These universities do not have any on-campus housing other than our on-campus participating properties.


     COMPETITION FROM PRIVATE OWNERS

We also compete with other regional and national owner-operators of off-campus student housing in a number of markets as well as with smaller local or regional owner-operators. Currently, the industry is fragmented with no participant holding a significant market share. There are a number of student housing complexes that are located near to or in the same general vicinity of many of our owned properties and that compete directly with us. We believe that a number of other large national companies with substantial financial resources may be potential entrants in the student housing business. The entry of one or more of these companies could increase competition for students and for the acquisition or development of other student housing properties.

COMPETITIVE STRENGTHS

We believe that we have the following competitive advantages:

     o We have expertise in the unique and specialized aspects of the student housing industry and focus on student housing as our core business.

     o We have assembled one of the industry's most experienced teams of student housing professionals. Our senior management has been involved in the development and/or management of more than 90 student communities collectively throughout their individual careers. Our seven most senior officers have more than 74 years of cumulative student housing experience.

     o Our portfolio consists of high quality student housing assets which contain modern unit plans and extensive student oriented amenities. Substantially all of our properties have been built in the last five years, and include private bedrooms, private or semi-private bathrooms, and full kitchens with modern appliances. Our properties typically offer extensive amenities and services, including swimming pools, basketball, sand volleyball and/or tennis courts and clubhouses with fitness centers, recreational rooms and computer labs. Each of our properties is managed and cared for by our trained on-site staff of managers, maintenance and business personnel and Resident Assistants.

     o We are a self-managed, self administered and fully integrated organization. We have a fully integrated organization that is capable of conducting market analysis, administering the entitlement and municipal approval process, coordinating product design, securing financing, administering the development process, and providing construction management, leasing and property management services.

     o Our track record. We have a proven track record as a developer, acquirer, and manager of high quality student housing properties, having completed the development of more than 30 projects, acquiring nine projects and currently managing more than 30 student communities.

     o We have an extensive network of relationships with university systems and individual educational institutions, which provide us with acquisition and development opportunities. Our clients have included some of the nation's most prominent systems of higher education including the State University of New York System, the University of California System, the Texas A&M University System, the Texas State University System, the University of Georgia System, the University of North Carolina System, the Purdue University System and the University of Colorado System.

     o We are industry innovators. We have developed and implemented specialized student housing operating systems and are industry innovators, having created proprietary lease administration and marketing software for the student housing industry that enables us to quickly respond to market changes.

     o Our unique focus. Subsequent to this Offering, we will be the only publicly traded REIT solely focused on student housing in the United States. We believe this will further enhance our reputation and prominence in the student housing industry and will provide us with access to capital markets. It will also enable us to use our shares or Units as currency with which to acquire properties.

INDEBTEDNESS


     OFF-CAMPUS PROPERTIES

The following table contains certain summary information concerning the mortgage indebtedness that will encumber seven of our off-campus properties after this Offering. It does not include the indebtedness encumbering our on-campus participating properties:



                                                                 INTEREST      MATURITY      BALANCE AS OF
ASSET                                 LENDER        ORIG. DATE     RATE          DATE          03/31/04
------------------------------- ------------------ ------------ ---------- ---------------- --------------
The Callaway House ............ Bank of America    03/30/2001   7.10%      April 2011        $ 19,887,813
Commons on Apache ............. GE Capital Corp.   05/14/1999   7.66%      June 2009         $  7,727,058
River Club Apartments ......... GE Capital Corp.   07/28/2000   8.18%      August 2010       $ 18,660,143
River Walk Townhomes .......... GE Capital Corp.   08/31/1999   8.00%      September 2009    $  7,743,348
The Village at Alafaya          PW Real Estate     07/11/2000   8.16%      August 2030       $ 20,614,087
 Club ......................... Investments
The Village at Blacksburg ..... GE Capital Corp.   12/15/2000   7.50%      January 2011      $ 21,517,596
University Village at
 Boulder Creek ................ GE Capital Corp.   12/01/2002   5.71%      December 2012     $ 16,703,453
                                                                                             ------------
TOTAL .........................                                                              $112,853,498
                                                                                             ============



The weighted average interest rate of such indebtedness is 7.44%. Each of these mortgages is a non-recourse obligation subject to customary exceptions. Each of these mortgages have 30 year amortization. None of these mortgages are cross-defaulted or cross-collateralized to any other indebtedness. The loans generally may not be prepaid prior to maturity; in certain cases, prepayment is allowed, subject to prepayment penalties.

     ON-CAMPUS PARTICIPATING PROPERTIES

We have bonds outstanding secured by three of our on-campus participating properties -- University Village -- PVAMU, University College -- PVAMU and University Village -- TAMIU. Under the terms of these financings, one of our special purpose subsidiaries publicly issued three series of taxable bonds and loaned the proceeds to three special purpose subsidiaries that each hold a separate leasehold interest. Although a default in payment by these special purpose subsidiaries could result in a default under one or more series of bonds, the indebtedness of any of these special purpose subsidiaries is not cross-defaulted or cross-collateralized with indebtedness of the REIT, the Operating Partnership or other special purpose subsidiaries. Repayment of principal and interest on these bonds is insured by MBIA, Inc.

The following table sets forth certain information concerning these mortgage financings:


                                                                    ORIGINAL     BALANCE AS OF
ASSET                          BOND TRUSTEE        ORIG. DATE         TERM         03/31/04
--------------------------   ----------------   ----------------   ----------   --------------
University Village -
 PVAMU (1) ...............    JPMorgan Chase    September 1999     24 years      $31,584,000
University College - PVAMU
 (Phase I) (2) ...........    JPMorgan Chase    May 2001           22 years      $20,270,000
University College - PVAMU
 (Phase II) (2) ..........    JPMorgan Chase    July 2003          25 years      $ 4,325,000
University Village -
 TAMIU (1) ...............    JPMorgan Chase    September 1999     24 years      $ 4,831,000

----------------

(1) Part of combined bond issuance. Separate loan agreements are not cross-collateralized or cross-defaulted.

(2)  Multiple financings of single facility.

These loans encumbering our leasehold interests of University Village -- PVAMU, University Village -- TAMIU and University College -- PVAMU are non-recourse, subject to customary exceptions. For further information concerning these financings, see "-- On-Campus Participating Properties" above.

Cullen Oaks is currently encumbered by a construction loan originated in September 2000 in the original principal amount of approximately $17,700,000. The loan bears interest at the prime rate, or LIBOR plus 1.9%, at our election. We have in place an interest rate swap agreement which effectively caps the interest on the outstanding balance of $17.3 million at 5.54%. The loan matures in November 2008. We have fully guaranteed this loan.

The weighted average interest rate of the indebtedness encumbering our on-campus participating properties is 7.51%.

     REVOLVING CREDIT FACILITY

Simultaneously with the closing of our offering, we will enter into a $ million revolving credit facility. We are negotiating the terms of a credit facility with affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., two of our underwriters, to support the acquisition of additional student housing properties and working capital needs. The facility is expected to have a maximum term of 36 months. The facility is expected to bear interest at a variable rate based upon one-month LIBOR (1.09% as of March 31, 2004). The credit facility will include several covenants on our part, including minimum GAAP tangible net worth and maximum leverage covenants. Our revolving credit facility will also contain covenants that restrict our ability to pay dividends or other amounts to our stockholders (except to the extent necessary to maintain our status as a REIT) unless certain financial tests are satisfied. Concurrently with this Offering, we will use approximately $5.7 million of this facility to acquire Titan's interests in the American Campus - Titan Properties.

INSURANCE

We carry comprehensive liability, fire, extended coverage, terrorism and rental loss insurance covering all of the properties in our portfolio under various policies. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our Company's management, the properties in our portfolio are adequately insured. Our terrorism insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. We do not carry insurance for generally uninsured losses such as loss from riots or acts of God. In addition, we carry earthquake insurance on our properties located in seismically active areas and terrorism insurance on all of our properties, in each case in an amount and with deductibles which we believe are commercially reasonable. See "Risk Factors -- Risks Related to The Real Estate Industry-- Potential losses may not be covered by insurance."

In August 2002 we commenced construction on a student housing project in Fresno, California with a construction budget of approximately $16.1 million. In May 2003 the project was destroyed by a fire set by vandals who were subsequently apprehended. Reconstruction recommenced in August 2003 and the project is scheduled to open in August 2004. The project was insured to a limit of $10 million (with certain sublimits) with an additional excess policy of $2 million. Our December 31, 2003 financial statements reflected a $3.7 million receivable due to us with respect to this claim, which amount was subsequently received. Through May 2004, we have received advance payments from the insurer totaling $7.75 million. We have submitted a formal claim to the insurer for approximately $10 million. There can be no assurance as to the amount and timing of any final settlement. We have a remaining claim from the insurer for approximately $2.25 million, which is not reflected on our financial statements. Any payments received pursuant to this claim are subject to the escrow provisions of the Contribution Agreement. For more information see "Certain Relationship and Related Transactions -- Description of Contribution Agreement."

REGULATION

     GENERAL

Student housing properties are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of the existing properties has the necessary permits and approvals to operate its business. Apartment community properties are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas.


     AMERICANS WITH DISABILITIES ACT

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

     FAIR HOUSING ACT

The Federal Fair Housing Act, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development or "HUD" and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) or handicap (disability) and, in some states, on financial capability. A failure to comply with these laws in our operations could result in litigation, fines, penalties or other adverse claims, or could result in limitations or restrictions on our ability to operate, any of which could have an adverse effect on our cash flows from operations. We believe that the existing properties are in substantial compliance with the Federal Fair Housing Act.

     ENVIRONMENTAL MATTERS

Some of the properties in our portfolio may contain asbestos-containing building materials, or ACBMs. Environmental laws require that ACBMs be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. Also, some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Third parties may be permitted by law to seek recovery from owners or operators for personal injury associated with exposure to contaminants, including, but not limited to, petroleum products, hazardous or toxic substances, and asbestos fibers.

Also, some of the properties may contain regulated wetlands that can delay or impede development or require costs to be incurred to mitigate the impact of any disturbance. Absent appropriate permits, we can be held responsible for restoring wetlands and be required to pay fines and penalties.

Some of the properties in our portfolio may contain microbial matter such as mold, mildew and viruses. The presence of microbial matter could adversely affect our results of operations. In addition, if any property in our portfolio is not properly connected to a water or sewer system, or if the integrity of such systems is breached, microbial matter or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to material private damage claims and awards, which could be material. If we become subject to claims in this regard, it could materially and adversely affect us and our insurability for such matters in the future.

From time to time, the United States Environmental Protection Agency, or EPA, designates certain sites affected by hazardous substances as "Superfund" sites pursuant to CERCLA. Superfund sites can cover large areas, affecting many different parcels of land. Although CERCLA imposes joint and several liability for contamination on property owners and operators regardless of fault, the EPA may chose to pursue PRPs based on their actual contribution to the contamination. PRPs are liable for the costs of responding to the hazardous substances. Each of Commons on Apache, the Village at University and University Village at San Bernardino are located within federal Superfund sites. EPA designated these areas as Superfund sites because groundwater underneath these areas is contaminated. We have not been named, and do not expect to be named, as a PRP with respect to these sites. However, there can be no assurance regarding potential future developments concerning such sites.

Independent environmental consultants conducted Phase I environmental site assessments on all of the owned properties and on-campus participating properties in our existing portfolio. Phase I environmental site assessments are intended to evaluate information regarding the environmental condition of the surveyed property and surrounding properties based generally on visual observations, interviews and certain publicly available databases. These assessments do not typically take into account all environmental issues including, but not limited to, testing of soil or groundwater, comprehensive asbestos survey or an invasive inspection for the presence of mold contamination. In some cases where prior use was a concern, additional study was undertaken.

None of the site assessments revealed any past or present environmental liability that we believe would be material to us. However, the assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns. Material environmental conditions, liabilities, or compliance concerns may have arisen after the assessments were conducted or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

We cannot assure you that costs of future environmental compliance will not affect our ability to pay distributions to you or that such costs or other remedial measures will not be material to us. See "Risk Factors -- Risks Related to The Real Estate Industry -- Existing conditions at some of our properties may expose us to liability related to environmental matters."


EMPLOYEES

We currently employ approximately 570 employees consisting of:

     o approximately 510 on-site employees, including 210 resident assistants;

     o    approximately 20 persons in our management services department;

     o    approximately 20 persons in our development services department; and

     o approximately 20 executive, corporate administration and financial personnel.

Our employees are not currently represented by a labor union.

OFFICES

Our principal executive offices are located at 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746. We also have a regional office located at 4199 Campus Drive, Suite 550, Irvine, California 92612 and have management offices in each of our properties.

LEGAL PROCEEDINGS

Neither we nor our subsidiaries are currently involved in any material litigation nor, to our management's knowledge, is any material litigation currently threatened against us or our subsidiaries or properties, other than routine litigation arising in the ordinary course of business, all of which is expected to be covered by liability insurance.


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

                              STRATEGY FOR GROWTH

Our primary business objectives are to maximize distributable cash flow and to enhance the value of our portfolio in order to maximize total returns to our shareholders. We believe that significant investment opportunities exist in the private sector ownership, development and management of high quality student housing properties because of:

     o the projected growth in student enrollment at colleges and universities generally;

     o a shortage of high quality student housing and premium student housing services; and

     o    fragmented ownership in the student housing market.

We believe we can achieve these objectives by continuing to implement our business strategies described below.

ACQUISITION AND DEVELOPMENT

We seek to own high quality, well designed and well located student housing properties. We seek to acquire or develop properties in under-serviced markets that have stable or increasing student populations. We also target properties that provide an opportunity for substantial economic growth as a result of their quality, proximity to campuses, or through our superior operational capabilities. We believe that our reputation and close relationship with the local universities gives us an advantage in securing acquisitions and obtaining municipal approvals and community support for our development projects.

Acquisitions. During the 30 month period from May of 1999 to November of 2001, we acquired nine properties (eight of which we still own) containing approximately 1,800 units and 6,000 beds. We believe that our relationship with university systems and individual educational institutions, our knowledge of the student housing market, our prominence as the sole publicly-traded REIT focused exclusively on student housing in the United States, will afford us a competitive advantage in acquiring additional student housing properties.
Concurrently with this Offering, we will enter into a $   million revolving
credit facility with affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., two of our underwriters, as joint lead arrangers, which facility will be available following this Offering to, among other things, fund future property acquisitions.

Development. Since 1996, we have developed eight of our owned properties, including three that are scheduled to be completed and open in August 2004. In addition, through a joint venture with a current land owner, we have recently entered into an agreement to purchase a 19.5 acre property in close proximity to the State University of New York at Buffalo that we plan to develop into an owned, off-campus student housing complex consisting of approximately 800 beds. This property is targeted to open in the 2005-6 academic year. We had previously provided third party development services for two on-campus projects at the State University of New York at Buffalo which led us to this off-campus development opportunity.

Our experienced development staff will continue to identify and acquire land parcels, in close proximity to colleges and universities, that offer location advantages or that allow for the development of unique products that offer a competitive advantage. We will also continue to benefit from opportunities derived from our extensive network with colleges and universities, as well as through strategic alliances with development partners.

THIRD PARTY MANAGEMENT AND DEVELOPMENT SERVICES

We believe that an opportunity exists for the continued growth of our third party development and management business, particularly for on-campus facilities owned by colleges, universities and charitable foundations. Since 1996, we have developed 23 student housing properties for third parties, including six that are scheduled to be completed and open in August 2004. We believe that there are growing pressures on many colleges and universities to "privatize" their student housing development and management operations. We believe our track record and existing client relationships with some of the nation's most prominent systems of higher education will enhance our ability to pursue opportunities in the student housing market.


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

PROACTIVE MANAGEMENT

We will continue to maintain the high quality of our student housing product. We intend to continue to provide a modern, high quality student housing product that offers an active, responsible student lifestyle in an academically oriented community atmosphere. Our on-site management and maintenance staff provides well maintained facilities with comfortable living areas, state-of-the-art technological capabilities and resort style amenities that are designed to maximize a student's university experience. We also utilize a classic Resident Assistant system that implements an array of educational, recreational and social programs that are designed to promote an atmosphere conducive to community pride, loyalty, scholarship and education.

We aggressively seek to enhance cash flow from our properties. We intend to enhance cash flow through maximizing rental revenue from increased rental rates and/or occupancy, expanding the range of income-generating tenant services, where applicable, and controlling expenses through the implementation of cost control management and systems. These include:

     o    periodically reviewing and re-bidding utility and service contracts;

     o periodically analyzing benchmarking data to identify areas of potential savings;

     o analyzing marketing data from our proprietary lease administration and marketing software for the student housing industry database to determine the effectiveness of marketing initiatives and reduce marketing costs;

     o customizing our marketing and leasing programs based upon our knowledge of each individual student housing market and our desired product positioning; and

     o monitoring resident satisfaction to ensure that cost saving measures do not negatively impact our leasing efforts or our customers' attitudes or perceptions.


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

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

Upon consummation of this Offering, our board of directors will consist of seven members, at least 4 of whom are expected to be classified under applicable New York Stock Exchange listing standards as "independent" directors. Pursuant to our Charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws -- Our Board of Directors." The first annual meeting of our stockholders after this Offering will be held in May 2005. Subject to rights granted under any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning the individuals who are our directors, executive officers and certain of our other senior officers upon the consummation of this Offering:


NAME                              AGE                         POSITION
-------------------------------- ----- ------------------------------------------------------
William C. Bayless, Jr.* (1) ...  40   President, Chief Executive Officer and Director
Brian B. Nickel* (1) ...........  31   Executive Vice President and Chief Investment Officer
                                       and Director
R.D. Burck (1) .................  71   Chairman of the Board and Director
Cydney Donnell (1) .............  44   Independent Director
G. Steven Dawson (1) ...........  46   Independent Director
Winston W. Walker (1) ..........  60   Independent Director
Edward Lowenthal (1) ...........  59   Independent Director
Scott H. Rechler (1) ...........  36   Director
Mark J. Hager* (1) .............  42   Executive Vice President and Chief Financial Officer
Greg A. Dowell .................  40   Senior Vice President and Chief of Operations
Ronnie L. Macejewski ...........  38   Senior Vice President - Development and Construction
Brian N. Winger ................  36   Senior Vice President - Development
Jason R. Wills .................  32   Senior Vice President - Marketing and Business
                                       Development


----------------
 *  Named Executive Officers

(1) Messrs. Bayless, Nickel and Hager currently serve as the sole directors of our Company. Mr. Hager will serve as a director of the Company until the consummation of this Offering at which time he will be replaced by an independent director. Messrs. Burck, Walker, Lowenthal, Rechler and Ms. Donnell will become directors upon consummation of this Offering.

(2) Member(s) of Audit Committee

(3) Members of Compensation Committee

(4) Members of Nominating and Corporate Governance Committee

The following is a biographical summary of the experience of our directors, executive officers and certain other senior officers.

William C. Bayless, Jr. serves as our President and Chief Executive Officer and is a member of our Board of Directors. Mr. Bayless, a co-founder of our Company, assumed the position of President & Chief Executive in October of 2003. Prior to that time, he served as the company's Executive Vice President and Chief Operating Officer, where he directed all aspects of the company's key business segments including business development, development & construction management, acquisitions, and management services. Prior to the formation of American Campus in 1993, Mr. Bayless served as the Director of Operations for Century Development's student housing division from 1991 to 1993. From 1988 to 1991, Mr. Bayless served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries. Mr. Bayless began his career in student housing with Allen & O'Hara where held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988. Throughout his career 20-years of student housing experience, Mr. Bayless has been involved in the development and/or management of 56 private student housing facilities containing more than 32,000 beds. He received a Bachelor of Science in Business Administration from West Virginia University in 1986.

Brian B. Nickel serves as our Executive Vice President and Chief Investment Officer and is a member of our Board of Directors. In this capacity, Mr. Nickel has responsibility for all investment activities, oversees our business development and growth related efforts, and is responsible for capital market relationships. Mr. Nickel joined us in June 1996 as Director of Business Development and served in various capacities during his tenure and was appointed Executive Vice President and Chief Investment Officer in October 2003. While in the position of Vice President - Acquisitions, Mr. Nickel was responsible for acquiring four of our nine acquired properties. While serving as Vice President and Senior Vice President of Business Development, Mr. Nickel's team closed over $453 million in development project financings. Before joining us, Mr. Nickel held positions in the investment banking firms of Kidder, Peabody Company and with the corporate finance group of LaSalle Partners. Mr. Nickel received a BS in Economics from Northwestern University in 1994.

R.D. Burck retired from the position of Chancellor of The University of Texas ("U.T.") System in 2002. As Chancellor of the U.T. System, he directed one of the nation's largest higher education organizations, a $30 billion enterprise with more than $15 billion in investment assets. He currently serves as the first advisory director appointed by The University of Texas Investment Management Co., a non-profit corporation created by the U.T. Board of Regents to manage the investment of all assets over which the board has fiduciary responsibility. Mr. Burck joined the U.T. System in 1988 to serve as the vice chancellor of business affairs and then as executive vice chancellor for business affairs before being appointed by the Board of Regents as interim Chancellor in June 2000 and Chancellor six months later, in December 2000. Mr. Burck worked worldwide for Getty Oil Co., headquartered in Los Angeles, from 1955 to 1984. In 1979, he was involved in the creation and early operation of ESPN, the first cable TV sports network. He was a vice president and a director of ESPN. Mr. Burck is currently a member of the board of directors for Adorno/Rogers Technology Inc., infiNET Inc., and is an independent consultant for Aon Risk Services. He also serves on the advisory boards for Frost Bank and G51 Capital Management, L.L.C. In addition, Mr. Burck serves on The Headliners Club Board of Trustees. He also has been a member of the board of the Texas Department of Information Resources; the board of directors of the Texas Life, Accident, Health, and Hospital Service Insurance Guaranty Association; the formal advisory committee of the Texas Higher Education Coordinating Board; and the advisory council of the U.T. Austin College of Natural Sciences. He is a former director of the National Conference of Christians and Jews, and a former member of the board of directors of the American Cancer Society. Mr. Burck graduated from The University of Texas at Austin in 1956 with a B.B.A. He also attended the South Texas School of Law in Houston.

Cydney Donnell has agreed to serve as an Independent Director of the Company upon the consummation of this Offering. Ms. Donnell is currently a Visiting Lecturer at the Mays Business School of Texas A&M University where she teaches courses in the Finance Department. Ms. Donnell is a Principal of European Investors, Inc. ("EII") through July 2004 and E.I.I. Realty Securities, Inc. As a Managing Director of EII from 1992, she served the firm in many capacities. Specifically, from 2002 to 2003, Ms. Donnell served as Chair of the Investment Committee of EII. From 1992 to 2002, Ms. Donnell served as the Head of the Real Estate Securities Group and Portfolio Manager of EII. From 1986 to 1992, Ms. Donnell served as a Vice-President and Analyst of EII. Ms. Donnell is a member of the board of directors of European Investors Holding Company. Ms. Donnell has served on the Board and Institutional Advisory Committee of NAREIT. She is an active volunteer currently serving on the Board of Directors of the Association of Former Students of Texas A&M University and served in various leadership capacities for the Junior League of the City of New York. Ms. Donnell received a B.B.A. from Texas A&M University in 1981 and an M.B.A. from Southern Methodist University in 1982.

Winston W. Walker has agreed to serve as an Independent Director of the Company upon the consummation of this Offering. Mr. Walker currently serves as President and Chief Executive Officer of Walker & Associates, which provides strategic consultation primarily to clients in the healthcare


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


and insurance industries. Prior to forming Walker and Associates in 1993, Mr. Walker served as the Chief Executive Officer of Provident Life and Accident Insurance Company of America ("Provident"). Mr Walker joined Provident in 1974 and was named Associate Actuary of the company's group pension subsidiary in 1975 and Vice President of Administration in 1978. He was promoted to President of Provident National in 1980 and President of Provident General Insurance Company in 1984. He was then elected Corporate Executive Vice President in 1985, Chief Financial Officer in 1986 and Chief Executive Officer in 1988. Prior to joining Provident, he was a member of the mathematics faculty at Wake Forest University from 1969-1973. Mr. Walker is currently a member of the board of directors and the audit committee chair of CBL & Associates Properties, Inc., a member of the board of directors of Olan Mills, Inc. and a member of the board of directors of MRI Medical. Mr. Walker received a B.A. in Russian from Tulane University in 1965 and a Ph.D in mathematics from the University of Georgia in 1969.

G. Steven Dawson has agreed to serve as an Independent Director of the Company upon the consummation of this Offering. From 1990 to 2003, he served as the Chief Financial Officer of Camden Property Trust (NYSE: CPT) and its predecessors. Camden is a large multifamily REIT based in Houston with apartment operations, construction, and development activities throughout the southern United States. Mr. Dawson serves on the boards of US Restaurant Properties, Inc. (NYSE: USV, based in Dallas) as audit committee chair, AmREIT (AMEX: AMY, based in Houston) as audit and compensation committee chair, Desert Capital REIT, Inc. (an unlisted, public mortgage REIT based in Las Vegas), Medical Properties Trust (a REIT based in Birmingham) as audit committee chair, and a private Houston-based national cabling & electrical contracting company. He generally serves on the audit committees as chairman on most of these, and also serves on compensation committees, nominating/governance committees, special committees, and in the case of AmREIT, as the lead outside director. In addition, he is on the boards of various charities and civic organizations and has other private interests. Mr. Dawson holds a degree in Business from Texas A&M University, and though he is no longer a CPA, he is a member of the American Institute of Certified Public Accountants.

Edward Lowenthal is President of Ackerman Management LLC, a private investment management and advisory company with particular focus on real estate and other asset-based investments. Mr. Lowenthal was a Founder and served as the President of Wellsford Real Properties, Inc. (WRP) from 1997 until 2002. WRP, listed on the American Stock Exchange, manages primarily multifamily and office properties as well as real estate debt held directly and through joint ventures with institutional partners. He continues to serve as a Director of WRP. Mr. Lowenthal was a Founder, Trustee and President of Wellsford Residential Property Trust, a NYSE listed multi-family real estate investment trust, until May 1997 when it was merged into Equity Residential Properties Trust. Mr. Lowenthal has more than 30 years of real estate and merger and acquisition experience in both public and private entities. Mr. Lowenthal serves as a Trustee of Omega Healthcare Investors, Inc., and as a Director of Reis, Inc., a privately held real estate information and analytics provider. He has previously served as a director or trustee of other public and private companies including Equity Residential (1997-2003). Mr. Lowenthal serves as a Trustee of The Manhattan School of Music and serves on its Finance and Executive Committees and chairs its New Building Committee. He served as a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) from 1992-2000. He earned a B.A. degree from Case Western Reserve University in 1966 and a J.D. degree from Georgetown University Law Center in 1969 where he was an editor of the Georgetown University Law Journal.

Scott H. Rechler has agreed to serve as a director of the Company upon the consummation of this Offering. Mr. Rechler has served as Chief Executive Officer and President of Reckson since December 2003, served as Co-Chief Executive Officer of Reckson from May 1999 until December 2003, serves as the Chairman of the Executive Committee of the Board of Directors of Reckson and has served as a director of Reckson since its formation. He served as President of Reckson from February 1997 to May 2001 and served as Chief Operating Officer of Reckson from its formation until May 1999. In addition, from Reckson's formation until February 1997, Mr. Rechler served as Executive Vice President of Reckson. Mr. Rechler has been employed at Reckson since 1989.



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


Mr. Rechler has overseen in excess of $2.5 billion in acquisitions and developments since joining Reckson. Mr. Rechler is a member of the Board of Directors of the Long Island Children's Museum and is a member of the Board of Governors of the National Association of Real Estate Investment Trusts. Since 1997, Mr. Rechler has served as Chief Executive Officer and Chairman of the Board of Directors of Frontline, and also served as the non-executive Chairman of the Board of Directors and as former interim executive officer of HQ Global Holdings, Inc.; both companies have filed for protection from creditors under the federal bankruptcy laws. Mr. Rechler is a graduate of Clark University and received a Master's Degree in Finance with a specialization in real estate from New York University.

Mark J. Hager serves as our Executive Vice President and Chief Financial Officer. Mr. Hager joined us in August 1999 as Senior Vice President and Chief Financial Officer and is responsible for our accounting, tax, corporate finance, human resources, information technology, treasury and risk management functions and during his tenure has led the establishment of these functions during our most significant period of growth. Prior to joining us, Mr. Hager was a Certified Public Accountant in the assurance practice of Ernst & Young from November 1997 to August 1999, serving both public and private clients. In other positions, including Vice President Finance and Chief Financial Officer for Oklahoma Christian University from 1996 to 1997 and Vice President, Corporate Controller for Crested Butte Mountain resort from 1994 to 1996, Mr. Hager has been involved in development and financing in the hotel, single-family residential, and assisted living sectors utilizing conventional, tax-exempt, and public/private financing structures. Mr. Hager also held positions in the audit practices of Grant Thornton and Price Waterhouse. Mr. Hager holds a bachelors degree in Business Administration - Accounting from Abilene Christian University. Mr. Hager is a Certified Public Accountant licensed in Texas and Oklahoma.

Greg A. Dowell serves as our Senior Vice President and Chief of Operations. Mr. Dowell joined us in October 2001 as Senior Vice President - Management Services and in that role has directed all aspects of the Company's property management operations. Prior to joining us, Mr. Dowell was employed by Century Development from 1991 to 2001 where he began his tenure as accountant and ultimately served as Senior Vice President over the operations of their 29 property student housing portfolio. Prior to his employment at Century Development, Mr. Dowell was an accountant with Belin and Associates, a prominent developer of master planned communities in the Houston area. Mr. Dowell received a BS in Accounting from the University of Louisiana, Lafayette in 1989 and is a Certified Public Accountant licensed in Texas.

Ronnie L. Macejewski serves as our Senior Vice President - Development and Construction and oversees third party development and construction management services. Mr. Macejewski joined us in January 1996 as Vice President - Construction and was promoted to Senior Vice President - Development and Construction in January 2002. During his tenure with us, Mr. Macejewski has supervised the successful completion of 22 projects totaling approximately $403 million in development costs. Prior to joining us, Mr. Macejewski held construction management positions with Century Development from 1990 to 1996. In his career, Mr. Macejewski has successfully completed 34 projects consisting of more than 18,000 beds. Mr. Macejewski received a BS in Business Administration from the University of Oklahoma in 1992.

Brian N. Winger serves as our Senior Vice President - Development and is primarily responsible for coordinating, financing, and closing our on-campus development projects. Mr. Winger joined us in March 2000 as Director - On-Campus Development and has since served in increasing capacities and was promoted to Senior Vice President - Development in October 2003. During his tenure with us, Mr. Winger has closed 16 on-campus development projects with financing totaling approximately $405 million. Prior to joining us, Mr. Winger was the Chief Operating Officer with Aspen Gold Development Company (a private real estate developer) from 1999 to 2000. From 1996 to 1999, he was an endowment development officer and ultimately served as General Counsel for Oklahoma Christian University. From 1994 to 1996, Mr. Winger was a real estate analyst with Kabili & Company. Mr. Winger received a Juris Doctor from Oklahoma City University in 1994 and a BS in history/pre-law from Oklahoma Christian University in 1990. Mr. Winger is a licensed attorney in Oklahoma and a real estate broker licensed to practice in Oklahoma and Colorado.


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

Jason R. Wills serves as our Senior Vice President - Marketing and Business Development and oversees all aspects of property leasing and marketing, as well as corporate communications and public relations. Mr. Wills joined us in February 1997 as Manager - Marketing and Leasing and has served in increasing capacities, achieving his current position of Senior Vice President - Marketing and Business Development in October of 2003. While serving as Vice President of On-Campus Business Development in 1999 through 2003, Mr. Wills has generated on-campus development business awards in excess of $350 million and more than 7,000 beds. Mr. Wills began his career in student housing with Century Development, where he held the positions of Resident Assistant and Marketing Coordinator in 1993. Mr. Wills attended the University of Texas, Arlington where he studied Journalism and Marketing.

BOARD COMMITTEES

Following this Offering, our board of directors will have appointed a nominating and corporate governance committee, an audit committee and a compensation committee. Under our bylaws, the composition of each committee must comply with the listing requirements and other rules and regulations of the New York Stock Exchange, or NYSE, as amended or modified from time to time. Each of these committees will have at least three directors and will be composed exclusively of independent directors. Our bylaws define "independent director" by reference to the rules, regulations and listing qualifications of the New York Stock Exchange, which generally deem a director to be independent if such director has no relationship to us or to the members of our management that may interfere with the exercise of the director's independence from management and has not had such a relationship in the recent past.

Audit Committee. Our audit committee will help oversee the qualifications and independence of our independent auditors as well as the performance of our internal audit function and our independent auditors. The audit committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, oversee our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy
statement. Following this Offering,             will have been designated as
chair and             and             will have been appointed as members of
our audit committee.

Compensation Committee. Our compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our
stockholders. Following this Offering,                  will have been
designated as chair and                and             will have been appointed
as members of our compensation committee.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, a code of ethics and policies with respect to conflicts of interest; monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE; recommend criteria for prospective members of our board of directors; conduct candidate searches and interviews as directed by our board of directors; evaluate our board of directors and management; evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors; and recommend to the board of directors the slate of directors to be elected at each annual meeting of our stockholders. Following
this Offering,                will have been designated as chair and
            and               will have been appointed as members of our
nominating and corporate governance committee.

Our board of directors may from time to time establish certain other committees to facilitate the management of our Company and may change the responsibilities of the board's existing committees.

COMPENSATION OF DIRECTORS

Upon consummation of this Offering, each of our directors who is not an employee of our Company or our subsidiaries will receive an annual fee of
$       for services as a director, payable quarterly. Our chairman of the
board will receive an additional annual fee of $       but will not be entitled
to receive any other committee meeting fees. Directors who serve on our audit, nominating and corporate governance and/or compensation committees will receive
a fee of $       for each committee meeting attended in person or $       for
each committee meeting attended by conference telephone or similar communications equipment, except that in lieu of such meeting fee for audit committee meetings, the chair of our audit committee will receive a monthly fee
of $      . Directors who are employees of our Company or our subsidiaries will not receive compensation for their services as directors.

Our 2004 incentive award plan provides for formula grants of restricted stock units to non-employee directors on and after the consummation of this Offering. On the date of the closing of this Offering, each non-employee director will
receive $       of restricted stock units valued at the Offering price.
Thereafter, on the date of each annual meeting of stockholders at which each non-employee director is reelected to our board of directors, such non-employee
director will receive $       of restricted stock units valued at 100% of the
fair market value of our common stock on the date of grant. Similarly, each non-employee director who is initially elected to our board of directors after
this Offering will receive $       of restricted stock units on the date of
such initial election and $       of restricted stock units on the date of each
annual meeting of stockholders at which the non-employee director is reelected to our board of directors, in each case valued at 100% of the fair market value of our common stock on the date of grant. Shares underlying restricted stock units granted to directors may be sold only after the third anniversary of the date of the grant. Mr. Rechler has agreed to waive receipt of any director compensation until such time as he has been reelected by our public stockholders.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the annual base salary and other compensation paid to our Chief Executive Officer, our other executive officers, and certain other senior officers. We have entered into employment-related agreements with our executive officers which will become effective upon the consummation of this Offering. Under the terms of their respective employment agreements, each executive officer will be eligible to receive annual performance based bonuses under our incentive bonus plan as more fully described in "-- Employment Agreements."


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

SUMMARY COMPENSATION TABLE (1)


                                                                              ANNUAL
                                                                         COMPENSATION (2)
                                                                    --------------------------
                                                                        BASE           CASH
                                                          YEAR         SALARY         BONUS
                                                       ----------   ------------   -----------
William C. Bayless, Jr.* ...........................     2003 (3)    $ 210,000      $  80,000
Chief Executive Officer,                                 2002 (3)    $ 200,000      $  80,000
President and Director                                   2001 (3)    $ 167,000      $ 101,000
Brian B. Nickel* ...................................     2003        $ 175,000      $ 100,000
Executive Vice President,                                2002        $ 153,500      $ 155,490
Chief Investment Officer and Director                    2001        $ 140,333      $ 109,000
Mark J. Hager* .....................................     2003        $ 132,500      $  50,000
Executive Vice President and Chief Financial Officer     2002        $ 128,116      $  40,000
                                                         2001        $ 123,188      $  45,000
Ronnie Macejewski ..................................     2003        $ 123,000      $  90,000
Senior Vice President,                                   2002        $ 118,976      $  48,813
Development and Construction                             2001        $ 114,400      $  59,948


----------------
 *  Executive Officers

(1) The table set forth above does not reflect aggregate salary and bonus earned by our former Chief Executive Officer that totaled $416,000, $350,000 and $336,000 in 2003, 2002 and 2001, respectively. Our former
    Chief Executive Officer is entitled to receive certain severance payments through 2006 totaling approximately $1 million; these amounts have been previously accrued for financial reporting purposes in 2003.

(2) In addition to the above scheduled compensation, all of our employees (including the executive officers and members of senior management) receive certain standard benefits, including Company contributions toward medical insurance and term life insurance, dental and vision, and access to an employee assistance program.

(3) Mr. Bayless became our Chief Executive Officer and President in October 2003. Prior to October 2003, Mr. Bayless was our Chief Operating Officer and Executive Vice President.


Our executive officers and certain of our senior officers owned a promoted interest in our Predecessor Entities. As a result of the formation transactions, this interest was unrealized and was therefore extinguished.

2004 INCENTIVE PLAN

We have adopted the American Campus Communities, Inc. 2004 Incentive Plan, which provides for the grant to selected employees and directors of our Company and our affiliates of stock options, PIUs, restricted stock units (or RSUs), restricted stock, and other stock-based incentive awards. Only employees of our Company and its affiliates (including, without limitation, employees of our Services Company) are eligible to receive "incentive stock options" under the
plan. We have reserved a total of        shares of our common stock for
issuance pursuant to the plan, subject to certain adjustments for changes in our capital structure, including by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges. Of this amount, the following will be issued upon consummation of this Offering:

   o profits interest units of our Operating Partnership, that are exchangeable for shares of our common stock, will be issued to our executive officers and certain of our senior officers. See "-- Profits Interest Units" below for a description of these securities; and

   o  restricted stock units representing        shares of our common stock,
      which will be issued to our independent directors as compensation. See "-- Restricted Stock and Restricted Stock Units" below for a description of these securities.

Additionally,        shares of our common stock will initially be reserved for
issuance to our executive officers and certain senior officers in the event that our Compensation Committee, in its sole discretion, elects to pay any outperformance awards due to these officers in stock rather than cash. See "-- Employment Agreements -- Outperformance Awards" below for a description of these awards;

Effective as of the consummation of this Offering, our board of directors intends to delegate general administrative authority of the plan to its compensation committee.

The exercise price of nonqualified stock options and incentive stock options granted under the incentive award plan must be at least 85% and 100%, respectively, of the fair market value of our common stock on the date of grant. However, incentive stock options granted to optionees who own more than 10% of our outstanding common stock on the date of grant must have an exercise price that is at least 110% of fair market value of our common stock on the grant date. Incentive stock options granted under the plan will expire no later than ten years after the date of grant, or five years after the date of grant with respect to optionees who own more than 10% of our outstanding common stock on the grant date.

In the event of certain corporate events, including certain mergers, the sale of all or substantially all of the assets of the Company, or the reorganization or liquidation of the Company, the committee may, in its discretion, provide that all outstanding awards will terminate as of the consummation of such corporate event, and (x) accelerate the exercisability of, or cause all vesting restrictions to lapse on, all outstanding awards to a date at least ten days prior to the date of such corporate event and/or (y) provide that holders of awards will receive a payment in respect of cancellation of their awards based on the amount (if any) by which the per share consideration being paid for the Company's common stock in connection with such corporate event exceeds the applicable exercise price. In addition, the committee may, in its discretion, provide that all outstanding awards will vest upon any "change in control" of the Company (as defined in the plan).

Our board of directors may amend the plan at any time; provided, however, that without further stockholder approval, the board may not make any amendment to the plan which would increase the maximum number of shares of common stock which may be issued pursuant to the plan, except as contemplated by adjustment provisions for changes in capital structure, or which would otherwise violate the shareholder approval requirements of the national securities exchange on which the common stock is listed or Nasdaq, as applicable.

The incentive award plan also provides that no participant in the plan will be permitted to acquire, or will have any rights to acquire, shares thereunder if such acquisition would be prohibited by the stock ownership limits contained in our Charter or by any other provision hereof.

We intend to file with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the shares of our common stock issuable under the incentive award plan.

     RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Under our 2004 Incentive Plan, our compensation committee may award restricted shares of our common stock and RSUs, to directors, executive officers and eligible employees, subject to conditions and restrictions determined by our compensation committee. RSUs are essentially the same as restricted stock except that instead of actual shares, RSUs represent a promise to pay out shares at some future date. RSUs have a tax advantage over restricted stock because the recipient is not taxed at the time of vesting (as with restricted stock) but only when the shares are actually received.

     PROFITS INTEREST UNITS

Profits Interest Units, or PIUs, are a special class of partnership interests in the Operating Partnership. Each PIU awarded will be deemed equivalent to an award of one share of our common stock under our 2004 Incentive Plan, reducing availability for other equity awards on a one-for-one basis. PIUs, whether vested or not, will receive the same quarterly per unit distributions as common units of our Operating Partnership, which equal the per share distributions on our common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted stock awards and RSUs, which will generally receive full distributions whether the PIUs have been vested or not. PIUs vest in accordance with each holder's PIU Vesting Agreement. All PIUs issued on or prior to the effective date will vest on the effective date.

Initially, PIUs will not have full parity with common units with respect to liquidating distributions. Under the terms of the PIUs, the Operating Partnership will revalue its assets upon the occurrence of certain "book-up events", and any increase in valuation from the time of this Offering until such book-up event will be allocated first to the holders of PIUs to equalize the capital accounts of such holders with the capital accounts of common unit holders. These book-up events will occur upon a contribution of cash or property to the Operating Partnership, including contributions by us of the proceeds from future issuances of our securities, or upon certain distributions of cash or property by the Operating Partnership to one or more partners of the Operating Partnership. Upon equalization of the capital accounts of the holders of PIUs with the other holders of common units, the PIUs will achieve full parity with common units of the Operating Partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested PIUs will thereafter be automatically converted into an equal number of common units. Although we believe it likely that equalization will occur and the PIUs will be converted into common units of our Operating Partnership, there are circumstances under which such equalization would not be achieved and the PIUs would therefore not achieve parity with respect to liquidating distributions. Until and unless such parity is reached, the value that may be realized for a given number of vested PIUs will likely be less than the value of an equal number of shares of our common stock.

Unlike RSUs, the grant or vesting of PIUs is not expected to be a taxable transaction to recipients. Therefore, a recipient who wishes to hold incentive equity awards for the long term may be able to do so more efficiently with PIUs and ultimately enjoy a greater after-tax return when disposing of them. Conversely, we will not receive any tax deduction for compensation expense from the grant of PIUs.

AMERICAN CAMPUS PARTNERS, LLC

Certain current and former members of our executives and senior management have a carried interest in our Predecessor Entities through their ownership in American Campus Partners, LLC or "ACP". ACP is entitled to a 28% interest in our Predecessor Entities after receipt by RAP and RSVP of a cumulative preferred return on their invested capital.

At the mid-point of the ranges of prices indicated on the front cover of this prospectus, ACP is expected to receive $ of the $ cash redemption amount to be paid in the formation transactions to RAP. Such proceeds will be allocated among the holders of membership interests in ACP approximately as follows:



                                                           PERCENTAGE OF
       EMPLOYEES                          DISTRIBUTION     DISTRIBUTION
       ---------                         --------------   --------------
       Senior Officer 1 ..............                            %
       Senior Officer 2 ..............                            %
       Senior Officer 3 ..............                            %
       Other Senior Officers .........                            %
       Other Employees ...............                            %
       Former Employees ..............                            %




All of the named employees in the above table have agreed to use their cash distribution from ACP, net of applicable taxes, to purchase common stock in this Offering.


EMPLOYMENT AGREEMENTS

     NEW EMPLOYMENT AGREEMENTS

We have entered into new employment agreements, effective as of the consummation of this Offering, with Messrs. William C. Bayless Jr., Brian B. Nickel and Mark J. Hager. The employment agreements provide for Mr. Bayless to serve as a member of our board and our Chief Executive Officer and President, Mr. Nickel to serve as a member of our board and our Executive Vice President and Chief Investment Officer, and Mr. Hager to serve as our Executive Vice President and

Chief Financial Officer. These employment agreements require Messrs. Bayless, Nickel and Hager, as applicable, to devote substantially full-time attention and business time to our affairs. The term of each agreement will end upon an executive's termination of employment as discussed below.

The employment agreements provide for:

     o an annual base salary of $300,000, $250,000 and $200,000 for Messrs. Bayless, Nickel and Hager, respectively, subject in each case to increase in accordance with our normal executive compensation practices;

     o eligibility for annual cash performance bonuses determined by the Board, in accordance with the terms of a bonus plan to be adopted by the Board and on the same basis as other executives of the Company (with appropriate adjustments due to title and salary); and

     o participation in other employee benefit plans applicable generally to our senior executives.

Under the terms of their respective employment agreements, upon the
consummation of this Offering, Mr. Bayless will be granted       PIUs
(representing a   % interest in our Operating Partnership and worth $
valued at the offering price of our common stock), Mr. Nickel will be granted
      PIUs (representing a   % interest in our Operating Partnership and Mr.
Hager will be granted PIUs (representing a   % interest in our Operating
Partnership). Four other members of our senior management and certain other key
employees will be granted a total of       PIUs representing in the aggregate a
  % interest in our Operating Partnership. These PIUs are not subject to any vesting period or requirement.

The employment agreements provide that, if an executive's employment is terminated by us without "cause" or by the executive for "good reason" (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

     o a cash payment equal to 299%, 200% and 100% times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years for Messrs. Bayless, Nickel and Hager, respectively, payable over the remaining term of his non-competition agreement;

     o his prorated annual bonus for the year in which the termination occurs; and


     o health benefits for two years following the executive's termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer.

     OUTPERFORMANCE AWARD

Upon the consummation of this Offering, we will grant to our executive officers and certain of our key employees a special award that will be based upon their continued service and attaining certain performance measures. This special award will consist of a bonus pool equal to the value on the date of vesting of shares of common stock (representing 3% of our shares of common stock and 1% PIUs that will be outstanding immediately following this Offering). No dividends or dividend equivalent payments will accrue with respect to the shares of common stock underlying this bonus pool. Vesting of the award will occur on the third anniversary of this Offering provided that the following has occurred:


     o the designated recipient has remained in continuous employment with us or our affiliates until such date, and

     o    achievement of at least one of the following performance measures:

     o Primary Performance Measure. Total return (stock appreciation plus dividends) of at least 25% per annum (cumulative non-compounded) for purchasers of our shares in this Offering who have held their shares through such date.

     o Alternate Performance Measure. Total return (stock appreciation plus dividends) of at least 12% per annum (cumulative non-compounded) for purchasers of our shares in this Offering who have held their shares through such date, and such return is at or above the 60th percentile of the total return to stockholders achieved by members of a group of designated "peer" companies during the same period.

Any individual award that becomes unvested as a result of an early termination of employment will be reallocated among the remaining recipients. In the event of a change of control of our Company, or termination of employment by us other than for "cause" or by a designated recipient for "good reason", the special award will be fully vested at that time (with the value of the bonus pool to be determined at that time for any affected award recipient) if the Primary Performance Measure has been achieved. Otherwise, a portion (but not less than 50%) of the special award (equal to the portion of the initial 3-year vesting period that has elapsed) will be vested at that time if the Alternate Performance Measure has been achieved.

Payments of vested awards will be made within 120 days of vesting. Such payments will be paid in cash; however, the Compensation Committee of the Board may, in its sole discretion, elect to pay such an award through the issuance of shares of common stock, Units, PIUs or similar securities (provided that such issuance will not result in any recognition of taxable income by the recipient), valued at the date of issuance, provided that such securities are available at that time under any of the Company's existing stock option plans.

NON-COMPETITION AGREEMENTS

We have entered into non-competition agreements with each of Messrs. Bayless, Nickel and Hager under which they have covenanted not to (i) conduct, directly or indirectly, any business involving the development, acquisition, sale or management of on-campus or off-campus student housing properties, whether such business is conducted by them individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; or
(ii) own interests in student housing properties that are competitive, directly or indirectly, with any business carried on by us or our successors, subsidiaries and affiliates. Mr. Bayless will be bound by his non-competition covenant for so long as he is our Chief Executive Officer and for a two-year "tail" period thereafter, unless his employment is terminated by us without "cause" or by him with "good reason" (in each case, as defined in his employment agreement) or by him for any reason at any time prior to the one year anniversary of a change of control of our Company, in which case his covenant not to compete will lapse upon the one year anniversary of his termination. Mr. Nickel will be bound by a similar non-competition covenant for so long as he is our Executive Vice President and Chief Investment Officer and for a two-year "tail" period thereafter, and Mr. Hager will be bound by a similar non-competition covenant for so long as he is our Chief Financial Officer and for a two-year "tail" period thereafter. In addition, the members of our senior management who are receiving grants of our common stock as well as any other employees receiving grants of or options for our common stock will be required to execute a "Restricted Stock Grant Notice" or similar notice which will include a Non-Competition Agreement that is substantially similar.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide that:

If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our Company, by reason of such director's or executive officer's status as a director, officer or employee of our Company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

     o the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     o the director or executive officer actually received an improper personal benefit in money, property or other services; or

     o with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our Company to procure a judgment in our Company's favor by reason of such director's or executive officer's status as a director, officer or employee of our Company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

     o the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

     o the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that we will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.


Upon application of a director or executive officer of our Company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

     o the court determines that such director or executive officer is entitled to indemnification under the applicable section of the laws of the state of Maryland or Maryland Law (which includes without limitation, Maryland General Corporation Law, as amended, and the Maryland Revised Uniform Limited Partnership Act), in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

     o the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of Maryland Law or has been adjudged liable for receipt of an improper personal benefit under the applicable section of Maryland Law; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our Company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of Maryland Law.


Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as a director, officer or employee of our Company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director's or executive officer's good faith belief that the standard of conduct necessary for indemnification by our Company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no compensation committee interlocks and none of our employees participate on the compensation committee.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


FORMATION TRANSACTIONS

The initial public offering price of our common stock was determined in consultation with the underwriters. Among the factors that were considered were

     o    our record of operations,

     o    our management,

     o    our estimated net income,

     o    our estimated funds from operations,

     o    our estimated cash available for distribution,

     o    our anticipated distribution yield,

     o    our growth prospects,

     o the current market valuations, financial performance and distribution yields of publicly traded companies considered by us and the underwriters to be comparable to us, and


     o the current state of the commercial real estate industry and the economy as a whole.

The Offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. The aggregate historical combined net tangible book value of the interests and assets that will be owned by us immediately following consummation of this Offering was approximately
$          as of          , 2004. We have not obtained any recent third party
appraisals of these interests or assets. As a result, the consideration to be paid by us for the redemption of the interests of RAP and RSVP in our Predecessor Entities may exceed the fair market value of these interests. See "Structure and Formation of Our Company -- Determination of Offering Price."

DESCRIPTION OF CONTRIBUTION AGREEMENT

In connection with the Formation Transactions, we, our Operating Partnership, RAP and RSVP have entered into a Contribution Agreement that, among other things, provides as follows:

     Transactions among RAP and RSVP

     o RSVP will contribute its interests in ACCL and in the entities owning University Village at TU to RAP in exchange for membership interests in RAP. These membership interests will be redeemed by RAP with the proceeds received by RAP from the redemption of its interests in RAPSH.

     o RAP will contribute its interests in ACCL and the entities owning University Village at TU to its wholly-owned subsidiary, RAPSH.

     Transactions among us, RAPSH, RSVP and RAP

     o    We will contribute the net Offering proceeds to our Operating
          Partnership.

     o    Our Operating Partnership will redeem RAP's entire interest in RAPSH by:

          o payment to RAP of $ million in cash (approximately __% of the Offering proceeds). This amount will be increased or decreased, respectively, depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus);

          o distributing to a newly-formed entity owned by RAP and RSVP and controlled by RSVP all of RAPSH's interests in the entities owning The Village at Riverside; and

          o distributing to a newly-formed entity affiliated with RAP, RSVP and Titan fee title to a parcel of land adjacent to the University Village at San Bernardino. This parcel of land is zoned for commercial development and is currently under a letter of intent to be sold to an unaffiliated purchaser for a purchase price of $____. RAPSH will also distribute to this entity all of the interests in the entities that previously developed a residential condominium project adjacent to University Village at Boulder Creek (and that currently own one remaining condominium unit in that project).

     o    Up to $   million of the proceeds of the Offering will be used to
          complete the construction of our three properties (University Village at TU, University Village at Fresno and University Village at San Bernardino) scheduled to be completed and opened in August 2004 with any remaining proceeds after such completion currently estimated to be approximately $2 million being distributed to RAP and RSVP. Additionally, any insurance proceeds that we receive after the date of this Offering with respect to our claims related to the Fresno State fire may also be used for unanticipated cost overruns at University Village at TU or, absent such overruns, will be distributed to RAP and RSVP.

     o RAPSH will continue to remain liable for its pre-existing guarantee of certain contingent obligations of RAP and RSVP under the non-recourse mortgage indebtedness, encumbering the Village at Riverside, including, among other things, that proceeds from the operation or disposition of the property will first be applied to the property's upkeep or to payment of the property's mortgage indebtedness. RAP and RSVP may not sell the property to a third party or terminate us as managers of the property for so long as this guarantee remains outstanding, and following expiration of the guarantee will use commercially reasonable efforts to ensure that we remain the property manager during their continued ownership of the property and as part of any sale of the property to a third party. While we cannot predict with certainty the amount of losses, if any, that we may incur under this guarantee, we do not believe that they will be material.

     o RAP and RSVP will grant us an option to acquire their indirect 100% ownership interest in the Village at Riverside for a cash price (including the balance of any indebtedness which will be assumed) equal to the property's most recent net operating income (before debt service) over the preceding four calendar quarters divided by an 8% "cap" rate, but in no case less than $12 million during the option's first 24 months and $13 million during the option's last 24 months. This option price will be reduced by the amount of any payment made by us to the property's mortgagee under our guarantee. Based on the property's net operating income over the preceding four calendar quarters, the option price would have been $ million before taking into account the minimum price. Our option expires four years from completion of this Offering but may expire earlier if the property is sold to a third party following our election not to exercise our right of first offer.

     o RSVP will grant us an option to acquire its indirect 23% ownership interest in Dobie Center. The option price will be based on a $52.0 million valuation of the property less the then outstanding debt, which on June 1, 2004 was approximately $42.8 million, resulting in a $2.1 million option price for RSVP's 23% interest at the property's current debt level. Our option expires four years from completion of this Offering but may expire earlier if title to the Dobie Center is transferred to a third party. RSVP will use its best efforts to ensure that we remain the property manager for the Dobie Center, during RSVP's continued ownership of its interest in the property, and will use commercially reasonable efforts to ensure that we remain the property manager as part of any sale of the property to a third party.

     o RAP and RSVP will provide us and the underwriters of this Offering with certain limited representations, warranties and indemnities with respect to their ownership of their partnership interests being contributed to or redeemed by our Operating Partnership and certain other matters.

     o We have agreed to nominate Mr. Scott Rechler to be a director of our board of directors at each annual meeting for the next three years, subject to his consent and eligibility to serve. Mr. Rechler has agreed to waive receipt of any director compensation until such time as he has been reelected by our public stockholders . Mr. Rechler is the Chief Executive Officer and President of Reckson, and the Chief Executive Officer and sole director of FrontLine Capital Group. FrontLine is the indirect parent of RSVP. Reckson is the indirect non-controlling majority owner of RAP and the largest creditor of FrontLine. In 2002, FrontLine filed for protection from creditors under the federal bankruptcy laws.


TITAN AGREEMENTS

We have entered into an agreement with Titan for the purchase of Titan's minority interests in the American Campus - Titan Properties. Titan will receive approximately $5.7 million in cash in exchange for its interests and will provide us with customary representations, warranties and indemnities. We have also entered into an agreement with Titan with respect to prospective development projects to be owned jointly by us. See "Business and Properties -- Our Properties -- American Campus - Titan Joint Venture." Our respective undertakings under these agreements are subject, among other things, to the due execution and closing of the contribution agreement with RAP and RSVP (described above) and the successful consummation of this Offering.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with our executive officers as described in "Management -- Employment Agreements" that will become effective upon the consummation of this Offering. These agreements provide for salary, bonuses and other benefits, including, potentially, severance benefits upon a termination of employment, as well as for grants of PIUs, cash bonuses and outperformance awards, among other matters. For a full summary of these agreements, see "Management -- Employment Agreements" above.


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                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been adopted by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

INVESTMENT POLICIES

     INVESTMENT IN REAL ESTATE OR INTERESTS IN REAL ESTATE

We will conduct all of our investment activities through our Operating Partnership and its affiliates. Our investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of our Company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the properties and our acquisition and other strategic objectives, see "Business and Properties" and "Strategy for Growth."

We expect to pursue our investment objectives primarily through the ownership by our Operating Partnership of the properties and other acquired properties and assets. We currently intend to invest primarily in developments of student housing and acquisitions of existing improved properties or properties in need of redevelopment and acquisitions of land which we believe has development potential for student housing. Future investment or development activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness, which may be in acquired properties incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies. Subject to the limitations imposed by such other REITs on the ownership of their stock and to the requirement that we satisfy the asset tests described in "Federal Income Tax Considerations -- Asset Tests," there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act, and we intend to divest securities before any registration would be required.

     INVESTMENTS IN REAL ESTATE MORTGAGES

While our current portfolio consists of, and our business objectives emphasize, equity investments in real estate, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest


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in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

     SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

DISPOSITIONS

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management's periodic review of our portfolio, our board of directors determines that such action would be in the best interest of our stockholders. For example, we may seek to enter into tax-efficient joint ventures in our stabilized properties with third party investors to raise low-cost equity capital that we can reinvest in properties with higher growth potential. Any decision to dispose of a property will be made by our board of directors.

FINANCING POLICIES

We presently intend to maintain a ratio of our consolidated total
indebtedness-to-total market capitalization of      % or less (excluding
indebtedness encumbering our on-campus participating properties or properties that we subsequently develop or acquire that have similar ownership structures). For purposes of this calculation, our indebtedness does not include the indebtedness encumbering our on-campus participating properties or properties that we subsequently develop or acquire that have similar ownership structures. Our total market capitalization is defined as the sum of the market value of our outstanding common stock and preferred stock (which may decrease, thereby increasing our debt to total capitalization ratio), including shares of restricted stock or restricted stock units that we may issue to our officers and directors under our 2004 Incentive Plan, plus the aggregate value of Operating Partnership units not owned by us, plus the book value of our total consolidated indebtedness (excluding indebtedness encumbering our on-campus participating properties or properties that we subsequently develop or acquire that have similar ownership structures). Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. We expect that our ratio of debt-to-total market capitalization upon consummation
of this Offering will be approximately      % (     % if the underwriters'
over-allotment option is exercised in full). Our Charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt-to-total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to pay distributions to our stockholders. See "Risk Factors -- Risks Related to Our Properties and Our Business -- Our debt level reduces cash available for distribution and may expose us to the risk of default under our debt obligations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


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CONFLICT OF INTEREST POLICIES

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts.

However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

INTERESTED DIRECTOR AND OFFICER TRANSACTIONS

Pursuant to Maryland Law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof will not render the transaction void or voidable if:

     o the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

     o the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote; or

     o the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Maryland law (where our Operating Partnership is formed), we, as general partner, have a fiduciary duty to our Operating Partnership and, consequently, such transactions also are subject to the duties of care and loyalty. We will adopt a policy which requires that all contracts and transactions between us, our Operating Partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although our board of directors will have no obligation to do so.

BUSINESS OPPORTUNITIES

Pursuant to Maryland law, each director is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to him and that we reasonably could be expected to have an interest in pursuing.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Except in connection with the formation transactions or employment agreements, we have not issued common stock, Units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See "Description of Securities -- Preferred Stock." We have not engaged in


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trading, underwriting or agency distribution or sale of securities of other issuers other than our Operating Partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury Regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

REPORTING POLICIES

After this offering, we will become subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See "Where You Can Find More Information".


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                            STRUCTURE AND FORMATION

OUR STRUCTURE

We will elect to be taxed as a REIT for federal income tax purposes commencing with our tax year ending December 31, 2004. We will own substantially all of our properties and conduct substantially all of our operations through American Campus Communities Operating Partnership LP, our Operating Partnership, and its wholly-owned subsidiary, American Campus Communities Services, Inc., our Services Company. All of our operating expenses will be borne by our Operating Partnership or the Services Company, as the case may be. We will be the sole general partner of our Operating Partnership and, therefore, we will have control over its management and each of our owned properties. Our Board of Directors will initially consist of eight directors, at least five of whom are expected to be classified under applicable New York Stock Exchange listing standards as "independent" directors. See "Management."

THE OPERATING PARTNERSHIP

Following the consummation of this Offering and the formation transactions, substantially all of our assets will be held by, and our operations conducted through, our Operating Partnership. We will own 98.7% of the Units in our Operating Partnership. Certain of our officers will own Units in the Operating Partnership representing approximately a 1.3% profit interest. We will be the sole general partner of our Operating Partnership; accordingly, our board of directors will effectively direct all of our Operating Partnership's affairs.

THE SERVICES COMPANY

In order to qualify as a REIT, a specified percentage of our gross income must be derived from real property sources, which would generally exclude our income from providing development and management services to third parties as well as our income from certain services afforded student-tenants in our owned properties. See "Federal Income Tax Considerations -- Taxation of Our Company." In order to avoid realizing such income in a manner that would adversely affect our ability to qualify as a REIT, we will provide certain services through our Services Company, which will elect, together with us, to be treated as our "taxable REIT subsidiary" or "TRS." See "Federal Income Tax Considerations -- Taxation of Our Company." Our Services Company will be wholly-owned and controlled by our Operating Partnership. Our on-campus participating properties will be owned by our Services Company. The income earned by our Services Company (including income from our on-campus participating properties) will be subject to regular federal income tax and state and local income tax where applicable and will therefore be subject to an additional level of tax as compared to the income earned from our properties.

FORMATION TRANSACTIONS


Prior to or simultaneously with the completion of this Offering, we will engage in the formation transactions described below. These are designed to:


   o consolidate the ownership of our properties and the business of our Predecessor Entities into our Operating Partnership and Services Company;

   o  facilitate this Offering;

   o enable us to raise necessary capital to redeem the interests of RAP and RSVP in our Predecessor Entities and to acquire Titan's 32% interest (including its 28% promoted interest) in the American Campus - Titan Properties;

   o  repay certain existing property indebtedness; and

   o enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2004.

Prior to the formation transactions, most of the interests in our off-campus properties were owned by RAP Student Housing Properties LLC, a limited liability company which we refer to as "RAPSH", which was wholly-owned by Reckson Asset Partners LLC, which we refer to as "RAP." Our



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on-campus participating properties were owned by ACCL. Most of our third party development, management and leasing services were also provided through ACCL. Substantially all of the interests in ACCL and an interest in a number of our off-campus properties were owned by RSVP. Four of our off-campus properties, three of which are currently under construction, were owned by our American Campus-Titan joint venture with Titan Investments, an unaffiliated developer; we refer to our joint venture partner as Titan and to these properties as the "American Campus - Titan Properties." Our executive officers, certain of our senior officers and certain of our former employees are the sole members of ACP, a limited liability company that owns a 28% promoted interest in our Predecessor Entities.


The following is a current ownership chart of the Predecessor Entities prior to the formation transactions:



                               [GRAPHIC OMITTED]



Following are the principal steps in the formation transactions:


   o  We will issue           shares of our common stock in this Offering (or
           additional shares if the underwriters exercise their over-allotment option in full). We will contribute the net proceeds of this Offering to our Operating Partnership. ACCL will elect to become a corporation, will be renamed and will serve as our Services Company.

   o RSVP will contribute to RAP its interests in ACCL, its 95% interest (68% after Titan's promoted interest) in American Campus Titan II, LLC (the indirect owner of University Village at TU) and certain of our off-campus properties. RAP will then contribute these interests to RAPSH. Consequently, RAPSH will hold all of the interests of ACCL.

   o Our Operating Partnership will acquire Titan's 32% interest (including its 28% promoted interest) in the American Campus - Titan Properties in exchange for approximately $5.7 million in cash, so that the American Campus - Titan Properties will be wholly-owned by our Operating Partnership. Certain of the terms of our business relationship with Titan with regard to future property developments will also be restructured.



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


   o  Our Operating Partnership will contribute approximately $     million of
      the net Offering proceeds to RAPSH to redeem all of the interests owned by RAP in RAPSH. This amount will increase or decrease depending upon whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus). Our existing investors will receive certain additional distributions from us. As a result, our Operating Partnership will own all of the membership interests in RAPSH.

   o RAPSH will distribute its interest in The Village at Riverside to a newly-formed entity affiliated with RAP and RSVP and controlled by RSVP. We will continue to manage this property. We will also be granted a four-year option from RAP and RSVP to acquire the property for a cash price equal to its most recent net operating income (before debt service) over the preceding four calendar quarters divided by an 8% "cap" rate, but in no case less than $12 million during the option's first 24 months and $13 million during the option's final 24 months. See "Certain Relationships and Related Transactions -- Description of Contribution Agreement."

   o We will be granted a four-year option from RSVP to acquire its 23% non-controlling interest in Dobie Center. The option price will be based on a $52.0 million valuation of the property less the then outstanding debt, which on June 1, 2004 was approximately $42.8 million, resulting in a $2.1 million option price for RSVP's 23% interest at that time. See "Certain Relationships and Related Transactions -- Description of Contribution Agreement." We currently manage this property.

   o We will grant to certain of our senior officers PIUs in our Operating Partnership representing approximately a 1.3% limited partnership interest in our Operating Partnership.

   o  Up to $    million of the proceeds of this Offering will be used to
      complete the construction of our three properties (University Village at TU, University Village at Fresno State and University Village at San Bernardino) scheduled to be completed and opened in August 2004, with any remaining proceeds after such completion (currently estimated to be approximately $2 million) being distributed to RAP and RSVP. Additionally, any insurance proceeds that we receive after the date of this Offering with respect to our claims related to the Fresno State fire may also be used for unanticipated cost overruns at University Village at TU or, absent such overruns, will be distributed to RAP and RSVP.

   o  Our executive officers and certain of our senior officers will receive on
      account of their beneficial interest in ACP $     from the cash
      redemption amount to be paid to RAP. These officers have agreed to use their distribution from ACP, net of applicable taxes, to purchase common stock in this offering.

As a result of these formation transactions:

   o we will own 98.7% of our Operating Partnership's outstanding Units, and our Operating Partnership will own all of our off-campus properties, including the American Campus - Titan Properties;

   o certain of our officers will own PIUs in the Operating Partnership representing approximately a 1.3% limited partnership interest in the Operating Partnership; and

   o the Services Company will become a wholly-owned subsidiary of our Operating Partnership and will continue to own our on-campus participating properties.



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CONSEQUENCES OF THIS OFFERING AND THE FORMATION TRANSACTIONS

The following diagram depicts our ownership structure and the ownership structure of our Operating Partnership and Services Company upon completion of this Offering and the formation transactions:



                               [GRAPHIC OMITTED]



----------------

(1) Represents PIUs in the Operating Partnership.


BENEFITS TO RELATED PARTIES

Upon completion of this Offering or in connection with the formation transactions, the former owners of our properties will receive material benefits, including:


   o  RAP will receive a cash payment of approximately $   million ([ ]% of the
      proceeds of this Offering) for the redemption of its interests in RAPSH. This amount will increase or decrease depending on whether the shares in this Offering are sold above or below $20 per share (the mid-point in the range referred to on the cover of this prospectus).

   o RAPSH will distribute The Village at Riverside to an entity owned by RAP and RSVP (subject to a four-year purchase option that they have granted to us), and RAPSH will maintain its guaranty of certain contingent obligations of RAP and RSVP under the non-recourse indebtedness encumbering this property.



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


   o RAPSH will distribute to an affiliate of RAP and Titan certain assets that we consider to be unrelated to our core business, including:

      o fee title to a parcel of commercially-zoned land that is adjacent to the University Village at San Bernardino, and


      o interests in entities that previously developed a residential condominium project adjacent to University Village at Boulder Creek and that currently own one remaining condominium unit in that project.


   o RAP and RSVP will be entitled to any savings in the budgeted completion cost of our three off-campus construction properties, including any insurance proceeds that we receive with respect to the fire at University Village at Fresno that are not applied to the construction costs of University Village at TU.


   o Reckson and RSVP will, through their respective ownership interests in RAP, be entitled to participate in the benefits realized by RAP that are described above.


   o Titan will sell its interest in the American Campus - Titan Properties to our Operating Partnership and will receive approximately $5.7 million in cash. Titan will also share in any construction cost savings received by RAP and RSVP with respect to our three off-campus construction properties.


   o Our executive officers and certain members of senior management will receive material benefits, including:


      o A grant of PIUs in our Operating Partnership representing approximately a 1.3% limited partnership interest in the Operating Partnership;

      o  $     from the cash redemption amount to be paid to RAP, on account of their beneficial interests in ACP. These officers have agreed to use these proceeds, net of applicable taxes, to purchase common stock in this Offering.


      o Participation in our program of outperformance awards under our 2004 Incentive Plan with respect to the value of 3% of our outstanding stock and Units;

      o Employment agreements providing for salary, bonus and other benefits, including, potentially, severance upon a termination of employment under certain circumstances, as described under "Management -- Employment Agreements"; and

      o Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as officers or directors.

   o  Our non-employee directors will receive material benefits, including:

      o  A grant of restricted stock units with respect to      shares of our
         common stock pursuant to our 2004 Incentive Plan;

      o Annual and per-meeting fees described under "Management -- Compensation of Directors."

      o Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as directors.


   o In addition to the underwriting discounts and advisory fees to be received by Deutsche Bank Securities Inc., its affiliate, BT Holdings (NY), Inc., is a creditor of, and holds a security interest in certain assets of, RSVP's parent company, FrontLine Capital Group. FrontLine filed for protection from creditors pursuant to Chapter 11 of the Bankruptcy Code in June 2001. BT Holdings (NY), Inc. would therefore potentially receive benefits from this Offering to the extent FrontLine received and paid to its unsecured creditors any portion of the net proceeds of this Offering or otherwise used such proceeds to repay any of its senior or secured indebtedness. To the extent proceeds are used to repay senior or secured



                                      156
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      indebtedness, proceeds from future asset sales by FrontLine may be available for distribution to BT Holdings (NY), Inc. and the other unsecured creditors. Deutsche Bank Securities Inc. may therefore have an interest in the successful completion of this Offering beyond the underwriting discounts and advisory fees that it will receive. See "Underwriting."


RESTRICTIONS ON TRANSFER


Mr. William Bayless, our Chief Executive Officer and a director, Mr. Brian Nickel, our Chief Investment Officer and a director, and Mr. Mark Hager, our Executive Vice President and Chief Financial Officer, and other members of our senior management have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock owned by them at the completion of this Offering (including, without limitation, their PIUs) or thereafter acquired by them for a period of 14 months after the completion of this Offering.


CONFLICTS OF INTEREST

We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest and the partners of our Operating Partnership have agreed that in the event of a conflict in the fiduciary duties owed by us to our stockholders and, in our capacity as sole general partner of our Operating Partnership, to such partners, we will fulfill our fiduciary duties to such partners by acting in the best interests of our stockholders. See "Policies with Respect to Certain Activities -- Conflict of Interest Policies."

RESTRICTIONS ON OWNERSHIP OF OUR CAPITAL STOCK

Our Charter generally prohibits any person or entity from actually or constructively owning more than 9.8% of the outstanding shares of our stock. Our Charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT.


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                              DESCRIPTION OF THE
                           PARTNERSHIP AGREEMENT OF
             AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP


We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of American Campus Communities Operating Partnership LP, which we refer to as the "partnership agreement." For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to "we," "our," "us" and "our company" refer to American Campus Communities, Inc.


MANAGEMENT OF OUR OPERATING PARTNERSHIP

Our operating partnership, American Campus Communities Operating Partnership LP, is a Maryland limited partnership that was formed on March 12, 2004. Our company is the sole general partner of our Operating Partnership and conducts substantially all of its business in or through the Operating Partnership. As sole general partner of our Operating Partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We have the power to cause our Operating Partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our Operating Partnership may not transact business for, or participate in the management activities or decisions of, our Operating Partnership, except as provided in the partnership agreement and as required by applicable law. Certain restrictions under the partnership agreement restrict our ability to engage in a business combination, as more fully described in "-- Termination Transactions" below.

Under the terms of the partnership agreement the limited partners of our Operating Partnership expressly acknowledge that we, as general partner of our Operating Partnership, are acting for the benefit of the Operating Partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our Operating Partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders. We are not liable under the partnership agreement to our Operating Partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

All of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our Operating Partnership, and our Operating Partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

TRANSFERABILITY OF INTERESTS

Except in connection with a transaction described in "-- Termination Transactions" below, we, as general partner, may not voluntarily withdraw from our Operating Partnership, or transfer or assign all or any portion of our interest in our Operating Partnership, without the consent of the holders of a majority of the limited partnership interests, including our 99% interest therein (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner).

AMENDMENTS OF THE PARTNERSHIP AGREEMENT

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.


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

Generally, the partnership agreement may be amended, modified or terminated with the approval of partners holding 66 2/3% of all outstanding Units (including the Units held by us as general partner). As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

   o add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;


   o reflect the issuance of additional Units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

   o reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

   o satisfy any requirements, conditions or guidelines of federal or state law;

   o reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

   o  modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of a limited partner, alter a partner's right to receive any distributions or allocations of profits or losses, or materially alter or modify the redemption rights described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of the holders of a majority of the limited partnership interests (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

   o take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

   o enter into or conduct any business other than in connection with our role as general partner of the Operating Partnership and our operation as a REIT;

   o acquire an interest in real or personal property other than through our Operating Partnership;

   o withdraw from the Operating Partnership or transfer any portion of our general partnership interest; or

   o be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

DISTRIBUTIONS TO UNITHOLDERS

The partnership agreement provides that holders of Units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests.

REDEMPTION/ EXCHANGE RIGHTS


Limited partners who acquire Units have the right to require our Operating Partnership to redeem part or all of their Units for cash based upon the fair market value of an equivalent number of shares of our Company's common stock at the time of the redemption. Alternatively, we may elect to acquire those Units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Limited partners who hold Units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person's actual or constructive stock ownership would exceed our ownership limits, or any other limit as provided in our Charter or as otherwise determined by our board of directors as described under the section entitled "Description of Securities -- Restrictions on Transfer."


ISSUANCE OF ADDITIONAL UNITS, COMMON STOCK OR CONVERTIBLE SECURITIES

As sole general partner, we have the ability, without the consent of the other limited partners, to cause the Operating Partnership to issue additional Units representing general and limited partnership interests. These additional Units may include PIUs and preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our Operating Partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our Operating Partnership having designations, preferences and other rights, so that the economic interests of our Operating Partnership's interests issued are substantially similar to the securities that we have issued.

TAX MATTERS

As general partner, we have authority to make tax elections under the Code on behalf of our Operating Partnership. In addition, we are the tax matters partner of our Operating Partnership.

ALLOCATIONS OF NET INCOME AND NET LOSSES TO PARTNERS

The net income or net loss of our Operating Partnership will generally be allocated to us, as general partner, and the limited partners in accordance with our respective percentage interests in our Operating Partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our Operating Partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

OPERATIONS

The partnership agreement provides that we, as general partner, will determine and distribute all "available cash", which includes, without limitation, the net operating cash revenues of our Operating Partnership, as well as the net sales and refinancing proceeds, quarterly, pro rata in accordance with the partners' percentage interests.

The partnership agreement provides that our Operating Partnership will assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the operations of, or for the benefit of, our Operating Partnership.

TERMINATION TRANSACTIONS


The partnership agreement provides that we may not engage in any merger, consolidation or other combination with or into another person, any sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (a "termination transaction"), unless in connection with a termination transaction



   (i) we obtain the consent of the partners of our Operating Partnership (including us) holding at least a majority of all Units, and

   (ii)   either:

         (A) all limited partners will receive, or have the right to elect to receive, for each Unit an amount of cash, securities, or other property equal to the product of:


              (I) the number of shares of our common stock into which each Unit is then exchangeable, and

              (II) the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of one share of our common stock pursuant to the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or


         (B)   the following conditions are met:

              (I) substantially all of the assets of the surviving entity are held directly or indirectly by our Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with our Operating Partnership;

              (II) the holders of Units own a percentage interest of the surviving entity based on the relative fair market value of the net assets of our Operating Partnership and the other net assets of the surviving entity immediately prior to the consummation of this transaction;

              (III) the rights, preferences and privileges of such Unit holders in the surviving entity are at least as favorable to those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving entity; and

              (IV) the limited partners may exchange their interests in the surviving entity for either the consideration available to the common limited partners pursuant to the first paragraph in this section or, if the ultimate controlling person of the surviving entity has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

TERM

Our Operating Partnership will continue in full force and effect until it is dissolved in accordance with the terms of the partnership agreement or as otherwise provided by law.

INDEMNIFICATION AND LIMITATION OF LIABILITY

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

   o the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or fraud or was the result of active and deliberate dishonesty;

   o the indemnitee actually received an improper personal benefit in money, property or services; or

   o in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

In any event, we, as general partner of our Operating Partnership, and our officers, directors, agents or employees, are not liable or accountable to our Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

                            PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock and shares of common stock into which Units are exchangeable immediately following the consummation of this Offering and the formation transactions for
(i) each person who is expected to be the beneficial owner of 5% or more of the outstanding common stock immediately following the consummation of this Offering, (ii) directors, proposed directors and the executive officers, and
(iii) directors, proposed directors and executive officers as a group. This table assumes that the formation transactions and this Offering are completed. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to Units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746.



                                                                 NUMBER OF SHARES                   PERCENT OF
                                                                     AND UNITS         PERCENT OF   ALL SHARES
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED (1)   ALL SHARES   AND UNITS
------------------------                                      ----------------------   ----------   ----------
William C. Bayless, Jr. ....................................                               *            *
Brian B. Nickel ............................................                               *            *
Mark J. Hager ..............................................                               *            *
Greg A. Dowell .............................................                               *            *
Ronnie L. Macejewski .......................................                               *            *
Brian N. Winger ............................................                               *            *
Jason R. Wills .............................................                               *            *
All directors, director nominees and executive officers as a
 group (   persons) ........................................                              1%           1%


----------------
*  Less than one percent.

(1) Represents the PIUs to be issued upon consummation of this Offering. Does not reflect any entitlement to outperformance awards.

                           DESCRIPTION OF SECURITIES


We are a Maryland corporation. Your rights as a stockholder are governed by the Code of Maryland, including the Maryland General Corporation Law, and our Charter and bylaws. The following is a summary of the material terms of our capital stock. You should read our Charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part, for more complete information. See "Where You Can Find More Information."



GENERAL

Authorized Shares. Our Charter provides that we may issue up to 800,000,000 shares of our common stock, $0.01 par value per share, and 200,000,000 shares of preferred stock, $0.01 par value per share. Upon completion of this
Offering,                shares of our common stock and no shares of preferred
stock will be issued and outstanding.

Authority of Our Board of Directors Relating to Authorized Shares. Our Charter authorizes our board of directors to amend our Charter to increase or decrease the total number of our authorized shares, or the number of shares of any class or series of capital stock that we have authority to issue, without stockholder approval. Our board of directors also has the authority, under our Charter and without stockholder approval, to classify any unissued shares of common or preferred stock into one or more classes or series of stock and to reclassify any previously classified but unissued shares of any series of our common or preferred stock. If, however, there are any laws or stock exchange rules that require us to obtain shareholder approval in order for us to take these actions, we will contact our shareholders to solicit that approval.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and then issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that may arise in the future. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change of control that would involve a premium price for holders of our common stock or otherwise be favorable to them.

Terms and Conditions of Authorized Shares. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and our charter to set, subject to the provisions of our Charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. As a result, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that would involve a premium price for holders of our common stock or otherwise be favorable to them.

Shareholder Liability. Applicable Maryland law provides that our stockholders will not be personally liable for our acts and obligations and that our funds and property will be the only recourse for our acts and obligations.


COMMON STOCK


All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the Charter regarding restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on such stock if, as and when authorized by our board of directors out of assets legally available for the payment of distributions, and declared by us, and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our Charter regarding restrictions on transfer of stock, as described in more detail below under "Restrictions on Transfer," each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Under Maryland law, the holders of a plurality of the votes cast at a meeting at which directors are to be elected is sufficient to elect a director unless a corporation's charter or bylaws provide otherwise. Our bylaws provide that the holders of a majority of the outstanding shares of our voting stock can elect all of the directors who stand for election, which means that the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive or other rights to subscribe for any of our securities . Subject to the provisions of our Charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under Maryland Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a higher or lower percentage is set forth in the corporation's charter. Our Charter does not provide for a higher or lower percentage in these situations.


PREFERRED STOCK

Under our Charter, our board of directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. Prior to issuance of shares of each series, our board of directors is required by Maryland Law and our Charter to set, subject to the provisions of our Charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.


RESTRICTIONS ON TRANSFER

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our Charter contains restrictions on the ownership and transfer of our stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our Charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value, by number of shares or by voting power, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% by value of all of our outstanding shares, including both common and preferred stock. We refer to this restriction as the "ownership limit." A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a "purported beneficial transferee" if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our stock, or is referred to as a "purported record transferee" if, had the violative transfer been effective, the person or entity would have been solely a record owner of our stock.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding stock and thereby subject the stock to the applicable ownership limit.

Our board of directors must waive the ownership limit with respect to a particular person if it:

   o determines that such ownership will not cause any individual's beneficial ownership of shares of our stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT; and

   o determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity whose operations are attributed in whole or in part to us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

As a condition of our waiver, our board of directors may require the applicant to submit such information as the board of directors may reasonably need to make the determinations regarding our REIT status and additionally may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, our board of directors may increase the ownership limitation for some persons and decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity's percentage of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock in excess of such percentage ownership of our common stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding stock.

Our Charter provisions further prohibit:

   o any person from beneficially or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

   o any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our Charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). That number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our Charter provides that the transfer of the excess shares will be void.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland Law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee's sole discretion:

   o to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

   o to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.

TRANSFER AGENT AND REGISTRAR


The transfer agent and registrar for our common stock is The Bank of New York.

       CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS


The following description summarizes the material terms of certain provisions of Maryland Law, our Charter and our bylaws. You should review the Maryland General Corporation Law, our Charter and our bylaws for complete information. For a complete description, we refer you to the Maryland General Corporation Law, our Charter and our bylaws. We have filed our Charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."


OUR BOARD OF DIRECTORS, VACANCIES ON OUR BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     Number and Election of Directors. Our bylaws provide that, except for any directors elected by holders of a class or series of shares other than common stock, the number of our directors will be fixed by a majority of our entire board of directors, but may not be fewer than the minimum number permitted under Maryland Law or more than 15. In establishing the number of directors, the board of directors may not alter the term of office of any director in office at that time.

Pursuant to our Charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our voting stock will be able to elect all of our directors.

     Vacancies on Our Board of Directors. In addition, our bylaws provide that, except for any directors elected by holders of a class or series of shares other than common stock and vacancies that result from an increase in the number of directors constituting the board, any vacancies on our board of directors, may be filled, at any regular meeting or at any special meeting called for that purpose, by vote of a majority of the remaining directors, even if less than a quorum, and any vacancy that results from an increase in the number of directors constituting the board must be filled by vote of a majority of the entire board of directors.


     Removal of Directors. Our Charter provides that, except for any directors elected by holders of a class or series of shares other than common stock, a director may be removed by the stockholders only with the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and only for "cause." In our Charter, "cause" means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.


AMENDMENT OF OUR CHARTER AND BYLAWS

Our Charter, including its provisions on removal of directors, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. Our bylaws may be amended only by a majority of our directors. The stockholders have no right to amend or propose an amendment to our bylaws.

TRANSACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS

We may not merge with or into another entity, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of our business unless the transaction or transactions are approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.


DISSOLUTION


A proposal that we dissolve must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

Our bylaws provide for advance notice by a stockholder or stockholders wishing to have certain matters considered and voted upon at a meeting of stockholders.


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With respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

   o  pursuant to our notice of the meeting;

   o  by or at the direction of our board of directors; or

   o by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

These procedures generally require the stockholder to deliver notice to our Secretary not less than 90 days or later than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting. If the date of the annual meeting is advanced by more than 30 days from the date of the preceding year's meeting or if we did not hold an annual meeting the preceding year, notice must delivered not earlier than the 120th day prior to the date of mailing of the notice for that annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for the annual meeting or the 10th day following the day on which disclosure of the date of mailing for the meeting is made.

With respect to special meetings of stockholders, only the business specified in our Company's notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

   o  pursuant to our notice of the meeting;

   o  by or at the direction of our board of directors; or

   o provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.


Notice must be delivered not earlier than the 120th day prior to the date of mailing of the notice for that annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for the annual meeting or the 10th day following the day on which disclosure of the date of mailing for the meeting is made.


The postponement or adjournment of an annual or special meeting to a later date or time will not commence any new time periods for the giving of the notice described above. Our bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business proposals.

OWNERSHIP LIMIT


Our Charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value, by number of shares or by voting power, whichever is more restrictive) of the outstanding shares of our stock. We refer to this restriction as the "ownership limit." Our Charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT.


BUSINESS COMBINATIONS


Maryland Law establishes special requirements for "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, an interested stockholder, or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such



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corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in Maryland Law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland Law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. In addition, a person is not considered an interested stockholder under the statute if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

Our board of directors has by resolution opted out of these provisions of Maryland Law and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of ours.

CONTROL SHARE ACQUISITIONS

Maryland Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the Charter or bylaws of the corporation.


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Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that our board of directors will not amend or eliminate this provision of our bylaws in the future.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The provisions of our Charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our Company's board of directors were to opt in to the business combination provisions of Maryland Law or if the provision in the bylaws opting out of the control share acquisition provisions of Maryland Law were rescinded, these provisions of Maryland Law could have similar anti-takeover effects.

BOARD CONSIDERATION OF RELEVANT FACTORS AND CONSTITUENCIES


Our Charter provides that our board of directors may, in connection with a "business combination," "change in control" or other potential acquisition of our control, to consider the effect of the potential acquisition of our control, to consider the effect of the potential acquisition on our stockholders, employees, suppliers, customers and creditors and on communities in which our offices or other establishments are located. As a result of this provision, our board of directors may consider subjective factors that affect or may affect the potential acquisition and may oppose the proposal on that basis.


DUTIES OF OUR DIRECTORS

Under Maryland Law, there is a presumption that the act of a director satisfies the required standard of care under Maryland Law. An act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland Law to a higher duty or to greater scrutiny than those applied to any other act of a director. This provision does not impose an enhanced level of scrutiny when our board of directors implements anti-takeover measures in a change-of-control context, and also shifts the burden of proof for demonstrating that any defensive mechanism adopted by our board is unreasonable.

INDEMNIFICATION AND LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY


Our Charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by Maryland Law.


Maryland Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision, which eliminates such liability to the maximum extent permitted by Maryland Law.


Our Charter also provides that, to the maximum extent that Maryland Law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer shall be liable to us or our stockholders for money damages. Our bylaws obligate us, to the fullest extent permitted by Maryland Law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:


   o any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

   o any individual who, while a director of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.


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Our Charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Maryland Law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

   o the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

      o  was committed in bad faith; or

      o  was the result of active and deliberate dishonesty;

   o the director or officer actually received an improper personal benefit in money, property or services; or

   o in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland Law permits a corporation to advance reasonable expenses to a director or officer only upon the corporation's receipt of:

   o a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

   o a written undertaking by the director or by another on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The partnership agreement provides that we, our officers and our directors are indemnified to the fullest extent permitted by law. See "Description of the Partnership Agreement of American Campus Communities Operating Partnership LP -- Indemnification and Limitation of Liability."

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEMNIFICATION AGREEMENTS

We have entered into an indemnification agreement with each of our executive officers and directors as described in "Management -- Indemnification Agreements."


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                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

Upon completion of this Offering, based upon an offering at the mid-point of the range set forth on the front cover of this prospectus, we expect to have
outstanding                shares of our common stock (               shares if
the underwriters' over-allotment option is exercised in full). In addition, shares of our common stock that are reserved for issuance upon exchange of PIUs issued to our officers, directors and employees plus any shares purchased by affiliates in this Offering and the shares of our common stock owned by affiliates upon redemption/exchange of Units will be "restricted shares" as defined in Rule 144.

Of these shares, the                shares sold in this Offering
(               shares if the underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our Charter, except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

   o  1% of the shares of our common stock then outstanding, which will equal
      approximately                shares immediately after this Offering
      (               shares if the underwriters exercise their over-allotment
      option in full); or

   o the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

STOCK OPTIONS AND 2004 INCENTIVE PLAN


We have adopted the 2004 Incentive Plan of American Campus Communities, Inc., American Campus Communities Services, Inc. and American Campus Communities Operating Partnership LP, which provides for the grant to the employees, directors and consultants of our Company, our Services Company and our Operating Partnership (and their respective subsidiaries) of stock options, PIUs, RSUs, restricted stock and other incentive awards. We intend to
issue              PIUs (representing a 1% profits interest in our Operating
Partnership) to officers, directors and key employees immediately after this
Offering, and have reserved an additional               shares of our common
stock for issuance under the plan.


We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under the 2004 Incentive Plan following the consummation of this Offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

LOCK-UP AGREEMENTS AND OTHER CONTRACTUAL RESTRICTIONS ON RESALE


In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, (i) Mr. Bayless and our other senior officers and directors have agreed, subject to certain exceptions (including a bona fide gift or a transfer to a trust for the benefit of an immediate family member) not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible into common stock (including PIUs and Units) owned by



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them at the completion of this Offering or thereafter acquired by them for a period of 14 months after the completion of this Offering without the consent of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., and (ii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. for a period of 14 months after the date of this prospectus, subject to certain limited exceptions set forth in "Underwriting." In the event that either (x) during the last 17 days of the 14 month period referred to above, we issue an earnings release or a press release announcing a significant event or (y) prior to the expiration of such 14 month period, we announce that we will release earnings or a press release announcing a significant event results during the 17-day period beginning on the last day of such 14 month period, the restrictions described above shall continue to apply until the expiration of the 17-day period beginning on the date of the earnings release. At the conclusion of the 14 month period referenced in clause (i) above, common stock issued upon the exchange of PIUs or Units may be sold by Mr. Bayless and our other senior officers and directors in the public market once registered pursuant to the registration rights described above. Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. may, in their sole discretion and at any time or from time to time, without notice, release all or any portion of the shares of common stock or other securities subject to the lock-up agreements referred to above.



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                       FEDERAL INCOME TAX CONSIDERATIONS


The following discussion summarizes our taxation and the material Federal income tax consequences to stockholders of their ownership of common stock. The tax treatment of stockholders will vary depending upon the stockholder's particular situation, and this discussion addresses only stockholders that hold common stock as a capital asset and does not deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the Federal income tax laws apply, including:


   o  dealers in securities or currencies;

   o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

   o  banks and other financial institutions;

   o tax-exempt organizations (except to the limited extent discussed in "Federal Income Tax Consequences of Our Status as a REIT -- Taxation of Tax-Exempt Shareholders");

   o  certain insurance companies;

   o  persons liable for the alternative minimum tax;

   o persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction;

   o non-U.S. individuals and foreign corporations (except to the limited extent discussed in "Federal Income Tax Consequences of Our Status as a REIT -- Taxation of Non-U.S. Shareholders"); and

   o  stockholders whose functional currency is not the U.S. dollar.

The statements in this section are based on the Code, its legislative history, current and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

THIS SECTION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF OWNERSHIP OF OUR COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO YOU REGARDING THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR REGARDING THE IMPACT OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.


TAXATION OF OUR COMPANY

We intend to elect to be taxed as a REIT under Sections 856 through 860 of Code, commencing with our taxable year ending December 31, 2004.

Willkie Farr & Gallagher, LLP, has provided us an opinion that commencing with our taxable year ending December 31, 2004, we will have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. You should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. In providing its opinion, Willkie Farr & Gallagher, LLP is relying, as to certain factual matters, upon the statements and representations contained in certificates provided to Willkie Farr & Gallagher, LLP by us.


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Our qualification as a REIT will depend upon our continuing satisfaction of the requirements of the Internal Revenue Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements. Willkie Farr & Gallagher, LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See "Federal Income Tax Consequences of Our Status as a REIT--Failure to Qualify as a REIT."

The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.


As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. Our distributions, however, will generally not be eligible for
(i) the lower rate of tax applicable to dividends received by an individual or
(ii) the corporate dividends received deduction. Further, we will be subject to federal tax in the following circumstances:


   o First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

   o Second, under certain circumstances, we may have to pay the alternative minimum tax on its items of tax preference.

   o Third, if we have (a) net income from the sale or other disposition of "foreclosure property," as defined in the Internal Revenue Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

   o Fourth, if we have net income from "prohibited transactions," as defined in the Internal Revenue Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We do not currently intend to dispose of any of our properties and do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

   o Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under "-- Requirements for Qualification -- Income Tests," but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of
      (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 90% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

   o Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required dividend over the amounts actually distributed.


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   o  Seventh, if we acquire any appreciated asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. In general, a C corporation means a corporation that has to pay full corporate-level tax.

   o Eighth, if we receive non-arm's length income from one of our taxable REIT subsidiaries (as defined under "-- Requirements for Qualification -- Asset Tests"), we will be subject to a 100% tax on the amount of our non-arm's length income.

REQUIREMENTS FOR QUALIFICATION

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual dividend requirements.


ORGANIZATIONAL REQUIREMENTS


The Code defines a REIT as a corporation, trust or association:

   o  that is managed by one or more trustees or directors;

   o the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

   o that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

   o that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

   o  the beneficial ownership of which is held by 100 or more persons;

   o during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in Code to also include certain entities; and

   o which meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We expect that we will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and believe that we will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, our Charter provides for restrictions regarding the ownership and transfer of our common stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the common stock are described in this prospectus under the heading "Description of Securities -- Restrictions on Transfer."

For purposes of determining share ownership under the sixth bullet point, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the sixth bullet point.


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A corporation that is a "qualified REIT subsidiary," or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests.

If, as in our case, a REIT is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that capital share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of our Operating Partnership, which will be our principal asset, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. In addition, actions taken by our Operating Partnership or any other entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership in which we own an interest, either directly or through one or more tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships such as our Operating Partnership, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of our Operating Partnership or any entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership for U.S. Federal income tax purposes in which we maintain an interest through multiple tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships.


TAXABLE REIT SUBSIDIARIES

A taxable REIT subsidiary ("TRS") is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT. We intend to make a TRS election for our Services Company.


A TRS is subject to Federal income tax at regular corporate rates (maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either
(i) to us if we do not pay the dividends received to our stockholders as dividends, or (ii) to our stockholders if we do pay out the dividends received to our stockholders. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under "Asset Tests" that generally precludes ownership of more than 10% (by vote or value) of any issuer's securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our



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assets, and will, to the extent necessary, limit the activities of the Services
Company or take other actions necessary to satisfy the 20% value limit. We cannot, however, assure that we will always satisfy the 20% value limit or that the IRS will agree with the value we assign to the Services Company and any other TRS we own an interest in.

A TRS is not permitted to directly or indirectly operate or manage a "lodging facility." A "lodging facility" is defined as a "hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis." We have been advised by counsel that our Services Company will not be considered to operate or manage a lodging facility. Although the Services Company is expected to lease certain of our student housing properties on a short term basis during the summer months and occasionally during other times of the year, we have been advised that such limited short term leasing will not cause the Services Company to be considered to directly or indirectly operate or manage a lodging facility. Counsel's opinion is based in part on Treasury Regulations interpreting similar language applicable to other provisions of the Code. Treasury Regulations or other guidance specifically adopted for purposes of the TRS provisions might take a different approach, and, even absent such guidance, the IRS might take a view contrary to that of counsel. In such an event, we might be forced to change our method of operating the Services Company, which could adversely affect us, or could cause the Services Company to fail to qualify as a TRS, in which event we could fail to qualify as a REIT.


We may engage in activities indirectly though a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a TRS for providing services that are non-customary and services to unrelated parties (such as our third party development and management services) that might produce income that does not qualify under the gross income tests described below. We might also hold certain properties in the Services Company, such as our interest in certain of the leasehold properties if we determine that the ownership structure of such properties may produce income that would not qualify for purposes of the REIT income tests described below.

GROSS INCOME TESTS. We must satisfy two gross income tests annually to maintain our qualification as a REIT.


First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

   o  rents from real property;

   o interest on debt secured by mortgages on real property, or on interests in real property;

   o dividends or other distributions on, and gain from the sale of, shares in other REITs;

   o  gain from the sale of real estate assets; and

   o income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.


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     Rents from Real Property. Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

   o First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages: (a) are fixed at the time the leases are entered into, (b) are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and (c) conform with normal business practice.

More generally, the rent will not qualify as "rents from real property" if, considering the relevant lease and all of the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We intend to set and accept rents which are fixed dollar amounts, and not to any extent by reference to any person's income or profits, in compliance with the rules above.

   o Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, referred to as a related party tenant, other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person.


We do not own any stock or any assets or net profits of any lessee directly, except that we may lease office or other space to our Services Company or another TRS. We believe that each of the leases will conform with normal business practice, contain arm's-length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, there can be no assurance that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as "rents from real property." If such failures were in sufficient amounts, we might not be able to satisfy either of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction, and credit among and between us and our TRS under the leases or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts. As described above, we may own one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as "rents from real property" as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If we receive rent from a TRS, we will seek to comply with this exception.


   o Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease.

The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the "personal property ratio"). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT.

   o Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide


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      services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties.

We do not intend to perform any services other than customary ones for our lessees, other than services provided through independent contractors or TRSs. If a portion of the rent we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as "rents from real property": (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying TRSs; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS and our income from the services exceeds 1% of our income from the related property.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as utility and telephone companies), penalties for nonpayment or late payment of rent, lease application or administrative fees. These and other similar payments should qualify as "rents from real property."

     Interest. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, in the case of a shared appreciation mortgage, any additional interest received on a sale of the secured property will be treated as gain from the sale of the secured property.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. [We do not have any current intention to sell any of our properties.] Even if we do sell any of our properties, we believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction.

     Foreclosure Property. We will be subject to tax at the maximum corporate rate on certain income from foreclosure property. We do not own any foreclosure properties and do not expect to own any foreclosure properties in the future. This would only change in the future if we were to make loans to third parties secured by real property.

     Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry "real estate assets" should be


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qualifying income for purposes of the 95% gross income test, but not the 75%
gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

FAILURE TO SATISFY GROSS INCOME TESTS. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

   o our failure to meet the income tests was due to reasonable cause and not due to willful neglect;

   o  we attach a schedule of the sources of our income to our tax return; and

   o any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

ASSET TESTS. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year:

   o  First, at least 75% of the value of our total assets must consist of :
      (a) cash or cash items, including certain receivables, (b) government securities, (c) interests in real property, including leaseholds and options to acquire real property and leaseholds, (d) interests in mortgages on real property, (e) stock in other REITs, and (f) investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five year term;

   o Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets;

   o Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities;

   o Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs; and

   o Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that certain "straight debt" securities are not treated as "securities" for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interests we or any TRS of ours owns in that corporation, or qualifying debt securities of a partnership if we own at least a 20% profits interest in the partnership).

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

   o we satisfied the asset tests at the end of the preceding calendar quarter; and


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   o  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.


DISTRIBUTION REQUIREMENTS. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than: the sum of (a) 90% of our "REIT taxable income," computed without regard to the dividends-paid deduction or our net capital gain or loss, and (b) 90% of our after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income.


We must pay such dividends in the taxable year to which they relate, or in the following taxable year if we declare the dividend before we timely file our federal income tax return for the year and pay the dividend on or before the first regular dividend payment date after such declaration.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year and (c) any undistributed taxable income from prior periods, we would have to pay a 4% nondeductible excise tax on the excess of the required dividend over the amounts actually distributed.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "Federal Income Tax Consequences of Our Status as a REIT -- Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely dividends sufficient to satisfy the annual dividend requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares or pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to correct a failure to meet the dividend requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

RECORDKEEPING REQUIREMENTS. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of the outstanding common shares. We have complied and intend to continue to comply with these requirements.

ACCOUNTING PERIOD. In order to elect to be taxed as a REIT, we must use a calendar year accounting period. We intend to and will use the calendar year as our accounting period for federal income tax purposes for each and every year we intend to operate as a REIT.


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FAILURE TO QUALIFY AS A REIT. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any dividends to shareholders, and any dividends to shareholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits (which may be subject to tax at preferential rates to individual shareholders). Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We might not be entitled to the statutory relief described in this paragraph in all circumstances.


TAXATION OF TAXABLE U.S. SHAREHOLDERS


As used in this section, the term "U.S. shareholder" means a holder of common stock who, for United States Federal income tax purposes, is:

   o  a citizen or resident of the United States;

   o  a domestic corporation;

   o an estate whose income is subject to United States Federal income taxation regardless of its source; or

   o a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons have authority to control all substantial decisions of the trust.

As long as we qualify as a REIT, dividends made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. shareholders as ordinary income. Under recently enacted law, individuals receiving "qualified dividends," dividends from domestic and certain qualifying foreign subchapter C corporations, may be entitled to the new lower rates on dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 15%) provided certain holding period requirements are met. However, individuals receiving dividend distributions from us, a REIT, will generally not be eligible for the new lower rates on dividends except with respect to the portion of any distribution which (a) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the new lower rates on dividends if paid by the corporation to its individual shareholders), including dividends from our TRS,
(b) which is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transaction, less any taxes paid by us on these items during our previous taxable year. Individual taxable U.S. shareholders should consult their own tax advisors to determine the impact of this new legislation. Dividends of this kind will not be eligible for the dividends received deduction in the case of taxable U.S. shareholders that are corporations. Dividends made by us that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a taxable U.S. shareholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual taxable U.S. shareholder may be eligible for preferential rates of taxation. Taxable U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we pay dividends, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these dividends will be treated first as a tax-free return of capital to each taxable U.S. shareholder. Thus, these dividends will reduce the adjusted basis which


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the taxable U.S. shareholder has in our common stock for tax purposes by the amount of the dividend, but not below zero. Dividends in excess of a taxable U.S. shareholder's adjusted basis in his common stock will be taxable as capital gains, provided that the common stock have been held as a capital asset.

Dividends authorized by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend in January of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

We may elect to retain, rather than distribute, all or a portion of our net long-term capital gains and pay the tax on such gains. If we make such an election, we will designate amounts as undistributed capital gains in respect of your shares or beneficial interests by written notice to you which we will mail out to you with our annual report or at any time within 60 days after December 31 of any year. When we make such an election, taxable U.S. shareholders holding common stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our shareholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each taxable U.S. shareholder required to include the designated amount in determining the shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. Taxable U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. Taxable U.S. shareholders will increase their basis in their common stock by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Dividends made by us and gain arising from a taxable U.S. shareholder's sale or exchange of our common stock will not be treated as passive activity income. As a result, taxable U.S. shareholders generally will not be able to apply any passive losses against that income or gain.


When a taxable U.S. shareholder sells or otherwise disposes of our common stock, the shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder's adjusted basis in the common stock for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the common stock as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the common stock for more than one year. Long-term capital gain of an individual taxable U.S. shareholder is generally taxed at preferential rates. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring after May 6, 2003 through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were "section 1245 property" (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-coporate shareholders at a 15% or 25% rate. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years. In general, any loss recognized by a taxable U.S. shareholder when the shareholder sells or otherwise disposes of our common stock that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of dividends received by the shareholder from us which were required to be treated as long-term capital gains.



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INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING. We will report to our shareholders and to the Internal Revenue Service the amount of dividends we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of 28% with respect to dividends unless the holder:

   o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

   o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain dividends to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see "Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS. Amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Provided that a tax-exempt shareholder is not one of the types of entity described in the next paragraph and has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code, and the common stock are not otherwise used in a trade or business, the dividend income from the common stock will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of common stock will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the common stock as "debt financed property" within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

Income from an investment in our common stock will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Internal Revenue Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its common stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these "set aside" and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income to any trust which:

   o  is described in Section 401(a) of the Internal Revenue Code;

   o  is tax-exempt under Section 501(a) of the Internal Revenue Code; and

   o  holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in
Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts." A REIT is a "pension-held REIT" if:

   o  it would not have qualified as a REIT but for the fact that
      Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts will be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

   o either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.


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The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to
(b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT, but this cannot be guaranteed.

The rules described above under the heading "Taxation of Taxable U.S. shareholders" concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

TAXATION OF NON-U.S. SHAREHOLDERS. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

     Ordinary Dividends. Dividends, other than dividends that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than dividends designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend will ordinarily apply to dividends of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the common stock is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate (ordinarily, IRS Form W-8 BEN) is filed with us or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the dividends are effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business.

Dividends to a non-U.S. shareholder that are designated by us at the time of dividend as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

     Return of Capital. Dividends in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder's common stock. Dividends of this kind will instead reduce the adjusted basis of the common stock. To the extent that dividends of this kind exceed the adjusted basis of a non-U.S. shareholder's common stock, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a dividend is made whether the dividend will be in excess of current and accumulated earnings and profits, withholding will apply to the dividend at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the dividend was, in fact, in excess of our current accumulated earnings and profits.


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     Capital Gain Dividends. For any year in which we qualify as a REIT, dividends that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the dividends at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-U.S. shareholders that are individuals. We are required by applicable Treasury regulations under this statute to withhold 35% of any dividend that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a dividend made before the day we actually effect the designation, then although the dividend may be taxable to a non-U.S. shareholder, withholding does not apply to the dividend under this statute. Rather, we must effect the 35% withholding from dividends made on and after the date of the designation, until the dividends so withheld equal the amount of the prior dividend designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.


     Sale of Common Stock. Gain recognized by a non-U.S. shareholder upon a sale or exchange of our common stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a "domestically controlled REIT," defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we will be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our common stock, however, because our stock is publicly traded, no assurance can be given that the we will qualify as a domestically controlled REIT at any time in the future. Gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the common stock is treated as effectively connected with the non-U.S. shareholder's U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual's capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.


If we were not a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. shareholder's sale of common stock only if the selling non-U.S. shareholder owned more than 5% of the class of common stock sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned the common stock sold or the five-year period ending on the date when the shareholder disposed of the common stock. If tax under this statute applies to the gain on the sale of common stock, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a non-U.S. shareholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

   o  dividend payments,

   o the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from United States Federal income tax, and

   o the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker: (a) a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under


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      penalties of perjury, that you are a non-United States person, or (b)
      other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury Regulations, or (c) you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

   o the proceeds are transferred to an account maintained by you in the United States,

   o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

   o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

   o  a United States person,

   o  a controlled foreign corporation for United States tax purposes,

   o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

   o a foreign partnership, if at any time during its tax year: a) one or more of its partners are "U.S. persons," as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

TAX ASPECTS OF OUR INVESTMENTS IN OUR OPERATING PARTNERSHIP. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our Operating Partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

CLASSIFICATION AS PARTNERSHIPS. We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or partners will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

   o is treated as a partnership under the Treasury Regulations relating to entity classification (the "check-the-box regulations"); and

   o  is not a "publicly traded" partnership.


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Under the check-the-box regulations, an unincorporated entity with at least two owners or partners may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes.

We intend that each partnership we own an interest in will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership's gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception"). Treasury regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Act, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and
(2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.

We expect that each partnership we own an interest in will qualify for the private placement exclusion, one of the other safe harbors from treatment as a publicly traded partnership, and/or will satisfy the 90% passive income exception.


INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS


We own 99% of the interests in our Operating Partnership and certain subsidiary partnerships. Entities that we own 100% of the interests in (directly or through other disregarded entities) will be treated as disregarded entities. In addition we may hold interests in partnership or LLCs that are not disregarded entities (the "Partnership or Partnerships").

     Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

     Sale of a Partnership's Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Conversely, our share of any Partnership gain


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from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification -- Income Tests." We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership's, trade or business.

STATE AND LOCAL TAXES. We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common shares.


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                             ERISA CONSIDERATIONS

GENERAL

The following is a summary of certain material considerations arising under the Employee Retirement Income Securities Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an "IRA." This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of
Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA,
Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

Plans should also consider the entire discussion under the heading "Federal Income Tax Considerations," as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

Each fiduciary of an "ERISA plan," which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

   o an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

   o an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

   o an ERISA plan's investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

   o the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan's portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled "Risk Factors."

The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan, if no election has been made under Section 410(d) of the Code, or because it does not cover common law employees should consider that it may only make investments


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that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.


OUR STATUS UNDER ERISA

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the "look-through rule." Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan ("parties in interest" within the meaning of ERISA, and "disqualified persons" within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan's interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an "equity interest" in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are "publicly offered securities."

Under the Department of Labor regulations, a "publicly offered security" is a security that is:

   o  freely transferable;

   o  part of a class of securities that is widely held; and

   o either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this Offering of these securities to the public occurred.

Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable


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federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a "real estate operating company" or a "venture capital operating company."

Under the Department of Labor regulations, a "real estate operating company" is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or dividend to investors, valued at cost:

   o invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

   o which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a "venture capital operating company" is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or dividend to investors, valued at cost:

   o invested in one or more operating companies with respect to which the entity has management rights; and

   o which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the "real estate operating company" or "venture capital operating company" exception.

Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

                                 UNDERWRITING

Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as
joint book-running managers and, together with                 , are acting as
representatives of the underwriters named below. Under the terms and subject to
the conditions contained in an underwriting agreement dated                 ,
2004, we have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc., Deutsche Bank Securities Inc., are acting as representatives, the following respective numbers of shares of our common stock:

                                           NUMBER OF
UNDERWRITER                                 SHARES
---------------------------------------    --------
Citigroup Global Markets Inc. .........
Deutsche Bank Securities Inc. .........
Total .................................
                                           ========

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of our common stock in this Offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this Offering may be terminated. The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this Offering are subject to the approval of legal matters by counsel and to other conditions.

We have granted to the underwriters a 30-day option to purchase on a pro rata
basis up to     additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our common stock.

The underwriters propose to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $      per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

                                                PER SHARE                      TOTAL
                                        --------------------------   --------------------------
                                        WITHOUT OVER-   WITH OVER-   WITHOUT OVER-   WITH OVER-
                                          ALLOTMENT      ALLOTMENT     ALLOTMENT     ALLOTMENT
                                        -------------   ----------   -------------   ----------
Underwriting Discounts and Commissions
 paid by us ..........................       $             $              $             $
Expenses payable by us ...............       $             $              $             $

We estimate that our out-of-pocket expenses for this Offering will be
approximately $    million. In addition, Citigroup Global Markets Inc. and
Deutsche Bank Securities Inc. will receive, in the aggregate, a financial
advisory fee of $     .

For a period of 14 months after the date of this prospectus, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (except a registration statement on Form S-8 relating to the 2004 Incentive Plan or a registration statement on Form S-4 relating to our acquisition of another entity) under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. other than:

   o grants of stock options, PIUs, RSUs or restricted stock to employees, consultants or directors pursuant to the terms of a plan in effect as of the date of this prospectus;

   o issuances of our common stock pursuant to a dividend reinvestment plan (if any); or

   o issuances of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock in connection with other acquisitions of real property or real property companies.


Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. for a period of 14 months after the date of this prospectus. In addition, our officers and directors have agreed not to make any demand, for or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. in their joint discretion may release any of the securities subject to lock-up agreements at any time without notice. In the event that either (x) during the last 17 days of the 14 month period referred to above, we issue an earnings release or a press release announcing a significant event or (y) prior to the expiration of such 14 month period, we announce that we will release earnings or a press release announcing a significant event results during the 17-day period beginning on the last day of such 14 month period, the restrictions described above shall continue to apply until the expiration of the 17-day period beginning on the date of the earnings release.


We and our Operating Partnership have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

We have applied for approval to list the shares of our common stock on the New York Stock Exchange, subject to official notice of issuance, under the symbol "ACC." In connection with the listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

Prior to this Offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price are:

   o  our record of operations;

   o  our management;

   o  our estimated net income;

   o  our estimated funds from operations;

   o  our estimated cash available for distribution;

   o  our anticipated dividend yield;

   o  our growth prospects;

   o the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us; and

   o the current state of the commercial real estate industry, the student housing industry and the economy as a whole.

We cannot assure you, however, that the prices at which our shares will sell in the public market after this Offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this Offering.

In connection with this Offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

   o Stabilizing transactions permit bids to purchase or the purchase of the underlying security while this distribution of the common stock offered pursuant to this prospectus is in progress so long as the stabilizing bids do not exceed a specified maximum.

   o Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

   o Syndicate covering transactions involve purchases of our common stock in the open market after the distribution of such stock has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this Offering.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this Offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.


Simultaneously with the closing of our offering, we intend to enter into a
$     million revolving credit facility. We are negotiating the terms of a credit facility with affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., two of our underwriters, to support the acquisition of additional student housing properties and working capital needs. The facility is expected to have a maximum term of 36 months. The facility is expected to bear interest at a variable rate based upon one-month LIBOR (1.09% as of March 31, 2004). The credit facility is expected to include several covenants on our part, including minimum tangible net worth and maximum leverage covenants. Our revolving credit facility is also expected to contain covenants that restrict our ability to pay dividends or other amounts to our stockholders unless certain financial tests are satisfied. Citigroup and Deutche Bank will also
receive a total of $   million plus accrued interest in repayment in full of
our existing line of credit.

In addition to the underwriting discounts to be received by Deutsche Bank Securities Inc., its affiliate, BT Holdings (NY), Inc., is a creditor of, and holds a security interest in certain assets of, RSVP's parent company, Frontline Capital Group. Frontline filed for protection from creditors pursuant to Chapter 11 of the Bankruptcy Code in June 2001. BT Holdings (NY), Inc. would therefore potentially receive benefits from this Offering to the extent Frontline received and paid to its unsecured creditors any portion of the net proceeds of this Offering or otherwise used such proceeds to repay any of its senior or secured indebtedness. To the extent proceeds are used to repay senior or secured indebtedness, proceeds from future asset sales by Frontline may be available for distribution to BT Holdings (NY), Inc. and the other unsecured creditors. Deutsche Bank Securities Inc. may therefore have an interest in the successful completion of this Offering beyond the underwriting discounts that it will receive.


                                 LEGAL MATTERS

Certain legal matters, including the validity of the shares offered hereby, will be passed upon for the Company by Willkie Farr & Gallagher LLP, New York, New York. Sidley Austin Brown & Wood LLP, New York, New York will act as counsel to the underwriters. As to certain matters of Maryland law, Willkie Farr & Gallagher LLP and Sidley Austin Brown & Wood LLP may rely upon the opinion of Shaw Pittman, L.L.P., Baltimore, Maryland.


                                    EXPERTS

The combined financial statements of American Campus Communities, Inc. Predecessor Entities at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Factual information with respect to the student housing market has been included herein and in the registration statement in reliance upon the report of the Rosen Consulting Group and statistics used therein provided by Peterson's, a part of the Thomson Corporation, and upon the authority of said firms as experts in the national student housing market.

                                   GLOSSARY

Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for purposes of this Prospectus:


"ACBM" means asbestos-containing building materials.

"American Campus - Titan Properties" means the properties owned by our American Campus-Titan joint venture prior to the Formation Transactions.

"Cash Available for Distribution" means Funds from Operations plus amortization of deferred financing costs and non-real estate related depreciation and minus capital expenditures and principal payments on indebtedness.


"Company" means American Campus Communities, Inc., a Maryland corporation formed on March 9, 2004.

"Control Share Acquisition" means, under Maryland law, the acquisition of Control Shares, subject to certain exceptions.


"Control Shares" means, under Maryland law, voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority of all voting power.


"Formation Transactions" means the transactions designed to consolidate the ownership interests in the Properties in the Company, to facilitate this Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 2004.


"Funds from Operations" or "FFO" means net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

"LAMS" means our lease administration and marketing software for the student housing industry.


"NAREIT" means the National Association of Real Estate Investment Trusts.


"NCES" means the U.S. Department of Education's National Center for Educational Statistics.


"Operating Partnership" means American Campus Communities Operating Partnership LP, a limited partnership organized under the laws of the State of Maryland on March 12, 2004.

"Ownership Limit" means 9.8% of the number or value of the Company's issued and outstanding shares of common stock, $0.01 par value, of the Company.


"Predecessor Entities" or "Predecessor" means the general and limited partnerships and the limited liability companies that owned the Properties prior to the Formation Transactions.


"Profit Interests Units" or "PIUs" means Units in the Operating Partnership with a profit interest granted by the Company in connection with this Offering or in the 2004 Incentive Plan.

"PRPs" means potentially responsible parties.

"RAP" means Reckson Asset Partners, a joint venture between Reckson and RSVP.


"Reckson" means Reckson Associates Realty Corp., a Maryland corporation.


"REIT" means a real estate investment trust as defined under the Code.

"Restricted Stock Units" or "RSUs" are a security that entitles the holder to receive restricted stock in the Company at a future date specified therein.

"Rosen" or "RCG" means Rosen Consulting Group, LLC.


"rsf" means rentable square foot.

"RSVP" means Reckson Strategic Venture Partners LLC, a Delaware limited liability company.

"Services Company" means American Campus Communities Services Inc., a Delaware corporation and wholly owned subsidiary of our Operating Partnership.

"Titan" means Titan Investments II, LLC, a third party developer of off-campus properties.


"Units" means the limited partnership interests in the Operating Partnership.

                      WHERE YOU CAN FIND MORE INFORMATION


We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this Offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our Company and the shares of our common stock to be sold in this Offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission's Web site, www.sec.gov.


AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND WILL FILE ANNUAL, QUARTERLY AND OTHER PERIODIC REPORTS AND PROXY STATEMENTS AND WILL MAKE AVAILABLE TO OUR STOCKHOLDERS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL INFORMATION.

                         INDEX TO FINANCIAL STATEMENTS


AMERICAN CAMPUS COMMUNITIES, INC.

Unaudited Pro Forma Condensed Consolidated Financial Statements
 Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2004 (unaudited) ...   F-3
 Pro Forma Condensed Consolidated Statement of Operations for the three months ended
   March 31, 2004 (unaudited) ......................................................   F-4
 Pro Forma Condensed Consolidated Statement of Operations for the year ended
   December 31, 2003 (unaudited) ...................................................   F-5
 Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited) ........   F-6


AMERICAN CAMPUS COMMUNITIES PREDECESSOR

Combined Financial Statements
 Report of Independent Registered Public Accounting Firm ...........................   F-11
 Combined Balance Sheets at December 31, 2003 and 2002 .............................   F-12
 Combined Statements of Operations for the years ended December 31, 2003, 2002, and
   2001 ............................................................................   F-13
 Combined Statements of Changes in Owners' Equity for the years ended December 31,
   2003, 2002, and 2001 ............................................................   F-14
 Combined Statements of Cash Flows for the years ended December 31, 2003, 2002, and
   2001 ............................................................................   F-15
 Notes to Combined Financial Statements ............................................   F-16


                       AMERICAN CAMPUS COMMUNITIES INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The unaudited pro forma condensed consolidated financial statements as of March 31, 2004, and for the three months ended March 31, 2004 and for the year ended December 31, 2003, are presented as if this Offering, the formation transactions and the debt repayment transactions all had occurred on March 31, 2004 for the pro forma condensed consolidated balance sheet and on the first day of the period presented for the pro forma condensed consolidated statements of operations.


The pro forma adjustments include the repayment of certain debt, acquisition of minority ownership of certain assets, and a provision for income tax related to the establishment of a taxable REIT subsidiary.


The pro forma condensed consolidated financial statements should be read in conjunction with the combined historical financial statements of American Campus Communities Predecessor (the "Predecessor"), including the notes thereto, included elsewhere in the Prospectus. The pro forma condensed consolidated financial statements do not purport to represent the financial position or the results of operations that would actually have occurred assuming that the completion of this Offering, the formation transactions and the debt repayment transactions all had occurred by March 31, 2004 or on the first day of the periods presented, respectively; nor do they purport to project the financial position or results of operations of American Campus Communities Inc. as of any future date nor for any future period.

                       AMERICAN CAMPUS COMMUNITIES INC.
                         UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED BALANCE SHEET
                                MARCH 31, 2004
                                (In Thousands)



                                              AMERICAN
                                 AMERICAN      CAMPUS
                                  CAMPUS      COMMUNI-   DISTRIBUTION   ACQUISITION      SUBTOTAL OF
                               PREDECESSOR      TIES,         OF        OF MINORITY      PREOFFERING
                                HISTORICAL      INC.      PROPERTIES     INTERESTS        ADJUSTMENT
                               -----------    --------   ------------   -----------      -----------
ASSETS:                            (A)          (B)          (C)            (D)
Student housing
 properties, net ...........    $309,656        $--       $(13,592)       $5,726          $(7,866)
Other assets, net ..........      37,327         --           (368)           --             (368)
                                                                            (750)            (750)[H]
                                                                             750              750 [H]

                                ---------       ---       --------        ------          -------
TOTAL ASSETS ...............    $346,983        $--       $(13,960)       $5,726          $(8,234)
                                =========       ===       ========        ======          =======
LIABILITIES AND EQUITY:
Construction debt and
 construction
 accounts payable ..........    $ 39,095        $--       $     --        $   --
Long-term financing ........     248,594         --        (11,302)        5,726           (5,576)
Other liabilities ..........      30,760         --           (464)           --             (464)

                                ---------       ---       --------        ------          -------
TOTAL LIABILITIES ..........     318,449         --        (11,766)        5,726           (6,040)
                                ---------       ---       --------        ------          -------
Minority interests .........         223         --             --          (223)            (223)
EQUITY:
Common Stock ...............
Additional paid in
 capital ...................      28,311         --         (2,194)          223           (1,971)
                                ---------       ---       --------        ------          -------
TOTAL OWNERS' EQUITY .......      28,311         --       $ (2,194)          223           (1,971)
                                ---------       ---       --------        ------          -------
TOTAL LIABILITIES AND
 OWNERS' EQUITY ............    $346,983        $--       $(13,960)       $5,726          $(8,234)
                                =========       ===       ========        ======          =======





                                                                  DISTRIBUTION
                                                                       TO         COMPANY
                                     THIS           REPAYMENT     PREDECESSOR       PRO
                                   OFFERING          OF DEBT         OWNERS        FORMA
                                   --------         ---------     ------------    -------
ASSETS:                               (E)              (F)            (G)
Student housing
 properties, net ...........       $     --                        $             $301,790
Other assets, net ..........        219,678         (85,894)
                                                       (533)
                                                        (20)
                                                     (1,552)        (98,252)       70,386
                                   --------        --------        --------      --------
TOTAL ASSETS ...............       $219,678        $(87,999)       $(98,252)     $372,176
                                   ========        ========        ========      ========
LIABILITIES AND EQUITY:
Construction debt and
 construction
 accounts payable ..........       $     --        $(39,095)       $             $     --
Long-term financing ........             --         (46,247)                      196,771
Other liabilities ..........             --            (552)
                                                        (20)                       29,724
                                   --------        --------        --------      --------
TOTAL LIABILITIES ..........             --         (85,914)             --       226,495
                                   --------        --------        --------      --------
Minority interests .........          1,919 [I]          --                         1,919
EQUITY:
Common Stock ...............            120                                           120
Additional paid in
 capital ...................        219,558
                                     (1,919)[I]      (2,085)        (98,252)      143,642
                                   --------        --------        --------      --------
TOTAL OWNERS' EQUITY .......        217,759          (2,085)        (98,252)      143,762
                                   --------        --------        --------      --------
TOTAL LIABILITIES AND
 OWNERS' EQUITY ............       $219,678        $(87,999)       $(98,252)     $372,176
                                   ========        ========        ========      ========



See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                       AMERICAN CAMPUS COMMUNITIES INC.
                         UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2004
          (In Thousands, Except for Share and Per Share Information)




                                 AMERICAN      AMERICAN                   ACQUISITION
                                  CAMPUS        CAMPUS     DISTRIBUTION       OF
                               PREDECESSOR   COMMUNITIES        OF         MINORITY
                                HISTORICAL       INC.       PROPERTIES     INTERESTS
                               -----------   -----------   ------------   -----------
                                   (AA)          (BB)          [CC]          [DD]
REVENUES:
Rental revenue ..............    $14,102          $--         $(499)        $   --
Third party development
 and management
 services ...................      2,070           --            12             --
Other income ................         --           --            (5)            --
                                 -------          ---         -----         ------
TOTAL REVENUES ..............     16,172           --          (492)            --
OPERATING EXPENSES:
Facility operating
 expenses ...................      5,680           --          (299)            --
Third party development
 and management
 services ...................      1,265           --            --             --
General and
 administrative .............        474           --            --             --
Depreciation ................      2,346           --           (87)            48
Ground lease expense ........        175           --            --             --
                                 -------          ---         -----          -----
TOTAL OPERATING EXPENSES           9,940           --          (386)            48
                                 -------          ---         -----          -----
OPERATING INCOME ............      6,232           --          (106)           (48)
NONOPERATING INCOME
 AND (EXPENSES):
Interest income .............         14           --            (1)            --
Interest expense ............     (4,575)          --           213            (59)
Amortization - deferred
 financing costs ............       (163)          --            --             --
                                 -------          ---         -----          -----
TOTAL NONOPERATING
 EXPENSES, NET ..............     (4,724)          --           212            (59)
Income (loss) before
 taxes and minority
 interests ..................      1,508           --           106           (107)
Provision for income
 taxes ......................                      --            --             --
                                 -------          ---         -----          -----
Income (loss) before
 minority interests .........      1,508           --           106           (107)
Minority interest ...........         21           --            --            (21)
                                 -------          ---         -----          -----
NET INCOME (LOSS) ...........    $ 1,529          $--         $ 106          $(128)
                                 =======          ===         =====          =====
Pro forma basic earnings
 per share
 (unaudited)(1) .............
Pro forma diluted
 earnings per share
 (unaudited) (2) ............
Pro forma weighted
 average common
 shares outstanding -
 basic (unaudited) ..........
Pro forma weighted
 average common
 shares outstanding -
 diluted (unaudited) ........



                                                       THIS OFFERING
                                             ----------------------------------
                               SUBTOTAL OF              REPAYMENT      OTHER          COMPANY
                               PREOFFERING     THIS         OF       PRO FORMA          PRO
                               ADJUSTMENTS   OFFERING      DEBT     ADJUSTMENTS        FORMA
                               -----------   --------   ---------   -----------       -------
                                               [EE]        [FF]
REVENUES:
Rental revenue ..............     $(499)      $           $ --         $  --           $13,603
Third party development
 and management
 services ...................        12                     --            --             2,082
Other income ................        (5)                    --            --                (5)
                                  -----       ----        ----         -----       -----------
TOTAL REVENUES ..............      (492)                    --            --            15,680
OPERATING EXPENSES:
Facility operating
 expenses ...................      (299)                    --            --             5,381
Third party development
 and management
 services ...................        --                     --            --             1,265
General and
 administrative .............        --                     --           375[GG]           849
Depreciation ................       (39)                   (58)           --             2,249
Ground lease expense ........        --                                   --               175
                                  -----       ----        ----         -----       -----------
TOTAL OPERATING EXPENSES           (338)                   (58)          375             9,919
                                  -----       ----        ----         -----       -----------
OPERATING INCOME ............      (154)                    58          (375)            5,761
NONOPERATING INCOME
 AND (EXPENSES):
Interest income .............        (1)                    --                              13
Interest expense ............       154                    778            --            (3,643)
Amortization - deferred
 financing costs ............        --                     --            --              (163)
                                  -----       ----        ----         -----       -----------
TOTAL NONOPERATING
 EXPENSES, NET ..............       153                    778            --            (3,793)
Income (loss) before
 taxes and minority
 interests ..................        (1)                   836          (375)            1,968
Provision for income
 taxes ......................        --                     --             8[HH]             8
                                  -----       ----        ----         -----       -----------
Income (loss) before
 minority interests .........        (1)                   836          (383)            1,960
Minority interest ...........       (21)       (25)         --            --                25
                                  -----       ----        ----         -----       -----------
NET INCOME (LOSS) ...........     $ (22)      $(25)       $836         $(383)      $     1,935
                                  =====       ====        ====         =====       ===========
Pro forma basic earnings
 per share
 (unaudited)(1) .............                                                      $      0.16
Pro forma diluted
 earnings per share
 (unaudited) (2) ............                                                      $      0.16
Pro forma weighted
 average common
 shares outstanding -
 basic (unaudited) ..........                                                       12,025,700
Pro forma weighted
 average common
 shares outstanding -
 diluted (unaudited) ........                                                       12,181,010

                       AMERICAN CAMPUS COMMUNITIES INC.
                         UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 2003
          (In Thousands, Except for Share and Per Share Information)




                                 AMERICAN      AMERICAN                   ACQUISITION
                                  CAMPUS        CAMPUS     DISTRIBUTION       OF
                               PREDECESSOR   COMMUNITIES        OF         MINORITY
                                HISTORICAL       INC.       PROPERTIES     INTERESTS
                               -----------   -----------   ------------   -----------
                                   (AA)          (BB)          [CC]          [DD]
REVENUES:
Rental revenue ..............    $ 50,765        $--         $(2,249)       $  --
Third party development
 and management
 services ...................       9,128         --              56           --
Other income ................          28         --             (16)          --
                                 --------        ---         -------        -----
TOTAL REVENUES ..............      59,921         --          (2,209)          --
OPERATING EXPENSES:
Facility operating
 expenses ...................      24,503         --          (1,226)          --
Third party development
 and management
 services ...................       5,389         --              --           --
General and
 administrative .............       2,778         --              --           --
Depreciation ................       9,214         --            (347)         192
Ground lease expense ........         584         --              --           --
                                 --------        ---         -------        -----
TOTAL OPERATING EXPENSES           42,468         --          (1,573)         192
                                 --------        ---         -------        -----
OPERATING INCOME (LOSS)......      17,453         --            (636)        (192)
NONOPERATING INCOME AND
 (EXPENSES):
Interest income .............          84         --             (13)          --
Interest expense ............     (17,911)        --             859         (236)
Amortization - deferred
 financing costs ............        (586)        --               2           --
                                 --------        ---         -------        -----
TOTAL NONOPERATING
 EXPENSES, NET ..............     (18,413)        --             848         (236)
                                 --------        ---         -------        -----
Income (loss) before
 taxes and minority
 interests ..................        (960)        --             212         (428)
Provision for income
 taxes ......................          --         --              --           --
                                 --------        ---         -------        -----
Income (loss) before
 minority interests .........        (960)        --             212         (428)
Minority interest ...........          16         --              --          (16)
                                 --------        ---         -------        -----
NET INCOME (LOSS) ...........    $   (944)       $--         $   212        $(444)
                                 ========        ===         =======        =====
Pro forma basic earnings
 per share
 (unaudited)(1) .............
Pro forma diluted
 earnings per share
 (unaudited) (2) ............
Pro forma weighted
 average common
 shares outstanding -
 basic (unaudited) ..........
Pro forma weighted
 average common
 shares outstanding -
 diluted (unaudited) ........


                                                        THIS OFFERING
                                             -----------------------------------
                               SUBTOTAL OF              REPAYMENT       OTHER         COMPANY
                               PREOFFERING     THIS         OF        PRO FORMA         PRO
                               ADJUSTMENTS   OFFERING      DEBT      ADJUSTMENTS       FORMA
                               -----------   --------   ---------    -----------      -------
                                               [EE]        [FF]
REVENUES:
Rental revenue ..............     $(2,249)     $         $   --       $    --       $    48,516
Third party development
 and management
 services ...................          56                    --            --             9,184
Other income ................         (16)                   --            --                12
                                  -------      ----      ------       -------       -----------
TOTAL REVENUES ..............      (2,209)                   --            --            57,712
OPERATING EXPENSES:
Facility operating
 expenses ...................      (1,226)                   --            --            23,277
Third party development
 and management
 services ...................          --                    --            --             5,389
General and
 administrative .............          --                    --         1,500[GG]         4,278
Depreciation ................        (155)                 (231)           --             8,828
Ground lease expense ........          --                                  --               584
                                  -------      ----      ------       -------       -----------
TOTAL OPERATING EXPENSES           (1,381)                 (231)        1,500            42,356
                                  -------      ----      ------       -------       -----------
OPERATING INCOME (LOSS)......        (828)                  231        (1,500)           15,356
NONOPERATING INCOME AND
 (EXPENSES):
Interest income .............         (13)                   --            --                71
Interest expense ............         623                 3,117            --           (14,171)
Amortization - deferred
 financing costs ............           2                    --            --              (584)
                                  -------      ----      ------       -------       -----------
TOTAL NONOPERATING
 EXPENSES, NET ..............         612                 3,117            --           (14,684)
                                  -------      ----      ------       -------       -----------
Income (loss) before
 taxes and minority
 interests ..................        (216)                3,348        (1,500)              672
Provision for income
 taxes ......................          --                    --             8[HH]             8
                                  -------      ----      ------       -------       -----------
Income (loss) before
 minority interests .........        (216)                3,348        (1,508)              664
Minority interest ...........         (16)      (13)         --            --               (13)
                                  -------      ----      ------       -------       -----------
NET INCOME (LOSS) ...........     $  (232)     $(13)     $3,348       $(1,508)      $       651
                                  =======      ====      ======       =======       ===========
Pro forma basic earnings
 per share
 (unaudited)(1) .............                                                       $      0.05
Pro forma diluted
 earnings per share
 (unaudited) (2) ............                                                       $      0.05
Pro forma weighted
 average common
 shares outstanding -
 basic (unaudited) ..........                                                        12,025,700
Pro forma weighted
 average common
 shares outstanding -
 diluted (unaudited) ........                                                        12,181,010



----------------
(1) Pro forma basic earnings per share is computed assuming this Offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this Offering.
(2) Pro forma diluted earnings per share is computed assuming this Offering was consummated as of the first day of the period presented. Pro forma diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock to be outstanding and common equivalent shares outstanding after this Offering.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                        AMERICAN CAMPUS COMMUNITIES, INC.
                               NOTES TO PRO FORMA

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)
             (In Thousands except share and per share information)

1.  ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

[A] Reflects the unaudited historical combined condensed balance sheet of American Campus Communities Predecessor ("Predecessor") as of March 31, 2004. Predecessor reflects the combination of RAP Student Housing Properties, LLC (RAPSH) and subsidiaries, which includes majority ownership in nine student housing properties under 68% ownership in American Campus - Titan, LLC ("Titan"), RFG Capital Management Partners, LP, ("RFG"), its majority ownership interest in American Campus Communities, L.L.C. ("ACCL") and its various wholly owned subsidiaries who serve as general partners to certain entities owned by RAPSH. RSVP-ACT, LLC ("ACT") and a 68% ownership interest in American Campus - Titan II, LLC and subsidiaries ("Titan II"). RAPSH, RFG and ACT are majority owned through subsidiaries by Reckson Strategic Venture Partners, LLC ("RSVP").

[B] American Campus Communities, Inc. (the "Company") was formed on March 9, 2004 for the purpose of continuing and expanding the business activities of the Predecessor. Prior to this offering, this entity had no assets, liabilities, equity, or operations.

Pursuant to formation transactions among the Owners of the Predecessor, RAPSH will be converted to a limited partnership, renamed American Campus Communities Operating Partnership LP (the "Operating Partnership"). ACCL will be converted to American Campus Communities Services, Inc. (the "Services Company") and will serve as a taxable REIT subsidiary.

In connection with this Offering, RSVP will contribute its interests in RFG and American Campus - Titan to RAP, and the Operating Partnership will receive a contribution of interests in RFG and American Campus - Titan from RAP, and as a result, all assets, liabilities and operations, including property management, leasing and real estate development activities will be controlled by the Operating Partnership. The exchange of the interests contributed by RAP and RSVP will be accounted for as a reorganization of entities under common control; accordingly the contributed assets and assumed liabilities will be recorded at the Predecessor's historical cost basis.


The Company will use a portion of the proceeds to purchase the interests held by RAP in the Operating Partnership and the remaining proceeds will be contributed to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership.

We intend to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organization and operations requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiary will be subject to taxation at normal corporate rates.


Upon completion of the transaction, we will conduct substantially all our activities through our Operating Partnership and our taxable REIT subsidiary, American Campus Communities Services, Inc. ("Services Company").


Upon consummation of this offering and the formation transactions, the Company, as general partner, will own 99% of the Operating Partnership and will have control over major decisions of the Operating Partnership, including decisions related to the sale or refinancing of the properties.

                       AMERICAN CAMPUS COMMUNITIES, INC.
                              NOTES TO PRO FORMA
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


1.  ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET -
    (CONTINUED)


Accordingly, the Company will consolidate the assets and liabilities of the Operating Partnership in accordance with AICPA Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (SOP 78-9).

[C] Pro Forma distribution of three properties to Predecessor owners as reflected in the following table presented as of March 31, 2004:




                                                 VILLAGE AT     SAN
                                    VILLAGE AT     BOULDER   BERNARDINO
                                     RIVERSIDE      CREEK       LAND      TOTAL
                                    ----------   ----------  ----------   -----
   ASSETS:
   Student housing properties, net   $12,974        $164        $454     $13,592
   Other assets, net .............       368          --          --         368
                                     -------        ----        ----     -------
   Total assets ..................   $13,342        $164        $454     $13,960
                                     =======        ====        ====     =======
   LIABILITIES AND EQUITY:
   Long-term financing ...........   $11,302        $ --        $ --     $11,302
   Other liabilities .............       464          --          --         464
                                     -------        ----        ----     -------
   Total liabilities .............    11,766          --          --      11,766
   Total owners' equity ..........     1,576         164         454       2,194
                                     -------        ----        ----     -------
   Total liabilities and owners'
     equity ......................   $13,342        $164        $454     $13,960
                                     =======        ====        ====     =======


[D] The minority ownership interest in American Campus - Titan, LLC and American Campus - Titan II, LLC will be acquired simultaneous with the completion of the Offering, an adjustment has been made to eliminate the minority interest included in the historic Predecessor financial statements. The exchange of these minority ownership interests will be accounted for as an acquisition of minority interests and, in accordance with FASB Technical Bulletin 85-5, Issues Relating to Accounting for Business Combinations, these acquisitions will be recorded at fair value and will be financed through an advance on the senior revolving credit facility.

[E] Offering is expected to include the issuance of 12,025,700 shares of American Campus Communities, Inc. at $.01 par with an assumed offering price of $20 per share.




   Proceeds from this offering ...................................................  $240,514
   Less costs associated with this offering ($16,836 of underwriter's
     discount and commissions and $4,000 of other costs)..........................   (20,836)
                                                                                    --------
   Net cash proceeds from offering ...............................................  $219,678
                                                                                    ========
   Common stock 12,025,700 shares at $0.01 par....................................  $    120
   Additional paid in capital ....................................................   219,558
                                                                                    --------
   Total increase in equity ......................................................  $219,678
                                                                                    ========

                       AMERICAN CAMPUS COMMUNITIES, INC.
                              NOTES TO PRO FORMA
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


1.  ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET -
    (CONTINUED)


[F] Proceeds from the Offering will be used to repay certain obligations as set forth in the following schedule presented as of March 31, 2004:




                                                                                                                WRITE OFF OF
                                                                                                                UNAMORTIZED
                                                          CONSTRUCTION                            TOTAL TO BE     DEFERRED
                                                            ACCOUNTS      ACCRUED    PREPAYMENT    PAID FROM     FINANCING
PROPERTY                                      PRINCIPAL      PAYABLE     INTEREST   (1) PENALTY     PROCEEDS     COSTS (2)
--------                                      ---------   ------------   --------   -----------   -----------   ------------
   University Village at Fresno (3) ........   $ 8,280       $1,302        $ 25         $ --        $ 9,607        $  199
   University Village at San
    Bernardino .............................     9,267        2,213          24           --         11,504           322
   University Village at TU --
    Construction ...........................     6,261        5,394          --           --         11,655           837
   University Village at TU --
    Mezzanine ..............................     6,550           --         244           --          6,794
   The Village at Science Drive ............    19,500           --          81           --         19,581           113
   The Village on University ...............    26,575           --         178          533         27,286            81
                                               -------       ------        ----         ----        -------        ------
   Total ...................................   $76,433       $8,909        $552         $533        $86,427        $1,552
                                               =======       ======        ====         ====        =======        ======


----------------

(1) Contractual prepayment penalty at March 31, 2004, will vary with rate in place at time of prepayment.

(2) Balance of unamortized deferred finance costs will be written off upon repayment of related debt.

(3) Excludes activity related to the fire reconstruction.


[G] Distribution of cash to RAP as described in Note 1.[B].


[H] Payment of $750 for financing costs to originate the senior revolving line of credit.

[I] Reflects the grant of profit interest units equal to 1.3% of issued common stock to certain members of management at closing of the offering.


2. ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


   (AA) Reflects the Predecessor historical condensed combined statements of operations for the three months ended March 31, 2004 (unaudited) and for the year ended December 31, 2003 as discussed in greater detail
          Note 1.[A].

   (BB)   See Note 1.[B].

   (CC) Reflects the reduction in historic revenues and expenses for the three months ended March 31, 2004 and for the year ended December 31, 2003 related to The Village at Riverside distributed in conjunction with this Offering. See Note 1.[C] for the minority interest in losses of $16 for the year ended December 31, 2003. Additionally, as the acquisition of the minority interests will be financed through our revolving credit facility, an increase in pro forma interest expense in the amount of $59 and $236 was made for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

                       AMERICAN CAMPUS COMMUNITIES, INC.
                              NOTES TO PRO FORMA
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


2. ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
   - (CONTINUED)


   (DD) Acquisition of minority ownership interest in Titan [See Note (D)] resulting in the elimination of the minority interest earnings of $21 for the three months ending March 31, 2004 and an increase in interest expense as the acquisition will be financed through the Company's revolving credit facility, and an increase in depreciation expense resulting from increase in basis of related properties.


   (EE) In connection with the Offering, certain members of senior management will be granted a special class of partnership interest in the Operating Partnership referred to as Profit Interest Units (PIU). The fair market value of the PIUs will be charged to expense at the date of grant. The estimated fair market value of $3,106 has not been reflected in the unaudited pro forma consolidated statement of operations because it is non-recurring and indirectly related to the Offering. An adjustment has been made to reflect the 1.3% minority interest in earnings for the three months ending March 31, 2004 and the year ending December 31, 2004.


   (FF) As described at Note [F], certain debt was repaid with proceeds from the Offering. For the purpose of the pro forma statement of operations for the three months ended March 31, 2004, and for the year ending December 31, 2003, these loans were assumed to be repaid on the first day of the period, and the following pro forma reductions in expense were made:




                                                 THREE MONTHS ENDED                  YEAR ENDED
                                                   MARCH 31, 2004                DECEMBER 31, 2003
                                             ---------------------------     ---------------------------
                                                             DEFERRED                        DEFERRED
                                             INTEREST     FINANCIAL COST     INTEREST     FINANCIAL COST
                                              EXPENSE      AMORTIZATION       EXPENSE      AMORTIZATION
                                             --------     --------------     --------     --------------
   University Village at Fresno (1)            $ --            $ --           $   --           $ --
   University Village at San
     Bernardino (1) .....................        --              --               --             --
   University Village at TU(1) ..........        --              --               --             --
   The Village at Science Drive .........       245              45              968            181
   The Village On University ............       533              13            2,149             50
                                               ----            ----           ------           ----
                                               $778            $ 58           $3,117           $231
                                               ====            ====           ======           ====



----------------
(1) Interest expense and amortization of deferred finance cost is capitalized during the period of construction.

(GG) Certain pro forma adjustments have been made to reflect the increased costs associated with operating as a public company as reflected in the following table:



                                          THREE MONTHS ENDED        YEAR ENDED
                                            MARCH 31, 2004       DECEMBER 31, 2003
                                          ------------------     -----------------
   Compensation and staffing .........           $ 53                 $  212
   Directors and officers liability
     insurance premiums ..............            134                    535
   Independent Board of Directors                 102                    407
   Legal expense .....................             86                    346
                                                 ----                 ------
   Total .............................           $375                 $1,500
                                                 ====                 ======



   (HH) The Services Company has elected, together with us, to be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a

                       AMERICAN CAMPUS COMMUNITIES, INC.
                              NOTES TO PRO FORMA
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
   - (CONTINUED)


         taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary in which we own an interest owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by our company if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. An adjustment has been made for the estimated tax provision related to the Services Company for the periods presented.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Owners
American Campus Communities Predecessor

We have audited the accompanying combined balance sheets of American Campus Communities Predecessor (the "Predecessor"), as defined in Note 1, as of December 31, 2003 and 2002, and the related combined statements of operations, changes in owners' equity and cash flows for each of the three years in the period ended December 31, 2003. These combined financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of American Campus Communities Predecessor at December 31, 2003 and 2002, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.




Austin, Texas
March 26, 2004



                                        /s/ Ernst & Young LLP

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR

                            COMBINED BALANCE SHEETS



                                                                   MARCH 31               DECEMBER 31,
                                                                  -----------      ---------------------------
                                                                     2004             2003             2002
                                                                  -----------      ----------       ----------
                                                                  (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents ...................................   $  4,254,718     $  5,227,191    $ 10,566,116
 Restricted cash and short-term investments ..................      8,383,042        9,503,243       7,466,795
 Student contracts receivable, net ...........................      4,756,067        2,354,519       1,976,318
 Student housing facility subject to lease-held for sale .....      8,043,686        7,975,713              --
 Other current assets ........................................      5,178,067        7,471,103       3,455,758
                                                                 ------------     ------------    ------------
Total current assets .........................................     30,615,580       32,531,769      23,464,987
Student housing facilities subject to leases, net ............     68,915,125       69,713,352      69,196,328
Student housing properties, net ..............................    240,741,109      222,906,568     210,231,594
Furniture, fixtures and equipment, net .......................        996,019        1,009,321         972,551
Deferred financing and offering costs, net ...................      5,715,037        4,405,449       3,792,903
                                                                 ------------     ------------    ------------
Total assets .................................................   $346,982,870     $330,566,459    $307,658,363
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses .......................   $  9,020,616     $  6,268,373    $  6,537,658
 Accrued interest payable ....................................      1,018,483        2,179,711       1,933,730
 Security deposits ...........................................      2,356,857        1,885,760       1,857,982
 Deferred rental income ......................................      5,596,190        6,590,771       5,625,091
 Deferred development and construction revenue ...............        482,505          727,640       2,106,442
 Note payable secured by leasehold held for sale .............      8,332,921        8,079,705              --
 Short-term loans and current portion of long-term debt ......      3,378,807        3,323,687       3,817,065
 Amounts payable to related parties ..........................         22,117           21,257              --
                                                                 ------------     ------------    ------------
Total current liabilities ....................................     30,208,496       29,076,904      21,877,968
Noncurrent liabilities:
 Long-term debt, net of current portion ......................    275,646,655      264,193,582     245,888,689
 Construction accounts payable ...............................      8,737,091        5,277,614       1,334,654
 Deferred development and construction revenue -
   student housing facilities subject to leases ..............      2,946,031        2,956,739       2,316,267
 Other noncurrent liabilities ................................        910,964        1,151,449         430,350
                                                                 ------------     ------------    ------------
Total noncurrent liabilities .................................    288,240,741      273,579,384     249,969,960
                                                                 ------------     ------------    ------------
Total liabilities ............................................    318,449,237      302,656,288     271,847,928
Minority interests ...........................................        223,065          252,317         284,369
Owners' equity:
 Accumulated other comprehensive income (loss) ...............       (562,392)        (197,595)        (46,311)
 Owners' equity ..............................................     28,872,960       27,855,449      35,572,377
                                                                 ------------     ------------    ------------
Total Owners' equity .........................................     28,310,568       27,657,854      35,526,066
                                                                 ------------     ------------    ------------
Total liabilities and owners' equity .........................   $346,982,870     $330,566,459    $307,658,363
                                                                 ============     ============    ============


See accompanying notes.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR

                       COMBINED STATEMENTS OF OPERATIONS



                                       THREE MONTHS ENDED MARCH 31,                YEARS ENDED DECEMBER 31,
                                       -----------------------------   -------------------------------------------------
                                            2004            2003            2003             2002              2001
                                       -------------   -------------   -------------    --------------    --------------
                                        (UNAUDITED)     (UNAUDITED)
Revenues:
 Student housing rental and
   ancillary revenue ................   $ 8,494,018     $ 8,889,227     $ 33,763,147     $ 32,314,493      $ 26,235,258
 Student housing facilities
   subject to leases-rental and
   ancillary revenue ................     5,608,105       4,896,680       17,002,249       16,669,992        13,671,959
 Third party development
   services .........................     1,670,917       1,478,180        7,830,340        3,998,046         1,971,867
 Third party development
   services - student housing
   facilities subject to leases .....        26,815          27,105          108,456        1,076,374           906,542
 Third party facility
   management services -
   affiliates .......................        73,981          95,391          335,333          507,003           708,207
 Third party management
   services .........................       298,389         233,672          853,961          437,664           323,328
 Other income .......................            --          26,587           27,987          353,818            87,277
                                        -----------     -----------     ------------     ------------      -------------
Total revenues ......................    16,172,225      15,646,842       59,921,473       55,357,390        43,904,438
Operating expenses:
 Student housing ....................     3,745,618       3,961,139       16,471,830       15,970,522        12,257,881
 Student housing facilities
   subject to leases ................     1,934,425       1,716,619        8,031,112        8,250,103         6,469,170
 Development and
   management services ..............     1,264,567       1,252,349        5,388,823        4,440,889         3,373,093
 General and administrative .........       474,060         404,516        2,778,170        2,000,797         1,658,648
 Depreciation .......................     2,346,055       2,316,007        9,213,996        8,411,431         6,950,826
 Ground lease .......................       174,834         129,289          584,153          664,228           631,710
                                        -----------     -----------     ------------     ------------      ------------
Total operating expenses ............     9,939,559       9,779,919       42,468,084       39,737,970        31,341,328
                                        -----------     -----------     ------------     ------------      ------------
Operating income ....................     6,232,666       5,866,923       17,453,389       15,619,420        12,563,110
Nonoperating income and
 (expenses):
 Interest income ....................        13,458          25,134           84,215          167,334           350,392
 Interest expense ...................    (4,574,539)     (4,396,850)     (17,911,127)     (17,392,223)      (15,556,501)
 Amortization of deferred
   financing costs ..................      (163,326)       (135,968)        (586,515)        (564,167)         (405,927)
                                        -----------     -----------     ------------     ------------      ------------
Total nonoperating expenses .........    (4,724,407)     (4,507,684)     (18,413,427)     (17,789,056)       15,612,036
                                        -----------     -----------     ------------     ------------      ------------
Income (loss) before a minority
 interest ...........................     1,508,259       1,359,239         (960,038)      (2,169,636)       (3,048,926)
Minority interest ...................        21,252         (11,832)          15,550           30,189           109,711
                                        -----------     -----------     ------------     ------------      ------------
Net income (loss) ...................   $ 1,529,511     $ 1,347,407     $   (944,488)    $ (2,139,447)     $ (2,939,215)
                                        ===========     ===========     ============     ============      ============


See accompanying notes.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
               COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY
             FOR THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001




                                                                       ACCUMULATED
                                                                          OTHER
                                                                      COMPREHENSIVE
                                                     OWNERS' EQUITY   INCOME (LOSS)        TOTAL
                                                    ---------------- --------------- ----------------
Owners' Equity, December 31, 2000 .................   $ 25,606,771      $      --      $ 25,606,771
 Contributions ....................................     29,788,016             --        29,788,016
 Distributions ....................................    (11,913,292)            --       (11,913,292)
 Comprehensive loss:
   Change in fair value of interest rate swap .....             --        (28,805)          (28,805)
   Change in fair value of interest rate cap ......             --         58,086            58,086
   Net loss .......................................     (2,939,215)            --        (2,939,215)
                                                                                       ------------
 Total comprehensive loss .........................                                      (2,909,934)
                                                      ------------      ---------      ------------
Owners' Equity, December 31, 2001 .................     40,542,280         29,281        40,571,561
 Contributions ....................................      5,363,354             --         5,363,354
 Distributions ....................................     (8,193,810)            --        (8,193,810)
 Comprehensive loss:
   Expiration of interest rate swap ...............             --         28,805            28,805
   Change in fair value of interest rate cap ......             --       (104,397)         (104,397)
   Net loss .......................................     (2,139,447)            --        (2,139,447)
                                                                                       ------------
 Total comprehensive loss .........................                                      (2,215,039)
                                                      ------------      ---------      ------------
Owners' Equity, December 31, 2002 .................     35,572,377        (46,311)       35,526,066
 Contributions ....................................      3,538,134             --         3,538,134
 Distributions ....................................    (10,310,574)            --       (10,310,574)
 Comprehensive loss:
   Change in fair value of interest rate swap .....             --       (152,956)         (152,956)
   Change in fair value of interest rate cap ......             --          1,672             1,672
   Net loss .......................................       (944,488)            --          (944,488)
                                                                                       ------------
Total comprehensive loss ..........................                                      (1,095,772)
                                                      ------------      ---------      ------------
Owners' Equity, December 31, 2003 .................     27,855,449       (197,595)       27,657,854
Contributions .....................................        370,000             --           370,000
Distributions .....................................       (882,000)            --          (882,000)
Comprehensive loss:
Change in fair value of interest rate swap ........             --       (370,980)         (370,980)
Change in fair value of interest rate cap .........             --          6,183             6,183
Net income ........................................      1,529,511             --         1,529,511
                                                                                       ------------
Total comprehensive income ........................                                       1,164,714
                                                      ------------      ---------      ------------
Owners' Equity at March 31, 2004 (Unaudited) ......   $ 28,872,960      $(562,392)     $(28,310,568)
                                                      ============      =========      ============


See accompanying notes.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR

                       COMBINED STATEMENTS OF CASH FLOWS



                                                                      THREE MONTHS ENDED MARCH 31,
                                                                     -----------------------------
                                                                          2004             2003
                                                                       ----------      -----------
                                                                      (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss) ................................................    $  1,529,511     $ 1,347,407
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
 Depreciation ....................................................       2,346,055       2,316,008
 Amortization of deferred financing costs ........................         163,326         135,968
 Changes in operating assets and liabilities:
  Restricted cash ................................................       1,120,201       3,184,232
  Student contracts receivable, net ..............................      (2,401,548)        461,935
  Other current assets ...........................................       2,293,036           1,991
  Accounts payable and accrued expenses ..........................       2,387,445      (1,951,038)
  Accrued interest payable .......................................      (1,161,228)       (897,770)
  Security deposits ..............................................         471,097         234,511
  Deferred rental income .........................................        (994,581)     (1,391,739)
  Deferred income - cancellation fee from affiliate ..............              --              --
  Deferred development and construction revenue ..................        (245,135)       (113,072)
  Amounts payable to related parties .............................             860              --
  Deferred development and construction revenue -
   student housing facilities subject to leases ..................         (10,708)        145,111
                                                                      ------------     -----------
 Net cash provided by operating activities .......................       5,498,331       3,473,544
                                                                      ------------     -----------
INVESTING ACTIVITIES
 Investments in student housing facilities subject to leases .....         (55,710)        (74,802)
 Student housing facilities subject to lease held for sale .......         (67,973)             --
 Investments in student housing properties .......................     (19,033,903)     (4,272,221)
 Purchase of furniture, fixtures and equipment ...................         (55,463)        (53,558)
                                                                      ------------     -----------
 Net cash used in investing activities ...........................     (19,213,049)     (4,400,581)
                                                                      ------------     -----------
FINANCING ACTIVITIES
 Repayment of short-term loans ...................................              --        (421,657)
 Proceeds from short-term loans ..................................              --              --
 Repayment of long-term debt .....................................        (428,256)       (410,223)
 Repayment of notes payable - related parties ....................              --              --
 Proceeds from long-term debt ....................................      12,189,665       3,563,847
 Proceeds from notes payable - related parties ...................              --              --
 Purchase of interest rate cap ...................................              --              --
 Change in construction accounts payable .........................       3,459,477         988,927
 Change in other noncurrent liabilities ..........................        (240,485)         12,584
 Debt issuance and offering costs ................................      (1,696,904)         (2,405)
 Contributions ...................................................         370,000         100,000
 Distributions ...................................................        (882,000)       (325,000)
 Minority interests ..............................................         (29,252)          6,831
                                                                      ------------     -----------
 Net cash provided by financing activities .......................      12,742,245       3,512,904
                                                                      ------------     -----------
Net (decrease) increase in cash and cash equivalents .............        (972,473)      2,585,867
Cash and cash equivalents at beginning of period .................       5,227,191       6,909,792
                                                                      ------------     -----------
Cash and cash equivalents at end of period .......................    $  4,254,718     $ 9,495,659
                                                                      ============     ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES
 Liabilities assumed in acquisition of student housing
  properties .....................................................    $         --     $        --
                                                                      ============     ===========
 Reduction of investment in student housing due to fire ..........    $         --     $        --
                                                                      ============     ===========
 Financing of equipment through capital lease obligations ........    $         --     $    47,600
                                                                      ============     ===========
 Change in fair value of derivative instruments, net .............    $   (364,798)    $    (4,558)
                                                                      ============     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Interest paid ...................................................    $  5,735,767     $ 5,432,810
                                                                      ============     ===========


                                                                                YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------------
                                                                         2003             2002             2001
                                                                   ---------------- ---------------- ----------------
OPERATING ACTIVITIES
Net income (loss) ................................................   $   (944,488)    $ (2,139,447)    $ (2,939,215)
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
 Depreciation ....................................................      9,213,996        8,411,431        6,950,826
 Amortization of deferred financing costs ........................        586,515          564,167          405,927
 Changes in operating assets and liabilities:
  Restricted cash ................................................     (2,036,448)        (139,969)      (3,205,475)
  Student contracts receivable, net ..............................       (378,201)         354,888         (154,100)
  Other current assets ...........................................       (265,345)      (1,269,240)        (271,482)
  Accounts payable and accrued expenses ..........................       (420,569)       1,334,713        2,255,979
  Accrued interest payable .......................................        245,981          154,880          372,416
  Security deposits ..............................................         27,778         (112,600)         152,095
  Deferred rental income .........................................        965,680         (239,042)       1,189,964
  Deferred income - cancellation fee from affiliate ..............             --         (150,832)        (258,576)
  Deferred development and construction revenue ..................     (1,378,802)       1,311,512          711,519
  Amounts payable to related parties .............................          1,257          (25,900)        (320,219)
  Deferred development and construction revenue -
   student housing facilities subject to leases ..................        640,472          (96,056)         448,639
                                                                     ------------     ------------     ------------
 Net cash provided by operating activities .......................      6,257,826        7,958,505        5,338,298
                                                                     ------------     ------------     ------------
INVESTING ACTIVITIES
 Investments in student housing facilities subject to leases .....     (3,787,575)        (395,766)     (14,535,056)
 Student housing facilities subject to lease held for sale .......     (7,975,713)              --               --
 Investments in student housing properties .......................    (21,776,822)     (20,901,208)     (53,951,917)
 Purchase of furniture, fixtures and equipment ...................       (197,277)        (381,074)         (53,127)
                                                                     ------------     ------------     ------------
 Net cash used in investing activities ...........................    (33,737,387)     (21,678,048)     (68,540,100)
                                                                     ------------     ------------     ------------
FINANCING ACTIVITIES
 Repayment of short-term loans ...................................     (2,358,191)        (577,686)              --
 Proceeds from short-term loans ..................................      1,641,594        1,367,843               --
 Repayment of long-term debt .....................................     (2,997,211)     (33,501,935)     (21,823,155)
 Repayment of notes payable - related parties ....................     (1,000,000)      (1,096,493)        (164,675)
 Proceeds from long-term debt ....................................     29,605,027       47,968,591       77,994,778
 Proceeds from notes payable - related parties ...................      1,020,000          606,818               --
 Purchase of interest rate cap ...................................             --               --          (52,000)
 Change in construction accounts payable .........................      3,942,960            2,809          303,719
 Change in other noncurrent liabilities ..........................        604,297         (311,569)         301,064
 Debt issuance and offering costs ................................     (1,513,348)        (446,919)      (1,710,721)
 Contributions ...................................................      3,538,134        5,363,356       29,788,016
 Distributions ...................................................    (10,310,574)      (8,193,810)     (11,913,292)
 Minority interests ..............................................        (32,052)         153,672          108,032
                                                                     ------------     ------------     ------------
 Net cash provided by financing activities .......................     22,140,636       11,334,677       72,831,766
                                                                     ------------     ------------     ------------
Net (decrease) increase in cash and cash equivalents .............     (5,338,925)      (2,384,866)       9,629,964
Cash and cash equivalents at beginning of period .................     10,566,116       12,950,982        3,321,018
                                                                     ------------     ------------     ------------
Cash and cash equivalents at end of period .......................   $  5,227,191     $ 10,566,116     $ 12,950,982
                                                                     ============     ============     ============
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES
 Liabilities assumed in acquisition of student housing
  properties .....................................................   $         --     $         --     $  2,092,653
                                                                     ============     ============     ============
 Reduction of investment in student housing due to fire ..........   $ (3,750,000)    $         --     $         --
                                                                     ============     ============     ============
 Financing of equipment through capital lease obligations ........   $    116,802     $    277,659     $    169,001
                                                                     ============     ============     ============
 Change in fair value of derivative instruments, net .............   $   (151,284)    $    (75,592)    $     29,281
                                                                     ============     ============     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Interest paid ...................................................   $ 17,665,146     $ 17,237,343     $ 15,186,974
                                                                     ============     ============     ============



See accompanying notes.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 2003


1. OWNERSHIP AND OPERATION OF THE PREDECESSOR


American Campus Communities Predecessor (the "Predecessor") is engaged in the business of owning, managing, leasing, acquiring and developing student housing and providing development and management services to third parties on a national basis. Predecessor is not a legal entity, but rather a combination of certain real estate entities and operations based on their common ownership and voting control.

The Predecessor reflects the combination of the following entities. Reckson Strategic Venture Partners, LLC controls, through subsidiaries, at least 50% of the voting control of each of these entities:

   o RAP Student Housing Properties, LLC ("RAPSH") and its majority owned subsidiaries, including American Campus-Titan, LLC, and certain limited liability companies and limited partnerships ("Affiliated Student Housing Properties"),

   o RSVP-ACT, LLC ("ACT") and its majority owned subsidiary, American Campus-Titan II, LLC, and

   o RFG Capital Management Partners, LP and its wholly owned subsidiaries, which represent a 1% general partner or member interest in the Affiliated Student Housing Properties, and its majority interest in American Campus Communities, L.L.C. ("ACC") and its wholly owned subsidiaries.

Concurrent with the consummation of an initial public offering (the "Offering") of the common stock of American Campus Communities, Inc. (the "REIT"), which is expected to be completed in 2004, the REIT and a newly formed majority-owned limited partnership, American Campus Communities Operating Partnership LP (the "Operating Partnership") and its taxable REIT subsidiary, American Campus Communities Services, Inc., together with the partners and members of the affiliated partnerships and limited liability companies (as described more fully below) of the Predecessor (collectively, the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions are designed to (i) continue the operations of the Predecessor,
(ii) enable the REIT to raise the necessary capital to repay mortgage and construction debt, complete development projects currently in progress, and pursue additional development and acquisition opportunities, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and
(vi) preserve tax advantages for certain Participants.

The operations of the REIT will be carried on primarily through the Operating Partnership. It is the intent of the REIT to elect the status of and qualify as a REIT under Section 856 through 860 of the Internal Revenue Code of 1986, as amended. The REIT will be the sole general partner of and will have control over the activities of the Operating Partnership. The Operating Partnership will receive a contribution of interests in the real estate properties, as well as the property management, leasing, and real estate development operations of American Campus Communities, L.L.C., in exchange for units of limited partnership interest in the Operating Partnership and/or cash. The REIT will be fully integrated, self-administered and self-managed.

Certain key executives of ACC have, through a separate entity, a promoted ownership interest in RAP and ACC. This promoted interest will cease upon consummation of the offering.


The Predecessor consists of limited liability companies and limited partnerships, each with a single class of ownership interest. Under the terms of the various limited liability company and limited partnership agreements, the members' or partners' liability is limited to their contributed capital.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


1. OWNERSHIP AND OPERATION OF THE PREDECESSOR - (CONTINUED)

AMERICAN CAMPUS COMMUNITIES, L.L.C.


American Campus Communities, L.L.C., ("ACC") a Delaware limited liability company, was formed on October 8, 1993. ACC is the nation's premier provider to colleges, universities, and investors of assistance in acquiring, developing, constructing, refurbishing, financing, and managing on-campus and off-campus student housing. ACC is owned by RFG Capital Management Partners, L.P. and RSVP Student Housing, L.L.C., (RSH) an affiliated entity.

AMERICAN CAMPUS -- TITAN, LLC AND AMERICAN CAMPUS -- TITAN II, LLC

American Campus -- Titan, LLC (AC-T), a limited liability company, was formed on April 1, 2000 as a joint venture of SHP-ACT, LLC (SHP-ACT) (a subsidiary of RAP), and Titan Investments II (TI II). American Campus - Titan II, LLC (AC-T
II), a limited liability company, was formed on October 1, 2003 by RSVP-ACT, LLC (RSVP-ACT) (a subsidiary of RSH), and TI II. AC-T and AC-T II were formed for the purpose of developing student housing properties in close proximity to college and university campuses throughout the United States. SHP-ACT is managing member of AC-T and RSVP-ACT is managing member of AC-T II.


Under the terms of the limited liability agreements, initial capital contributions were provided 5% by TII and 95% by SHP-ACT (RSVP-ACT for American Campus-Titan II). Net income and losses are allocated and cash is distributed in accordance with the limited liability agreements.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL INFORMATION

The financial information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for such periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year of 2004 or any future period.

BASIS OF PRESENTATION AND ACCOUNTING.

The accompanying combined financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States ("GAAP"). Revenues are recognized when earned and expenses and costs are recognized when incurred. All significant intercompany transactions have been eliminated.

RECENT ACCOUNTING PRONOUNCEMENTS


Financial Accounting Standards Board ("FASB") Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51"


In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB 51" ("FIN 46"). The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("VIEs") and how to determine when and which business enterprise should consolidate the VIE. This new criteria for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

If an entity qualifies as a VIE, then the party absorbing more than 50% of the expected losses, as defined, or receiving more than 50% of the expected residual returns, as defined, is required to consolidate the VIE. The Predecessor has implemented FIN 46 and determined that there was no impact on the financial statements.

BALANCE SHEET CLASSIFICATION

Assets to be realized and obligations to be paid in the twelve months following the respective balance sheet date are classified as current.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of financial statement presentation, the Predecessor considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Restricted cash and investments are excluded from cash for the purpose of preparing the combined statements of cash flows.

The Predecessor maintains cash balances in various banks. At times the amounts of cash may exceed the $100,000 amount FDIC insures. As the Predecessor only uses money centered financial institutions, the Predecessor does not believe it is exposed to any significant credit risk on cash and cash equivalents.

RESTRICTED CASH AND SHORT-TERM INVESTMENTS

Restricted cash and short-term investments consists of funds held in trust and invested in low risk investments, generally consisting of government backed securities, as permitted by the indentures of trusts, which were established in connection with three bond issues. Additionally, restricted cash and short-term investments include escrow accounts held by lenders and resident security deposits, as required by law in certain states. Certain funds held by a trustee in a required escrow account are being invested under a forward delivery agreement in government backed securities that have a remaining maturity when purchased of six months. Realized and unrealized gains and losses are not material for the periods presented.

INTERNAL-USE SOFTWARE

The Predecessor capitalizes direct costs incurred during the application, development stage and the implementation stage for developing, purchasing or otherwise acquiring software for internal use. These costs are included in furniture, fixtures and equipment and are amortized over the estimated useful lives of the software, generally three to five years. All costs incurred during the preliminary project stage, including project scoping, identification and testing of alternatives, are expensed as incurred.

FIXED ASSETS AND DEPRECIATION

Land, buildings and improvements, student housing facilities subject to leases, and furniture, fixtures and equipment, are recorded at historical cost. Buildings and improvements are depreciated over 40 years. Student housing facilities subject to leases are depreciated over useful lives ranging from 23 to

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

29 years. Furniture, fixtures, equipment, and software for internal use are depreciated over estimated useful lives ranging from 3 to 7 years.

Depreciation is computed using the straight-line method for financial reporting purposes. Accumulated depreciation on furniture, fixtures and equipment, and software for internal use at December 31, 2003 and 2002 approximated $851,000, and $573,000, respectively.

STUDENT HOUSING CONSTRUCTION AND DEVELOPMENT IN PROGRESS


Costs, including construction period interest and amortization of deferred financing costs, associated with projects either under construction or those that are under development, and any construction contract awards are capitalized and included in "Student housing properties, net" in the accompanying combined balance sheets. Upon completion of the project, costs are transferred into the applicable asset category and depreciation commences. Costs associated with projects that are terminated are expensed at the time of termination. The amount of interest capitalized during the year approximated $437,000, $437,000, and $564,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Amortization of deferred financing costs totaling approximately $106,000, $174,000, and $-0- was capitalized in the years ended December 31, 2003, 2002, and 2001, respectively.


STUDENT HOUSING FACILITIES SUBJECT TO LEASES

The Predecessor enters into ground and facility leases ("Leases") with university systems and colleges ("Lessor") to finance, construct, and manage student housing facilities. Under the terms of the leases, the Lessor has title to the land and any improvements placed thereon. The Lease terminates upon final repayment of the construction related financing, the amortization period of which is contractually stipulated. Pursuant to Emerging Issues Task Force
(EITF) No. 97-10: The Effect of Lessee Involvement in Asset Construction, the Predecessor's involvement in construction requires the Lessor's post construction ownership of the improvements to be treated as a sale with a subsequent leaseback by the Predecessor. The sale-leaseback transaction has been accounted for as a financing, and as a result, any fee earned during construction is deferred and recognized over the term of the lease. The resulting financing obligation is reflected at the terms of the underlying financing, i.e., interest is accrued at the contractual rates and principal reduces in accordance with the contractual principal repayment schedules.


The Predecessor reflects these assets subject to facility leases at historic cost, less depreciation. Costs are amortized, and deferred fee revenues in excess of the cost of providing the service are recognized, over the lease term.


REPAIRS, MAINTENANCE, AND MAJOR IMPROVEMENTS

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed.


LONG-LIVED ASSETS -- IMPAIRMENT


Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets" requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of December 31, 2003, management determined that no indicators of impairment existed.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)


On a periodic basis, management is required to make subjective assesses whether there are any indicators that the value of the real estate properties may be impaired. A property's value is considered impaired if management's estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property.

LONG LIVED ASSETS -- HELD FOR SALE

Long-lived assets to be disposed of are classified as held for sale in the period in which all of the following criteria are met:

   a. Management, having the authority to approve the action, commits to a plan to sell the asset

   b. The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets.

   c. An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated.

   d. The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year.

   e. The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value.

   f. Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Concurrent with classification, the asset is recorded at the lower of cost or fair value, and depreciation ceases.

DISCONTINUED OPERATIONS

When material, the results of operations of a property that either has been disposed of or is classified as held for sale is reported in discontinued operations if both of the following conditions are met: (a) the operations and cash flow of the component have been (or will be) eliminated from the ongoing operations of the Company as a result of the disposal transaction and (b) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.


DEFERRED FINANCING COSTS

The Predecessor defers financing costs and amortizes the costs over the terms of the related debt using the effective yield method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to earnings.

Amortization expense, net of amounts capitalized, approximated $587,000, $564,000, and $406,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Accumulated amortization at December 31, 2003 and 2002 approximated $1,777,000 and $1,084,000, respectively.

RENTAL REVENUES AND RELATED RECEIVABLES


Students are required to execute lease contracts with payment schedules that vary from single to monthly payments. Receivables are recorded when billed, revenues and related lease incentives are recognized on a straight-line basis over the term of the contracts, and balances are considered past due when payment is not received on the contractual due date. The Company has no contingent rental contracts.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Generally, the Predecessor requires each executed contract to be accompanied by a refundable security deposit and a signed parental guarantee. Security deposits are refundable, net of any outstanding charges, upon expiration of the underlying contract.

Allowances for doubtful accounts are established when management determines that collection of specific receivables are doubtful. When management has determined a receivable to be uncollectible, the receivable is removed as an asset with a corresponding reduction in the allowance for doubtful accounts.

The allowance for doubtful accounts is summarized as follows:


                                            BALANCE,
                                          BEGINNING OF    CHARGED TO                   BALANCE, END
                                             PERIOD        EXPENSE      WRITE-OFFS      OF PERIOD
                                          ------------    ----------    ----------     ------------
Year ended December 31, 2001 .........    $  503,000       $391,200      $      --     $  894,200
Year ended December 31, 2002 .........       894,200        737,653        (55,653)     1,576,200
Year ended December 31, 2003 .........     1,576,200        583,643       (102,943)     2,056,900



DEVELOPMENT SERVICES REVENUE AND COST RECOGNITION -- THIRD PARTY PROJECTS

Costs associated with the pursuit of development and construction management contracts are expensed as incurred, until such time that management has been notified of a contract award or otherwise believes it is probable the contract will be awarded. At such time, the reimbursable portion of such costs are recorded as receivables. Internal costs are then deferred and recognized in relation to the revenues earned on executed contracts. Development and construction revenues and related costs are recognized in income by the Predecessor over the course of the construction phases of the projects relative to the percentage of completion of the respective projects, as determined by construction costs incurred relative to total estimated construction costs. Incentive fees are recognized when performance has been verified by an independent third party.


FACILITY MANAGEMENT REVENUES


Management fees are recognized when earned in accordance with each management contract. Incentive management fees are recognized when the incentive criteria have been met.

OPERATING LEASE EXPENSE AND CONTINGENT LEASE EXPENSE

Operating lease expense is recognized on a straight line basis over the term of the lease. Differences between payments and the straight line recognition deferral are accrued and adjusted in the appropriate period.

Lease payments required under the Company's facility lease agreements (Note 4) which represent 50% of defined net cash flows on an annual basis are accrued and expensed relative to the net income generated by the applicable facility.


ADVERTISING EXPENSE

Advertising expenses are charged to income during the period incurred. The Predecessor uses no direct response advertising. Advertising expenses charged to income approximated $931,000, $556,000, and $512,000 in 2003, 2002, and
2001, respectively.

FEDERAL INCOME TAXES


No provision for income taxes has been recorded in the combined financial statements, as the owners are required to report their share of the Predecessor's earnings in their respective income tax returns.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments are reported on the balance sheet at fair value. Changes in fair value are recognized either in earnings or as other comprehensive income in the owners' equity section, depending on the nature of the exposure being hedged.

The Predecessor uses interest rate swaps and caps designated as cash flow hedges to effectively convert a portion of its floating rate debt to fixed rate, thus reducing the impact of rising interest rates on interest payments. The interest differential to be paid or received is accrued as interest expense. The Predecessor's counter-parties are major financial institutions.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes net loss and other comprehensive income
(loss) and is presented in the combined statements of changes in owners' equity. Accumulated other comprehensive income is displayed as a separate component of owners' equity and consists of unrealized gains (losses) on derivative instruments.

FINANCIAL INSTRUMENTS

The Predecessor does not hold or issue financial instruments for trading purposes. The fair value of financial instruments was estimated based on the following methods and assumptions:


Cash and Cash Equivalents, Restricted Cash and Short-Term Investment, Student Contracts Receivable, Accounts Payable and Accrued Expenses, Accrued Interest Payable, Security Deposits and Deferred Income: the carrying amount approximates fair value, due to the short maturity of these instruments.

Bonds Payable: the fair value of bonds payable is based on market quotes for bonds outstanding.


Mortgage Notes Payable: the fair value of mortgage notes payable is estimated as the present value of the cash flows at current rates through maturity.


Construction and Short-Term Notes Payable: the fair value of construction notes payable approximates carrying value due to the variable interest-rate feature of these instruments.

Derivative Instruments: the estimated fair value of derivative instruments are based on calculations provided by independent, third party financial institutions and represent the discounted future cash flows expected, based on the projected future interest rate curves over the life of the instrument.

The carrying amount and estimated fair value of financial assets and liabilities at December 31, 2003 are as follows:


                                                          FAIR VALUE      CARRYING AMOUNTS
                                                          ----------      ----------------
Financial Assets:
 Cash and cash equivalents ..........................  $  5,227,191         $  5,227,191
 Restricted cash and short-term investments .........     9,503,243            9,503,243
 Student contracts receivable, net ..................     2,354,519            2,354,519
Financial Liabilities:
 Accounts payable and accrued expenses ..............  $  6,268,373         $  6,268,373
 Accrued interest payable ...........................     2,179,711            2,179,711
 Security deposits ..................................     1,885,760            1,885,760
 Deferred income ....................................     7,318,411            7,318,411
 Line of credit .....................................        73,560               73,560
 Bonds payable ......................................    74,477,681           61,010,000
 Mortgage notes payable .............................   212,841,979          188,066,800
 Construction notes payable .........................    26,446,614           26,446,614
 Derivative instruments .............................       152,956              152,956

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

RECLASSIFICATIONS

Certain prior-year amounts have been reclassified to conform to current-year presentation.


3. INVESTMENTS IN AFFILIATED STUDENT HOUSING PROPERTIES

Student housing properties at December 31, consist of the following:


                                                      HISTORICAL COST
                                                -----------------------------
                                                   2003             2002
                                                -----------     -------------
       Student housing properties:
        Land ...............................   $ 35,433,720     $ 35,885,240
        Building and improvements ..........    175,436,207      174,719,348
        Furniture, fixtures and equipment ..      6,672,482        6,507,358
        Construction in progress ...........     22,960,761        5,050,115
                                               ------------     ------------
                                                240,503,170      222,162,061
        Less accumulated depreciation ......    (17,596,602)     (11,930,467)
                                               ------------     ------------
       Student housing properties, net .....   $222,906,568     $210,231,594
                                               ============     ============


The Predecessor acquired Callaway House for $25,476,718 and Science Drive for $24,618,096. The acquisition of both properties was accounted for using the purchase method of accounting and the results of operations for both entities are included in the results of operations from the date of acquisition. The following table presents the allocation of the purchase price, which includes approximately $119,000 and $67,000 in acquition costs for Callaway House and Science Drive, respectively.




                                                         CALLAWAY HOUSE     SCIENCE DRIVE
                                                         --------------     -------------
       Land .........................................      $ 4,725,890      $ 4,673,489
       Building .....................................       18,903,560       18,693,953
       Furniture, fixtures and equipment ............        1,299,458          326,400
       Net fair value of tangible assets acquired and
        liabilities assumed .........................          547,810          924,254
                                                           -----------      -----------
                                                           $25,476,718      $24,618,096
                                                           ===========      ===========




Additional selected information includes:



                                                                             SQUARE
PROPERTY                                  LOCATION          UNIVERSITY       FOOTAGE  UNITS    BEDS      DATE ACQUIRED
--------                             ----------------   -----------------    -------  -----    ----     --------------
Callaway House ...................   College Station,   Texas A&M            145,068   173     504    March 30, 2001
                                      Texas              University
Village at Science Drive .........   Orlando, Florida   University of        288,288   192     732    November 15, 2001
                                                         Central Florida

On a pro forma (unaudited) basis, if these two properties had been acquired on January 1, 2001, the statement of operations for the year-ended December 31, 2001 would have included approximately $4,794,000 of additional revenues, $2,437,000 of additional operating expenses, $781,000 of additional depreciation and amortization, $1,169,000 of additional interest expense, and would have resulted in an increase in net loss of approximately $407,000.

In May 2003, an arson fire destroyed a student housing facility under construction. The construction project was insured at limits in excess of the cost to rebuild and the related lost income. Reconstruction commenced in June 2003 and the Predecessor has received insurance proceeds

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


3. INVESTMENTS IN AFFILIATED STUDENT HOUSING PROPERTIES - (CONTINUED)


totaling $4,000,000 as of December 31, 2003, and additional $1,000,000 in January 2004, $1,000,000 in March 2004, and $1,750,000 in April 2004. While the
ultimate outcome of the settlement of this claim is not determinable at this time, management believes the remaining costs will be fully reimbursed under the insurance contract and anticipates no material loss or gain on the claim. A receivable of $3,750,000 from the insurance company is included in other current assets at December 31, 2003.


4. STUDENT HOUSING FACILITIES SUBJECT TO LEASES

The Predecessor has entered into facility and ground lease agreements ("Leases") with certain state university systems and colleges (the "Lessor") for the purpose of developing, constructing, and operating student housing facilities on university campuses. Under the terms of the leases, title to the constructed facilities is held by the Lessor and the Lessor receives a de minimus base rent paid at inception and 50% of defined net cash flows on an annual basis through the term of the lease.

Pursuant to the Leases, in the event the leasehold estates do not achieve Financial Break Even, (defined as revenues less operating expenses, excluding management fees, less debt service) the Lessor would be required to make a rental payment, also known as the Contingent Payment, sufficient to achieve Financial Break Even until the facilities received investment grade ratings. Future net cash flow distributions would be first applied to repay such Contingent Payments. Beginning November 1999 and December 2002, The Texas A&M University System is no longer required to make Contingent Payments under the Prairie View A&M University Phase I, II, III (University Village) and Phase IV (University College) leases, respectively, as the facilities received investment grade ratings.


In the event the Company seeks to sell its leasehold interest, the Leases provide the Lessors the right of first refusal of a bona fide purchase offer and an option to purchase the lessee's rights under the lease.


In conjunction with the execution of each ground lease, ACC has entered into a separate five-year agreement to manage the facilities for 5% of defined gross receipts. The five-year term of the management agreement is not contingent upon the continuation of the facility lease. Upon expiration of the respective 5 year management agreements, the agreements continue on a month-to-month basis.

The Predecessor's student housing facilities subject to facility leases at December 31 are as follows:

                                                                                               HISTORICAL COST
                                                                  COMMENCEMENT/        -------------------------------
LESSOR/UNIVERSITY                                                  EXPIRATION              2003               2002
-----------------------------------------------------------   --------------------     ------------       ------------
Texas A&M University System/Prairie View                        October 6, 1999/
 A&M University ...........................................     August 31, 2038        $ 37,368,145       $ 37,133,325
Texas A&M University System/Texas A&M                           October 6, 1999/
 International ............................................     August 31, 2038           5,889,125          5,880,036
Texas A&M University System/Prairie View                        October 1, 1999/
 A&M University ...........................................     August 31, 2039          23,366,292         19,852,580
University of Houston System/University of                    September 27, 2000/
 Houston ..................................................     August 31, 2041          17,863,469         17,833,515
                                                                                       ------------       ------------
                                                                                         84,487,031         80,699,456
Less accumulated depreciation .............................                             (14,773,679)       (11,503,128)
                                                                                       ------------       ------------
Student housing facilities subject to leases, net .........                            $ 69,713,352       $ 69,196,328
                                                                                       ============       ============

STUDENT HOUSING FACILITIES SUBJECT TO LEASES -- SOLD AND HELD FOR SALE

The Predecessor entered into facility lease agreements with the Texas State University System in 2000 and 2001, obtained the construction financing and constructed two phases of student housing on the campus of Lamar University, at a cost of approximately $10,439,000 and $12,567,000, respectively.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


4. STUDENT HOUSING FACILITIES SUBJECT TO LEASES - (CONTINUED)

Shortly after the completion of construction and fall openings in 2001 and 2002, the facility leases were sold to a foundation affiliated with the university and the related construction debt was repaid. Gain on these sales was not material. As these leaseholds were held for sale from inception, no depreciation was recorded on them. Simultaneous with the sale of the leases, the Predecessor entered into facility management agreements with the owners.


During 2003, the Predecessor entered into a ground lease with Weatherford College, obtained construction financing and constructed a student housing facility which opened in Fall 2003. It is anticipated that this leasehold will be sold to Weatherford College and the related debt repaid in early 2004. The leasehold is reflected as Student housing facility subject to lease -- held for sale and the related construction loan is reflected as Note payable secured by leasehold held for sale in the December 31, 2003 balance sheet and is included in the student housing rentals segment (Note 7). No depreciation has been recorded on this facility.


5. DEBT

The Predecessor's debt is as follows as of December 31:

                                                                     2003                2002
                                                                  ----------          ----------
     Short-term notes payable ..............................     $     73,560        $    790,157
     Construction notes payable ............................       26,446,614           1,166,586
     Mortgage notes payable ................................      188,066,800         189,884,187
     Bonds payable .........................................       61,010,000          57,864,824
                                                                 ------------        ------------
     Total debt ............................................      275,596,974         249,705,754
     Less short-term debt and current portion of
       long-term debt ......................................      (11,403,392)         (3,817,065)
                                                                 ------------        ------------
     Total long-term debt, net of current portion ..........     $264,193,582        $245,888,689
                                                                 ============        ============

SHORT-TERM NOTES PAYABLE

On May 1, 2002, Predecessor entered into a line of credit facility maturing April 29, 2004 bearing interest at prime plus 1.00% (5.00% at December 31,
2003). The line of credit is limited to 66.7% of forecasted annual cash flow with a maximum of $1,000,000. The facility is secured by reimbursable development and acquisition costs and leasehold distributions. At December 31, 2003, $73,560 was drawn and $876,854 was available under the line of credit. At December 31, 2002, $421,657 was outstanding under the line of credit.


On December 16, 2002, the Predecessor executed a note payable in the amount of $368,500 bearing interest at higher of LIBOR or 5.00% (5.00% at December 31, 2002) maturing on December 1, 2003, to finance the acquisition of land to be used for future development with a university system. On August 19, 2003, the university acquired the land and the loan was repaid.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


5. DEBT - (CONTINUED)

CONSTRUCTION NOTES PAYABLE

At December 31, 2003, the Predecessor has the following five advancing construction notes payable secured by student housing properties constructed or being constructed by the Predecessor. The construction notes payable require interest only payments through maturity.

                                      BALANCE AT       MAXIMUM         STATED       INTEREST RATE AT
                                     DECEMBER 31,       LOAN          INTEREST        DECEMBER 31,    MATURITY
PROPERTY                                 2003          AMOUNT           RATE              2003          DATE
--------                             ------------      -------        --------      ----------------  --------
Village at Temple .................  $        --    $33,200,000     LIBOR +2.25%           3.43%      10/29/05
Village at Temple (mezzanine) .....    5,196,949      6,550,000        18.00%             18.00%      10/29/05
Village at Fresno State ...........    8,279,762     12,925,000     LIBOR +2.25%           3.43%       9/30/05
Village at San Bernardino .........    4,890,198     19,800,000     LIBOR +2.25%           3.40%       7/31/05
Coyote Village (a)(b) .............    8,079,705      8,332,921     LIBOR +2.30%           4.00%        9/5/04
                                     -----------    -----------                           -----
Total/weighted average rate .......  $26,446,614    $80,807,921                            6.46%
                                     ===========    ===========                           =====

----------------
(a) Loan is secured by a facility lease with Weatherford College. Under the terms of the facility lease, Weatherford College is purchasing the facility lease and this note will be repaid with closing proceeds, which is expected to occur in early 2004. (See Note 4)

(b) Rate is subject to a floor of 4.00%.

MORTGAGE NOTES PAYABLE

Mortgage notes payable at December 31, 2003 consists of 12 notes secured by operating properties or leaseholds consisting of:

                                                                           INTEREST RATE AT
                                             PRINCIPAL         STATED        DECEMBER 31,    MATURITY
PROPERTY                                    OUTSTANDING    INTEREST RATE         2003          DATE     AMORTIZATION
--------                                    -----------    -------------   ----------------  --------   ------------
Cullen Oaks (a) .........................  $ 17,286,918    LIBOR +1.90%          3.05%       11/17/08     30 years
Village at Boulder Creek ................    16,758,163        5.71%             5.71%        11/1/12     30 years
River Club Apartments ...................    18,703,602        8.18%             8.18%        8/1/10      30 years
River Walk Townhomes ....................     7,763,690        8.00%             8.00%        9/1/09      30 years
Village at Alafaya Club .................    20,661,945        8.16%             8.16%        8/1/10      30 years
Village at Science Drive (b)(c) .........    19,500,000    LIBOR +2.50%          4.85%       12/10/04   Interest only
Village at Blacksburg ...................    21,573,785        7.50%             7.50%        1/1/11      30 years
Commons on Apache .......................     7,749,306        7.66%             7.66%        6/1/09      30 years
Village on University ...................     4,826,056        8.32%             8.32%        12/1/05     30 years
Village on University ...................    21,832,188        7.95%             7.95%        12/1/05     30 years
Village at Riverside ....................    11,468,130        7.35%             7.35%        1/1/11      30 years
Callaway House ..........................    19,943,017        7.10%             7.10%        4/1/11      30 years
                                           ------------                          ----
Total/weighted average rate .............  $188,066,800                          6.85%
                                           ============                          ====

----------------
(a) Floating rate was swapped to a fixed rate of 5.54%.

(b) Note has two one-year extensions, which management expects to exercise. Consequently, this debt is classified as noncurrent in the accompanying balance sheet.

(c) Rate is subject to a floor of 4.85%.

BONDS PAYABLE

Bonds payable consists of three issues secured by student housing ground/facility leases, with interest and principal paid semi-annually and annually, respectively, through maturity. Covenants include,

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


5. DEBT - (CONTINUED)

among others, budgeted and actual debt service coverage ratios. The bonds are nonrecourse to ACC. Payment of regularly scheduled principal payments is guaranteed by MBIA Insurance Corporation. Bonds payable at December 31, 2003 are as follows:

                                                 PRINCIPAL                                         REQUIRED
                                          -------------------------   WEIGHTED                     MONTHLY
              MORTGAGED FACILITIES                     DECEMBER 31,    AVERAGE      MATURITY         DEBT
SERIES         SUBJECT TO LEASES          ORIGINAL         2003         RATE         THROUGH       SERVICE
------        --------------------        --------     ------------   --------      --------       --------
1999     University Village --
          PVAMU/TAMIU                   $39,270,000    $36,415,000      7.71%   September 2023     $302,000
2001     University College --
          PVAMU                          20,995,000     20,270,000      7.49%   August 2025         158,000
2003     University College --
          PVAMU                           4,325,000      4,325,000      6.05%   August 2028          28,000
                                        -----------    -----------      ----                       --------
         Total/weighted average rate    $64,590,000    $61,010,000      7.51%                      $488,000
                                        ===========    ===========      ====                       ========


SCHEDULE OF DEBT MATURITIES

Scheduled maturities (reflecting automatic extensions where applicable) of debt, for each of the five years subsequent to December 31, 2003, are as follows:



                         SCHEDULED       DUE AT
                         PRINCIPAL      MATURITY         TOTAL
                        -----------   ------------    ------------
  2004 ...............  $ 3,250,127   $     73,560    $  3,323,687
  2005 ...............    3,473,820     31,174,163      34,647,983
  2006 ...............    3,360,905     27,579,705      30,940,610
  2007 ...............    3,596,289     13,169,960      16,766,249
  2008 ...............    3,784,122     15,971,618      19,755,740
  Thereafter .........   73,428,712     96,733,993     170,162,705
                        -----------   ------------    ------------
                        $90,893,975   $184,702,999    $275,596,974
                        ===========   ============    ============



Payment of principal and interest were current at December 31, 2003. Mortgage notes (except for Village at Science Drive) and bonds payable are subject to prepayment penalties.

CERTAIN OTHER INFORMATION

The following table reconciles the carrying amount of long-term debt for January 1, 2001 to December 31, 2003:


                                                                   YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------
                                                           2003               2002              2001
                                                         ---------         ----------         --------
Balance, beginning of period ......................    $248,915,597      $ 234,448,941     $ 178,277,318
Additions:
 New mortgage loans ...............................              --         17,000,000        76,787,421
 New bond issues ..................................       4,325,000                 --                --
 Draws under advancing construction loans .........      25,280,027         30,968,591         1,207,357
Deductions:
 Repayment of construction financings .............              --        (31,009,362)      (20,153,121)
 Scheduled repayments of principal ................      (2,997,210)        (2,492,573)       (1,670,034)
                                                       ------------      -------------     -------------
                                                       $275,523,414      $ 248,915,597     $ 234,448,941
                                                       ============      =============     =============

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED )


6. INTEREST RATE HEDGES


In connection with construction of a student housing facility, the Predecessor entered into an interest rate swap on September 26, 2001 (effective November 26, 2001 through August 25, 2002) that was designated to hedge its exposure to fluctuations in interest payments attributed to changes in interest rates associated with payments on its advancing construction note payable. Under the terms of the interest rate swap agreement, the Predecessor paid a fixed rate of 2.82% and received a floating rate of 30 day LIBOR during the construction period of the loan. This swap contractually expired on August 25, 2002.


In connection with the 2001 acquisition of a student housing facility the Predecessor purchased an interest rate cap effective November 16, 2001 through December 10, 2004, for $52,000. The rate cap pays interest above LIBOR of 7.5% and has been designated to hedge the Predecessor's exposure to increases in cash outflows for interest payments on a variable rate loan in the amount of $19,500,000. The rate cap is reflected at fair value of $-0- and the decrease in fair value is recorded in other comprehensive income in the accompanying combined balance sheet at December 31, 2003.

In connection with the December 2003 extension of a construction note payable, the Predecessor entered into an interest rate swap on November 19, 2003 (effective December 15, 2003 through November 15, 2008) that was designated to hedge its exposure to fluctuations on interest payments attributed to changes in interest rates associated with payments on its advancing construction note payable. Under the terms of the interest rate swap agreement, the Predecessor pays a fixed rate of 5.54% and receives a floating rate of LIBOR plus 1.9%. The interest rate swap had a fair value of approximately $173,000 at December 31, 2003.

The Predecessor does not expect to reclassify a material amount of net gains on derivative instruments from accumulated other comprehensive income to earnings in 2004. Ineffectiveness resulting from the Predecessor's hedges is not material.

7. SEGMENTS

The Predecessor defines business segments by their distinct customer base and service provided. The Predecessor has identified three reportable segments:
Student Housing Rentals, from student housing properties and student housing facilities subject to leases, Facility Development Services, and Facility Management Services. Management evaluates each segment's performance based on operating income before depreciation, amortization, minority interest in losses and allocation of corporate overhead. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intercompany fees are reflected at the contractually stipulated amounts.

                                                                  YEARS ENDED DECEMBER 31,
                                                        --------------------------------------------
                                                           2003             2002             2001
                                                        ----------       ----------        ---------
STUDENT HOUSING RENTALS
Rental revenues ...................................    $50,765,396      $48,984,486      $39,907,217
Other income ......................................         40,964          114,207          213,911
                                                       -----------      -----------      -----------
Total revenues from external customers ............     50,806,360       49,098,693       40,121,128
Operating expenses ................................     23,329,370       22,286,527       17,511,297
Ground lease ......................................        584,153          664,228          631,710
Interest expense ..................................     17,851,913       17,231,965       15,449,611
                                                       -----------      -----------      -----------
Operating income before depreciation, amortization,
 minority interest in losses and allocation of
 corporate overhead ...............................    $ 9,040,924      $ 8,915,973      $ 6,528,510
                                                       ===========      ===========      ===========
Depreciation and amortization .....................    $ 9,502,331      $ 8,771,602      $ 7,163,304
                                                       ===========      ===========      ===========

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


7. SEGMENTS - (CONTINUED)


                                                                          YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------
                                                                  2003              2002              2001
                                                                ---------        ---------          ---------
Total segment assets at December 31 ......................    $291,178,043      $286,159,876      $277,599,130
                                                              ============      ============      ============
CONSTRUCTION MANAGEMENT AND FACILITY
 DEVELOPMENT SERVICES
Development and construction management fees .............    $  7,938,796      $  5,074,420      $  2,878,409
Other income .............................................          25,118           337,317            77,993
                                                              ------------      ------------      ------------
Total revenues from external customers ...................       7,963,914         5,411,737         2,956,402
Operating expenses .......................................       3,794,850         3,774,390         3,321,901
Interest expense .........................................          59,214           160,258           106,890
                                                              ------------      ------------      ------------
Operating income (loss) before depreciation,
 amortization, minority interest in losses and
 allocation of corporate overhead ........................    $  4,109,850      $  1,477,089      $   (472,389)
                                                              ============      ============      ============
Total segment assets at December 31 ......................    $ 34,639,318      $ 13,807,052      $  7,766,648
                                                              ============      ============      ============
FACILITY MANAGEMENT SERVICES
Facility management fees from external customers .........    $  1,189,294      $    793,835      $    772,959
Other income .............................................              --           150,832           258,576
                                                              ------------      ------------      ------------
Total revenues from external customers ...................       1,189,294           944,667         1,031,535
Intersegment revenues ....................................         982,880           929,972           728,463
                                                              ------------      ------------      ------------
Total revenues ...........................................       2,172,174         1,874,639         1,759,998
Operating expenses .......................................       1,522,674         1,674,894         1,062,808
Interest expense .........................................              --                --                --
                                                              ------------      ------------      ------------
Operating income before depreciation, amortization,
 minority interest in losses and allocation of
 corporate overhead ......................................    $    649,500      $    199,745      $    697,190
                                                              ============      ============      ============
Total segment assets at December 31 ......................    $    614,750      $    261,200      $    326,313
                                                              ============      ============      ============
RECONCILIATIONS
Total segment revenues ...................................    $ 60,942,448      $ 56,385,069      $ 44,837,528
Elimination of intersegment revenues .....................        (982,880)         (929,972)         (728,463)
Unallocated corporate other income .......................          46,120            69,627           145,765
                                                              ------------      ------------      ------------
Total consolidated revenues ..............................    $ 60,005,688      $ 55,524,724      $ 44,254,830
                                                              ============      ============      ============
Segment operating income before depreciation,
 amortization, minority interest in losses and
 allocation of corporate overhead ........................    $ 13,800,274      $ 10,592,807      $  6,753,311
Depreciation and amortization ............................       9,800,511         8,975,598         7,356,753
Net unallocated expenses relating to corporate
 overhead ................................................       4,959,801         3,786,845         2,445,484
Minority interest in losses ..............................          15,550            30,189           109,711
                                                              ------------      ------------      ------------
Net loss .................................................    $   (944,488)     $ (2,139,447)     $ (2,939,215)
                                                              ============      ============      ============
Total segment assets .....................................    $326,432,111      $300,228,128      $285,692,091
Unallocated corporate assets .............................       4,134,348         7,430,235         9,945,381
                                                              ------------      ------------      ------------
Total assets .............................................    $330,566,459      $307,658,363      $295,637,472
                                                              ============      ============      ============

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED )


8. RELATED PARTY TRANSACTIONS

The Predecessor borrows funds from certain of its owners to fund short-term working capital needs. These notes are unsecured and accrue interest at 16% compounded monthly. Borrowings under these arrangements totaled $1,020,000 and $606,800 for 2003 and 2002, respectively. There were no balances outstanding at December 31, 2003 and 2002. Interest expense on related party notes payable for 2003, 2002, and 2001 totaled $35,826, $72,221, and $99,445, respectively.

Pursuant to an employment agreement with a former key employee of the Predecessor, the Predecessor is required to make periodic payments and provide certain other benefits through the earlier of 2005, or if and when certain future capital events occur. The present value of future payments of approximately $1,023,000 has been expensed during the year ended December 31, 2003, and is included in accounts payable and accrued expenses in the accompanying combined balance sheet.

An affiliate of Predecessor has an ownership interest in Dobie Center Properties, Ltd. which owns Dobie Center, a student housing facility. Pursuant to a management agreement with the Dobie Center, the Predecessor receives facility management fees representing 3% of gross receipts and 6% of qualifying capital projects, and commercial leasing fees of 4% of commercial leases. Such fees totaled approximately $335,000, $356,000, and $385,000 for 2003, 2002, and
2001, respectively. The management agreement began operating on a month-to-month basis upon expiration in May 2002.


9. LEASE COMMITMENTS


ACC entered into a sublease for corporate office space beginning August 15, 2002, and expiring December 31, 2010. The terms of the sublease provide for a period of free rent and scheduled rental rate increases and common area maintenance charges upon expiration of the free rent period. Concurrent with the sublease of the new office, the Predecessor sublet its existing office space through the expiration of the lease in October 2003.

The Predecessor entered into a ground lease agreement on October 2, 2003 for the purpose of constructing a student housing facility near the campus of Temple University in Philadelphia, Pennsylvania. The agreement terminates June 30, 2079 and has four six year extensions available; however, the university unilaterally may elect not to extend. Under the terms of the ground lease, the lessor receives annual minimum rents of $100,000 and contingent rental payments based on a defined formula.

The Predecessor also has various operating and capital leases for furniture, office and technology equipment, which expire through 2008. Rental expense under the operating lease agreements approximated $550,000, $470,000, and $370,000 in 2003, 2002, and 2001, respectively, net of sublease income of approximately $89,000, $28,000, and $-0-.


Investments in leasehold estates at December 31, 2003 include approximately $103,000 (net of $66,000 accumulated amortization) related to a capital lease of technology. Furniture, fixtures and equipment at December 31, 2003 include approximately $410,000 (net of $154,000 of accumulated amortization) related to assets under capital leases.

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


9. LEASE COMMITMENTS- (CONTINUED)

Future minimum commitments over the life of all leases subsequent to December 31, 2003, are as follows:

                                                 OPERATING     CAPITAL
                                                 ---------     -------
       2004 ..................................  $   568,697   $160,584
       2005 ..................................      573,156    150,667
       2006 ..................................      492,262    101,177
       2007 ..................................      465,198     57,399
       2008 ..................................      471,308     20,825
       Thereafter ............................    7,911,140         --
                                                -----------   --------
       Total minimum lease payments ..........   10,481,761    490,652
       Amount representing interest ..........           --     80,572
                                                -----------   --------
       Balance of minimum lease payments .....  $10,481,761   $410,080
                                                ===========   ========

The capital lease obligations are reflected in other current and noncurrent liabilities in the accompanying combined balance sheets. Amortization of assets recorded under capital leases for the years ended December 31, 2003, 2002, and 2001 was immaterial.


10. CONCENTRATION OF RISKS


The Predecessor has a significant student housing facility presence on a single university campus, which represents approximately 21%, 22%, and 24% of the Predecessor's combined revenues for 2003, 2002, and 2001, respectively, and approximately 60% of student accounts receivable at December 31, 2003. The unlikely event of significantly diminished enrollment at this university could have a negative impact on the Predecessor's ability to achieve its forecasted revenues and profit levels.


11. COMMITMENTS AND CONTINGENCIES


In the normal course of business, the Predecessor is subject to claims, lawsuits, and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operations of the Predecessor.

Guarantees


Pursuant to certain third party development agreements, ACC provides guarantees of alternate housing for students if the project is not completed on time for reasons other than force majeure. These guarantees are limited to the related development fees (approximately $4.5 million) and are offset by general contractor liquidated damages and budgeted operating expenses not incurred due to the facility not being open.

ACC also provides project cost guarantees, subject to force majeure. These guarantees are also limited to the amount of the aforementioned related development fees. The development budget consists primarily of costs included in the general contractors' guaranteed maximum price contract ("GMP"). The GMP obligates the general contractor, subject to force majeure and approved change orders, to cover cost overruns. In addition, the GMP is secured with payment and performance bonds.

In 2002, on a project not included above, ACC provided a guarantee of all performance obligations of the developer, limited to $4 million. This project was completed in 2003. On another project, in addition to the alternate housing and budget guarantees listed above, ACC has guaranteed losses up to $3 million in excess of the development fee if loss is due to any failure of ACC to maintain, or cause its professionals to maintain, required insurance for a period of five years beyond completion of the project (August 2009).

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


11. COMMITMENTS AND CONTINGENCIES - (CONTINUED)


Except for the $3 million guarantee related to required insurance, these guarantees expire upon completion of certain developer obligations of the related projects, which are satisfied approximately one year after completion.

At December 31, 2003, all projects were on schedule and within budget. The Company has estimated the fair value of guarantees entered into or modified after December 31, 2002, the effective date of FASB Interpretation No. 45 Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to be immaterial.

Letter of Credit


Performance under the sublease of office space (Note 9) is supported by a letter of credit in the original amount of $291,600 ($97,200 at December 31, 2003), which may be drawn in the event of the Predecessor's noncured default. The letter of credit reduces monthly by $48,600 beginning September 1, 2003 through February 1, 2004. No amounts have been drawn to date on the letter of credit.


12. INVESTMENTS IN REAL ESTATE


Following is certain information related to the Predecessor's investment in real estate as of December 31, 2003:


                                                                                  COST
                                                                  INITIAL      CAPITALIZED
PROPERTY                                        ENCUMBRANCES       COST       SUBSEQUENTLY
--------                                        ------------      -------     ------------
FACILITIES SUBJECT TO LEASES
University Village, Prairie View, TX .........  $ 31,584,000   $ 36,505,582    $  862,563
University College, Prairie View, TX .........    24,595,000     22,649,755       716,537
University Village, Laredo, TX ...............     4,831,000      5,843,771        45,354
Cullen Oaks, Houston, TX .....................    17,286,918     17,641,633       221,836
Coyote Village, Weatherford, TX (Held
 for sale at December 31, 2003) ..............     8,079,705      7,975,713            --
STUDENT HOUSING PROPERTIES
University Village at Boulder Creek,
 Boulder, CO .................................    16,758,162     15,826,096       348,402
Village at Boulder Creek, Boulder, CO ........            --        181,390         8,652
River Club Apartments, Athens, GA ............    18,703,602     23,132,817       531,250
River Walk Townhomes, Athens, GA .............     7,763,690      9,636,185       225,985
Village at Alafaya, Orlando, FL ..............    20,661,945     25,638,510       366,920
Village at Science Drive, Orlando, FL ........    19,500,000     23,693,844        (1,497)
Village at Blacksburg, Blacksburg, VA ........    21,573,785     25,981,359       953,327
Commons on Apache, Tempe, AZ .................     7,749,306      9,535,581       776,512
Village on University, Tempe, AZ .............    26,658,245     36,772,068       871,089
Village at Riverside, Austin, TX .............    11,468,130     13,822,063       115,021
Callaway House, College Station, TX ..........    19,943,017     24,928,907       355,285
Callaway Land, College Station, TX ...........            --        650,634         2,007
STUDENT HOUSING PROPERTIES
 UNDER CONSTRUCTION AT
 DECEMBER 31, 2003
University Village at Temple,
 Philadelphia, PA ............................     5,196,949      8,875,745            --
University Village at Fresno State,
 Fresno, CA ..................................     8,279,762      7,737,628            --
Village at San Bernardino, San
 Bernardino, CA ..............................     4,890,198      9,537,390            --
                                                ------------   ------------    ----------
Total ........................................  $275,523,414   $326,566,671    $6,399,243
                                                ============   ============    ==========



                                                                                   DATE OF
                                                    TOTAL        ACCUMULATED    CONSTRUCTION/
PROPERTY                                            COSTS       DEPRECIATION     ACQUISITION
--------                                            -----       ------------    -------------
FACILITIES SUBJECT TO LEASES
University Village, Prairie View, TX .........  $ 37,368,145   $  (9,092,154)    1996-1997
University College, Prairie View, TX .........    23,366,292      (2,732,688)    2000, 2003
University Village, Laredo, TX ...............     5,889,125      (1,444,510)       1997
Cullen Oaks, Houston, TX .....................    17,863,469      (1,504,327)       2001
Coyote Village, Weatherford, TX (Held
 for sale at December 31, 2003) ..............     7,975,713              --        2003
STUDENT HOUSING PROPERTIES
University Village at Boulder Creek,
 Boulder, CO .................................    16,174,498        (673,526)       2002
Village at Boulder Creek, Boulder, CO ........       190,042         (16,470)       2002
River Club Apartments, Athens, GA ............    23,664,067      (2,516,143)       1999
River Walk Townhomes, Athens, GA .............     9,862,170      (1,053,327)       1999
Village at Alafaya, Orlando, FL ..............    26,005,430      (2,139,471)       2000
Village at Science Drive, Orlando, FL ........    23,692,347      (1,100,952)       2001
Village at Blacksburg, Blacksburg, VA ........    26,934,686      (2,023,741)       2000
Commons on Apache, Tempe, AZ .................    10,312,093      (1,477,627)       1999
Village on University, Tempe, AZ .............    37,643,157      (3,709,549)       1999
Village at Riverside, Austin, TX .............    13,937,084        (999,555)       2000
Callaway House, College Station, TX ..........    25,284,192      (1,859,773)       2001
Callaway Land, College Station, TX ...........       652,641         (26,468)       2002
STUDENT HOUSING PROPERTIES
 UNDER CONSTRUCTION AT
 DECEMBER 31, 2003
University Village at Temple,
 Philadelphia, PA ............................     8,875,745              --         --
University Village at Fresno State,
 Fresno, CA ..................................     7,737,628              --         --
Village at San Bernardino, San
 Bernardino, CA ..............................     9,537,390              --         --
                                                ------------   -------------
Total ........................................  $332,965,914   $ (32,370,281)
                                                ============   =============

                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)


12. INVESTMENTS IN REAL ESTATE - (CONTINUED)

The following table reconciles the historical cost of the Predecessor's investment in student housing properties from January 1, 2001 to December 31, 2003:

                                                       YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                 2003            2002            2001
                                              ----------      ---------       ---------
    Balance, beginning of the year .......  $222,162,061    $200,885,736    $145,588,031
    Additions ............................    19,265,850      21,276,325      55,297,705
    Deductions ...........................      (924,741)             --              --
                                            ------------    ------------    ------------
    Balance, end of the year .............  $240,503,170    $222,162,061    $200,885,736
                                            ============    ============    ============

The following table reconciles the historical cost of the Predecessor's investment in student housing properties subject to leases from January 1, 2001 to December 31, 2003:


                                                       YEAR ENDED DECEMBER 31,
                                              ------------------------------------------
                                                 2003             2002           2001
                                              ----------       ---------      ---------
    Balances, beginning of year .........    $80,699,456      $80,303,689    $65,678,405
    Additions ...........................      3,787,575          436,793     14,625,284
    Deductions ..........................             --          (41,026)            --
                                             -----------      -----------    -----------
    Balance, end of year ................    $84,487,031      $80,699,456    $80,303,689
                                             ===========      ===========    ===========


Depreciation on student housing properties is computed using a forty year life. Depreciation on student housing properties subject to leases is computed over the contractual term of the leases. Depreciable lives for furniture, fixtures and equipment range from five to seven years.

The following table reconciles the accumulated depreciation of the Predecessor's investment in student housing properties from January 1, 2001 to December 31, 2003:

                                                       YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                 2003            2002            2001
                                              ----------      ---------       ---------
    Balance, beginning of the year .....    $(11,930,467)   $ (6,848,857)   $(2,724,403)
    Additions ..........................      (5,666,135)     (5,081,610)    (4,124,454)
    Deductions .........................              --              --             --
                                            ------------    ------------    -----------
    Balance, end of the year ...........    $(17,596,602)   $(11,930,467)   $(6,848,857)
                                            ============    ============    ============


The following table reconciles the accumulated depreciation of the Predecessor's investment in student housing properties subject to leases from January 1, 2001 to December 31, 2003:


                                                       YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                 2003            2002            2001
                                              ----------      ---------       ---------
    Balances, beginning of year .........   $(11,503,128)   $ (8,351,269)   $(5,667,774)
    Additions ...........................     (3,270,551)     (3,151,859)    (2,683,495)
    Deductions ..........................             --              --             --
                                            ------------    ------------    -----------
    Balance, end of year ................   $(14,773,679)   $(11,503,128)   $(8,351,269)
                                            ============    ============    ===========


                    AMERICAN CAMPUS COMMUNITIES PREDECESSOR
             NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED )


13. QUARTERLY FINANCIAL INFORMATION -- UNAUDITED


                                                                             2003
                                          --------------------------------------------------------------------------
                                          1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER        TOTAL
                                          -----------     -----------     -----------     -----------    -----------
Total revenues ........................   $15,646,842     $14,082,818     $13,657,419     $16,534,394    $59,921,473
Operating expenses ....................     7,334,623       7,483,546       8,624,535       9,227,231     32,669,935
Nonoperating expenses .................     6,952,980       6,960,583       6,941,321       7,356,692     28,211,576
Minority interest in (earnings) losses        (11,832)         (9,297)         (3,862)         40,541         15,550
                                          -----------     -----------     -----------     -----------    -----------
Net income (loss) .....................   $ 1,347,407     $  (370,608)    $(1,912,299)    $    (8,988)   $  (944,488)
                                          ===========     ===========     ===========     ===========    ===========




                                                                             2002
                                          --------------------------------------------------------------------------
                                          1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER        TOTAL
                                          -----------     -----------     -----------     -----------    -----------
Total revenues ........................   $14,447,291     $12,651,948     $12,389,518     $15,868,633    $55,357,390
Operating expenses ....................     6,266,370       7,211,771       8,217,584       8,966,586     30,662,311
Nonoperating expenses .................     8,032,330       6,001,786       6,479,019       6,351,580     26,864,715
Minority interest in (earnings) losses         22,204          23,667         (10,912)         (4,770)        30,189
                                          -----------     -----------     -----------     -----------    -----------
Net income (loss) .....................   $   170,795     $  (537,942)    $(2,317,997)    $   545,697    $(2,139,447)
                                          ===========     ===========     ===========     ===========    ===========

                              [Inside Back Cover]


[12 PICTURES OF STUDENTS]

[COMPANY LOGO]
THE STUDENT HOUSING COMPANY
WWW.STUDENTHOUSING.COM
----------------------


[PICTURE OF UNIVERSITY VILLAGE AT LAREDO]
UNIVERSITY VILLAGE
LAREDO, TEXAS

[PICTURE OF THE VILLAGE AT SCIENCE DRIVE]
THE VILLAGE AT SCIENCE DRIVE*
ORLANDO, FLORIDA


[PICTURE OF BEAR CREEK APARTMENTS AT WILLIAMS VILLAGE]
BEAR CREEK AT WILLIAMS VILLAGE*
BOULDER, COLORADO


[PICTURE OF UNIVERSITY VILLAGE AT TOWSON]
UNIVERSITY VILLAGE
TOWSON UNIVERSITY, TOWSON, MARYLAND

[PICTURE OF THE VILLAGE AT ALAFAYA CLUB]
THE VILLAGE AT ALAFAYA CLUB*, ORLANDO, FLORIDA


[PICTURE OF CULLEN OAKS]
CULLEN OAKS, HOUSTON, TEXAS*


[PICTURE OF THE VILLAGE AT BLACKSBURG]
THE VILLAGE AT BLACKSBURG*, BLACKSBURG, VIRGINIA

[PICTURE OF RIVER CLUB APARTMENTS]
RIVER CLUB APARTMENTS*, ATHENS, GEORGIA


[PICTURE OF THE CALLAWAY HOUSE]
THE CALLAWAY HOUSE*, TEXAS A&M, COLLEGE STATION, TEXAS


[PICTURE OF CARDINAL VILLAGE]
CARDINAL VILLAGE - LAMAR UNIVERSITY, BEAUMONT, TEXAS

[PICTURE OF THE VILLAGE ON UNIVERSITY]
THE VILLAGE ON UNIVERSITY*, TEMPE, ARIZONA

*OWNED BY AMERICAN CAMPUS COMMUNITIES


[COMPANY LOGO]
THE STUDENT HOUSING COMPANY
WWW.STUDENTHOUSING.COM
----------------------

805 LAS CIMAS PARKWAY, SUITE 400
AUSTIN, TX 78746
512-732-1000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                                  SHARES


                                     [LOGO]



                                -----------------

                                   PROSPECTUS
                                     , 2004

                                -----------------



                          JOINT BOOK - RUNNING MANAGERS
                                    CITIGROUP
                            DEUTSCHE BANK SECURITIES






                                -----------------



                     DEALER PROSPECTUS DELIVERY REQUIREMENT


UNTIL                 , 2004 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


     SEC Registration Fee ..................................    $    35,046
     NYSE Listing Fee ......................................
     Printing and Engraving Expenses .......................
     Legal Fees and Expenses (other than Blue Sky) .........
     Accounting Fees and Expenses ..........................
     Blue Sky Fees and Expenses ............................
     Federal and State Taxes ...............................
     Title Insurance .......................................
     Property Research and Consulting Fees .................
     Media Consulting Fees .................................
     Miscellaneous Consulting Fees .........................
     Total .................................................    $ 4,000,000
                                                                ===========



We will pay all of the costs identified above.

ITEM 32. SALES TO SPECIAL PARTIES.

None

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

None

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Charter contains a provision permitted under Maryland Law requiring us to eliminate each director's and officer's personal liability for monetary damages to the maximum extent permitted under Maryland Law. Under current Maryland Law, the directors and officers are liable to us or our stockholders for monetary damages only for liability resulting either from acts of active and deliberate dishonesty established by final judgment as material to the cause of action or from the actual receipt of an improper benefit or profit in money, property or services. In addition, to the maximum extent permitted under Maryland Law, our Charter and bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the purchase agreements relating to this Offering. See "Underwriting."


We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland Law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.


In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of American Campus Communities Operating Partnership LP.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

None

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

(A) Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(B) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:


EXHIBIT
NUMBER                                            DESCRIPTION OF DOCUMENT
-------------   ------------------------------------------------------------------------------------------
   1.1*         Form of Underwriting Agreement among American Campus Communities, Inc. and the underwriters named therein.
   3.1*         Form of Certificate of Incorporation of American Campus Communities, Inc.
   3.2*         Form of Bylaws of American Campus Communities, Inc.
   4.1*         Form of Certificate for Common Stock of American Campus Communities, Inc.
   5.1*         Opinion of Willkie Farr & Gallagher LLP, with respect to the legality of the shares being registered.
   5.2*         Opinion of Shaw Pittman, L.L.P., with respect to Maryland law.
   8.1*         Opinion of Willkie Farr & Gallagher LLP with respect to tax matters.
  10.1*         Form of Partnership Agreement of American Campus Communities Operating Partnership LP.
  10.2*         Form of 2004 Incentive Award Plan of American Campus Communities, Inc., American
                Campus Communities Operating Partnership LP and American Campus Communities
                Services, Inc.
  10.3*         Form of PIU Vesting Agreement
  10.4*         Form of Indemnification Agreement between American Campus Communities, Inc. and its directors and officers.
  10.5*         Employment Agreement between American Campus Communities, Inc., American
                Campus Communities Operating Partnership LP and William C. Bayless, dated as of     .
  10.6*         Employment Agreement between American Campus Communities, Inc., American
                Campus Communities Operating Partnership LP and Brian B. Nickel, dated as of        .
  10.7*         Employment Agreement between American Campus Communities, Inc., American
                Campus Communities Operating Partnership LP and Mark J. Hager, dated as of          .
  10.8*         Form of Non-competition Agreement between American Campus Communities, Inc. and     .
  10.9*         Form of Non-competition Agreement between American Campus Communities, Inc. and     .
  10.10*        Form of Servicing Agreement between American Campus Communities Operating
                Partnership LP and certain option and excluded properties.
  10.11*        Form of Revolving Credit Facility.
  10.12*        Contribution Agreement between American Campus Communities, Inc., American
                Campus Communities Operating Partnership LP, American Campus Communities Services,
                Inc. and the parties ascribed thereto, dated as of        .
  10.13*        Contribution Agreement between Titan Investments II, LLC and American Campus
                Communities, Inc. dated as of        .
  10.14*        Construction Management Agreement, by and among American Campus Communities,
                Inc., Reckson Strategic Ventures Partners, LLC and Reckson Asset Partners, LLC.
  10.15*        Option Agreement for the Dobie Center, by and among American Campus Communities,
                Inc. and Reckson Strategic Ventures Partners, LLC.

EXHIBIT
NUMBER                                           DESCRIPTION OF DOCUMENT
-------------   ----------------------------------------------------------------------------------------
 10.16*         Option Agreement for the Village at Riverside, by and among American Campus
                Communities, Inc., Reckson Strategic Ventures Partners, LLC and Reckson Asset Partners,
                LLC.
 21.1*          List of Subsidiaries of the Registrant.
 23.1*          Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).
 23.2**         Consent of Ernst & Young LLP.
 23.3*          Consent of Shaw Pittman, L.L.P.
 23.4++         Consent of Rosen Consulting Group.
 23.5++         Consent of Peterson's.
 24.1++         Power of Attorney (included on the Signature Page).
 99.1**         Report of Rosen Consulting Group.
 99.2++         Consent of Scott H. Rechler to be named as a proposed director.
 99.3**         Consent of R.D. Burck to be named as a proposed director and Chairman.
 99.4**         Consent of Cydney Donnell to be named as a proposed director.
 99.5**         Consent of G. Steven Dawson to be named as a proposed director.
 99.6**         Consent of Winston W. Walker to be named as a proposed director.
 99.7**         Consent of Edward Lowenthal to be named as a proposed director.
 99.8*          Resignation of Mark J. Hager from the Board of Directors (effective as of the consummation date)


----------------
*   To be filed by amendment.

**  Filed herewith.


++  Previously filed.



ITEM 37. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 14th day of June, 2004.




                                      AMERICAN CAMPUS COMMUNITIES, INC.


                                      By: /s/ William C. Bayless, Jr.
                                          ---------------------------
                                          William C. Bayless, Jr.
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William C. Bayless, Jr. and Mark J. Hager, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                            TITLE                       DATE
-------------------------------   ---------------------------------   ---------------
/s/ William C. Bayless, Jr.       President, Chief Executive          April 23, 2004
-------------------------           Officer and Director (Principal
  William C. Bayless, Jr.           Executive Officer)

/s/ Mark J. Hager                 Executive Vice President, Chief     April 23, 2004
-------------------------           Financial Officer and Director
    Mark J. Hager                   (Principal Financial Officer and
                                    Principal Accounting Officer)

/s/ Brian B. Nickel               Executive Vice President, Chief     April 23, 2004
-------------------------           Investment Officer and Director
    Brian B. Nickel


                                 EXHIBIT INDEX



   EXHIBIT
    NUMBER                                              DESCRIPTION OF DOCUMENT
-------------   ------------------------------------------------------------------------------------------------------
      1.1*      Form of Underwriting Agreement among American Campus Communities, Inc. and the underwriters named therein.
      3.1*      Form of Certificate of Incorporation of American Campus Communities, Inc.
      3.2*      Form of Bylaws of American Campus Communities, Inc.
      4.1*      Form of Certificate for Common Stock of American Campus Communities, Inc.
      5.1*      Opinion of Willkie Farr & Gallagher LLP, with respect to the legality of the shares being registered.
      5.2*      Opinion of Shaw Pittman, L.L.P., with respect to Maryland law.
      8.1*      Opinion of Willkie Farr & Gallagher LLP with respect to tax matters.
     10.1*      Form of Partnership Agreement of American Campus Communities Operating Partnership LP.
     10.2*      Form of 2004 Incentive Award Plan of American Campus Communities, Inc., American Campus
                Communities Operating Partnership LP and American Campus Communities Services, Inc.
     10.3*      Form of PIU Vesting Agreement
     10.4*      Form of Indemnification Agreement between American Campus Communities, Inc. and its directors and officers.
     10.5*      Employment Agreement between American Campus Communities, Inc., American Campus
                Communities Operating Partnership LP and William C. Bayless, dated as of          .
     10.6*      Employment Agreement between American Campus Communities, Inc., American Campus
                Communities Operating Partnership LP and Brian B. Nickel, dated as of          .
     10.7*      Employment Agreement between American Campus Communities, Inc., American Campus
                Communities Operating Partnership LP and Mark J. Hager, dated as of          .
     10.8*      Form of Non-competition Agreement between American Campus Communities, Inc. and          .
     10.9*      Form of Non-competition Agreement between American Campus Communities, Inc. and          .

     10.10*     Form of Servicing Agreement between American Campus Communities Operating Partnership LP and certain option and excluded properties.
     10.11*     Form of Revolving Credit Facility.
     10.12*     Contribution Agreement between American Campus Communities, Inc., American Campus
                Communities Operating Partnership LP, American Campus Communities Services, Inc. and the
                parties ascribed thereto, dated as of          .
     10.13*     Contribution Agreement between Titan Investments II, LLC and American Campus Communities,
                Inc. dated as of          .
     10.14*     Construction Management Agreement, by and among American Campus Communities, Inc., Reckson
                Strategic Ventures Partners, LLC and Reckson Asset Partners, LLC.
     10.15*     Option Agreement for the Dobie Center, by and among American Campus Communities, Inc. and
                Reckson Strategic Ventures Partners, LLC.
     10.16*     Option Agreement for the Village at Riverside, by and among American Campus Communities, Inc.,
                Reckson Strategic Ventures Partners, LLC and Reckson Asset Partners, LLC.
     21.1*      List of Subsidiaries of the Registrant.
     23.1*      Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).
     23.2**     Consent of Ernst & Young LLP.
     23.3*      Consent of Shaw Pittman, L.L.P.
     23.4++     Consent of Rosen Consulting Group.
     23.5++     Consent of Peterson's.
     24.1++     Power of Attorney (included on the Signature Page).
     99.1**     Report of Rosen Consulting Group.
     99.2++     Consent of Scott H. Rechler to be named as a proposed director.
     99.3**     Consent of R.D. Burck to be named as a proposed director and Chairman.
     99.4**     Consent of Cydney Donnell to be named as a proposed director.
     99.5**     Consent of G. Steven Dawson to be named as a proposed director.
     99.6**     Consent of Winston W. Walker to be named as a proposed director.
     99.7**     Consent of Edward Lowenthal to be named as a proposed director.
     99.8*      Resignation of Mark J. Hager from the Board of Directors (effective as of the consummation date)



*   To be filed by amendment.
**  Filed herewith.
++  Previously filed.